Exhibit 2.2
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al.	Case Nos. 05-12515 through 05-12526
and 05-12528 through 05-12537
(Jointly Administered as
Case No. 05-12515)
Debtors.	Judge Mullins

DISCLOSURE STATEMENT FOR SECOND AMENDED JOINT PLAN OF REORGANIZATION OF ALLIED
HOLDINGS, INC. AND AFFILIATED DEBTORS PROPOSED BY THE DEBTORS, YUCAIPA AND THE
TEAMSTERS NATIONAL AUTOMOBILE TRANSPORTATION INDUSTRY NEGOTIATING COMMITTEE
Dated April 5, 2007

LATHAM & WATKINS LLP	TROUTMAN SANDERS LLP
Robert A. Klyman	Jeffrey W. Kelley
633 West Fifth Street, Suite 4000	Bank of America Plaza
Los Angeles, CA 90071	600 Peachtree Street, NE, Suite 5200
Telephone: (213) 485-1234	Atlanta, Georgia 30308-2216
Facsimile: (213) 891-8763	Telephone: (404) 885-3000
Facsimile: (404) 885-3900

PARKER, HUDSON, RAINER & DOBBS LLP	Counsel for the Debtors
Rufus T. Dorsey
1500 Marquis Two Tower	PREVIANT, GOLDBERG, UELMEN, GRATZ, MILLER &
285 Peachtree Center Ave., N.E.	BRUEGGEMAN, S.C.
Atlanta, Georgia 30303	Frederick Perillo
Telephone (404) 420-5550	1555 N. RiverCenter Dr., Suite 202
Facsimile: (404) 522-8409	Milwaukee, WI 53212
Telephone: (414) 223-0434
Facsimile: (414) 271-6308

Counsel for Yucaipa American Alliance Fund I, LP and Yucaipa American Alliance (Parallel) Fund I, LP	Counsel for the Teamsters National Automobile Transportation Industry Negotiating Committee

2

3

4

DISCLAIMER
     THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT (DEFINED BELOW) AS CONTAINING INFORMATION OF A KIND, AND IN SUFFICIENT DETAIL, TO ENABLE HOLDERS OF CLAIMS TO MAKE AN INFORMED JUDGMENT IN VOTING TO ACCEPT OR REJECT THE PLAN. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION OR RECOMMENDATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.
     THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN, THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE PLAN PROPONENTS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF, OR ARE INCONSISTENT WITH, SUCH DOCUMENTS. FURTHERMORE, ALTHOUGH THE PLAN PROPONENTS HAVE MADE EVERY EFFORT TO BE ACCURATE, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT OR OTHER REVIEW BY AN ACCOUNTING FIRM. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN THE TERMS AND PROVISIONS IN THE PLAN, THIS DISCLOSURE STATEMENT, THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT, OR THE FINANCIAL INFORMATION INCORPORATED HEREIN OR THEREIN BY REFERENCE, THE PLAN SHALL GOVERN FOR ALL PURPOSES. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.
     THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN, UNLESS SO SPECIFIED. ALTHOUGH THE PLAN PROPONENTS HAVE MADE AN EFFORT TO DISCLOSE WHERE CHANGES IN PRESENT CIRCUMSTANCES COULD REASONABLY BE EXPECTED TO AFFECT MATERIALLY THE RECOVERY UNDER THE PLAN, THIS DISCLOSURE STATEMENT IS QUALIFIED TO THE EXTENT CERTAIN EVENTS DO OCCUR.
     THIS DISCLOSURE STATEMENT CONTAINS CERTAIN PROJECTED FINANCIAL INFORMATION RELATING TO THE REORGANIZED DEBTORS, AS WELL AS CERTAIN OTHER STATEMENTS THAT CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH PROJECTIONS AND STATEMENTS ARE BASED ON CERTAIN ESTIMATES AND ASSUMPTIONS MADE

BY, AND ON INFORMATION AVAILABLE TO, THE DEBTORS. WHEN USED IN THIS DOCUMENT, THE WORDS “ANTICIPATE,” “BELIEVE,” “ESTIMATE,” “EXPECT,” “INTEND,” “PLAN,” “PROJECT,” “FORECAST,” “MAY,” “PREDICT,” “TARGET,” “POTENTIAL,” “PROPOSED,” “CONTEMPLATED,” “WILL,” “SHOULD,” “COULD,” “WOULD” AND SIMILAR EXPRESSIONS, AS THEY RELATE TO THE DEBTORS, THE REORGANIZED DEBTORS AND THEIR MANAGEMENT, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE DEBTORS INTEND FOR SUCH FORWARD-LOOKING STATEMENTS TO BE COVERED BY THE SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND THE DEBTORS SET FORTH THIS STATEMENT AND THE RISK FACTORS CONTAINED HEREIN TO COMPLY WITH SUCH SAFE HARBOR PROVISIONS. SUCH PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS REFLECT THE CURRENT VIEWS OF THE PLAN PROPONENTS AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. MANY FACTORS COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE DEBTORS AND THE REORGANIZED DEBTORS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS THAT MAY BE EXPRESSED OR IMPLIED BY SUCH PROJECTED FINANCIAL INFORMATION AND FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, THE RISKS DISCUSSED IN THIS DISCLOSURE STATEMENT ENTITLED “RISK FACTORS” AND RISKS, UNCERTAINTIES AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN FILINGS MADE BY CERTAIN OF THE DEBTORS WITH THE SEC AND OTHER REGULATORY AUTHORITIES. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL INFORMATION OR OTHER FORWARD-LOOKING STATEMENTS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED OR EXPECTED. THE PLAN PROPONENTS DO NOT INTEND, AND DO NOT ASSUME ANY DUTY OR OBLIGATION, TO UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS, WHETHER AS THE RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS OTHERWISE REQUIRED BY LAW.
     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. PERSONS OR ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING CLAIMS AGAINST THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.
     IN ACCORDANCE WITH THE BANKRUPTCY CODE, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC

PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.
          THE PLAN PROPONENTS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT SOLELY FOR PURPOSES OF INFORMING HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PERSON FOR ANY OTHER PURPOSE. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE, AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT, LIABILITY, STIPULATION OR WAIVER BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS. THIS DISCLOSURE STATEMENT SHALL NOT BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER, AND SHALL NOT BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR THE REORGANIZED DEBTORS OR ANY OTHER PARTY-IN-INTEREST, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES LAW OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS.
ARTICLE I.
INTRODUCTION
A. Overview
     The Debtors (defined below), Yucaipa American Alliance Fund I, LP and Yucaipa American Alliance (Parallel) Fund I, LP (collectively, “Yucaipa”) and The Teamsters National Automobile Transportation Industry Negotiating Committee (“TNATINC” and, collectively with Yucaipa and the Debtors, the “Plan Proponents”) hereby submit this Disclosure Statement pursuant to Section 1125(b) of Title 11, United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and Rule 3017 of the Federal Rules of Bankruptcy Procedure, in connection with the Second Amended Joint Plan of Reorganization of Allied Holdings, Inc. (“Allied Holdings”), Allied Automotive Group, Inc. (“AAG”), Allied Systems, Ltd. (L.P.), Allied Systems (Canada) Company, QAT, Inc., RMX LLC, Transport Support LLC, F.J. Boutell Driveaway LLC, Allied Freight Broker LLC, GACS Incorporated (“GACS”), Commercial Carriers, Inc. (“CCI”), Axis Group, Inc., Axis Netherlands, LLC, Axis Areta, LLC, Logistic Technology, LLC, Logistic Systems, LLC, CT Services, Inc., Cordin Transport LLC, Terminal Services LLC, Axis Canada Company, Ace Operations, LLC, and AH Industries Inc., debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”) filed by the Plan Proponents on April 6, 2007 (the “Plan”). A copy of the Plan is attached hereto as Exhibit A. All capitalized terms used but not defined in the Disclosure Statement shall have the respective meanings ascribed to such terms in the Plan, unless otherwise noted. In the event of any inconsistency between the Disclosure Statement and the Plan, the terms of the Plan shall govern and such inconsistency shall be resolved in favor of the Plan.

     The Debtors’ Board of Directors reserves the right, in the exercise of their fiduciary duties to the Estates, to cause the Debtors to withdraw their support of the Plan. In the event the Debtors withdraw their support of the Plan, the remaining Plan Proponents may proceed to attempt to achieve confirmation of the Plan without delay. Due to tax, operational and other business considerations, Yucaipa reserves the right to structure the Plan as an asset sale so long as the treatment to holders of Allowed Claims and Interests does not change negatively and materially.
     The purpose of this Disclosure Statement is to enable you, as a Holder whose Claim is Impaired under the Plan, to make an informed decision in exercising your right to accept or reject the Plan.
     By order dated April 6, 2007 (the “Disclosure Statement Approval Order”), the United States Bankruptcy Court for the Northern District of Georgia (such court or, in the event that such court ceases to exercise jurisdiction over any Chapter 11 Case in lieu of another court, such other court, shall be referred to as the “Bankruptcy Court”) has found that this Disclosure Statement provides adequate information to enable Holders of Claims that are Impaired under the Plan to make an informed judgment in exercising their right to vote for acceptance or rejection of the Plan.
B. Purpose of the Plan
     The Plan provides for an equitable distribution to Holders of Allowed Claims of the Debtors, preserves the value of the Debtors’ businesses as going concerns, and preserves the jobs of the Debtors’ employees. Moreover, the Plan Proponents believe that Holders of Allowed Claims will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation.
     The Plan is supported by the Debtors, Yucaipa and TNATINC (which represents the interests of approximately 3300 union members employed by the Debtors). Additionally, the Creditors’ Committee provisionally supports the Plan subject to certain approval rights set forth below and in the Plan, as well as subject to the Disclaimer contained in Article VII hereof (which all creditors are strongly urged to read carefully) concerning the ongoing negotiations between the Creditors’ Committee and Yucaipa regarding certain corporate governance, minority shareholder protection terms and other matters. The linchpin to the reorganization of the Debtors and the Plan is an amendment to the Collective Bargaining Agreement between TNATINC and the Debtors. The Plan incorporates that amendment. TNATINC asserts that no better labor deal for the Debtors and their creditors will be obtainable than the one provided by that amendment. As described further below, a deal was reached to avoid the possibility of a strike and potentially the ultimate liquidation of the Debtors. The Plan Proponents believe that the Plan will lead to reorganization, the satisfaction of hundreds of millions of claims and the preservation of thousands of jobs. The Ad Hoc Equity Committee disagrees with this conclusion, however, it should be noted that the Ad Hoc Equity Committee has never approached TNANTIC or had any direct negotiations with TNANTIC.

C. Summary of the Plan
     Under the Plan, the Debtors will be reorganized through, among other things, the consummation of the following transactions: (i) the conversion of the DIP Facility into the Exit Financing Facility, (ii) payment in Cash, Reinstatement, return of collateral or other treatment of Other Secured Claims agreed between the Holder of each such Claim and Yucaipa, (iii) distribution of New Common Stock on a Pro Rata basis to the Holders of Allowed General Unsecured Claims, (iv) cancellation of the existing Interests in the Debtors, (v) assumption of Assumed Contracts and (vi) the potential conversion of the Equipment Financing Facility into New Allied Holdings Common Stock. A chart reflecting the post-Effective Date corporate organization structure of the Reorganized Debtors is attached to the Disclosure Statement as Exhibit F.
     The Plan contemplates the reorganization and ongoing business operations of the Debtors, and the resolution of the outstanding Claims against and Interests in the Debtors pursuant to Sections 1129(a) and 1123 of the Bankruptcy Code. The Plan classifies all Claims against and Interests in the Debtors into twelve (12) separate Classes (Class 1A et seq. through Class 7C). Holders of Allowed Other Secured Claims will be paid in full, receive their collateral back, receive payments over time or receive some other treatment that provides them with the “indubitable equivalent” of their claims. Holders of Allowed Administrative Expense Claims and Holders of Allowed Priority Non-Tax Claims will generally receive a one-time Cash payment equal to the Allowed Claim amounts of such Claims in satisfaction of such Claims. Each Holder of an Allowed Priority Tax Claim will receive the Treatment set forth in Section 4.2(b) of the Plan. Holders of Allowed General Unsecured Claims will receive a Pro Rata Distribution of New Allied Holdings Common Stock. As set forth in greater detail below, certain Holders of Allowed General Unsecured Claims, Insured Claims and Other Insured Claims will receive Cash instead of New Allied Holdings Common Stock on account of their Allowed Claim. Holders of equity interests will receive nothing under the Plan.
D. Yucaipa
     The Yucaipa Companies, LLC is a private equity firm. Founded by Ron Burkle in 1986, Yucaipa focuses on making control investments in underperforming and labor-intensive industries. Yucaipa has sponsored transactions aggregating more than $30 billion primarily in the areas of distribution, logistics, transportation, consumer goods, food, retail and light manufacturing. Its past and current investments include TDS Logistics, Performance Transportation Services (“PTS”), Cadence Innovation, AmeriCold Logistics, Source Interlink, Pathmark Stores, Ralphs, Food 4 Less, Fred Meyer, and Golden State Foods.
     Yucaipa is committed to making worker-friendly investments and working constructively with organized labor at its portfolio companies. The firm has owned over 30 companies with more than 200,000 unionized employees and manages funds for numerous public and Taft Hartley pension funds. In 2005, Yucaipa raised the largest ever worker-friendly investment fund, the Yucaipa American Alliance Fund (“YAAF”). Investment discretion rests solely with Yucaipa.

     As a result of its Claims, the potential conversion of the Equipment Financing Facility and Yucaipa’s funding of the Cash Out Option, Yucaipa is expected to receive a Distribution of New Allied Holdings Common Stock which could amount, in the aggregate to more than 50% of all New Allied Holdings Common Stock to be distributed pursuant to the Plan. At this time, the Plan Proponents are not aware of any other Holder which will receive Distributions of New Allied Holdings Common Stock totaling more than 10% of all New Allied Holdings Common Stock to be distributed pursuant to the Plan.
E. Debtors’ Principal Assets and Indebtedness
     The principal assets of Allied Holdings include the stock of AAG and each of its direct and indirect subsidiaries, Axis Group, Inc. and each of its direct and indirect subsidiaries, AH Industries Inc, and Haul Insurance Limited (not one of the Debtors). The principal assets of AAG include its automobile hauling businesses and the stock of its direct and indirect subsidiaries. The principal assets of Axis Group, Inc. include its vehicle distribution and transportation support services and related businesses and the stock of its direct and indirect subsidiaries. The principal assets of AH Industries Inc. are intercompany receivables. The operations of the Debtors are described more fully in Article III hereof. A pre-Effective Date corporate chart of the Debtors is set forth in Exhibit F hereto.
     The principal indebtedness of the Debtors includes the following: (1) DIP Lender Claims, (2) Claims under the Equipment Financing Facility, (3) Other Secured Claims, and (4) General Unsecured Claims, including Prepetition Notes Claims.
F. Treatment of Claims and Interests
     A brief summary of the Classes, the treatment of each Class, and the voting rights of each Class is set forth in the table below. A complete description of the treatment of each Class is set forth in Article III of the Plan and Article IV of this Disclosure Statement. Parties should refer to those sections for a complete description of the proposed treatment for each Class. NOTE TO HOLDERS OF GENERAL UNSECURED CLAIMS, INSURED CLAIMS AND OTHER INSURED CLAIMS: As summarized in the table below and as more fully set forth in Article III of the Plan and Article IV of this Disclosure Statement, you will receive a Pro Rata share of the New Allied Holdings Common Stock on account of your Allowed Claim. However, you can receive Cash instead of New Allied Holdings Common Stock on account of your Allowed Claim if you elect the Cash Option. As set forth in Section IV.B.2.(g) below, to exercise the Cash Option, you must check the “Take Stock Instead of Cash Option” box on your Ballot regardless of whether you vote for or against the Plan. If your Allowed Claim is greater than $20,000, you will also need to agree to reduce your claim to $20,000 in order to elect the Cash Option. Accordingly, the Cash Option does not provide payment in full to eligible creditors electing the Cash Option and eligible creditors should study the terms of the Cash Option carefully. The Cash Option election is irrevocable.

		Estimated				Estimated
		Aggregate Allowed			Class	Percentage
Class	Description	Amount	Class Treatment	Class Status	Voting Rights	Recovery
1	Other Secured Claims	$0.00	Each Holder shall receive any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 1 Claim; (ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 1 Claim, of a value, as of the Effective Date, of at least the value of such Holder’s interest in the Debtors’ property securing the Allowed Class 1 Claim; (iii) the property of the Debtors securing such Holder’s Allowed Class 1 Claim; (iv) Cash payments or Liens amounting to the indubitable equivalent of the value of such Holder’s interest in the Debtors’ property securing the Allowed Class 1 Claim; (v) Reinstatement of such Allowed Class 1 Claim; or (vi)(after the consultation with the Debtors and the Creditors’ Committee) such other treatment as Yucaipa and such Holder shall have agreed upon in writing.	Unimpaired with respect to subsections (i) and (v) of the paragraph titled “Treatment” under Section 3.1(2) of the Plan; Impaired with respect to subsections (ii), (iii), (iv) and (vi) of such paragraph	Unimpaired Other Secured Claims deemed to accept Plan and not entitled to vote; Impaired Other Secured Claims entitled to vote	N.A.

2	Priority Non-Tax Claims	$0.00	To the extent that such Claim is due and owing on the Effective Date, such Claim will be paid in full in Cash on the Effective Date; to the extent that such Claim is not due and owing on the Effective Date, such Claim will be paid in full in Cash when	Unimpaired	Deemed to accept Plan; not entitled to vote	N.A.

		Estimated				Estimated
		Aggregate Allowed			Class	Percentage
Class	Description	Amount	Class Treatment	Class Status	Voting Rights	Recovery
such Claim becomes due and owing in the ordinary course of business; such a Claim may also be treated in any other manner that would render such Claim unimpaired pursuant to Bankruptcy Code Section 1124

3	Workers’ Compensation Claims	N/A	Such Claims are unaltered by the Plan	Unimpaired	Deemed to accept Plan; not entitled to vote	100%

4A	General Unsecured Claims (other than General Unsecured Claims classified in Class 4D)	$196.9 million	A Holder shall receive a Pro Rata share of the New Allied Holdings Common Stock other than the shares issued pursuant to Section 4.2(d) of the Plan based on the ratio of the amount of such Holder’s Allowed Class 4A Claim to the aggregate amount of all Allowed Class 4A, Class 4B and Class 4C Claims plus the Stub Amount of Allowed Class 4D Claims	Impaired	Entitled to vote	Up to 50%[1]

4B	Insured Claims (other than Insured Claims classified in Class 4D)	$14.5 million	A Holder of such a Claim shall receive the same treatment as the Holder of a Class 4A Claim, provided, however, that the Allowed Amount of such a Claim shall be limited to the sum of the applicable self-insured retention or deductible under the	Impaired	Entitled to vote	Up to 50%[2]

[1]	This estimate is based on FTI’s valuation of the Debtors’ enterprise at up to $303 million before any dilution for, among other things, issuance of New Allied Common Stock issued pursuant to the Equipment Financing and management options. Under the Miller Buckfire valuation the enterprise valuation is from $350 million to $425 million, with a mid-point of $388 million. Under the Miller Buckfire valuation, the estimated percentage recovery would be commensurately higher.

[2]	This estimate is based on FTI’s valuation of the Debtors’ enterprise at up to $303 million before any dilution for, among other things, issuance of New Allied Common Stock issued pursuant to the Equipment Financing and management options. Under the Miller Buckfire valuation the enterprise valuation is from $350 million to $425 million, with a mid-point of $388 million. Under the Miller Buckfire valuation, the estimated percentage recovery would be commensurately higher.

		Estimated				Estimated
		Aggregate Allowed			Class	Percentage
Class	Description	Amount	Class Treatment	Class Status	Voting Rights	Recovery
relevant insurance policy and the amount, if any, that such Claim exceeds the total coverage available from the relevant insurance policies

4C	Other Insured Claims (other than Other Insured Claims classified in Class 4D)	$3.0 million	A Holder of such a Claim shall receive the same treatment as the Holder of a Class 4A Claim, provided, however, that the Allowed Amount of such a Claim shall be limited to the sum of the applicable self-insured retention or deductible under the relevant insurance policy and the amount, if any, that such Claim exceeds the total coverage available from the relevant insurance policies	Impaired	Entitled to vote	Up to 50%[3]

4D	General Unsecured Claims, Insured Claims and Other Insured Claims Whose Holders Elect the Cash Option	TBD	Each Holder of such a Claim shall receive a Cash distribution equal to: (a) if the aggregate amount of Allowed Class 4D Claims is equal to or less than $8 million, 25% of such Holder’s Allowed Class 4D Claim, (b) if the aggregate amount of Allowed Class 4D Claims is greater than $8 million and equal to or less than $16 million, a Pro Rata share of $2 million (i.e., between approximately 12.5% and 25% of such Holder’s Allowed Class 4D Claim), (c) if the aggregate	Impaired	Entitled to Vote	Up to 25%

[3]	This estimate is based on FTI’s valuation of the Debtors’ enterprise at up to $303 million before any dilution for, among other things, issuance of New Allied Common Stock issued pursuant to the Equipment Financing and management options. Under the Miller Buckfire valuation the enterprise valuation is from $350 million to $425 million, with a mid-point of $388 million. Under the Miller Buckfire valuation, the estimated percentage recovery would be commensurately higher.

		Estimated				Estimated
		Aggregate Allowed			Class	Percentage
Class	Description	Amount	Class Treatment	Class Status	Voting Rights	Recovery
amount of Allowed Class 4D Claims is greater than $16 million and equal to or less than $20 million, 12.5% of such Holder’s Allowed Class 4D Claim, and (d) if the aggregate amount of Allowed Class 4D Claims is in excess of $20 million, at Yucaipa’s option, either (i) 12.5% of such Holder’s Allowed Class 4D Claim or (ii) 12.5% of the product of such Holder’s Allowed Class 4D Claim multiplied by a fraction, the numerator of which is $20 million and the denominator of which is the aggregate amount of Allowed Class 4D Claims. In addition if the aggregate amount of Allowed Class 4D Claims exceeds $20 million and Yucaipa elects the option descried in clause (d)(ii) of the preceding sentence, each Holder of an Allowed Class 4D Claim shall also receive a Pro Rata Share of the New Allied Holdings Common Stock other than the shares issued pursuant to Section 4.2(d) of the Plan based on the ratio of (a) the amount of such Holder’s Allowed Class 4D Claim multiplied by a fraction, the numerator of which is the difference between the aggregate amount of Allowed Class 4D

		Estimated				Estimated
		Aggregate Allowed			Class	Percentage
Class	Description	Amount	Class Treatment	Class Status	Voting Rights	Recovery
Claims minus $20 million (the “Stub Amount”) and the denominator of which is the aggregate amount of Allowed Class 4D Claims to (b) the aggregate amount of all Allowed Class 4A, Class 4B and Class 4C Claims plus the Stub Amount of Allowed Class 4D Claims. In exchange for making the Cash Out Contribution, Yucaipa shall receive the New Allied Holdings Common Stock that each Holder of an Allowed Class 4D Claim would have received if its Allowed Claim were classified in Class 4A, 4B, or 4C (without giving effect to any Voluntary Reduction).

5	Intercompany Claims	N/A	No holder of an Allowed Intercompany Claim will receive or retain any property of the Debtors under the Plan on account of such Claim; provided, however, that Intercompany Claims may be capitalized, satisfied, or preserved either directly or indirectly or in whole or part. Any Intercompany Claim, or portion thereof, that is not so capitalized, satisfied, or preserved will be cancelled as of the Effective Date	Impaired	Deemed to reject Plan; not entitled to vote	0%

6	Subordinated General Unsecured Claims	N.A.	Subordinated General Unsecured Claims shall be canceled and Holder of Subordinated General Unsecured Claims	Impaired	Deemed to reject Plan; not entitled to vote	N.A.

		Estimated				Estimated
		Aggregate Allowed			Class	Percentage
Class	Description	Amount	Class Treatment	Class Status	Voting Rights	Recovery
			shall not receive any Distributions on account of such Claims

7A	Old Allied Holdings Common Stock	N/A	The Old Allied Holdings Common Stock shall be cancelled and the Holders shall receive no Distributions on account thereof	Impaired	Deemed to reject Plan; not entitled to vote	0%

7B	Old Other Debtors Common Stock	N/A	The Old Other Debtors Common Stock shall be cancelled and the Holders shall receive no Distributions on account thereof unless Yucaipa determines for business, tax or operational reasons that the stock should remain outstanding after consultation with the Creditors’ Committee and the Debtors	Impaired	Deemed to reject Plan; not entitled to vote	0%

7C	Old Allied Holdings Stock Rights	N/A	The Old Allied Holdings Stock Rights shall be cancelled and the Holders shall receive no Distributions on account thereof	Impaired	Deemed to reject Plan; not entitled to vote	0%
     Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Debtors are not classified for purposes of voting on, or receiving Distributions under, the Plan. Similarly, Claims of the DIP Lenders under the DIP Loan Facility (i.e., that certain that certain Secured, Super-Priority Debtor-in-Possession and Exit Credit and Guaranty Agreement, dated as of March 30, 2007, as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith by and among Allied Holdings, Inc. and Allied Systems, LTD. (L.P.) as borrowers, certain subsidiaries of Allied Holdings, Inc. and Allied Systems, LTD. (L.P.) as guarantors, Goldman Sachs Credit Partners L.P., as Lead Arranger and Syndication Agent, The CIT Group/Business Credit, Inc., as Administrative Agent and Collateral Agent and the other Lenders signatory thereto from time to time) and Claims of Yucaipa’s Lender affiliate under the Equipment Financing Facility are not classified for purposes of voting on, or receiving Distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with Article IV of the Plan. A more complete description of the treatment of Administrative Expense Claims and Priority Tax Claims is provided in Article IV of the Plan and Article IV, Section C of this Disclosure Statement.
     During the Chapter 11 Cases, the Holders of Prepetition Lender Claims with respect to the Prepetition Loan Facility (i.e., that certain senior, secured credit facility of approximately $180 million provided prior to the Petition Date by a group of lenders with Ableco Finance, LLC as collateral agent and Wells Fargo Foothill, Inc., formerly known as Foothill Capital Corporation, as administrative agent) received, in full and final satisfaction of their Claims, Cash equal in amount to one hundred percent (100%) of their Claims and, as a result, Prepetition Lender Claims are not classified for purposes of voting on or receiving Distributions under the plan. Thus, Holders of Prepetition Lender Claims are not entitled to vote to accept or reject the Plan.
G. Voting and Confirmation Procedures
     Accompanying this Disclosure Statement are copies of the following documents: (1) the Plan, which is annexed to this Disclosure Statement as Exhibit A; (2) a Notice to Voting Classes; and (3) a Ballot to be executed by Holders of certain Allowed Claims in Class 1 and all Allowed Claims in Classes 4A, 4B, 4C and 4D to accept or reject the Plan.
     This Disclosure Statement, the form of Ballot, and the related materials delivered together herewith (collectively, the “Solicitation Package”), are being furnished to Holders of certain Claims in Class 1 and all Claims in Classes 4A, 4B, 4C and 4D for the purpose of soliciting votes on the Plan.
     If you did not receive a Ballot in your Solicitation Package, and believe that you should have received a Ballot, please contact the Claims Agent and Voting Agent, JP Morgan Trust Company, N.A., P.O. Box 56636, Jacksonville, FL 32241-6636; or by telephone at (866) 890-0607 (or local 904-807-3066) or counsel to the Debtors, Troutman Sanders LLP, 5200 Bank of America Plaza, 600 Peachtree Street, N.E., Atlanta, Georgia 30308, attn: Thomas R. Walker, Esq., facsimile no. (404) 885-3900.
     1. Who May Vote
     Pursuant to the provisions of the Bankruptcy Code, only classes of Claims or Interests that are “impaired” and that are not deemed as a matter of law to have rejected a plan of reorganization under Section 1126(g) of the Bankruptcy Code are entitled to vote to accept or reject the Plan. Any class that is unimpaired within the meaning set forth in Section 1124 of the Bankruptcy Code (“Unimpaired”) is not entitled to vote to accept or reject a plan of reorganization and is conclusively presumed to have accepted the Plan. As set forth in Section 1124 of the Bankruptcy Code, a class is “impaired” if legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified or altered. For purposes of the Plan only, Holders of certain Allowed Claims in Class 1 and all Allowed Claims in Classes 4A, 4B, 4C and 4D are Impaired and are entitled to vote on the Plan.
     A Claim must be “Allowed” for purposes of voting in order for such creditor to have the right to vote. Generally, for voting purposes a Claim is deemed “Allowed” absent an objection to the Claim if (i) a Proof of Claim was timely filed, or (ii) if no Proof of Claim was filed, the

Claim is identified in the Debtors’ Schedules as other than “disputed,” “contingent,” or “unliquidated,” and an amount of the Claim is specified in the Schedules, in which case the Claim will be deemed Allowed for the specified amount. In either case, when an objection to a Claim is filed, the Holder of such Claim cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection, or deems the Claim to be Allowed for voting purposes.
     Each Holder of an Allowed Claim in an Impaired Class which Claim is not (i) a Tort Claim, (ii) contingent or (iii) Filed in an unliquidated or undetermined amount shall be entitled to vote separately to accept or reject the Plan unless (a) such Holder’s Claim is otherwise deemed to have rejected the Plan in accordance with Section 1126(g) of the Bankruptcy Code, or (b) otherwise permitted to vote by order of the Bankruptcy Court.
     If you did not receive a Ballot and believe that you are entitled to vote on the Plan, you must either (a) obtain a Ballot pursuant to the instructions set forth above and timely submit such Ballot by the Voting Deadline, or (b) file a Motion pursuant to Federal Bankruptcy Rule 3018 with the Bankruptcy Court for the temporary allowance of your Claim for voting purposes by April 23, 2007, or you will not be entitled to vote to accept or reject the Plan.
     THE REORGANIZED DEBTORS AND YUCAIPA IN ALL EVENTS RESERVE THE RIGHT THROUGH THE CLAIM RECONCILIATION PROCESS TO OBJECT TO OR SEEK TO DISALLOW ANY CLAIM FOR DISTRIBUTION PURPOSES UNDER THE PLAN, EVEN IF THE HOLDER OF SUCH CLAIM VOTED TO ACCEPT OR REJECT THE PLAN.
     2. Certain Risk Factors to Be Considered Prior to Voting
     HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN SHOULD CAREFULLY CONSIDER THE RISKS SET FORTH IN ARTICLE VII HEREIN PRIOR TO ACCEPTING OR REJECTING THE PLAN.
     3. Voting Instructions and Voting Deadline
     All votes to accept or reject the Plan must be cast by using the Ballot enclosed with this Disclosure Statement. No votes other than ones using such Ballots will be counted, except to the extent the Bankruptcy Court orders otherwise. The Bankruptcy Court has fixed April 4, 2007 as the date (the “Voting Record Date”) for the determination of the Holders of Claims who are entitled to (a) receive a copy of this Disclosure Statement and all of the related materials and (b) vote to accept or reject the Plan. Accordingly, each Holder of an Allowed Claim in an Impaired Class of Claims as of the Voting Record Date, otherwise entitled to vote on the Plan pursuant to Article III of the Plan, shall be entitled to vote separately to accept or reject the Plan. After carefully reviewing the Plan and this Disclosure Statement, including the annexed exhibits, please indicate your acceptance or rejection of the Plan on the Ballot and return such Ballot in the enclosed envelope by no later than 4:00p.m. Eastern Standard Time on May 1, 2007 to:

By mail:	By hand delivery or courier:
Allied Holdings, Inc.	Allied Holdings, Inc.
c/o JP Morgan Trust Company, N.A.	c/o JP Morgan Trust Company, N.A.

c/o Administar Services Group	c/o Administar Services Group
P.O. Box 56636	8475 Western Way, Suite 110
Jacksonville, FL 32241-6636	Jacksonville, FL 32256
     BALLOTS MUST BE COMPLETED AND RECEIVED NO LATER THAN 4:00 P.M. (EASTERN TIME) ON MAY 1, 2007 (THE “VOTING DEADLINE”). ANY BALLOT THAT IS NOT EXECUTED BY A DULY AUTHORIZED PERSON SHALL NOT BE COUNTED. ANY BALLOT THAT IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM BUT THAT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED TO BE AN ACCEPTANCE. ANY BALLOT THAT IS RECEIVED BY TELECOPIER, FACSIMILE OR OTHER ELECTRONIC COMMUNICATIONS SHALL NOT BE COUNTED IN THE VOTING TO ACCEPT OR REJECT THE PLAN, UNLESS THAT BALLOT IS ACCEPTED IN THE PLAN PROPONENTS’ DISCRETION. IF A HOLDER OF A CLAIM SHOULD CAST MORE THAN ONE BALLOT VOTING THE SAME CLAIM PRIOR TO THE VOTING DEADLINE, ONLY THE LAST TIMELY BALLOT RECEIVED BY THE BALLOTING AGENT WILL BE COUNTED. IF A HOLDER OF A CLAIM SHOULD CAST SIMULTANEOUS DUPLICATIVE BALLOTS VOTED INCONSISTENTLY, SUCH BALLOT SHALL COUNT AS ONE VOTE ACCEPTING THE PLAN.
     NOTE TO HOLDERS OF GENERAL UNSECURED CLAIMS, INSURED CLAIMS AND OTHER INSURED CLAIMS: Any Holder of a Class 4A General Unsecured Claim, Class 4B Insured Claim or Class 4C Other Insured Claim that is Allowed in an amount equal to or less than $20,000 shall be classified in Class 4D and receive the Cash Option unless the Holder of such Claims checks the “Take Stock Instead of Cash Option” box on the Ballot. Any Holder of a General Unsecured Claim, Insured Claim or Other Insured Claim that is Allowed in an amount greater than $20,000, but who is willing to reduce irrevocably the Allowed amount of its Claim to $20,000 in order to exercise the Cash Option (a “Voluntary Reduction”), shall be entitled to exercise the Cash Option, and thus be classified in Class 4D, by checking the “Reduce Claim to $20,000 and Exercise Cash Option” box on its Ballot. Each Holder’s election as to the Class in which it wants to be classified shall be irrevocable from and after the submission of its Ballot.
     4. Voting Procedures; Voting Procedures for Securities Intermediaries
     The Plan Proponents have proposed that the Bankruptcy Court approve certain procedures regarding temporary allowance of claims for voting purposes only. Specifically, the Plan Proponents have requested that if an objection to a Claim or Interest is pending on the Voting Record Date or such Claim or Interest is a Disputed Claim or Interest, such Claim or Interest holder shall receive a copy of the Confirmation Hearing “Notice and a Notice of Non-Voting Status With Respect To Disputed Claims” (“Disputed Claim Notice”) in lieu of a Ballot. The Disputed Claim Notice shall inform such person or entity that its Claim or Interest has been objected to, and that the holder of such Claim or Interest cannot vote absent any of the following taking place prior to the Voting Deadline (i) an order is entered by the Bankruptcy Court temporarily allowing such Disputed Claim or Disputed Interest for voting purposes pursuant to Bankruptcy Rule 3018(a), after notice and a hearing; (ii) a stipulation or other agreement is executed between the holder of the Disputed Claim or Disputed Interest and the Plan Proponents resolving such objection and allow the holder of the Disputed Claim or Disputed Interest to vote its claim or interest in an agreed upon amount; or (iii) the pending objection to the Disputed Claim or Disputed Interest is voluntarily withdrawn by the Plan Proponents (each, a “Resolution Event”). No later than two (2) business days after a Resolution Event, the Voting Agent shall distribute a Ballot and a pre-addressed, postage pre-paid envelope to the relevant holder of the Disputed Claim or Disputed Interest, which must be returned to the Voting Agent by no later than the Voting Deadline, unless such deadline is extended by the Plan Proponents to facilitate a reasonable opportunity for such creditor to vote for or against the Plan after the occurrence of a Resolution Event.
     If an objection to a Claim or Interest is filed by the Plan Proponents after the Voting Record Date but before 15 days prior to the Confirmation Hearing, the Ballot of such Claim or Interest holder will not be counted absent a Resolution Event taking place on or before the Confirmation Hearing.
     Nothing in the Solicitation Procedures shall affect the Plan Proponents’ right to object to any proof of claim on any other ground or for any other purpose.
     The Debtors’ security intermediaries, which hold the Debtors’ debt securities for the account of beneficial owners, are authorized by the Bankruptcy Court to obtain the votes of the beneficial owners as follows: the securities intermediary may either (i) forward the solicitation package to each beneficial owner of the applicable debt security for voting and include a postage-prepaid, return envelope provided by and addressed to the security intermediary so that the beneficial owner may return the completed beneficial owner Ballot for inclusion in the appropriate master ballot or (ii) prevalidate a Ballot by (a) signing it and by indicating on the Ballot the record holder of the debt securities voted, the principal amount and the appropriate account number and (b) forwarding the solicitation package along with the prevalidated Ballot to the beneficial owner of the debt security for voting, so that the beneficial owner may return the completed Ballot directly to the Balloting Agent in the return envelope provided in the solicitation package. The Ballots of security intermediaries must be completed and returned to the Balloting Agent at the address set forth above by the Voting Deadline.
     5. Who to Contact for More Information
     If you have any questions about the procedure for voting your Claim or the packet of materials you received, please contact the Claims Agent at the address indicated above or by telephone at (866) 890-0607 (or local 904-807-3066). If you wish to obtain additional copies of the Plan, this Disclosure Statement, or the exhibits to those documents, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please call Troutman Sanders LLP at (404) 885-2506.
     Allied Holdings files annual, quarterly and current reports, proxy statements and/or other information with the SEC. Should you want more information regarding the Debtors, please refer to the annual, quarterly and current reports and proxy statements, as applicable, filed with the SEC regarding those entities. Specifically, you are encouraged to read the following documents, which are incorporated herein by reference:

•	Annual Reports on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006; and

•	Other Reports on Form 8-K.
     You may read and copy any document Allied Holdings files with the SEC at the SEC’s public reference room located at: 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. SEC filings for Allied Holdings are also available to the public on the SEC’s website at www.sec.gov.
     6. Acceptance or Rejection of the Plan
     The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in that class that cast ballots for acceptance or rejection of the plan. Assuming that at least one Impaired Class votes to accept the Plan, the Plan Proponents will seek to confirm the Plan under Section 1129(b) of the Bankruptcy Code, which permits the confirmation of a plan notwithstanding the non-acceptance by one or more Impaired classes of Claims or Interests. Under Section 1129(b) of the Bankruptcy Code, a plan may be confirmed if (a) the plan has been accepted by at least one Impaired class of Claims and (b) the Bankruptcy Court determines that the plan does not discriminate unfairly and is “fair and equitable” with respect to the non-accepting classes. A more detailed discussion of these requirements is provided in Article V of this Disclosure Statement.
     7. Time and Place of the Confirmation Hearing
     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.
     Pursuant to Section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing to commence on May 9, 2007 at 9:30 a.m. (Eastern time), before the Honorable C. Ray Mullins, of the United States Bankruptcy Court for the Northern District of Georgia, in Courtroom 1203, United States Courthouse, 75 Spring Street, S.W., Atlanta, Georgia. A notice setting forth the time and date of the Confirmation Hearing has been included along with this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of such adjourned hearing date by the Bankruptcy Court in open court at such hearing.
     8. Objections to the Plan
     Any objection to confirmation of the Plan must be in writing; must comply with the Bankruptcy Code, Bankruptcy Rules, and the Local Rules of the Bankruptcy Court; and must be filed with the United States Bankruptcy Court for the Northern District of Georgia, Atlanta

Division, 75 Spring Street, S.W., Atlanta, Georgia 30303, and served upon the following parties, so as to be received no later than May 1, 2007 at 4:00 p.m. (Eastern time): (a) Robert Klyman, Esq., Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071-2007 (counsel for Yucaipa), (b) Frederick Perillo, Esq., Previant, Goldberg, Uelmen, Gratz, Miller & Brueggeman, S.C., 1555 N. River Center Dr., Suite 202, Milwaukee, WI 53212 (counsel for the TNATINC), (c) Jeffrey Kelley, Esq., Troutman Sanders LLP, 5200 Bank of America Plaza, 600 Peachtree Street, N.E., Atlanta, Georgia 30308-2216 (counsel for Debtors); (d) R. Jeneane Treace, Office of the United States Trustee, 75 Spring Street, S.W., Atlanta, Georgia 30303; and (e) Jonathan B. Alter, Esq., Bingham McCutchen LLP, One State Street, Hartford, Connecticut 06103 (counsel for the Official Committee of Unsecured Creditors (the “Creditors’ Committee”)).
     FOR THE REASONS SET FORTH BELOW, THE PLAN PROPONENTS URGE YOU TO RETURN YOUR BALLOT “ACCEPTING” THE PLAN.
ARTICLE II.
GENERAL INFORMATION REGARDING THE DEBTORS
FOR MORE DETAILED INFORMATION ABOUT THE DEBTORS, PLEASE ALSO
REVIEW THE SEC FILINGS REFERENCED ABOVE IN I(F)(4) ABOVE
A. Formation and History of the Debtors
     Allied was founded as “Motor Convoy” in 1934. Following industry deregulation in the early 1980s, Allied expanded geographically through acquisitions. In 1986, Motor Convoy and Auto Convoy, a carhaul company based in Dallas, Texas, formed a joint venture, which allowed the companies to enter new markets in Texas, Missouri, Louisiana, and Kentucky. The two firms merged in 1988 to create Allied Systems. In 1993, the new company went public as Allied Holdings, Inc., a company incorporated under the laws of the state of Georgia.
     In 1994, Allied obtained approximately 90% of the Canadian motor carrier market when it acquired Auto Haulaway. In 1997, Allied became the major auto transporter in North America by acquiring certain subsidiaries of Ryder System, Inc. known as “Ryder Automotive Group” (such acquisition being referred to as the “Ryder Acquisition”), a move that expanded Allied’s operations in the western section of the U.S. and substantially increased the volume of Allied’s business with certain customers, particularly General Motors.
     In an effort to expand internationally, in 1988, through its subsidiary Axis Group, Inc. (“Axis”), Allied formed a Brazilian joint venture to provide logistics services to the auto transport market in the Mercosur region of South America. A year later, Allied set up an Axis related business unit in Mexico. Allied sold its interest in the Brazilian joint venture in 2001. In 1999, a joint venture with AutoLogic Holdings (a logistics firm serving the car industry in Belgium, France, the Netherlands, and the UK) was created to manage Ford’s distribution of vehicles in the United Kingdom. Allied sold its interest in this joint venture in 2001.

     In 2000, Axis purchased CT Group, Inc., a provider of vehicle inspection services to the pre-owned and off-lease vehicle market. In 2001, Axis established a deal with Toyota Motor Sales to provide vehicle tracking of more than 1.5 million units per year.
     Since 2000, Allied has made no significant acquisitions. Instead, Allied has focused on the restructuring and streamlining of operations, including closing terminals deemed to be non-performing, exiting unprofitable business and focusing on cost reduction initiatives. Positive developments in these areas were, however, hampered by Allied’s historically high debt level and an aging fleet, as well as by certain automotive industry dynamics including but not limited to the rising costs of fuel, the decline in new vehicle production by certain major customers, the increase in non-union competition and increasing labor costs. These challenges culminated in the Debtors’ Chapter 11 filings on July 31, 2005 (the “Petition Date”).
     Today, Allied’s corporate headquarters office is located at 160 Clairemont Avenue, Decatur, Georgia 30030. Allied services span the finished vehicle continuum, and include vehicle transportation, car-hauling, intramodal transport, inspection, accessorization, yard management, title storage and dealer preparatory services. Through direct and indirect subsidiaries, Allied is the leading company in North America specializing in the delivery of new and used vehicles.
     Allied Holdings is the ultimate parent company of all Allied affiliates. Allied Holdings has four direct subsidiaries, three of which are Debtors, and one which is not. AAG (collectively, with all of its direct and indirect subsidiaries, the “Automotive Group”) is a direct subsidiary of Allied Holdings which is a Debtor; it provides the “short-haul” vehicle delivery services that are Allied’s main business operations (comprising approximately 97% of Allied’s 2005 revenues (which exceeded $890 million). Axis (collectively, with all of its direct and indirect subsidiaries, the “Axis Group”) is another of Allied Holdings’ direct subsidiaries that is a Debtor. The Axis Group provides support services with respect to vehicle distribution and transportation services. The third direct subsidiary which is a Debtor, AH Industries Inc., is not currently providing delivery services or support services. The direct subsidiary that is not a Debtor is Haul Insurance Limited (Cayman) (“Haul”). Haul is a captive insurance company which, pursuant to the provisions of the Bankruptcy Code, was not eligible to be a debtor in a bankruptcy case.
B. The Debtors’ Business Operations
     On the Petition Date, the Automotive Group owned approximately 3,400 “Rigs,” leased 453 additional Rigs, and utilized approximately 590 owner-operator Rigs. Using these Rigs, the Automotive Group serves and supports all the major domestic and foreign automobile manufacturers, operating primarily in the “short-haul” segment, a segment of the automotive transportation industry with average hauled distances of less than 200 miles. Though there is limited public information available about the Allied’s competitors, most of whom are privately-owned companies, Allied believes that Allied Automotive Group is by far the largest motor carrier in North America, based on the number of vehicles it delivers annually versus total vehicles produced as well as revenues generated from vehicle deliveries. The Automotive Group’s largest customers are General Motors, Ford, DaimlerChrysler, Toyota and Honda. During 2005 and 2006, these customers accounted for approximately 88% of the Automotive

Group’s revenues. Other North American customers include the major foreign manufacturers, namely Mazda, Nissan, Isuzu, Volkswagen, Hyundai, and KIA.
     The Axis Group complements the services provided by the Automotive Group, providing vehicle distribution and transportation support services to both the pre-owned and new vehicle markets as well as to other segments of the automotive industry. Other services provided by the Axis Group to the automotive industry include automobile inspections, auction and yard management services, vehicle tracking, vehicle accessorization, title storage and dealer preparatory services.
     The Automotive Group operates a total of approximately 75 terminals while Axis Group operates approximately 40. The Debtors’ day-to-day operations are directed from these terminals. The Automotive Group’s terminals rely upon one customer service center in Decatur, Georgia to design optimal loads for each Rig. The Axis Group’s carrier management services rely upon a separate customer dispatch center in Decatur, Georgia to coordinate pickup and delivery of customer vehicles. Terminal staffing varies based on a number of factors including complexity, size, delivery profile and number of customers served but may include a terminal manager, an assistant terminal manager, an operations manager, a shop manager, a quality or safety manager (these two positions are sometimes combined), yard supervisors, mechanics, dispatchers, an office supervisor and administrative associates. Allied’s corporate office (in Decatur, Georgia) provides some centralized management services for the Automotive Group and the Axis Group, including logistics and load planning, information technology, sales and marketing, purchasing, finance and accounting, human resources, legal services, planning, insurance and risk management.
     The Automotive Group has one-year or multi-year contracts in place with substantially all of its customers. However, most of these contracts can be terminated by either party upon a specified period of notice. These contracts establish rates for the transportation of vehicles and are generally based upon a fixed rate per vehicle transported, a variable rate for each mile that a vehicle is transported plus an administrative processing fee. Certain contracts provide for rate variation per vehicle depending on the size and weight of the vehicle. During 2005 and 2006, substantially all of the Automotive Group’s customers paid a fuel surcharge that allowed the Automotive Group to recover at least a portion of the fuel price increases that occurred during that time frame. Except in cases where the Automotive Group was able to obtain the customer’s agreement, these contracts do not permit the recovery of increases in fuel taxes or labor costs.
     The Automotive Group has developed and maintained long-term relationships with its significant customers and has historically been successful in negotiating the renewal of contracts with these customers. According to the Debtors, current customer contracts include the following:
•	a contract with DaimlerChrysler, which was renewed in December 2005, expires on September 30, 2007, and grants the Automotive Group primary carrier rights for 24 locations in the U.S. and 13 in Canada. The contract may be terminated by location on 150 days notice by either party. This contract, as renewed, provided for increases in underlying base rates which went into effect as of October 1, 2005 and again on October 1, 2006. This renewed agreement has been approved by the Bankruptcy Court;

•	a contract with General Motors which expires in December 2008 grants the Automotive Group primary carrier rights for 36 locations in the U.S. and Canada. This contract was renewed in December 2005 with a rate increase which went into effect January 1, 2006 and an increase which will go into effect on January 1, 2007. General Motors does not have the right to resource business at a location under the terms of the contract unless the Automotive Group fails to comply with service or quality standards at such location. Should an event of non-compliance occur, the Automotive Group has 30 days in which to cure. If the Automotive Group does not cure, General Motors may give 60 days notice of termination with respect to the applicable location. This renewed agreement has been approved by the Bankruptcy Court;

•	an agreement in principle with Toyota regarding a contract which will expire on March 31, 2007. This agreement in principle provides that the contract may be terminated by either party by giving 60 days notice and provided for an increase in base rates which went into effect on February 1, 2006 at locations which generated approximately 68% of the revenues for 2005 associated with the Toyota account. In addition, during the first quarter of 2006, Allied ceased performing vehicle delivery services at locations that generated approximately 32% of the 2005 revenues associated with the Toyota account. This agreement in principle remains subject to the execution of a definitive agreement and approval of the agreement by the Bankruptcy Court;

•	an agreement in principle with Ford Motor Company through Autogistics, which Allied understands to be the entity overseeing Ford’s vehicle delivery network. This agreement in principle grants the Automotive Group primary carrier rights for 22 locations in the U.S. and Canada. The agreement in principle provides for Allied to retain all of its business in North America for Ford for a two-year term expiring December 31, 2007, required Allied to reduce its rates at one location served for Ford effective December 2005, and allows Allied to increase rates on all business served to Ford, effective January 1, 2007. The agreement in principle contemplates that each party to the contract will have the right to terminate the agreement by location on 75 days notice. This agreement in principle remains subject to the execution of a definitive agreement and approval of the agreement by the Bankruptcy Court; and

•	a contract with American Honda Motor Company for vehicles delivered in the United States which extends the Automotive Group’s current contract with Honda in the United States through March 31, 2009. Pursuant to the terms of the agreement which was renewed in March 2006, Allied will continue performing vehicle delivery services at all of the locations in the United States that it currently serves for Honda. The contract renewal included an increase in the underlying rates paid by Honda to Allied for vehicle delivery services which went into effect on April 1, 2006, and for increases which will go into effect on April 1, 2007 and on April 1, 2008. Honda’s current fuel surcharge program with Allied will remain in place during the term of the agreement. The assumption of this agreement has been approved by the Bankruptcy Court.

     Under written contracts, the Automotive Group has served Ford since 1934, DaimlerChrysler since 1979 and General Motors since 1997. The Plan Proponents anticipate that the Automotive Group will be able to continue these relationships with its customers without interruption of service but can provide no assurance that the Automotive Group will be able to successfully renew these contracts on terms satisfactory to us on or prior to their expiration dates or without a loss of market share or that the Automotive Group will be able to continue to serve these customers without service interruption.
C. Employees
     As of February 1, 2007, the Debtors had approximately 5,500 active employees, of which approximately 3,300 are represented by TNATINC.
D. Competitive Factors Affecting the Debtors’ Businesses
     In 1997, after the Ryder Acquisition, the Automotive Group became the largest transporter of new vehicles in the U.S. and Canada. However, between 1997 and 2000, the Automotive Group lost market share primarily as a result of customers’ decisions to remove certain business from its portfolio. Between 2001 and 2006, the Automotive Group lost market share primarily as a result of decisions to close certain unprofitable terminals, return certain unprofitable business to its customers and certain pricing actions. In addition, during 2002, Allied decided to terminate its services to substantially all Nissan customers located in the U.S.
     The Automotive Group continues to be the largest motor carrier in North America specializing in the transportation of new automobiles, SUVs and light trucks via its specialized Rigs for all the major domestic and foreign automotive manufacturers. However, the Automotive Group was losing market share prior to and during these Chapter 11 Cases. The Automotive Group is attempting to reduce its market share losses on the basis of superior customer relationships and value propositions, by differentiating itself from its competitors on the basis of reliability through its experienced and reliable drivers, effective management, productive and service-driven operations, extensive and flexible distribution network, and management of risk, particularly with respect to cargo claims, worker injuries and traffic accidents. The Automotive Group also hopes to differentiate its service based on its extensive capacity, the flexibility of its distribution network and reliability of execution.
     One of the Automotive Group’s major competitors is Performance Transportation Services, Inc. (“PTS”), which is the parent company for E & L Transport Company, Hadley Auto Transport and Leaseway Auto Carrier. PTS is the second largest unionized automobile-hauling company in North America. PTS and each of these three subsidiaries filed a voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in January 2006. PTS emerged from Chapter 11 on January 26, 2007. Yucaipa owns the majority of the equity interests in PTS and has appointed designees to the PTS board of directors.
     After the Effective Date, the Reorganized Debtors will consider selling, subject to the discretion of Yucaipa, all of their assets utilized in connection with their operations in Canada (the “Canadian Operations Sale”). If the Reorganized Debtors engage in a sale process with respect to the Canadian Operations Sale, it is contemplated that PTS would act as a stalking horse bidder for such a sale. In order for a Canadian Operations Sale to be effectuated, the value of the consideration received by the Reorganized Debtors must equal or exceed the imputed value of the Canadian operations, as derived from the implied EBITDA multiples used in the valuation of the Reorganized Debtors set forth in Exhibit E to the Disclosure Statement. In the event the Debtors’ Canadian Operations are sold, a significant portion of EBITDA may be lost.
     The board of directors of Reorganized Allied Holdings will evaluate the impact of such a sale on the ongoing operations of Reorganized Allied Holdings and any other relevant issues when deciding whether to pursue any such sale.
     Allied Automotive Group’s other primary competitors include:
•	Jack Cooper Transport Co., Inc. (“Jack Cooper”);

•	Cassens Transport Company (“Cassens”);

•	Active Transportation (“Active”);

•	The Waggoners Trucking (“Waggoners”);

•	Fleet Car-lease, Inc. (“Fleet”); and

•	United Road Services, Inc. (“United Road”).
     The Rig capacity represented by the non-union sector is substantial and a growing material challenge to the union companies. The labor force of E & L Transport Company, Hadley Auto Transport, Leaseway Auto Carrier, Jack Cooper, Cassens and Active are unionized while those of Waggoners, Fleet and United Road are non-unionized. TNATINC believes that Allied’s unionized competitors have the same labor, wage and benefit costs as Allied. These companies provide services similar to those that the Automotive Group provides and some, particularly those that are non-unionized, may be able to provide these services at lower prices or in a more flexible manner.
E. Regulatory Factors Affecting the Debtors’ Businesses
     1. Trade Regulation
     Certain of Allied’s subsidiaries domiciled in the U.S. are regulated by the U.S. Department of Transportation (“DOT”) along with various state agencies. Allied’s Canadian subsidiary is regulated by the National Transportation Agency of Canada along with various provincial transport boards. Regulations by these agencies include restrictions on truck and trailer length, height, width, maximum weight capacity and other specifications.
     In addition, Allied’s interstate motor carrier operations are subject to safety requirements prescribed by the DOT. These regulations were amended effective January 1, 2004 to require shorter hours of service for drivers of commercial motor vehicles. Because some of Allied’s business consists of relatively short hauls, not all of Allied’s drivers were affected by the new regulations. Allied estimates that approximately 60% of its drivers were affected by the new regulations, which served to decrease their flexibility and hours of service. The reduced flexibility and hours of service had no material impact on Allied’s operating costs due to Allied’s relatively short length of haul. Other regulations include safety regulations by the DOT in the design of Rigs as well as environmental laws and regulations enforced by federal, state, provincial, and local agencies.
     2. Environmental Regulation
     Environmental laws and regulations affect the regulatory environment in which the Automotive Group’s terminals operate. Areas regulated include the treatment, storage and disposal of waste, and the storage and handling of lubricants. To ensure compliance with environmental laws and regulations, the Automotive Group maintains regular ongoing testing programs for underground storage tanks located at its terminals.
     Future regulatory and legislative changes within the motor carrier transportation industry can affect the economics of the automobile-hauling industry by requiring changes in operating policies or by influencing the demand for, and the cost of providing services to shippers. While the Plan Proponents believe Allied is in compliance, in all material respects, with the various regulations, any failure to so comply, as well as any changes in the regulation of the industry through legislative, judicial, administrative or other action, could materially and adversely affect Allied.
F. Pre-Petition Capital Structure of the Debtors
     As of the Petition Date, the Debtors owed approximately $330 million in funded debt. This debt was comprised of approximately $180 million of obligations under the Debtors’ prepetition senior secured credit facility (the “Prepetition Loan Facility”) and $150 million of borrowings evidenced by unsecured notes (the “Prepetition Notes”) issued pursuant to the terms of the Prepetition Notes Indenture.
     1. The Prepetition Loan Facility
     The Prepetition Loan Facility was provided by a group of lenders (collectively, the “Prepetition Lenders”) with Ableco Finance, LLC (operated by Cerberus Partners LP) as collateral agent (‘Prepetition Collateral Agent”) and Wells Fargo Foothill, Inc., formerly known as Foothill Capital Corporation, as administrative agent (“Prepetition Administrative Agent,” and together with the Prepetition Collateral Agent, the “Prepetition Agents”). The Prepetition Loan Facility was comprised of the following two (2) facilities: (i) a revolving credit facility pursuant to which certain Prepetition Lenders committed to advance loans and provide letters of credit in an aggregate principal amount of up to $90 million (the “Prepetition Revolver”), and (ii) three (3) term loans (Terms A, B & C) pursuant to which certain Prepetition Lenders advanced loans in an aggregate principal amount of $145 million (individually, a “Prepetition Term Loan” and, collectively, the “Prepetition Term Loans”). The Prepetition Revolver provided for advances and for the issuance of letters of credit and the availability under the Prepetition Revolver was calculated by a borrowing base, which was comprised of a percentage of the net amount of eligible accounts receivable and a percentage of the orderly liquidation value of the Rigs, with reserves and contractual limits. The Prepetition Loan Facility was secured by substantially all of the Debtors’ assets, including accounts receivable, Rigs, real estate and a pledge of stock of certain subsidiaries (the “Prepetition Collateral”). Excluded from the Prepetition Collateral was restricted cash, cash equivalents and investments.
     Immediately prior to the Petition Date, the outstanding advances and the face amount of the letters of credit issued by the Prepetition Lenders under the Prepetition Loan Facility totaled approximately $180 million. Outstanding advances under the Prepetition Revolver were about $24,000,000 and the face amount of the outstanding letters of credit issued by the Prepetition Lenders under the Prepetition Revolver totaled about $43,000,000, for a total of about $67,000,000. Also, as of the Petition Date, the principal amount outstanding under the Prepetition Term Loans totaled approximately $113,600,000.
     Each of the interest rates for the Prepetition Revolver and the Prepetition Term Loans varied based on several different factors. For example, at management’s discretion, the interest rate for the Prepetition Revolver could be set at the Prime Rate plus 1.5% or LIBOR plus 4.5%. As of March 31, 2005, the interest rate on the Prepetition Revolver was 7.25%. Also on that date, the interest rates for the Term A and Term B Prepetition Term Loans were 11.5% and 14.25%, respectively. As of May 14, 2005, the interest rate on the Term C Prepetition Term Loan was 14.50%.
     2. The Prepetition Notes
     On September 30, 1997, Allied Holdings borrowed the principal amount of $150 million by issuing, through a private placement, the Prepetition Notes in that principal amount, bearing interest at 8 5/8%. The Prepetition Notes are the subject of a trust indenture (the “Indenture”) and are now registered with the Securities and Exchange Commission. The net proceeds from the Prepetition Notes were used principally to fund the Ryder Acquisition. The Prepetition Notes are payable in semi-annual installments of interest only and mature on October 1, 2007. The obligations under the Prepetition Notes are general unsecured obligations of Allied Holdings and are guaranteed by all but three of Allied Holdings’ direct and indirect subsidiaries. The three non-guarantor subsidiaries, Haul Insurance Limited, Areta SRL and Axis Logistica, are not Debtors. Wells Fargo National Bank Association, in its capacity as trustee for the Indenture, was appointed by the United States Trustee to be a member of the Creditors’ Committee. Yucaipa, one of the Plan Proponents, owns approximately $98.8 million of the Prepetition Notes.
G. Insurance
     1. Auto Liability Actions and Related Insurance
     The Debtors are parties in multiple personal injury actions that were brought against the Debtors on account of the alleged negligence of the drivers of the Debtors’ vehicle carrier tractor-trailer units. In conducting their operations, the Debtors are required to maintain a certain amount of financial responsibility to cover any damages awarded against the Debtors on account of such actions.

     2. The Debtors’ Automobile Liability Insurance Program
     Federal Regulations promulgated by the Federal Motor Carrier Safety Administration (FMCSA) require that motor carriers provide the public with certain minimum amounts of financial responsibility. 49 CFR 387.1, et seq. The regulations provide three options for providing this financial responsibility — through a surety bond, through an authorization to self insure, or through a policy of liability insurance containing a MCS-90 endorsement. 49 CFR 387.7. The Debtors have elected to satisfy the requirement by purchasing coverage with an MCS-90 endorsement. This endorsement is included in each of the Debtors’ primary automobile liability policies and provides evidence of financial responsibility up to the FMCSA required limits of $750,000.
     Under their insurance program for the period of March 1, 2003 through December 31, 2005, the Debtors maintained primary automobile liability insurance through the ACE Group of Companies (“ACE”). The Debtors’ primary automobile liability program with ACE is complex and generally included several policies per year: a business automobile liability policy and one or more indemnity policies.
     For the 2003 insurance year, the Debtors’ automobile liability policy with ACE provided a $2 million limit of liability per accident and a $2 million deductible per accident. For the 2004 insurance year, the Debtors’ primary automobile liability policy provided a $1 million limit of liability per accident and a $1 million deductible per accident. For the 2005 insurance year, the Debtors’ primary automobile liability policy provided a $5 million limit of liability per accident and a $5 million deductible per accident.
     ACE and the Debtors entered into contractual indemnity policies that functioned to buy-down the deductibles to a level of $1 million or less per accident in the U.S. with no annual aggregate limit, subject to reinsurance. In addition, the Debtors are subject to an annual $7 million inner-aggregate deductible for claims that exceed $1 million, but are less than $5 million per occurrence. The Debtors’ potential liabilities for the deductibles are unfunded. Haul Insurance Limited (described below) reinsures the deductibles of $1 million or less per incident.
     In Canada, the Debtors retain liability up to CDN $500,000 for each claim for personal injury and property damage and have a CDN $500,000 inner-aggregate deductible for losses from CDN $500,000 to CDN $1 million. These retentions and deductibles were effective January 1, 2004 and remain in effect for the insurance year commencing January 1, 2005.
     Prior to March 1, 2003, for automobile liability claims in the U.S., the Debtors maintained primary coverage thru Kemper Insurance Company and retained the first $500,000 of every claim with no aggregate deductible and retained their losses from $500,000 to $1 million subject to a $1.5 million inner-aggregate deductible. The Debtors also had a $1 million inner-aggregate deductible for losses from $1 million to $2 million, with an additional $4 million aggregate deductible for losses from $2 million to $5 million.
     Under self-funded deductibles described above, in personal injury actions brought against the Debtors or their drivers, the Debtors are liable for the first $500,000 or $1 million of defense costs and judgments rendered against the Debtors before insurance would provide any coverage.

The Debtors may have liability exposure above the first $500,000 or $1 million until such time as they exhaust the applicable inner-aggregate deductible.
     The Debtors posted irrevocable letters of credit in the sum of approximately $3.5 million for the benefit of ACE and Kemper as security for their potential obligations under the automobile liability insurance policies. The Debtors maintain approximately $90 million in restricted cash that serves to collateralize these letters of credit.
     Automobile liability claims in excess of the Debtors’ primary automobile liability policy limits are covered by excess insurance to the extent of such coverage.
     3. Haul Insurance Limited
     Haul Insurance Limited (“Haul”), a wholly owned captive insurance subsidiary of Allied Holdings, provides reinsurance coverage to certain of the Debtors’ licensed insurance carriers for certain types of losses within their insurance program, primarily insured workers’ compensation, automobile and general liability risks. Haul’s only business is reinsurance of Allied. Specifically, Haul has contractual obligations with the Debtors’ insurance companies in which Haul agrees to indemnify the insurance companies for a share of the insurance claims paid by the insurance companies for the specified set of policies.
     Haul posted irrevocable letters of credit in the sum of approximately $62.7 million for the benefit of the Debtors’ various insurance companies as security for its potential reinsurance obligations. The letters of credit posted by Haul, as well as restricted cash held by Haul, serve to collateralize the Debtors’ self-insured obligations under their workers compensation program as well as their retained liabilities under their general commercial liability and automobile liability programs.
     In the Debtors’ automobile liability insurance programs, the deductibles in the Debtors’ insurance policies (described above) are modified by contractual indemnity policies issued by the insurance companies whereby the Debtors essentially buy-down their deductibles. The first $500,000 or $1 million of the indemnified sums are reinsured by Haul. The Debtors’ insurance companies have recourse against the letters of credit and the cash collateral held by Haul to support the reinsured obligations. Haul is not eligible to be a debtor in the Bankruptcy Cases under Section 109 of the Bankruptcy Code.
     4. Insurance Generally
     Notwithstanding anything to the contrary in the Plan, nothing in the Plan or any of the Plan documents (including any other provision that purports to be preemptory or supervening), shall in any way operate to or have the effect of impairing the legal, equitable or contractual rights of any of (i) the Debtors’ insurers, or (ii) any of the Holders of any Claims with respect to such Holders’ rights, if any, to recover under applicable insurance policies providing coverage for such Claims (including, without limitation, any amounts recoverable within any policy deductible and provided that any recovery under any insurance policy is not in duplication of any Distribution such Holder may receive under this Plan). The rights, obligations and liabilities of insurers and the Debtors shall be determined under the subject insurance policies and related agreements. All insurance policies and related agreements entered into or issued prior to the

Effective Date shall continue after the Effective Date unaltered by the Plan or the Confirmation Order. The terms, conditions, limitations, exclusions and coverages, and the Debtors’ rights, obligations and liabilities under their insurance policies and related agreements shall remain unmodified, including any duty of the Debtors to defend, at their own expense, against claims asserted under their insurance policies; provided, however, that the rights, obligations and liabilities of the Debtors, whether now existing or hereafter arising, shall be the rights, obligations and liabilities of the Reorganized Debtors and shall be fully enforceable by and against the Reorganized Debtors.
     Nothing in the Plan, including the injunction and release provisions of Sections 11.4 and 11.6 of the Plan, or in the Confirmation Order shall preclude the Debtors or any insurer from asserting in any proceeding any and all claims, defenses, rights or causes of action that it has or may have under or in connection with any insurance policy or any insurance settlement agreement, including the rights of the insurers to contest and/or litigate with any party, including the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable insurance policy.
ARTICLE III.
THE CHAPTER 11 CASES
A. Events Leading to the Filing of the Chapter 11 Cases
     The factors that contributed to the Debtors’ need for bankruptcy relief fell into three broad categories: (a) decreasing revenues, (b) increasing expenses, and (c) the consequent difficulty of servicing debt and maintaining adequate liquidity. Some of the specific factors were:
(a)	significant reduction in original equipment manufacture (“OEM”) production by automobile manufacturers in North America over the three-year period prior to the Petition Date, particularly at the Big Three;

(b)	escalating labor costs for both United States and Canadian employees;

(c)	substantial debt burden and debt-service expense;

(d)	continued excess Rig capacity in the automotive delivery market, leading to increased pricing competition;

(e)	increases in diesel fuel costs not fully offset by the Allied’s fuel surcharge programs;

(f)	the inability to maintain compliance with covenants in the Prepetition Loan Facility;

(g)	the inability to achieve the liquidity required by Allied;

(h)	significant recurring capital expenditures and maintenance costs associated with the fleet of Rigs; and

(i)	an increase in collateral required to support workers’ compensation claims.
     As a result of decreasing revenue and increasing expenses, the Debtors suffered net losses in the years just prior to the filing of the Chapter 11 Cases. For example, in the year ending December 31, 2003, the Debtors suffered a net loss of approximately $8.6 million. In the year ending December 31, 2004, the Debtors’ net loss increased to approximately $53.9 million.
     1. Decreasing Revenues
     The automobile transportation industry in which the Debtors operate is dependant upon the volume of new automobiles, SUVs and light trucks manufactured in North America and those manufactured outside of North America but sold in North America. The automotive industry is highly cyclical, and the demand for new automobiles, SUVs and light trucks is directly affected by such external factors as general economic conditions, unemployment, consumer confidence, governmental policy and the availability of affordable new car financing. When these and other factors cause a significant decline in OEM production, distribution or sales in North America, they have a material adverse effect on the Debtors’ revenues.
     Since 2002, there has been significant reduction in OEM production levels in North America. In 2002, the aggregate industry OEM production in North America was approximately 16.4 million units. In 2003, OEM production in North America decreased to 15.8 million units (a 6.5% decrease from 2002). In 2004, while OEM production in North America remained static at approximately 15.8 million units, North American OEM production by the Big Three (which account for 73% of Allied’s revenues from delivery services) decreased by approximately 400,000 units from the prior year (from 11.6 million units in 2003 to 11.2 million units in 2004, a decrease of approximately 3.5%).
     The continuing decrease in North American OEM production since 2002 (and, particularly, the significant decrease in North American OEM production by the Big Three) had a material adverse effect on the Debtors’ revenues. In the fiscal year ending December 31, 2002, the Debtors’ revenues were approximately $898.06 million. In 2003, revenues fell to approximately $865.46 million (a decrease of approximately $32.6 million). In 2004, while the Debtors’ revenues increased to approximately $895.2 million, they still fell short of the 2002 figures. In addition, approximately $19 million of the Debtors’ 2004 revenues were attributable to amounts paid by customers to the Debtors to offset, at least partially, the rising cost of diesel fuel during 2004.
     Excess Rig capacity in the vehicle haulaway market is another factor which caused a significant reduction in the Debtors’ revenues. There had been (and continues to be) an increase in competition by independent owner-operators, railroads and other rival companies in the short-haul segment of the automotive industry. In addition, an increase in the number and volume of business carried by non-union motor carriers has caused additional pricing competition. This has occurred during a period of time when the Debtors’ customers, particularly the Big Three, are seeking vendor cost reduction. The resulting lower prices for automotive transport, together with increasing financial pressures at the Big Three and the reduction in units available for transport, because of lower OEM production, had a significant negative impact on the Debtors’ revenues.

     2. Increasing Expenses
     While there were multiple areas where the Debtors’ expenses had been rising, increases in fuel expenses, labor expenses, maintenance and repair expenses, debt service expenses, insurance expenses and the need for ongoing significant increases for capital expenses had the most significant negative impact.
     It is common knowledge that fuel prices have increased significantly in the past few years. Since fuel is a major expense in the transportation of automotive vehicles, the increasing cost of fuel had a material adverse affect upon the Debtors. The Debtors sought to reduce fuel expenses by negotiating fuel surcharges with all of its customers. Certain of these fuel surcharges typically are adjusted at the beginning of each quarter based upon the fuel prices from the previous quarter. Thus, as to such surcharges, there is a one-quarter lag between the time fuel prices change and the time that the fuel surcharge is adjusted. This lag-time, coupled with fuel prices that continued to increase and fuel surcharges with certain customers that did not fully mitigate increases in fuel prices, caused the Debtors’ expenses to materially increase.
     The Debtors’ expenses also significantly increased as a result of escalating labor costs in the United States and Canada. These continually increasing costs, at a time when the Debtors’ gross revenues tied to OEM production levels were not improving, put an enormous amount of financial pressure on the Debtors, exposing them to significant risk of losing market share as agreements with customers were to be renewed and attempts to increase pricing in the current customer and competitive environment.
     In addition, the servicing of the Debtors’ funded debt of approximately $330 million required the dedication of a significant portion of the Debtors’ revenues. The servicing of this funded debt had become more costly for the Debtors. For example, for the year ending December 31, 2003, the Debtors’ interest expense was approximately $29,138,000. In 2004, the Debtors’ interest expense increased by more than $2 million to approximately $31,355,000.
     In addition, the Debtors experienced significant recurring capital expenditures, which were expected to materially increase. In 2004, the Debtors spent approximately $18.7 million for the purchase and remanufacture of Rigs and the purchase of replacement engines for the Rigs.
B. Corporate Governance of the Debtors During the Chapter 11 Cases
     1. Boards of Directors
     Allied Holdings’ Bylaws provide for the division of its Board of Directors into three classes, each class serving for a period of three years. Members of the three classes are as follows: (i) Guy W. Rutland, III, Robert R. Woodson and J. Leland Strange; (ii) Guy W. Rutland, IV, Berner F. Wilson, Jr. and Thomas E. Boland; and (iii) David G. Bannister, Robert J. Rutland, William P. Benton and Hugh E. Sawyer. The following table sets forth the most recent information concerning Allied Holdings’ directors:

Name	Expiration of Term
David G. Bannister	2006 annual shareholder meeting[4]
William P. Benton	2006 annual shareholder meeting
Thomas E. Boland	2007 annual shareholder meeting
Guy W. Rutland, III	2008 annual shareholder meeting
Guy W. Rutland, IV	2007 annual shareholder meeting
Robert J. Rutland	2006 annual shareholder meeting
Hugh E. Sawyer	2006 annual shareholder meeting
J. Leland Strange	2008 annual shareholder meeting
Berner F. Wilson, Jr.	2007 annual shareholder meeting
Robert R. Woodson	2008 annual shareholder meeting
     David G. Bannister became a director of Allied Holdings in 1993. Mr. Bannister is Senior Vice President of Strategy and Development of FTI Consulting, Inc. and has held that position since June 2005. From 1998 to 2003, Mr. Bannister was a General Partner of Grotech Capital Group, a private equity and venture capital firm. Prior to joining Grotech Capital Group in May 1998, Mr. Bannister was a Managing Director at Deutsche Bank Alex Brown Incorporated. Mr. Bannister also serves on the Board of Directors of Landstar Systems, Inc.
     William P. Benton became a director of Allied Holdings in February 1998. Mr. Benton retired from Ford Motor Company as its Vice President of Marketing worldwide after a 37-year career with that company. During this time Mr. Benton held the following major positions: VP/General Manager of Lincoln/ Mercury Division; VP/ General Manager Ford Division; 4 years in Europe as Group VP Ford of Europe; and a member of the company’s Product Planning Committee, responsible for all products of the company worldwide. Most recently Mr. Benton was vice chairman of Wells Rich Greene, an advertising agency in New York, from September 1986 to January 1997, and Executive Director of Ogilvy & Mather Worldwide, an advertising agency in New York from January 1997 to January 2002. Mr. Benton has been a director of Speedway Motor Sports, Inc. since February 1995, and a director of Sonic Automotive, Inc. since December 1997.
     Thomas E. Boland retired as Chairman of the Board of Wachovia Corporation of Georgia and Wachovia Bank of Georgia, N.A., in April, 1994. Mr. Boland joined Wachovia (formerly The First National Bank of Atlanta) in 1954 and was a senior executive in various capacities until his retirement. Mr. Boland has been Special Counsel to the President of Mercer University of Macon and Atlanta since October 1995. Mr. Boland currently serves on the boards of directors of Citizens Bancshares, Inc. and its subsidiary Citizens Trust Bank in Atlanta and Neighbors Bancshares, Inc. and its subsidiary Neighbors Bank, Alpharetta, Georgia. Mr. Boland is past chairman of the board of directors of Minbanc Capital Corporation of Washington, D.C. and formerly served on the boards of directors of InfiCorp Holdings, Inc., of Atlanta, and VISA International and VISA U.S.A. of San Mateo, California.

[4]	The 2006 shareholder meeting is scheduled to occur on May 17, 2007.

     Guy W. Rutland, III was elected Chairman Emeritus in December 1995 and served as Chairman of the Board of Allied Holdings from 1986 to December 1995. Prior to October 1993, Mr. Rutland was Chairman or Vice Chairman of each of Allied Holdings’ subsidiaries.
     Guy W. Rutland, IV has been Senior Vice President of Performance Management and Chaplaincy of Allied Holdings since July 2001, and was Executive Vice President and Chief Operating Officer of Allied Automotive Group, Inc. from February 2001 to July 2001. Mr. Rutland was Senior Vice President — Operations of AAG. from November 1997 to February 2001. Mr. Rutland was Vice President — Reengineering Core Team of AAG, from November 1996 to November 1997. From January 1996 to November 1996, Mr. Rutland was Assistant Vice President of the Central and Southeast Region of Operations for Allied Systems, Ltd. From March 1995 to January 1996, Mr. Rutland was Assistant Vice President of the Central Division of Operations for Allied Systems, Ltd. From June 1994 to March 1995, Mr. Rutland was Assistant Vice President of the Eastern Division of Operations for Allied Systems, Ltd. From 1993 to June 1994, Mr. Rutland was assigned to special projects with an assignment in Industrial Relations/ Labor Department and from 1988 to 1993, Mr. Rutland was Director of Performance Management for Allied Systems, Ltd.
     Robert J. Rutland has been Chairman of the Board of Directors of Allied Holdings since 1995, and served as Chairman and Chief Executive Officer of Allied Holdings from February 2001 to June 2001 and from December 1995 to December 1999. Mr. Rutland was the President and Chief Executive Officer of Allied Holdings from 1986 to December 1995. Prior to October 1993, Mr. Rutland was Chief Executive Officer of each of Allied Holdings’ subsidiaries. Mr. Rutland is a member of the board of directors of Fidelity National Bank, a national banking association.
     Hugh E. Sawyer has been President and Chief Executive Officer of Allied Holdings since June 2001. Mr. Sawyer served as President and Chief Executive Officer of Aegis Communications Group, Inc. from April 2000 to June 2001. Mr. Sawyer served as President of AAG from January 2000 to April 2000. Mr. Sawyer was President and Chief Executive Officer of National Linen Service, a subsidiary of National Service Industries, Inc., from 1996 to 2000, President of The Cunningham Group from 1995 to 1996 and President of Wells Fargo Armored Service Corp., a subsidiary of Borg-Warner Corp., from 1988 to 1995. Mr. Sawyer previously served as a member of the board of directors of Spiegel, Inc.
     J. Leland Strange is Chairman of the board of directors, Chief Executive Officer and President of Intelligent Systems Corporation and has been with that company since its merger with Quadram Corporation in 1982. Mr. Strange is Chairman of the Georgia Tech Research Corp. He serves on the advisory board of the Georgia Institute of Technology’s College of Management.
     Berner F. Wilson, Jr. retired as Vice President and Vice-Chairman of Allied Holdings in June 1999. Mr. Wilson was Secretary of Allied Holdings from December 1995 to June 1998. Prior to October 1993, Mr. Wilson was an officer or Vice Chairman of several of Allied Holdings’ subsidiaries. Mr. Wilson joined Allied in 1974 and held various finance, administration, and operations positions prior to his retirement in 1999. Mr. Wilson currently serves on the board of directors of Mountain Heritage Bank in Clayton, Georgia.

     Robert R. Woodson retired as a member of the board of directors of John H. Harland Company in April 1999 and served as its Chairman from October 1995 to April 1997. Mr. Woodson was also the President and Chief Executive Officer of John H. Harland Company prior to October 1995. Mr. Woodson also served as a director of Haverty Furniture Companies, Inc. through May 2002.
     In late 2006, a shareholder who is also a member of the Ad Hoc Equity Committee requested that Allied Holdings schedule an annual shareholders meeting for the purpose of electing directors. In January 2007, Allied Holdings scheduled such a meeting to take place on May 17, 2007. In deciding upon that date, Allied Holdings determined that it could not hold the meeting any sooner due to an SEC regulation that requires Allied Holdings to disseminate audited financial statements for the year 2006 at least 20 days prior to such a meeting. Allied Holdings estimated that the audited statements will not be available until late April 2007. The Ad Hoc Equity Committee believes that the meeting should be held sooner and has requested that the Court require an earlier meeting. The Court has taken this issue under advisement. Allied Holdings reserves the right to cancel or postpone the May 17, 2007 meeting.
     2. Senior Management
     The following table sets forth certain information regarding Allied Holdings’ executive officers:

Name	Age	Title
Robert J. Rutland	64	Chairman and Director
Hugh E. Sawyer	52	President, Chief Executive Officer, and Director
Guy W. Rutland, IV	42	Senior Vice President and Director
Thomas M. Duffy	46	Executive Vice President, General Counsel and Secretary
Thomas H. King	51	Executive Vice President and Chief Financial Officer
     The biographies of Robert J. Rutland, Hugh E. Sawyer and Guy W. Rutland, IV are provided above. The biographies of Thomas M. Duffy and Thomas H. King are provided below.
     Mr. Duffy has been Executive Vice President, General Counsel and Secretary of Allied Holdings since February 2004, was Senior Vice President, General Counsel and Secretary between November 2000 and February 2004, and was Vice President, General Counsel and Secretary from June 1998 to November 2000. Between May 1997 and June 1998, Mr. Duffy was a partner with the law firm of Troutman Sanders LLP. Prior to May 1997, Mr. Duffy was a partner with the law firm of Peterson Dillard Young Asselin & Powell LLP.
     Mr. King was appointed Executive Vice President and Chief Financial Officer of Allied Holdings on January 25, 2005, prior to which he served Allied as a full-time accounting consultant. Prior to August 2004 when he joined Allied as a full-time accounting consultant, Mr. King was with Tatum Partners, a consulting group, which he joined in 2000 that provides clients with a full range of chief financial officer services. While at Tatum Partners, Mr. King served as interim CFO and financial vice-president for a number of public and private companies. Prior to joining Tatum Partners, Mr. King served as Chief Financial Officer of John Galt Holdings, Ltd. & Affiliates. Mr. King is a certified public accountant and has worked at the accounting firms of Deloitte and Touche LLP and PricewaterhouseCoopers.
C. Significant Developments in the Chapter 11 Cases
     1. “First Day” Orders and Retention of Professionals
     On the Petition Date, the Debtors filed “first day” motions and applications with the Bankruptcy Court seeking relief to aid in the efficient administration of the Chapter 11 Cases and to facilitate the Debtors’ transition to debtor-in-possession status. These motions and applications were granted at the “first day” hearing held on August 1, 2005.
     The Debtors’ motion for interim approval5 to enter into the DIP Loan Facility was among those motions granted. As described below, the DIP Loan Facility provided the Debtors sufficient financing to continue their business operations and pay off the balance of the Prepetition Loan Facility in full.
     Also at the first-day hearing, the Debtors’ received Bankruptcy Court permission to retain a panel of professionals to assist the Debtors in their reorganizations. Pursuant to the Bankruptcy Court’s first-day orders and subsequent retention orders, the following professionals were retained: Troutman Sanders LLP, as counsel to the Debtors; Miller Buckfire & Co., LLC, as the Debtors’ financial advisor and investment banker; JP Morgan Trust Company, National Association, as claims, noticing and balloting/voting agent for the Chapter 11 Cases; Mercer Human Resource Consulting, Inc., as the Debtors’ human resources consultants; Kekst and Company, Incorporated, as the Debtors’ corporate communications consultants; Ogletree, Deakins, Nash, Smoak & Stewart P.C., as the Debtors’ special labor law counsel; Lamberth, Cifelli, Stokes & Stout, PA, as the Debtors’ conflicts counsel; and Hays Financial Consulting, LLC, as the Debtors’ administrative compliance consultants. Subsequently, the Bankruptcy Court entered orders approving the retention of KPMG LLP as the Debtors’ auditors and accounting advisors, Deloitte Tax LLP as the Debtors’ tax services provider, and Gowling LaFleur Henderson LLP as the Debtors’ Canadian counsel.
     Finally, the Debtors sought and obtained several first-day orders from the Bankruptcy Court intended to enable the Debtors to operate in the normal course of business during the Chapter 11 process. Among other things, these orders authorized the Debtors to:
•	procedurally consolidate and jointly administer their Chapter 11 cases;

•	operate their consolidated cash management system during the Chapter 11 cases in substantially the same manner as it was operated prior to the commencement of the Chapter 11 cases;

•	pay certain prepetition employee salaries, wages, and benefits;

[5]	The Bankruptcy Court entered a final order approving the DIP Loan Facility on August 24, 2006.

•	reimburse employees’ prepetition business expenses;

•	pay prepetition sales, payroll, and use taxes owed by the Debtors;

•	pay prepetition obligations to customers and certain customs brokers, common carriers and warehousemen;

•	maintain and pay obligations with respect to insurance programs, including obligations arising from the financing of insurance premiums;

•	pay prepetition claims of certain critical vendors and service providers; and

•	pay post-petition utility service invoices.
     2. Appointment of the Official Committee of Unsecured Creditors
     On August 5, 2005, the United States Trustee appointed the Creditors’ Committee pursuant to Section 1102(a) of the Bankruptcy Code. The members of the Creditors’ Committee that were appointed were: Wells Fargo Bank National Association, as Indenture Trustee, International Brotherhood of Teamsters, Cummins South, Inc., Exotic Auto Transport, LLC, D. E. Shaw Laminar Portfolios, LLC, Eton Park Capital Management, L.P. as representative and Manager of Eton Park Funds and Stanfield Capital Partners, LLC. Stanfield Capital Partners, LLC and Eton Park Capital Management, L.P. each subsequently resigned from the Creditors’ Committee. By orders entered on September 2, 2005, the Creditors’ Committee was authorized to retain Bingham McCutchen LLP as counsel to the Creditors’ Committee, Nelson Mullins Riley & Scarborough, LLP as co-counsel to the Creditors’ Committee, Chanin Capital Partners LLC as financial advisors to the Creditors’ Committee and Fasken Martineau Dumoulin LLP as Canadian counsel for the Creditors’ Committee. Fasken Martineau Dumoulin LLP was subsequently replaced by Lang Michener LLP as counsel for the Creditors’ Committee.
     3. Debtor-In-Possession Financing
     As part of the “first day” hearing in the Chapter 11 Case the Debtors sought authorization to enter into the DIP Loan Facility which would provide financing of $230 million consisting of a revolving loan for up to $130 million which included a $75 million subfacility for letters of credit (the “DIP Revolving Loan”), a $20 million term loan (“DIP Term Loan A”) and an $80 million term loan (“DIP Term Loan B”). On August 1, 2005, the Bankruptcy Court entered an order (the “Interim DIP Order”) that authorized the Debtors to enter into the DIP Loan Facility on an interim basis and authorized the Debtors to utilize approximately $18,845,135 to payoff, in full, all amounts owed to the Prepetition Lenders under the Prepetition Loan Facility. On August 24, 2005, the Bankruptcy Court entered a final order approving the DIP Loan Facility. At the time of the approval of the DIP Loan Facility, the lenders under the DIP Loan Facility were General Electric Capital Corporation (“GE Capital”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Marathon Structured Finance Fund, L.P. (“Marathon”) and other lenders.
     Pursuant to the Interim DIP Order, borrowings under the DIP Loan Facility were used to refinance in full the Prepetition Lender Claims. Upon satisfaction of all obligations of the Debtors under the Prepetition Loan Facility, the Prepetition Lenders released all the liens in their favor which attached to any property of the Debtors. The DIP Loan Facility was originally secured by first priority liens on substantially all of the Debtors’ assets subject to a carve-out of $1.5 million for payment of professional expenses. The DIP Loan Facility contained financial covenants requiring the Debtors to maintain minimum levels of earnings before certain corporate items, interest, taxes, depreciation, and amortization (“Operating EBITDA”), as defined.
     Paragraph 19(b) of the Final DIP Order provided that, without further order of the Bankruptcy Court, the Debtors, the DIP Lenders and the DIP Facility Lenders (as defined in the Final DIP Order) could agree to modify or amend the DIP Loan Facility to shorten the maturity of the extensions of credit thereunder, or decrease the rate of interest or the letter of credit fees payable thereunder, provided, however, that notice of any material modification or amendment to the DIP Loan Facility was to be provided to the Creditors’ Committee and the U.S. Trustee, each of which was to have five (5) days from the date of such notice within which to object in writing. Further, in the event that any such objection was timely filed, the modification or amendment to the DIP Loan Facility would only be permitted pursuant to order of the Bankruptcy Court.
     Pursuant to the authority set forth in Paragraph 19(b) of the Final DIP Order, the Debtors amended the DIP Loan Facility as follows: (i) on August 30, 2005, the Debtors filed a Notice of the First Amendment to the DIP Loan Facility (the “First Amendment”), and no objection was received; (ii) on November 1, 2005, the Debtors filed a Notice of Second Amendment to the DIP Loan Facility (the “Second Amendment”), and no objection was received; (iii) on November 21, 2005, the Debtors filed a notice of Third Amendment to the DIP Loan Facility (the “Third Amendment”), and no objection was received; (iv) on April 19, 2006, the Debtors filed a notice of Fourth Amendment to the DIP Loan Facility (the “Fourth Amendment”, together with the First Amendment, the Second Amendment and the Third Amendment, the “Other Amendments”). The Creditors’ Committee filed an objection to the Fourth Amendment. A hearing on such objection was held on May 15, 2006. On May 19, 2006, the Bankruptcy Court entered an order approving the Fourth Amendment.
     After the approval of the Fourth Amendment, the Debtors continued to have additional financing needs with respect to their respective business operations. Accordingly, on June 16, 2006, the Debtors filed a motion for authority to enter into a Fifth Amendment to the DIP Loan Facility (the “Fifth Amendment”) which would provide an additional funds for the Debtors’ business operations through a $30 million term loan (“DIP Term Loan C”) to be provided by Morgan Stanley in whole or in part if Morgan Stanley were to arrange for other participating lenders. On June 30, 2006, the Bankruptcy Court entered an interim order approving the Fifth Amendment. On July 13, 2006, the Bankruptcy Court entered a final order approving the Fifth Amendment which provided the Debtors with an additional $30 million in financing. Finally, on January 10, 2007, the Debtors filed their motion seeking approval of a sixth amendment to the DIP Loan Facility (the “Sixth Amendment”) which extends the maturity date of the revolving loan portion of the DIP Loan Facility from February 7, 2007 to March 30, 2007. The remaining portions of the DIP Loan Facility will mature on June 30, 2007. Pursuant to the foregoing amendments, the Debtors cannot prepay such remaining portions of the DIP Loan Facility without incurring a fee of one-percent of the outstanding balance. On January 26, 2007, the Bankruptcy Court entered an order approving the Sixth Amendment. It is anticipated that maturity date of the revolving loan portion of the DIP Loan Facility will be extended or the DIP Loan Facility will be timely refinanced.
     On March 16, 2007, the Debtors executed a commitment letter (the “Commitment Letter”) with Goldman Sachs Credit Partners L.P. (“Goldman”) whereby Goldman agreed to refinance the DIP Loan Facility and provide the Debtors with an option to convert the debtor-in-possession financing into exit financing (the “Replacement Facilities”). Pursuant to the Commitment Letter, the Replacement Facilities consist of a $230 million senior secured term loan facility (the “Term Facility”), a $50 million senior secured synthetic letter of credit facility (the “Synthetic L/C Facility”), and a $35 million senior secured revolving credit facility (the “Revolving Facility”). In general, the Replacement Facilities will be used to (a) refinance the existing DIP Loan Facility, (b) pay administrative and other related claims, (c) pay fees and expenses associated with the financing and the Debtors’ exit from bankruptcy and (d) provide for working capital and other general corporate purposes. At a hearing on March 26, 2007, the Bankruptcy Court entered an interim order approving the Replacement Facilities. A final hearing regarding the Replacement Facilities will be held on April 11, 2007.
     4. Equipment Purchase Agreement and Equipment Financing Facility
     On April 4, 2007, the Bankruptcy Court entered an interim order authorizing Allied Systems to enter into the Equipment Purchase Agreement and the Equipment Financing Facility. The Bankruptcy Court has scheduled a hearing to consider final approval of the Equipment Financing Facility on April 23, 2007. Under the Equipment Purchase Agreement, it is anticipated that Allied Systems will purchase from Yucaipa Transport approximately 150 used rigs that Yucaipa Transport anticipates purchasing at one or more auctions with assistance from Allied. Allied Systems will pay for such equipment purchases and finance related taxes, fees and expenses through the issuance to Yucaipa Transport of secured promissory notes pursuant to the Equipment Financing Facility.
     Yucaipa Transport is not obligated to purchase any equipment at any auction or to sell it to Allied Systems, but if Yucaipa Transport elects to sell any equipment to Allied Systems, then Allied Systems will be obligated to purchase such equipment. The equipment will be sold to Allied Systems on an “AS IS” and “WHERE IS” basis without representations or warranties and Allied Holdings and Allied Systems will be responsible for, and provide indemnities with respect to, any liabilities relating to the equipment or its use. Allied Systems will be responsible for the titling, registration and licensing of the equipment and any related taxes or fees. Allied Systems will also perform the initial repair and retrofit of such equipment. Such taxes and fees and the labor costs and out-of-pocket expenses incurred in connection with the initial repair and retrofit of such equipment may be financed through the issuance of additional secured promissory notes under the Equipment Financing Facility, provided that the maximum amount of such financed labor costs and out-of-pocket expenses may not exceed $30,000 per item or $450,000 for all equipment in the aggregate, without the approval of Yucaipa Transport.
     The Equipment Financing Facility will provide a commitment for debtor in possession financing comprised of one or more secured promissory notes, in an aggregate principal amount not to exceed $15 million, with interest on the drawn amounts to bear interest at a rate equal to three-month LIBOR plus 4%, with all accrued interest to be added to principal on the first day of each calendar quarter (on a pro rata basis if the Effective Date occurs before the end of a calendar quarter) and thereafter accrue interest at the same rate as the principal amount.
     Pursuant to the Equipment Financing Facility, Yucaipa Transport will have a first priority lien on the equipment purchased with the proceeds of the Equipment Financing Facility and will be treated as an superpriority Administrative Expense Claim to the extent that the value of the collateral is less than the amount owing under the Equipment Financing Facility. The Equipment Financing Facility will contain a number of covenants regarding, among other things, the maintenance of insurance with respect to the purchased equipment, Allied Systems’ risk of loss with respect to the equipment, restrictions on transfers and the incurrence of liens on collateral and maintenance of Yucaipa Transport’s lien on the collateral.
     Certain events will constitute a default under the Equipment Financing Facility. Such events of default include, among others, (i) breaches of representations and warranties or covenants in the Equipment Financing Facility or the Equipment Purchase Agreement, (ii) a default under any indebtedness in a principal amount of $7,500,000 or more, (iii) the conversion of the Chapter 11 Case into a case under Chapter 7 of the Bankruptcy Code, (iv) judgment or attachment liens in excess of $7,500,000, (v) the failure to obtain final approval of the Equipment Financing Facility by the Bankruptcy Court on or before a specified date, (vi) certain change of control transactions involving Debtors and (vi) the approval of any plan of reorganization other than the Plan. Upon an event of default, Yucaipa Transport will have a number of remedies, including, among others, the right to accelerate the obligations under the Equipment Financing Facility and the right to sell the collateral to satisfy the obligations under the Equipment Financing Facility.
     In the event that an event of default has occurred or a plan of reorganization other than the Plan is filed and the treatment of Yucaipa Transport in the plan is not approved by Yucaipa Transport, then Yucaipa Transport will have the right to repurchase all or a portion (at its election) of the equipment for a purchase price equal to the purchase price Allied Systems paid for such equipment pursuant to the Equipment Purchase Agreement, plus the amount financed for the initial repair and retrofit costs of such equipment. The purchase price for any equipment repurchased by Yucaipa Transport will be paid to Allied Systems by the delivery for cancellation of promissory notes (or portions thereof) issued under the Equipment Financing Facility.
     Upon the Effective Date, the principal and interest due and owing under the Equipment Financing Facility (including, without limitation, any interest which has been added to principal pursuant to the Equipment Financing Facility) and all other obligations owing under the Equipment Financing Facility shall be converted to New Allied Holdings Common Stock, at the option of the either the Debtors or Yucaipa Transport, in each case in its sole and absolute discretion, which option must be exercised by giving the Debtors or Yucaipa Transport, as applicable, written notice on the earlier of (a) within ten (10) days after the entry by the Bankruptcy Court of the Confirmation Order and (b) by May 31, 2007, if the entry by the Bankruptcy Court of the Confirmation Order occurs between May 22 and May 31, 2007. If the conversion right is exercised, then the obligations under the Equipment Financing Facility shall be exchanged into a percentage of the New Allied Holdings Common Stock after giving effect to consummation of the Plan, with the percentage of shares to be issued to Yucaipa Transport to be calculated as follows: 100 percent multiplied by a fraction, (i) the numerator of which equals the total amount of the obligations under the Equipment Financing Facility as of the Effective Date and (ii) the denominator of which equals (a) Two Hundred Eighty-Five Million Dollars ($285,000,000) minus (b) the principal amount of all net debt of the Reorganized Debtors (other than the Equipment Financing Facility) net of cash on hand outstanding on the Effective Date after giving effect to consummation of the Plan.
     Eligible Participants (as defined below) have the right to acquire a participation in the Equipment Financing Facility under the terms, and subject to the conditions, set forth in a loan participation agreement (the “Participation Agreement”) with Yucaipa Transport. A copy of the Participation Agreement may be obtained by written request to Colleen Rico, Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071 (Facsimile No. (213) 891-8763) or by e-mail at colleen.rico@lw.com.
     As used herein, an “Eligible Participant” means a creditor of one or more of the Debtors who (A) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, (B) has an Allowed Class 4A Claim in a fixed and liquidated amount (an “Eligible Claim”) that satisfies each of the following requirements: (i) such claim is the subject of a timely filed proof of claim in these chapter 11 cases or is listed on the Schedules of Assets and Liabilities of one or more of the Debtors as filed in these Chapter 11 Cases (collectively, the “Schedules”), (ii) such claim does not purport to be secured or entitled to any administrative or priority treatment and is not scheduled in the Schedules as a secured or priority claim, (iii) such claim has not been objected to, is otherwise not Disputed and is not scheduled in the Schedules as contingent, unliquidated or disputed, (iv) such claim is in an amount of not less than $500,000 and (C) held its Eligible Claim as of March 30, 2007 (an Eligible Claim is not assignable or otherwise transferable without prior written consent of Yucaipa Transport, which consent may be provided or withheld in Yucaipa Transport’s sole discretion). Yucaipa Transport, following consultation with the Creditors’ Committee, shall determine in its sole and absolute discretion whether a creditor is an Eligible Participant, including, without limitation, whether such creditor holds an Eligible Claim. Any decision by Yucaipa Transport shall, absent a showing of bad faith, be absolute and shall not be subject to appeal or challenge in any court including this Court.
     Each Eligible Participant is entitled to participate in the Equipment Financing in an amount that is based on a fraction, the numerator of which is the amount of such Eligible Participant’s Eligible Claim and the denominator of which is $196,900,000. In addition, the participation is for no more than fifty percent (50%) in the aggregate of the Equipment Financing; Yucaipa intends to provide at least fifty percent of the Equipment Financing. In other words, and by way of example, an Eligible Participant with Eligible Claims totaling $19.69 million can provide no more than ten percent of the Equipment Financing in the aggregate.
     PLEASE TAKE FURTHER NOTICE THAT THERE ARE SIGNIFICANT RISKS IN ACQUIRING A PARTICIPATION IN THE EQUIPMENT FINANCING. THOSE RISKS INCLUDE, WITHOUT LIMITATION, SERIOUS RISKS OF REPAYMENT AND THE FACT THAT ANY NEW ALLIED HOLDINGS COMMON STOCK ISSUED UPON THE CONVERSION OF EQUIPMENT FINANCING WILL BE SUBJECT TO A STOCKHOLDERS’ AGREEMENT AND OTHER LIMITATIONS ON TRANSFERABILITY AND VOTING RIGHTS. IN ADDITION, ELIGIBLE

PARTICIPANTS WILL HAVE NO VOTE ON WHETHER THE EQUIPMENT FINANCING IS CONVERTED INTO NEW ALLIED HOLDINGS COMMON STOCK AND NO ABILITY TO WAIVE OR EXERCISE ANY RIGHTS UNDER THE EQUIPMENT FINANCING, EXCEPT AS EXPRESSLY PROVIDED UNDER THE PARTICIPATION AGREEMENT. FURTHER, IF THE EQUIPMENT FINANCING IS NOT CONVERTED FOR ANY REASON, THEN IT SHALL BE AT YUCAIPA’S OPTION IN YUCAIPA’S SOLE DISCRETION AS TO WHETHER THE ELIGIBLE PARTICIPANTS SHALL BE REPAID OR CONTINUE TO HAVE A PARTICIPATORY INTEREST IN THE EQUIPMENT. YOU ARE ENCOURAGED TO READ THE RISK FACTORS SET FORTH IN ARTICLE VII OF THE DISCLOSURE STATEMENT AND TO CONSULT COUNSEL BEFORE MAKING ANY INVESTMENT HEREUNDER.
     In order to participate in the Equipment Financing, an Eligible Participant must execute and deliver a Participation Agreement so that it is received no later than April 16, 2007 at 5:00 p.m., Pacific time (the “Participation Deadline”), by Colleen Rico, Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071 (Facsimile: (213) 891-8763).
     5. Dissemination of Information About the Chapter 11 Cases
     The Debtors have been actively engaged in providing information about the Debtors’ businesses and proceedings in these Chapter 11 Cases to various parties-in-interest. The Debtors provided extensive information about the Debtors’ financial, corporate, and operational status to creditors at the initial meeting of creditors held pursuant to Section 341 of the Bankruptcy Code. The Debtors also have provided regular updates to the Creditors’ Committee through its counsel. Finally, the Debtors prepared and filed regular monthly operating reports with detailed financial information.
     6. Rejection/Assumption of Executory Contracts and Unexpired Leases
     As part of the review of their ongoing businesses, the Debtors have assessed their executory contracts and unexpired leases to identify those contracts that were no longer beneficial and those that remain valuable to the Debtors’ business operations.
     Pursuant to that review, the Debtors sought and received Bankruptcy Court approval to reject seven non-residential real property leases and one sublease. For a variety of reasons, the rejected leases and sublease were no longer advantageous to the Debtors’ businesses. For example, one lease was rejected because the Debtors were able to secure new property with more favorable lease terms, including lower rent. Other leases were rejected because changes to the Debtors’ customer base rendered the leased premises unusable. The non-residential real property leases rejected include leases between one of the Debtors and the following parties: Timberland Four Limited Partnership; Richview Construction Company Limited; 171862 Canada Inc.; Cornett Holdings, Ltd.; Hart Industrial Park, LLC; Norfolk and Western Railway Company; D&D Land Investments; and Volkswagen of America.
     In addition to these leases, the Debtors also rejected non-beneficial executory contracts, including various severance agreements and agreements between one of the Debtors and the following parties: Volkswagen of America (hauling agreement; port services and vehicle processing agreement); Auto-Trans Management Services (consulting agreement); 782777 Ontario Limited (purchase and sale agreement); CB Richard Ellis (listing agreement); Consolidated Rail Corporation (access agreement); Software Engineering of America, Inc. (software maintenance agreement); and USI of Georgia, Inc. (third party claims administration agreement).
     Also pursuant to their review of executory contracts and leases, the Debtors sought and received Bankruptcy Court approval to assume equipment leases, customer contracts, and real property leases that are favorable to the Debtors’ businesses. In some cases, the contract or lease was amended and then assumed as amended. Specifically, the Debtors have assumed two real property leases: a lease between Allied Systems, Ltd. and Norfolk Southern Railway Company; and the Debtors’ lease for their corporate headquarters located in Decatur, Georgia. The headquarters lease was assumed in June 2006 and expires by its own terms on December 31, 2007. The Debtors have also amended and assumed equipment leases between Allied Systems, Ltd. and the following parties: Banc of America Leasing & Capital, LLC; Chase Equipment Leasing, Inc.; and SunTrust Leasing Corporation. Finally, the Debtors have assumed and amended two customer contracts: an agreement between AAG and General Motors Corporation; and an agreement between Allied Systems, Ltd. and American Honda Motor Co., Inc.
     Yucaipa is reviewing the Debtors’ executory contracts and unexpired leases. The proposed treatment for executory contracts and leases that are not assumed or rejected prior to confirmation of the Plan is discussed in Section VIII of the Disclosure Statement.
     7. Sales of Assets
          (a) Real Property and Improvements in Georgetown, Kentucky
     On June 26, 2006, the Debtors obtained entry of an Order allowing them to sell 9.43 acres of land located in Georgetown, Kentucky, together with all improvements and fixtures located thereon and all appurtenances, easements and rights related thereto to Jack Cooper Transport Company, Inc. for the purchase price of $625,000. The property sold had been used by Allied as an office and truck maintenance facility. However, shifts in business resulted in Allied no longer conducting business operations in that geographic area.
          (b) Sale of Debtor Kar-Tainer International LLC as going concern and subsequent dismissal of its bankruptcy case
     At the time of the Petition Date, Kar-Tainer International LLC (one of the original twenty-three Debtors) and Kar-Tainer International (Pty) LTD (a non-Debtor which was wholly owned by non-Debtor Kar-Tainer Bermuda which is a wholly owned subsidiary of the Axis Group) served as the containerized vehicle shipping arm of Axis Group. In addition to the transportation of completely built up vehicles, the two companies (together, “Kar-Tainer”) had developed a special market niche in semi-knocked down vehicle transportation. Kar-Tainer designed and manufactured particular technology designed to meet its business objectives, including ramps, frames and cassettes and had patented its containerized loading systems. Certain of the intellectual property associated with Kar-Tainer’s business was owned by Allied Holdings (the “AHI/Kar-Tainer IP”).

     On October 4, 2006, the Debtors filed a motion seeking approval of the sale of the Debtors’ ownership interests in Kar-Tainer (the “Securities”) and the AHI/Kar-Tainer IP to Richard Cox for the purchase price of $2 million. On October 27, 2005, the Bankruptcy Court entered an order approving the sale of the Securities. As a result of the sale of the Securities, there was no need for Kar-Tainer International LLC to remain in bankruptcy. Accordingly, on December 20, 2005, the Bankruptcy Court entered an order dismissing the Kar-Tainer International LLC bankruptcy case (Case No. 05-12527).
          (c) Sale of Real Property Located in Windsor, Ontario
     During the course of the Chapter 11 Cases, the Debtors identified 15.11 acres of undeveloped land located in Windsor, Ontario (the “Windsor Property”) as a non-essential asset. The Debtors solicited bids for the sale of the Windsor Property and retained a real estate broker, Cushman & Wakefield LePage, Inc. to assist the sale effort. Ultimately, a purchase and sale agreement was presented to the Bankruptcy Court for approval, subject to higher and better offers. The Debtors received several overbids and determined that an auction was necessary. On November 1, 2006, an auction was held for the sale of the Windsor Property. All parties which presented an overbid and satisfied the preconditions for bidding were invited to attend the auction. The Debtors sought and obtained authority to consummate the sale of the Windsor Property to the prevailing bidder at auction, 1659579 Ontario Ltd at a purchase price of $4.3 million. The sale of the Windsor Property closed on December 8, 2006.
     8. Severance and Key Employee Retention
     To ensure the retention of employees critical to the Debtors’ continued operations, the Debtors filed a motion on September 27, 2005 to obtain authority to implement a key employee retention program (as amended, the “KERP”) which provides for severance, retention bonuses and emergence bonuses for certain employees of the Debtors determined by the Board of Directors of Allied Holdings to be eligible to participate in the KERP (such employees shall be referred to as “Eligible Employees”). On January 6, 2006, the Bankruptcy Court entered an order approving the KERP as amended pursuant to the Bankruptcy Court’s direction.
     The KERP, as approved by the Court, divides Eligible Employees into five “tiers” – Tier 1a (comprised of one Eligible Employee, Allied Holdings’ President and Chief Executive Officer), Tier 1b (comprised of two Eligible Employees, (a) Allied Holdings’ Executive Vice President of Finance and Chief Financial Officer and (b) Allied Holdings’ Executive Vice President, General Counsel and Secretary), Tier 2 (comprised of nine Eligible Employees in senior management positions), Tier 3 (comprised of nineteen Eligible Employees in high level management positions) and Tier 4 (comprised of 49 Eligible Employees in management positions). For each Eligible Employee, the severance, retention bonus and emergency bonuses is calculated as a certain percentage of the particular Eligible Employee’s “Annual Base Salary” which is the annualized rate of all regular cash compensation excluding bonus payments and other items of extraordinary compensation, but including any regular cash compensation which is contributed to an Allied benefit plan pursuant to a salary deferral or reduction agreement (such as a 401(k) contribution). The particular percentage utilized for such calculation depends upon the particular tier of the Eligible Employee.

     The following tables provide summaries of the severance and retention and bonus programs under the KERP:
Severance

Tier	Percentage of Annual Base Salary	Date Eligible
1a	not more than 150%	After date upon which Eligible Employee incurs an Involuntary Termination of employment without Cause or Voluntary Termination or Voluntary Termination for Good Reason (with all capitalized terms have the meaning subscribed to them in the KERP)

1b	not more than 150%	After date upon which Eligible Employee incurs an Involuntary Termination of employment without Cause or Voluntary Termination or Voluntary Termination for Good Reason

2	not more than 100%	After date upon which Eligible Employee incurs an Involuntary Termination of employment without Cause or Voluntary Termination or Voluntary Termination for Good Reason

3	not more than 50%	After date upon which Eligible Employee incurs an Involuntary Termination of employment without Cause or Voluntary Termination or Voluntary Termination for Good Reason

4	not more than 25%	After date upon which Eligible Employee incurs an Involuntary Termination of employment without Cause or Voluntary Termination or Voluntary Termination for Good Reason

Retention and Emergence Bonuses

Tier	Percentage of Annual Base Salary	Date Eligible
1a	Was to be 75%; however, the only Eligible Employee has waived his right to this bonus.	N.A.

1b	75%	30% of such amount on the day the Plan was filed; 35% on the Confirmation Date; and 35% on the Effective Date of the Plan

2	50.4% to 70%	30% of such amount on the day the Plan was filed; 35% on the Confirmation Date; and 35% on the Effective Date of the Plan

3	35% to 50%	25% on February 28, 2006; 25% on earlier of April 30, 2006 or the date the Plan was filed; 25% at the Confirmation Date; and 25% on the Effective Date of the Plan

4	20% to 25%	25% on February 28, 2006; 25% on earlier of April 30, 2006 or the date the Plan was filed; 25% at the Confirmation Date; and 25% on the Effective Date of the Plan
     In addition, the KERP provided the Debtors the authority to distribute up to $150,000 in discretionary bonuses to employees that were not Eligible Employees, provided, however, that no single employee could receive more than $30,000 in such discretionary bonuses.
     9. Post-Petition Financial Performance
     The Debtors’ financial performance since the Petition Date is summarized in monthly operating reports that the Debtors have filed with the Bankruptcy Court. The monthly operating reports are available from the Bankruptcy Court’s website (https://ecf.ganb.uscourts.gov/).
     10. Claims Bar Date and Claims Summary
     On November 16, 2005, the Bankruptcy Court entered an order (the “Bar Date Order”) fixing February 17, 2006 as the deadline by which all creditors must file proofs of claim in the Chapter 11 Cases. The Bar Date Order also approved the form and manner of notice of the Bar Date. By December 1, 2005, notice of the Bar Date Order was sent to all known Holders of Claims against the Debtors, all counterparties to executory contracts or unexpired leases with the Debtors, and other parties in interest as required by the Bar Date Order. Notice of the Bar Date Order was also published in The Wall Street Journal (National Edition) on January 16, 2006, USA Today (National Edition) on January 16, 2006, and The Fulton County Daily Report on January 17, 2006.
     The Debtors estimate that they have approximately $200 million of claims subject to compromise. This debt is comprised of approximately $154 million of public debt and the rest of the debt relates primarily to vendor pre-petition balances. This amount includes Claims that have been characterized by the purported Holders of the Claims as Claims that are Priority

Claims, Secured Claims and Unsecured Claims. As of the date of this Disclosure Statement, the Debtors conducted only a preliminary review of these Claims to determine whether they are properly classified, duplicative, or invalid for any other reason. Based on their preliminary review, with regard to the Impaired Classes, the Debtors currently estimate that the aggregate Allowed amount of (i) Other Secured Claims will be zero, (ii) General Unsecured Claims will be approximately $200 million, (iii) Insured Claims will be approximately $14.5 million, and (iv) Other Insured Claims will be approximately $3.0 million. Because the Debtors have not yet conducted an in-depth analysis of the Claims to determine which claims may be invalid, the Plan Proponents opted for a conservative approach in determining the estimates provided in this Disclosure Statement. Therefore, the Debtors believe that the estimates provided herein represent the upper range of the amounts of Claims in the various Classes. Nevertheless, because the actual, final amounts of Allowed Claims will not be known until all Claims objections are resolved, it is possible that the actual allowed amount of General Unsecured Claims will be greater than that estimated by the Debtors in this Disclosure Statement.
     11. Labor Issues
     Since the commencement of these chapter 11 cases, the Debtors have worked with the TNATINC to modify the existing collective bargaining agreements on mutually agreeable terms. By the spring of 2006, no significant progress had been made with respect to such negotiations. Also, at that time, the Debtors were facing a liquidity crisis. Thus, on April 13, 2006, the Debtors filed an emergency motion pursuant to Section 1113(e) of the Bankruptcy Code (the “Interim Relief Motion”) for immediate interim wage relief from the United States Teamsters. The Interim Relief Motion sought a 10% wage reduction for union employees for the period from May 1, 2006 through and including June 30, 2006. Hearings on the Interim Relief Motion were held on April 26 and April 27, 2006. The Bankruptcy Court approved the Interim Relief Motion in an oral ruling on May 1, 2006 which was later memorialized in a written order entered on May 2, 2006. On February 9, 2007, the United States District Court for the Northern District of Georgia denied TNATINC’s motion for leave to appeal the Bankruptcy Court’s approval of the Interim Relief Motion. Under the terms of the stipulation between TNATINC and Yucaipa, TNATINC shall waive its right to appeal the Bankruptcy Court’s approval of the Interim Relief Motion and waive any right to claim an administrative expense claim as a result of the Bankruptcy Court’s approval of the Interim Relief Motion.
     On February 2, 2007, because they had still been unable to consensually resolve their labor issues with the TNATINC, the Debtors filed a motion to reject their collective bargaining agreements pursuant to section 1113 of the Bankruptcy Code (the “1113 Motion”). The United States Teamsters are in possession of a 100% strike vote by every single Allied member in the United States in the event the Bankruptcy Court grants the 1113 Motion. The CEO of the Debtors has stated that if the Teamsters strike, the Debtors will liquidate.
     Shortly after becoming the Debtors’ largest unsecured creditor with approximately $100 million in claims in May 2006, Yucaipa met with management to discuss the status of the chapter 11 cases, including the discussions that had taken place between the Debtors and TNATINC. Subsequent to the meeting, the Debtors requested Yucaipa’s assistance in facilitating a resolution of the outstanding issues relating to the collective bargaining agreement.

     After numerous discussions with the Debtors and TNATINC, Yucaipa and the TNATINC have been able to resolve the labor issues with which the Debtors are faced. As a consequence, the Debtors and TNATINC stipulated to take the 1113 Motion “off calendar” and continue indefinitely the commencement of the hearing on the 1113 Motion. The terms of the amendments to the collective bargaining agreement between the Debtors and the IBT are set forth in Exhibit G hereto. To the extent there are any conflicts between the treatment of the potential sale of the Canadian operations in the Plan and the treatment of the potential sale of the Canadian operations in the amendments to the collective bargaining agreement as set forth in Exhibit G, the terms of the Plan shall control and shall supersede the terms of the amendments to the collective bargaining agreement.
ARTICLE IV.
SUMMARY OF THE PLAN
     THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO INCLUDED IN THE PLAN SUPPLEMENT AND DEFINITIONS TO THE PLAN).
     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN.
     THE PLAN AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTORS UNDER THE PLAN AND WILL, UPON THE OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING DISTRIBUTIONS UNDER THE PLAN AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER DOCUMENT REFERRED TO THEREIN, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT SHALL CONTROL.
A. Overview of Chapter 11
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor can reorganize its business for the benefit of itself, its holders of claims and equity interests. Chapter 11 also strives to promote equality of treatment of similarly situated holders of claims and similarly situated holders of equity interests with respect to the distribution of a debtor’s assets.
     The commencement of a chapter 11 case creates an estate that is comprised of all the legal and equitable interests of a debtor as of the petition date. The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”
     The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against, and equity interests in, a debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any holder of claims against or equity interests in the debtor, whether or not such holders of claims or equity interests (1) is impaired under or has accepted the plan or (2) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or confirmation order, a confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therewith the obligations specified under the confirmed plan.
     Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the debtor’s holders of claims and equity interests. Pursuant to Section 1122 of the Bankruptcy Code, each class of claims against and equity interests in a debtor must contain claims or interests, whichever is applicable, that are substantially similar to the other claims or interests in such class. Further, a chapter 11 plan may specify that the legal, contractual and equitable rights of the holders of claims or equity interests in certain classes are to remain unaltered by the reorganization effectuated by the plan. Such classes are Unimpaired and, because of such favorable treatment, are deemed to accept the plan. Accordingly, a debtor need not solicit votes from the holders of claims or equity interests in such classes. A chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan. Any classes with claims or interests which are receiving a distribution under the plan but which are not Unimpaired will be solicited to vote to accept or reject the plan.
     In compliance with the requirements of Section 1123 of the Bankruptcy Code, the Plan divides Claims and Interests into various Classes and sets forth the treatment for each class. Further, the Plan Proponents believe that the Plan is in compliance with the requirements of Section 1122 of the Bankruptcy Code, but it is possible that a Holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Plan Proponents intend, to the extent permitted by the Bankruptcy Court and the Plan (and after consultation with the Creditors’ Committee), to make such reasonable modifications to the classifications under the Plan to permit Confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.
B. Classification of Claims and Interests
     1. Introduction
     The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of the Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. The treatment with respect to each Class of Claims and Interests provided for in the Plan shall be in full and complete satisfaction, release and discharge of such Claims and Interests.
     2. Classification
     For purposes of classification, voting, and treatment under the Plan, Claims against all Debtors are classified in a single class regardless of whether such Claims are assertable against one or more of the Debtors. The Plan Proponents do not believe that such classification or treatment adversely impacts upon the rights of any Holder of a Claim. The Plan Proponents do not intend, by so classifying Claims, to effect a substantive consolidation of any of the Debtors or their respective Estates for any purpose other than classification, voting and treatment under the Plan. Rather, the separate corporate existence of each of the Debtors is preserved under the Plan in accordance with Section 6.1 of the Plan.
     Except as otherwise provided in the Plan, nothing under the Plan is intended to or shall affect the Debtors’ or Reorganized Debtors’ rights and defenses in respect of any Claim that is “unimpaired” under the Plan, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupment against such Unimpaired Claims.
     For purposes of classification and treatment under the Plan, Interests are treated in a two Classes, one for Interests held by persons or entities in Allied Holdings and the other for Interests held by a Debtor in another Debtor.
     The classification of Claims under the Plan is as follows:

Class	Designation	Impairment	Entitled to Vote
1 et seq.	Other Secured Claims	Unimpaired with respect to Sections (i) and (v) of the paragraph titled “Treatment” under Section 3.1(2) of the Plan; Impaired with respect to Sections (ii), (iii), (iv) and (vi) of such paragraph	No if Unimpaired; Yes if Impaired

2	Priority Non-Tax Claims	Unimpaired	No

3	Workers’ Compensation Claims	Unimpaired	No

4A	General Unsecured Claims (other than those classified in Class 4D)	Impaired	Yes

4B	Insured Claims (other than those classified in Class 4D)	Impaired	Yes

4C	Other Insured Claims (other than those classified in Class 4D)	Impaired	Yes

4D	Claims of Cash Out Holders Cash Option	Impaired	Yes

5	Intercompany Claims	Impaired	No

6	Subordinated General Unsecured Claims	Impaired	No
The classification of Interests under the Plan are as follows:

7A	Old Allied Holdings Common Stock	Impaired	No

7B	Old Other Debtors Common Stock	Impaired	No

7C	Old Allied Holdings Stock Rights	Impaired	No
     The Classes of Claims and Interests, as well as their treatment and an analysis of whether they are impaired or unimpaired, are described in more detail as follows:
          (a) Class 1 — Other Secured Claims. Class 1 consists of Allowed Other Secured Claims against each Debtor. This Class will be divided into subclasses designated by letters of the alphabet (Class 1A, Class 1B and so on), so that each Holder of any Secured Claim against each Debtor is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class, and except for a precautionary class of otherwise unclassified classes of Secured Claims. The Plan Proponents currently estimate that the total amount of Other Secured Claims that will be Allowed under the Plan is zero. The Plan Proponents expect that the Claims of the members certain subclasses of Class 1 shall be Unimpaired under clauses (i) and (v) of this paragraph and the Claims of the members of certain subclasses of Class 1 shall be Impaired under clauses (ii), (iii), (iv) and (vi) of this paragraph. Each Holder of an Allowed Secured Claim in Class 1 shall, in the discretion of Yucaipa (after consultation with the Debtors and the Creditors’ Committee), receive, in full satisfaction, settlement, release and discharge of, and in exchange for, its Allowed Class 1 Claim, any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 1 Claim; (ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 1 Claim, of a value, as of the Effective Date, of at least the value of such Holder’s interest in the Debtors’ property securing the Allowed Class 1 Claim; (iii) the property of the Debtors securing such Holder’s Allowed Class 1 Claim; (iv) Cash payments or Liens amounting to the indubitable equivalent of the value of such Holder’s interest in the Debtors’ property securing the Allowed Class 1 Claim; (v) Reinstatement of such Allowed Class 1 Claim; or (vi) (after consultation with the Creditors’ Committee and the Debtors) such other treatment as Yucaipa and such Holder shall have agreed upon in writing.
     A list of all Class 1 Claims and the proposed treatment thereof will be filed with the Bankruptcy Court ten (10) days before the Voting Deadline. Such list may be amended, modified or supplemented by Yucaipa (after consultation with the Debtors and the Creditors’ Committee) as more fully described in the Plan.
Voting: Each Impaired Allowed Class 1 Claim shall be entitled to vote on confirmation of the Plan. Each Unimpaired Allowed Class 1 Claim is conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code.
          (b) Class 2 – Priority Non-Tax Claims. Class 2 consists of all Claims entitled to priority under Section 507(a) of the Bankruptcy Code other than an Administrative Expense Claim or a Priority Tax Claim. The legal, equitable and contractual rights of the Holders of Class 2 Priority Non-Tax Claims are unaltered by the Plan. Unless the Holder of such Claim and Yucaipa agree to a different treatment (after consultation with the Creditors’ Committee and the Debtors), each Holder of an Allowed Class 2 Priority Non-Tax Claim shall receive, in full and final satisfaction of such Allowed Class 2 Priority Non-Tax Claim, one of the following alternative treatments:
     (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors on the Effective Date; or
     (ii) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors when and as such Claim becomes due and owing in the ordinary course of business; or
     (iii) such Claim will be otherwise treated in a manner so that such Claims shall be rendered Unimpaired pursuant to Section 1124 of the Bankruptcy Code.
     The proposed treatment of each Class 2 Priority Non-Tax Claim shall be selected by Yucaipa (after consultation with the Debtors and the Creditors’ Committee) and shall be disclosed within ten (10) days before the Voting Deadline.
Voting: Class 2 is an Unimpaired Class, and the Holders of Class 2 Priority Non-Tax Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

          (c) Class 3 – Workers’ Compensation Claims. Class 3 Workers’ Compensation Claims consist of all claims by employees of the Debtors arising from or related to their employment with the Debtors for which the Debtors are required by state statute to maintain workers’ compensation insurance coverage through a program of third party insurance, self-insurance, or state-sponsored insurance. Under the Plan, the Reorganized Debtors will continue all of the Debtors’ workers’ compensation policies and related agreements that were in effect on or at any time prior to the Effective Date such that Workers’ Compensation Claims are unaltered by the Plan. Any Holder of a Workers’ Compensation Claim may proceed with such Claim before the appropriate state workers’ compensation board or other appropriate authority subject to the right of the Debtors/Reorganized Debtors and the insurers, as applicable pursuant to any policy and related agreements to, among other things, defend, contest or litigate any such Claim or the existence, primacy and/or scope of available coverage under any alleged applicable policy or program. To the extent any such Claim is determined to be valid by the appropriate state workers’ compensation board or other authority having jurisdiction over such Claim, such Claim shall be paid from proceeds of the applicable workers’ compensation insurance policies to the extent of any coverage thereunder. Nothing in the Plan is intended to, shall or shall be deemed: (i) to preclude any Holder of a Workers’ Compensation Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any Distribution such Holder may receive under this Plan; or (ii) to modify or limit the rights of the insurers to contest and/or litigate the existence, primacy and/or scope of available coverage under the alleged applicable policy.
Voting: Class 3 is an Unimpaired Class, and the Holders of Class 3 Workers’ Compensation Claims are conclusively deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3 are not entitled to vote to accept or reject the Plan.
          (d) Class 4A – General Unsecured Claims. The Debtors estimate that the total amount of Allowed General Unsecured Claims that will be Allowed under the Plan is approximately $200 million. Each Holder of a Class 4A General Unsecured Claim will receive a Pro Rata share of the New Allied Holdings Common Stock (subject to dilution by the shares issued pursuant to Section 4.2(d) of the Plan and the Equipment Financing Facility) based on the ratio of the amount of such Holder’s Allowed Class 4A Claim to the aggregate amount of all Allowed Class 4A, Class 4B and Class 4C Claims plus the Stub Amount of Allowed Class 4D Claims. The Committee supports the Plan subject to the assessment of certain matters referenced in Article VII.F
Voting: Class 4A is an Impaired Class and pursuant to Section 1126 of the Bankruptcy Code each Holder of an Allowed Class 4A General Unsecured Claim is entitled to vote to accept or reject the Plan.
          (e) Class 4B –Insured Claims. Class 4B consists of all Tort Claims (other than Tort Claims whose Holders have elected the Cash Option) arising from an incident or occurrence alleged to have occurred prior to the Effective Date. Under the Plan, a “Tort Claim”

means any Claim (including punitive damage claims to the extent permitted by the Bankruptcy Court and not otherwise subordinated under the Plan or applicable law), which arose prior to the Petition Date, that has not been settled, compromised or otherwise resolved that: (i) arises out of allegations of personal injury, wrongful death, property damage or similar legal theories of recovery; or (ii) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to health, safety, hazardous substances or the environment. Each Holder of an Allowed Class 4B Claim shall receive a Pro Rata Share of the New Allied Holdings Common Stock (subject to dilution by the shares issued pursuant to Section 4.2(d) of the Plan and the Equipment Financing Facility) based on the ratio of the amount of such Holder’s Allowed Class 4D Claim to the aggregate amount of all Allowed Class 4A, Class 4B and Class 4C Claims plus the Stub Amount of Allowed Class 4D Claims; provided, however, that the Allowed Amount of such a Claim shall be limited to the sum of the applicable self-insured retention or deductible under the relevant insurance policy and the amount, if any, that such Claim exceeds the total coverage available from the relevant insurance policies. The total dollar amount of Tort Claims asserted against the Debtors is approximately $400 million. This amount represents the sum of the Claims asserted by Holders in Classes 4B and 4C including duplicative amounts where a single claimant filed proofs of claim against multiple Debtors for the same alleged injury. Nothing in the Plan is intended to, shall or shall be deemed: (i) to preclude any Holder of an Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any Distribution such Holder may receive under this Plan; or (ii) to modify or limit the rights of the insurers to contest and/or litigate the existence, primacy and/or scope of available coverage under the alleged applicable policy.
Voting: Class 4B is an Impaired Class and pursuant to Section 1126 of the Bankruptcy Code each Holder of an Allowed Class 4B Insured Claim is entitled to vote to accept or reject the Plan.
          (f) Class 4C – Other Insured Claims. Class 4C consists of all Tort Claims (other than Tort Claims whose Holders have elected the Cash Option) arising from an incident or occurrence alleged to have occurred prior to the Effective Date and asserted against GACS and/or Commercial Carriers. There are approximately 21 pending Other Insured Claims arising out of the manufacture of specially designed trailers manufactured under the name “Delevan.” The Other Insured Claims are brought generally by drivers alleged to be injured in the course of loading or unloading these trailers. These trailers were manufactured by Delevan Industries, Inc., which was formerly a subsidiary of CCI. The Debtors acquired CCI and GACS in the Ryder Acquisition. The Debtors maintained limited insurance for certain Other Insured Claims for the period of October 1, 1997 through October 1, 2003. The insurance policies were issued by Haul. For each policy year, the policy with Haul provided a $1 million retained liability per occurrence with an additional layer of coverage subject to a $1 million limit of liability per occurrence and a $5 million policy aggregate limit for the period October 1, 1997 to October 1, 2002 and a $2,000,000 Annual Aggregate for the period October 1, 2002 to October 1, 2003. Neither GACS, CCI nor any other Debtor maintained insurance for Other Insured Claims after October 1, 2003. Each Holder of an Allowed Other Insured Claim shall receive a Pro Rata Share of the New Allied Holdings Common Stock (subject to dilution by the shares issued pursuant to

Section 4.2(d) of the Plan and the Equipment Financing Facility) based on the ratio of the amount of such Holder’s Allowed Class 4C Claim to the aggregate amount of all Allowed Class 4A, Class 4B and Class 4C Claims plus the Stub Amount of Allowed Class 4D Claims; provided, however, that the maximum allowed amount of an Allowed Other Insured Claim shall be limited to an amount equal to the applicable self-insured retention or deductible under the relevant insurance policy plus the amount by which the Allowed Other Insured Claim exceeds the total coverage available from the relevant insurance policies of the Debtors. The Plan Proponents estimate that Allowed Class 4C Claims will aggregate $3.0 million. The total dollar amount of Tort Claims asserted against the Debtors is approximately $400 million. Nothing in the Plan is intended to, shall or shall be deemed: (i) to preclude any Holder of an Other Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any Distribution such Holder may receive under this Plan; or (ii) to modify or limit the rights of the insurers to contest and/or litigate the existence, primacy and/or scope of available coverage under the alleged applicable policy.
Voting: Class 4C is an Impaired Class and pursuant to Section 1126 of the Bankruptcy Code each Holder of an Allowed Class 4C Other Insured Claim is entitled to vote to accept or reject the Plan.
          (g) Class 4D – Claims of Cash Out Electing Holders. Class 4D consists of the Claims of all Cash Out Holders.
     The Debtors estimate that the General Unsecured Claims, Insured Claims and Other Insured Claims Allowed in an amount equal to or less than $20,000 total approximately $6.7 million in the aggregate.
     Yucaipa has agreed to fund the Cash Out Contribution in the amount of at least $2 million. By way of example:
     Yucaipa will contribute $2 million to pay each Holder of an Allowed Class 4D Claim up to 25 cents on the dollar (assuming Allowed Class 4D Claims total in the aggregate $8 million).
     The aggregate amount of Allowed Class 4D Claims is greater than $8 million and equal to or less than $16 million, a Pro Rata share of $2 million (i.e., between approximately 12.5% and 25% of such Holder’s Allowed Class 4D Claim). For example, if the Allowed Class 4D Claims total in the aggregate $10 million, each Holder of Allowed Class 4D Claim will receive a Pro Rata share of the $2 million Cash Out Contribution, for a Pro Rata payment of 20 cents on the dollar.
     As the total Allowed Class 4D Claims increase in dollar amount, the Pro Rata recovery of the Cash Contribution will reduce correspondingly; however, so long as the total Allowed Class 4D Claims do not exceed $20 million, Yucaipa will increase the Cash Out Contribution, as appropriate, to provide a floor distribution of at least 12.5 cents on the dollar (e.g., if $20 million of claims opt in, then Yucaipa would put in enough cash to ensure that every creditor gets at least 12.5 cents on the dollar (or a total of $2.5 million to satisfy $20 million of claims)).

     If the total Allowed Class 4D Claims exceed $20 million, at Yucaipa’s option, Yucaipa can put in additional funds to increase the Cash Out Contribution and provide such Holders a Pro Rata 12.5 cent recovery. If no additional funds are contributed, creditors who opt in will get a distribution on a Pro Rata basis as follows: cash up to 12.5 cents on the dollar and New Allied Holdings Common Stock for the remainder. By way of example, if Allowed Class 4D Claims total $30 million, Yucaipa would contribute $2.5 million in cash to be spread pro rata over $20 million of claims, and the remaining $10 million in claims would get a pro rata distribution of New Allied Holdings Common Stock. Any portion of the Cash Out Distribution remaining after all required distributions have been made to Holders of Allowed Class 4D Claims will be returned to Yucaipa.
     Holders of General Unsecured Claims, Insured Claims and Other Insured Claims who receive the Cash Option shall be deemed to have assigned their General Unsecured Claims, Insured Claims and/or Other Insured Claims (without giving effect to any Voluntary Reductions) to Yucaipa, and such Allowed Claims shall be combined with Yucaipa’s other Allowed General Unsecured Claims for purposes of determining the Pro Rata share of the New Allied Holdings Common Stock to be distributed to Yucaipa. NOTE: The election of a creditor in its Ballot regarding whether to take the Cash Option or to make a Voluntary Reduction is irrevocable.
Voting: Class 4D is an Impaired Class and pursuant to Section 1126 of the Bankruptcy Code each Holder of an Allowed Class 4D Unsecured Claim is entitled to vote to accept or reject the Plan.
          (h) Class 5 — Intercompany Claims. Class 5 consists of all Claims by a Debtor against another Debtor. Under the Plan, on and as of the Effective Date, no Holder of an Allowed Intercompany Claim will receive or retain any property of the Debtors under the Plan on account of such Claim; provided, however, that Intercompany Claims may be capitalized, satisfied, or preserved either directly or indirectly or in whole or part. Any Intercompany Claim, or portion thereof, that is not so capitalized, satisfied, or preserved will be cancelled as of the Effective Date.
Voting: Class 5 is an Impaired Class, and the Holders of Class 5 Intercompany Claims are conclusively deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5 are not entitled to vote to accept or reject the Plan.
          (i) Class 6 – Subordinated General Unsecured Claims. Class 6 – Subordinated General Unsecured Claims. Class 6 consists of (i) any Claim, or portion thereof, which is subordinated to the payment of all other General Unsecured Claims (other than Claims which are themselves Subordinated General Unsecured Claims) pursuant to Section 510 of the Bankruptcy Code, any other applicable law, any order of the Bankruptcy Court or any applicable agreement, or (ii) any Claim for any fine, penalty, or forfeiture, or for multiple, exemplary or punitive damages, to the extent that such fine, penalty, forfeiture, or damages are not compensation for actual pecuniary loss suffered by the Holder of such Claim and to the extent that there is not insurance coverage under applicable insurance policies for such Claim. Under the Plan, on and as of the Effective Date, such Claims shall be cancelled and the Holders thereof will receive no distribution on account thereof under the Plan.
Voting: Class 6 is an Impaired Class, and the Holders of Class 6 Claims are conclusively deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 6 are not entitled to vote to accept or reject the Plan.
          (j) Class 7A – Old Allied Holdings Common Stock. Class 7A consists of all Allowed Interests in Old Allied Holdings Common Stock. Under the Plan, on and as of the Effective Date, the Interests in Old Allied Holdings Common Stock will be cancelled and the Holders thereof will receive no distribution on account thereof under the Plan.
Voting: Class 7A is an Impaired Class, and the Holders of Class 7A Interests are conclusively deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Therefore the Holders of Class 7A Interests are not entitled to vote to accept or reject the Plan.
          (k) Class 7B – Old Other Debtors Common Stock. Class 7B consists of all Allowed Interests in Old Other Debtors Common Stock. Under the Plan, Holders of Old Other Debtors Common Stock will not receive any distribution of property under the Plan on account of their interest in Old Other Debtors Common Stock and, on the Effective Date, all Interests in Old Other Debtors Common Stock will be cancelled.6
Voting: Class 7B is an Impaired Class, and the Holders of Class 7B Interests are conclusively deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Therefore the Holders of Class 7B Interests are not entitled to vote to accept or reject the Plan.7
          (l) Class 7C – Old Allied Holdings Stock Rights. Class 7C consists of all Old Allied Holdings Stock Rights. Holders of Allowed Old Allied Holdings Stock Rights will not receive any distribution of property under the Plan on account of their interest in Old Common Stock and, on the Effective Date, all Interests in Old Allied Holdings Stock Rights will be cancelled.
     Voting: Class 7C is an Impaired Class, and the Holders of Class 7C Interests are conclusively deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Therefore the Holders of Class 7C Interests are not entitled to vote to accept or reject the Plan.

[6]	The foregoing may be modified by the Plan Proponents or the Reorganized Debtors at any time, after consultation with the Creditors’ Committee.

[7]	If Yucaipa determines for business, tax or operational reasons that the Old Other Debtors Common Stock should remain outstanding, the foregoing may be modified by Yucaipa at any time, after consultation with the Debtors and the Creditors’ Committee.

C. Treatment of Unclassified Claims.
     1. Summary
     Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Debtors are not classified for purposes of voting on, or receiving Distributions under, the Plan. Similarly, Claims of the DIP Lenders under the DIP Loan Facility are not classified for purposes of voting on, or receiving Distributions under, the Plan. Holders of such DIP Lender Claims are not entitled to vote on the Plan. All such DIP Lender Claims are instead treated separately in accordance with Article IV of the Plan and in accordance with the requirements set forth in Section 1129(a)(9)(A) of the Bankruptcy Code. In addition, during the Chapter 11 Cases, the Holders of Prepetition Lender Claims previously received, in full and final satisfaction of their Claims, Cash equal in amount to one hundred percent (100%) of their Claims and, as a result, Prepetition Lenders’ Claims are not classified or otherwise provided for in the Plan and the Holders of Prepetition Lenders’ Claims are not entitled to vote to accept or reject the Plan.
     2. Administrative Expense Claims
     Administrative Expense Claims are claims for payment of administrative expenses of a kind specified in Section 503(b) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, without limitation, post-petition wages, post-petition salaries, commissions for services rendered after the Petition Date, Professional Compensation and all fees and charges assessed against the Estates under Section 1930 of Title 28 of the United States Code. The Debtors currently estimate that the amount of Administrative Expense Claims will total in excess of approximately $2 million. Such estimate includes only unpaid ordinary course expenses incurred after the Petition Date and Cure Amounts (amounts necessary to cure defaults under executory contracts or unexpired leases to be assumed pursuant to Section 5.1 of the Plan, but excludes, among other items, Postpetition Tax Claims, Claims for Professional Compensation, Yucaipa’s Claim for substantial contribution and the Indenture Trustee Fees and Expenses, which amounts remain undetermined and which will be material individually and in the aggregate. Subject to (x) the bar date provisions set forth below and (y) additional requirements for professionals and certain other entities set forth below, the Reorganized Debtors shall pay to each holder of an Allowed Administrative Expense Claim, on account of its Administrative Expense Claim and in full satisfaction thereof, Cash equal to the Allowed amount of such Administrative Expense Claim on the later of (A) sixty (60) days after such Claim becomes Allowed or (B) the Effective Date (or as soon as practicable thereafter) unless the Holder, the Reorganized Debtors and Yucaipa agree in writing to other treatment of such Claim. Payment on an Administrative Expense Claim that arose in the ordinary course of the Debtors’ Business will not be made until such payment would have become due in the ordinary course of the Debtors’ business or under the terms of the legal obligation giving rise to the Claim in the absence of the Chapter 11 Cases.

          (a) Bar Date for Filing Administrative Expense Claims
     Except for Administrative Expense Claims of Professionals for Professional Compensation, which are addressed below, and except as otherwise provided below for (A) non-tax liabilities incurred in the ordinary course of business by each Debtor and (B) Postpetition Tax Claims and (C) Yucaipa’s Claim for substantial contribution and (D) the Indenture Trustee Fees and Expenses, requests for payment of Administrative Expense Claims must be Filed and served on counsel for the Reorganized Debtors and counsel for Yucaipa no later than (x) 30 days after the Effective Date of the Plan (the “Administrative Expense Claim Bar Date”) or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of the Administrative Expense Claim Bar Date. Holders of Administrative Expense Claims that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against any of the Debtors or the Reorganized Debtors or any of their respective properties.
          (b) Final Application for Professional Compensation
     Except as provided in IV.C.2(e) below, Persons requesting Professional Compensation pursuant to any of Sections 327, 328, 330, 331, 363, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Confirmation Date shall File and serve on the Debtors, Reorganized Debtors, as the case may be, Yucaipa, the Creditors’ Committee (if still then in existence) and any other party entitled to receive a copy of such application pursuant to rule or order of the Bankruptcy Court, an application for final allowance of compensation and reimbursement of expenses on or before sixty (60) days after the Effective Date. The provisions of this paragraph shall not apply to any professional providing services pursuant to and subject to the limits contained in the Order Authorizing Employment of Professionals Utilized in the Ordinary Course of Business entered in the Chapter 11 Cases on or about August 2, 2005.
          (c) Ordinary Course Liabilities
     Holders of Administrative Expense Claims based on liabilities incurred after the Petition Date in the ordinary course of the Debtors’ business (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Expense Claims shall be assumed and paid by the Reorganized Debtors, as appropriate, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Expense Claim, without any further action by the Holders of such Claims; provided that, notwithstanding the foregoing, the Reorganized Debtors reserve the right to dispute through any means permitted at law, equity and/or contract any Administrative Expense Claims based on liabilities incurred after the Petition Date in the ordinary course of the Debtors’ business that the Reorganized Debtors believe are incorrect, invalid or otherwise objectionable.
          (d) Postpetition Tax Claims
     All requests for payment of Postpetition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date; and (ii) one hundred and twenty (120) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any

Holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against any of the Debtors or Reorganized Debtors, or any of their respective properties, whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date.
     (e) Yucaipa Claim for Substantial Contribution
     Yucaipa shall hold an Allowed Claim for substantial contribution under Section 503(b)(3) of the Bankruptcy Code for its fees and expenses incurred in connection with Yucaipa’s participation in the Debtors’ Chapter 11 Cases, if the Debtors successfully reorganize (including, without limitation, professional fees and the fees associated with retention of a new CEO for the Reorganized Debtors). Among other things, Yucaipa played a key role in negotiating and drafting the terms of the Plan and the new labor deal with TNATINC and played a key role in obtaining Exit Financing. No motion for allowance shall be required for the Debtors or Reorganized Debtors, as applicable, to pay Yucaipa’s Allowed Claim for substantial contribution on the Effective Date of the Plan in the amount of such fees and expenses. Yucaipa will provide a good faith estimate of its Allowed Claim for substantial contribution at or prior to the Confirmation Hearing.
     (f) Indenture Trustee Fees and Expenses
     No motion for allowance shall be required for the Debtors or the Reorganized Debtors, as applicable, to pay the Indenture Trustee Fees and Expenses, which shall be paid by the Reorganized Debtors on the Effective Date.
     3. Priority Tax Claims
     Priority Tax Claims include Unsecured Claims of governmental units for unpaid taxes entitled to priority under Section 507(a)(8) of the Bankruptcy Code. The Debtors currently estimate that the amount of Priority Tax Claims will be no more than $398,000. Each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date either (a) will be paid the full unpaid amount of such Allowed Priority Tax Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder, Yucaipa or the Reorganized Debtors, (b) will receive deferred Cash payments, over a period ending not later than 6 years after the date of assessment, totaling the principal amount of such Priority Tax Claim plus simple interest on any outstanding balance from the Effective Date calculated at a fixed rate of 4% per annum from the Effective Date, or such lesser rate agreed to by a particular taxing authority, or (c) otherwise will be paid as provided for in an order of the Bankruptcy Court. The proposed treatment for each Holder of an Allowed Priority Tax Claim due and payable on the Effective Date shall be selected by Yucaipa and shall be disclosed in the Plan Supplement. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, (ii) survive after the Effective Date as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to Section 1141 of the Bankruptcy

Code. In accordance with Section 1124 of the Bankruptcy Code, the Plan leaves unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.
     4. DIP Lender Claims
     On the Effective Date, as set forth in the DIP Credit Documents, all outstanding Allowed Claims under the DIP Loan Facility shall be either (a) paid, in full, in Cash by the Reorganized Debtors or (b) converted into the Exit Financing Facility on the terms and subject to the conditions set forth in the DIP Credit Documents.
     5. Equipment Financing Facility Claims
     Claims under the Equipment Financing Facility will be treated as set forth in Section III.C.4 above.
D. Means for Implementation of the Plan
     1. Sources of Funding for Distributions Under the Plan
     On the Effective Date, the Reorganized Debtors shall obtain the Exit Financing from the Exit Financing Lenders. The terms of the Exit Financing will be contained in the Plan Supplement. Except for the Cash Out Distribution which will be funded by Yucaipa, all Cash necessary for the Reorganized Debtors to make payments required by the Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors and the Exit Financing. Except as otherwise set forth in Article VIII of the Plan, Cash payments to be made pursuant to the Plan shall be made by the Reorganized Debtors, provided, however, that the Debtors and Reorganized Debtors shall be entitled to transfer funds between and among themselves as may be necessary or appropriate to enable any of the Reorganized Debtors to satisfy their obligations under the Plan. Additionally, in the projections attached as Exhibit C hereto, the Reorganized Debtors expect to spend $70 million in capital expenditures per year for at least the next four years. The Reorganized Debtors expect to fund such capital expenditures from cash flow generated from operations and from the Exit Facility and the Equipment Financing Facility.
     2. Pooling of Claims/Limited Substantive Consolidation
     Generally, substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan. The effect of consolidation is the pooling of the assets of, and claims against, the consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of the debtors for purposes of receiving distributions under a reorganization plan. Here, for the limited purposes of for voting and treatment under the Plan, the Debtors seek to substantively consolidate their estates to facilitate distributions to creditors.
     As set forth in Section 2.1 of the Plan, the Plan is premised on the substantive consolidation of all of the Debtors with respect to the treatment of all Claims and Interests except for the Other Secured Claims in Class 1, as provided below. The Plan does not contemplate substantive consolidation of the Debtors with respect to the Class 1 Claims, which shall be deemed to apply separately with respect to the Plan proposed by each Debtor. The Plan shall serve as a request by the Plan Proponents, in lieu of a separate motion, to the Bankruptcy Court, that it grant substantive consolidation with respect to the treatment of all Claims and Interests other than Class 1 Claims as follows: on the Effective Date, (a) all Intercompany Claims will be eliminated (except as set forth in Section 3.7 in the Plan); (b) all Assets and liabilities of the Debtors will be merged or treated as though they were merged (except to the extent they secure any Allowed Other Secured Claim); (c) all guarantees of the Debtors of the obligations of any other Debtor and any joint or several liability of any of the Debtors shall be eliminated; and (d) each and every Claim or Interest (except for Other Secured Claims) against any Debtor shall be deemed Filed against the consolidated Debtors and all Claims (except for Other Secured Claims) Filed against more than one Debtor for the same liability shall be deemed one Claim against any obligation of the consolidated Debtors. The limited substantive consolidation under the Plan should not affect a Holder of a Tort Claim’s rights, if any, to seek coverage under multiple policies of insurance.
     The authority of a Bankruptcy Court to order substantive consolidation is found by most courts to be derived from their general equitable powers under Section 105(a) of the Bankruptcy Code, which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code. In addition, courts have found that statutory authority exists for the approval of substantive consolidation as a part of the plan of reorganization under the terms of Section 1123(a)(5)(C) of the Bankruptcy Code. There has been a modern trend towards allowing substantive consolidation, as the judiciary recognized the widespread use of interrelated corporate structures operating under a parent entity’s umbrella for business and tax purposes. In re Murray Indus., 119 Bankr. 820, 830 (Bankr. M.D. Fla. 1990); see also In re Vecco Construction Indus., 4 Bankr. 407, 409 (Bankr. E.D. Va. 1980). However, there are no statutorily prescribed standards setting forth the parameters for when substantive consolidation is appropriate. Instead, judicially developed standards control whether substantive consolidation should be granted in any given case
     The United States Court of Appeals for the Eleventh Circuit developed a standard for authorizing substantive consolidation pursuant to which the proponent of substantive consolidation must show that (i) there is a substantial identity between the entities to be consolidated and (ii) consolidation is necessary to avoid some harm or to realize some benefit. Eastgroup Properties v. Southern Motel Assoc., LTD., 935 F.2d 245, 249 (11th Cir. 1991). See also Reider v. F.D.I.C. (In re Reider), 31 F.3d 1102, 1107-1108 (11th Cir. 1994). Once this prima facie case for consolidation is made, the burden shifts to an objecting creditor to show that (i) it has relied on the separate credit of one of the entities to be consolidated and (ii) it will be prejudiced by substantive consolidation. Eastgroup, 935 F.2d at 249. If the objecting creditor makes this showing, then the court may order consolidation if it determines that the demonstrated benefits of consolidation “heavily” outweigh the harm. Id.
     Thus, the propriety of substantive consolidation must be evaluated on a case-by-case basis based upon the particular facts and circumstances of the estates in question. The extensive list of elements and factors frequently cited and relied upon by courts in determining the propriety of substantive consolidation may be viewed as variants on two critical factors, namely, (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors.
     Allied Holdings is a publicly owned corporation that has no parent corporations. It has four direct and wholly owned subsidiaries: (1) AAG (collectively, with its direct and indirect subsidiaries, the “Automotive Group”); (2) Axis Group, Inc. (collectively, with its direct and indirect subsidiaries, the “Axis Group”); (3) AH Industries, Inc.; and (4) Haul (collectively, the “Subsidiaries”). All of the companies in the Automotive Group are Debtors. All of the U.S. and Canadian companies in the Axis Group are Debtors. The remaining Axis Group companies, comprised of certain foreign companies and certain entities in which Axis Group, Inc. holds only a minority interest, are not Debtors. Haul is not a Debtor. There are twenty two (22) separate Debtors.
     Throughout their existence, the numerous Automotive Group Debtors have functioned as a single entity in several important ways. Similarly, the Axis Group Debtors have historically functioned as a single entity in many ways. While the Debtors’ businesses have been operated through several different legal entities for various business planning reasons, they are part of one, integrated enterprise, the value of which cannot realistically be apportioned to any one entity.
     The Debtors are commonly owned and are managed by a “corporate” office located in Decatur, Georgia. Allied Holdings’ management provides services to all Debtor entities, including accounting and bookkeeping, treasury, legal, tax, information systems, administrative, real estate management and similar “back office” corporate services. All of the Debtors are part of centralized cash management system, which included consolidated bank accounts. The cash management system allows the Debtors to collect funds received by all Debtors through a series of transactions and to disburse the funds through disbursement accounts to pay for operating expenses related to all Debtors. The Debtors have consolidated financial statements and consolidated Federal tax returns. At year end, only the consolidated financial statement and that of non-debtor Haul are audited. All of the Debtors are borrowers or guarantors of the debtor-in- possession financing facility and the pre-petition unsecured notes. In addition, it is company policy that the individual Subsidiaries are not permitted to borrow money independently.
     There is substantial identity among the Debtors, some of which have similar names and are known as the largest transporter of new and used vehicles in North America. The Debtors’ extremely strong and high-profile presence in the car-hauling industry also contributed to their substantial identity, despite their observance of corporate formalities. Further, although the Debtors keep separate books and records, the time and expense of separately classifying and treating claims against each Debtor would be significant.
     In the Chapter 11 Cases, all of the Debtors are jointly and severally liable for the DIP Loan Facility and the Prepetition Notes. Absent the proposed limited substantive consolidation, any recoveries available to general unsecured creditors likely would be further diluted on account of secured guarantees provided by Debtor subsidiaries which are structurally senior to the claims of substantially all trade and other general unsecured claims. For these reasons, there is no prejudice to any creditor in substantively consolidating the estates and treating each creditor as holding a single claim against a common pool of value. Accordingly, limited substantive consolidation as set forth herein is warranted.

     Based upon the proposed substantive consolidation of the Debtors’ estates, creditors each effectively have one claim for purposes of distributing the value allocated to them in the Plan. This structure avoids complications that arise in connection with calculating and making distributions on account of their individual, separate claims against each Debtor entity. The actual assets of the Debtors, however, will not be consolidated together, and the separate legal identity of each Debtor will be maintained.
     3. Corporate Structure and Governance of the Reorganized Debtors
          (a) Continued Corporate Existence
     After the Effective Date, each of the Reorganized Debtors shall continue to exist in accordance with the law in the jurisdiction in which it is incorporated or organized and pursuant to its certificate of incorporation and bylaws or other applicable organizational document in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other applicable organizational document are amended or replaced under the Plan and as provided in the Reorganized Governing Documents and Reorganized By-Laws. Old Allied Holdings may be reorganized and reincorporated as a Delaware corporation pursuant to the Plan, on or after the Effective Date and shall operate under its Reorganized Governing Documents and Reorganized By-laws. On and after the Effective Date, all property of the Estates, including all Claims, rights and causes of action and any property acquired by any Debtor or Reorganized Debtor under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, each of the Reorganized Debtors may operate its business, may use, acquire and dispose of property, may retain, compensate and pay any professionals or advisors, and compromise or settle any Claims or Interests without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Notwithstanding the foregoing, due to tax, operational and other business considerations, Yucaipa reserves the right to structure the Plan as an asset sale so long as the treatment to holders of Allowed Claims and Interests does not change negatively and materially.
     Each Reorganized Debtor may, without the need for any further corporate act or other action under any applicable law, regulation, order or rule, issue authorized New Common Stock to the Reorganized Debtor that was that Debtor’s corporate parent prior to the Effective Date, so that each Reorganized Debtor will retain its 100% ownership of its pre-Petition subsidiary. The foregoing may be modified by Yucaipa, after consultation with the Debtors and the Creditors’ Committee.
     There are certain Affiliates of the Debtors that are not Debtors in the Chapter 11 Cases. The continued existence, operation and ownership of such non-Debtor Affiliates is a material component of the Debtors’ businesses, and, all of the Interests and other property interests in such non-Debtor Affiliates (other than non-Debtor Affiliates owned by certain other non-Debtor Affiliates) shall vest in the applicable Reorganized Debtor as its successor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances and interests.

          (b) Reorganized Governing Documents and By-Laws
     The Reorganized Governing Documents (defined in the Plan as the new or amended and restated articles, partnership agreement or limited liability company operating agreement, as the case may be, of each of the Reorganized Debtors prepared pursuant to Article 7.1 of the Plan) and Reorganized By-Laws (defined in the Plan as the new or amended by-laws of the Reorganized Debtors prepared pursuant to Article 7.1 of the Plan) of each Reorganized Debtor shall be adopted as may be required in order that they are consistent with the provisions of the Plan and the Bankruptcy Code. In addition, the Reorganized Governing Documents for each of the Reorganized Debtors, shall, among other things, (a) authorize the issuance of common stock in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan, and (b) provide, pursuant to Section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of non-voting equity securities, and (ii) to the extent necessary, a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The Reorganized Governing Documents of Reorganized Allied Holdings may, among other things, provide for the waiver, to the extent permitted by law, of any interest or expectancy of Reorganized Allied Holdings in, or in being offered the opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its directors, officers or stockholders. Forms of the Reorganized Governing Documents and Reorganized By-Laws of the Reorganized Debtors will be contained in the Plan Supplement.
          (c) Authority to Take Actions
     Each of the matters provided for under the Plan involving the corporate, partnership or limited liability company structure of any Debtor or Reorganized Debtor or any corporate or limited liability company action to be taken by or required of any Debtor or Reorganized Debtor, including without limitation the adoption of the Reorganized Governing Documents and Reorganized By-Laws of each of the Reorganized Debtors as provided for in Section 7.1 of the Plan, the reincorporation of Allied Holdings into a Delaware corporation, entrance into the Stockholders’ Agreement, Registration Rights Agreement and Management Services Agreement, the initial selection of directors and officers for the Reorganized Debtors, the Distribution of Cash pursuant to the Plan, the issuance and sale of New Common Stock, the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing, and other matters involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, creditors, directors, or managers of any of the Debtors or the Reorganized Debtors.
     Each of the Debtors and Reorganized Debtors, and their respective officers and designees, is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan or to otherwise comply with applicable law.
     The Reorganized Debtors shall be entitled to seek such orders, judgments, injunctions and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of the Plan.
          (d) Directors and Officers of Reorganized Debtors
     The Initial Board shall have five members, including a new CEO (who shall be selected by Yucaipa and shall be reasonably acceptable to TNATINC and the Creditors’ Committee), one member chosen by the Creditors’ Committee (who shall be reasonably acceptable to Yucaipa), and three other members selected by Yucaipa. Pursuant to the terms of the amended Collective Bargaining Agreement, TNATINC shall have certain observer rights with respect to the Initial Board. The current CEO’s employment with the Debtors shall terminate prior to the Effective Date. Yucaipa has selected Derex Walker, Ira Tochner and Jos Opdeweegh to serve on the Initial Board. The proposed identity of the other members of the Initial Board and the new CEO shall be disclosed on or prior to the date of the hearing on the approval of the Disclosure Statement with respect to the Plan, or as soon thereafter as practicable. The remaining members of senior management who will continue to serve until the Effective Date shall do so pursuant to their respective existing terms of compensation and thereafter subject to terms and conditions mutually acceptable to the Initial Board and the applicable member of management. The Initial Board of Allied Holdings shall choose the members of the Boards of Directors of each of the other Reorganized Debtors on the Effective Date or as soon as practicable thereafter. Each of the Persons on the Initial Boards of Directors and each of the initial officers of the respective Reorganized Debtors shall serve in accordance with the Reorganized Governing Documents and Reorganized By-Laws of each of the respective Reorganized Debtors, as the same may be amended from time to time.
          (e) New Employment, Retirement, Indemnification and Other Related Agreements and Incentive Plans
     As of the Effective Date, the Reorganized Debtors will have authority to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their active directors, officers and employees, subject to the terms and conditions of any such agreement; and (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees, subject to the relevant Reorganized Governing Documents.
          (f) Stockholders’ Agreement
     All creditors receiving New Allied Holdings Common Stock under the Plan, by acceptance of such newly issued shares, will be bound by the terms of the Stockholders’ Agreement to the maximum extent permitted by applicable law, including the Bankruptcy Code. The Stockholders’ Agreement may provide for, among other things, (i) nomination and observation rights regarding the board of directors of Reorganized Allied Holdings consistent (for two years) with the board composition described in the section of this Disclosure Statement titled “Directors and Officers of Reorganized Debtors”, (ii) approval rights of Yucaipa and possibly others regarding certain significant transactions involving Reorganized Allied Holdings, (iii) pre-emptive rights in favor of Yucaipa and possibly others in connection with certain issuances of securities, (iv) “drag along” and/or “tag along” rights triggered upon certain sales or dispositions of the capital stock of Reorganized Allied Holdings, pursuant to which holders may be required to sell all their shares of New Allied Holdings Common Stock and/or entitled to sell all or a portion of their New Allied Holdings Common Stock, (v) certain additional restrictions on transfer of New Allied Holdings Common Stock, including among others, rights of first refusal or other rights to purchase in favor of Reorganized Allied Holdings, Yucaipa or possibly others in connection with any proposed sale or transfer of New Allied Holdings Common Stock, and (vi) other terms, conditions and restrictions of the type included in stockholders’ agreements. The form of the Stockholders’ Agreement will be set forth in the Plan Supplement. The entering into and effectuation of the Stockholders’ Agreement on the Effective Date, will be authorized by the Plan without the need for any further action by holders of New Allied Holdings Common Stock, and shall be effective on the date thereof.
     If there are fewer than 300 Initial Holders of New Allied Holdings Common Stock on the Effective Date, it is expected that Reorganized Allied Holdings will not remain a “public” company subject to the reporting requirements of the Exchange Act. In such event, the Stockholders’ Agreement would include transfer and trading restrictions intended to limit the number of record holders of New Allied Holdings Common Stock to no more than 290 per class of securities (as such concept is understood for purposes of Section 12 of the Exchange Act) such that Reorganized Allied Holdings would not be subject to reporting requirements under the Exchange Act. If there are more than 300 Initial Holders of New Allied Holdings Common Stock on the Effective Date, Reorganized Allied Holdings would remain, for some period of time, a “public” company subject to the reporting requirements of the Exchange Act. In the event Reorganized Allied Holdings emerges from these Chapter 11 Cases as a public company, certain of the terms of the Stockholders’ Agreement described above may not be applicable.
     The foregoing may be modified by Yucaipa at any time after consultation with the Debtors and the Creditors’ Committee. Certain of the terms described above may instead or also be included in the Reorganized Governing Documents or Reorganized By-Laws.
          (g) Registration Rights Agreement
     On the Effective Date, Reorganized Allied Holdings will be authorized to enter into a Registration Rights Agreement with Yucaipa and potentially other holders of the New Allied Holdings Common Stock. The Registration Rights Agreement is expected to provide (i) certain rights to require Reorganized Allied Holdings to register a public offering, (ii) certain rights to demand that Reorganized Allied Holdings file, prepare and cause to become effective registration statement and (iii) piggyback registration rights. The Registration Rights Agreement may also provide other holders of New Allied Holdings Common Stock with certain registration rights. The form of the Registration Rights Agreement will be set forth in the Plan Supplement. The entering into and effectuation by Reorganized Allied Holdings of the Registration Rights Agreement on the Effective Date, will be authorized by the Plan without the need for any further corporate action and without any further action by holders of Claims or equity interests, and shall be effective on the date thereof.

     The foregoing may be modified by Yucaipa at any time after consultation with the Debtors and the Creditors’ Committee.
          (h) Management Services Agreement
     On the Effective Date, Reorganized Allied Holdings will be authorized to enter into a Management Services Agreement with an affiliate of Yucaipa, with a term of five years, such term being automatically extended by 12 additional calendar months on an annual basis unless prior notice of nonrenewal is provided by Reorganized Allied Holdings. The Management Services Agreement will provide that Yucaipa affiliate may perform certain monitoring and management services, including helping the company evaluate its strategic and financing alternatives, improve labor relations, attract and retain senior management, negotiate future collective bargaining agreements, set strategic priorities, pursue revenue growth opportunities, and develop strategies for upgrading the fleet. In return for such services the Yucaipa affiliate will be entitled to an annual fee of $1,500,000 and reimbursement of out-of-pockets costs. The Management Services Agreement will be filed as part of the Plan Supplement.
          (i) Old Allied Holdings Common Stock, Old Other Debtors Common Stock and Old Allied Holdings Stock Rights
     On the Effective Date, all Old Allied Holdings Common Stock will be cancelled. On the Effective Date, all Old Other Debtors Common Stock and Old Allied Holdings Stock Rights will be cancelled unless, after consultation with the Debtors and the Creditors’ Committee, Yucaipa determines for business, tax or operational reasons that such stock should remain outstanding.
          (j) Effectuating Documents and Further Transactions
     Each of the Debtors or Reorganized Debtors, as appropriate, is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.
          (k) Authorization and Issuance of New Common Stock
     On the Effective Date, the Reorganized Debtors are authorized to issue the New Common Stock in accordance with the provisions of the Plan. The issuance of New Common Stock and the Distributions thereof will be exempt from registration under applicable securities laws pursuant to Section 1145(a) of the Bankruptcy Code.
          (l) Reserve of New Allied Holdings Common Stock
     Reorganized Allied Holdings shall be authorized, without further act or action by the Initial Board and without further act or action under applicable law, regulation, order, or rule to reserve from the authorized shares of New Allied Holdings Common Stock, that number of shares of New Allied Holdings Common Stock required for issuance to the Holders of Allowed Claims as and when required under the Plan. The Initial Board may reduce the number of shares of New Allied Holdings Common Stock so reserved at any time as it deems appropriate to the extent it determines in good faith that such reserve is in excess of the number of shares needed to satisfy the foregoing requirements.
          (m) Listing of New Allied Holdings Common Stock
     In the event the Initial Board determines in its discretion to register the New Allied Holdings Common Stock with the Securities and Exchange Commission, or if Reorganized Allied Holdings is required under applicable securities laws to register the New Allied Holdings Common Stock with the Securities and Exchange Commission, Reorganized Allied Holdings shall use commercially reasonable efforts to list the New Allied Holdings Common Stock on a national securities exchange or for quotation on a national automated interdealer quotation system within one year of the Effective Date unless the Initial Board determines otherwise. Reorganized Allied Holdings shall have no liability if it is unable to, or determines not to, list the New Allied Holdings Common Stock as described above. In the event the New Allied Holdings Common Stock is listed on a national securities exchange, action may be taken to modify the composition of the board of directors, including potentially the number of directors, so that Reorganized Allied Holdings would be in compliance with certain independence requirements mandated by the Sarbanes-Oxley Act of 2002, and all documents incident thereto shall have been completed in form and substance acceptable to Yucaipa. Persons receiving Distributions of New Allied Holdings Common Stock, by accepting such Distributions, shall have agreed to cooperate with Reorganized Allied Holdings’ reasonable requests to assist Reorganized Allied Holdings in its efforts to list the New Allied Holdings Common Stock on a securities exchange or quotation system to the extent necessary.
          (n) Possible Privatization of Reorganized Allied Holdings Following Emergence
     If there are more than 300 Initial Holders of New Allied Holdings Common Stock on the Effective Date, Reorganized Allied Holdings would as of the Effective Date remain a “public” company subject to the reporting requirements of the Exchange Act. However, it is possible that after the Effective Date, Reorganized Allied Holdings, Yucaipa and/or other holders of New Allied Holdings Common Stock could take actions to reduce the number of stockholders to below 300, or otherwise engage in or approve a transaction or transactions which would reduce the number of stockholders to below 300 and cause Reorganized Allied Holdings to become a private company not subject to the reporting requirements of the Exchange Act and without securities registered with the Securities and Exchange Commission.
     4. Exemption from Certain Transfer Taxes and Recording Fees
     Pursuant to Section 1146 of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or Entity pursuant to the Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
     5. Retained Actions
     Except as set forth in Section 6.11 of the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Debtors, to the extent set forth below, and their respective successors, any assigns and future assigns will retain and may exclusively enforce any Causes of Action subject only to any express waiver or release thereof in the Plan or in any other contract, instrument, release, indenture or other agreement entered into in connection with the Plan (and consented to by Yucaipa in its sole discretion), and the Confirmation Order’s approval of the Plan shall be deemed a res judicata determination of such rights to retain and exclusively enforce such Causes of Action, and none of such Causes of Action is deemed waived, released or determined by virtue of the entry of the Confirmation Order or the occurrence of the Effective Date, notwithstanding that the specific Claims and Causes of Action are not identified or described. Absent such express waiver or release by the Debtors, the Reorganized Debtors, or their respective successors or assigns (with the consent of Yucaipa) may pursue Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors (or their successors or future assigns). All Causes of Action may be asserted or prosecuted before or after solicitation of votes on the Plan and before or after the Effective Date.
     Absent an express waiver or release as referenced above, nothing in the Plan shall (or is intended to) prevent, estop or be deemed to preclude the Reorganized Debtors from utilizing, pursuing, prosecuting or otherwise acting upon all or any of their Causes of Action and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after Confirmation, the Effective Date or the consummation of the Plan. By example only, and without limiting the foregoing, the utilization or assertion of a Cause of Action, or the initiation of any proceeding with respect thereto against a Person, by the Reorganized Debtors or any successor to or assign of them, including the Liquidating Trustee, shall not be barred (whether by estoppel, collateral estoppel, res judicata or otherwise) as a result of (a) the solicitation of a vote on the Plan from such Person or such Person ‘s predecessor in interest; (b) the Claim, Interest or Administrative Expense Claim of such Person or such Person’s predecessor in interest having been listed in a Debtor’s Schedules, List of Holders of Interests, or in the Plan, Disclosure Statement or any exhibit thereto; (c) prior objection to or allowance of a Claim or, Interest of the Person or such Person’s predecessor in interest; or (d) Confirmation of the Plan.
     Notwithstanding any allowance of a Claim, the Reorganized Debtors reserve the right to seek, among other things, to have such Claim disallowed if the Reorganized Debtor, at the appropriate time, determines that it has a defense under 11 U.S.C. § 502(d), e.g., the Reorganized Debtor holds an Avoidance Action against the Holder of such Claim and such Holder after demand refuses to pay the amount due in respect thereto.
     Although the Plan Proponents have not yet completed their investigation of all Causes of Action, at this time, the Debtors are unaware of any significant fraudulent conveyance actions and the maximum amount the Debtors believe they could recover from Avoidance Actions is less than $13,628,611.84.
E. Provisions Regarding Distributions
     1. Distributions for Claims Allowed as of the Effective Date
     Except as otherwise provided in Article VIII of the Plan and as to DIP Facility Claims, Distributions of Cash to be made on the Effective Date to Holders of Claims that are Allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (i) 90 days after the Effective Date and/or, as applicable (ii) 90 days after such later date when the applicable conditions of Section 5.2 of the Plan (regarding cure payments for Executory Contracts and Unexpired Leases being assumed) and Section 8.8 of the Plan (regarding undeliverable Distributions) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section 9.5 of the Plan.
     2. Disbursing Agent
     Except as otherwise provided in Article VIII of the Plan, the Reorganized Debtors, or such Third Party Disbursing Agents as the Reorganized Debtors may employ in their sole discretion, will make all Distributions of Cash, New Allied Holdings Common Stock, and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other Entities to assist in or make the Distributions required by the Plan. Each Third Party Disbursing Agent including for these purposes, the Indenture Trustee, providing services related to Distributions pursuant to the Plan will receive from the Reorganized Debtors reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services without the need for Bankruptcy Court approval. These payments will be made on terms agreed to with the Reorganized Debtors and will not be deducted from the Distributions to be made pursuant to the Plan to Holders of Allowed Claims receiving Distributions from a Third Party Disbursing Agent. The Indenture Trustee shall receive an Administrative Claim in an amount equal to the Indenture Trustee Fees and Expenses. To the extent such Administrative Claim is not paid to the Indenture Trustee (or escrowed pending the resolution of any dispute), the Indenture Trustee shall retain its charging lien on Distributions to Holders of Prepetition Notes Claims to the fullest extent permitted under the Prepetition Notes Indenture.
     3. Distributions of Cash
     Except as otherwise provided in the Plan, Cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on a domestic bank selected by the Reorganized Debtors or, at the option of the Reorganized Debtors or by wire transfer from a domestic bank; provided that Cash payments to foreign Holders of Allowed Claims may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan on behalf of the DIP Facility Claims will be made to the administrative agent for the DIP Loan Facility on the Effective Date by wire transfer of immediately available funds.

     4. No Interest on Claims or Interests
     Unless otherwise specifically provided for or contemplated in the Plan or Confirmation Order, or required by applicable bankruptcy law to render a Claim Unimpaired or otherwise, postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim, other than Other Secured Claims to the extent required by the applicable documents giving rise to such Claims; provided, however, that to the extent a Holder of a Other Secured Claim has a Deficiency Claim on account of such Other Secured Claim, interest shall not accrue on or after the Petition Date on the Other Secured Claim or the Deficiency Claim.
     5. Delivery of Distributions
     The Distribution to a Holder of an Allowed Claim shall be made by the Reorganized Debtors (a) at the address set forth on the Proof of Claim filed by such Holder, (b) at the address set forth in any written notices of address change delivered to the Debtors or Reorganized Debtors after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Debtors or Reorganized Debtors have not received a written notice of a change of address, (d) if the Holder’s address is not listed in the Schedules, at the last known address of such Holder according to the Debtors’ books and records, or (e) in the case of Prepetition Notes Claims to the Indenture Trustee for ultimate distribution to the Record Holders of such Prepetition Notes Claims. The Indenture Trustee shall be directed to effect any Distribution under the Plan through the most efficient method available in the Indenture Trustee’s discretion, including, without limitation, through the book entry transfer facilities of the Depository Trust Company pursuant to the procedures used for effecting distributions thereunder on the date of any such distribution. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Reorganized Debtors are notified of such Holder’s then-current address, at which time all missed Distributions shall be made to such Holder without interest. All Cash Distributions returned to the Reorganized Debtors and not claimed within six (6) months of return shall be irrevocably retained by the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary. All Distributions of New Allied Holdings Common Stock returned to the Debtors and not claimed within six (6) months of return shall irrevocably revert to Reorganized Allied Holdings and shall be retained and held as set forth in the Reorganized Governing Documents. Upon such reversion, the claim of any Holder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.
     6. Distributions to Holders as of the Record Date
     All Distributions on Allowed Claims shall be made to the Record Holders of such Claims. As of the close of business on the Record Date, the Claims register maintained by the Claims Agent shall be closed, and there shall be no further changes in the Record Holder of any Claim. The Reorganized Debtors and any Disbursing Agent shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. The Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan with the Record Holders as of the Record Date. As of the close of business on the Confirmation Date, the transfer ledgers for the

Prepetition Notes shall be deemed closed and the Indenture Trustee may take whatever action is necessary to close the transfer ledgers and there shall be no further transfers or changes in the holder of record of such securities in such transfer ledgers. The Disbursing Agent and the Indenture Trustee shall have no obligation to recognize the transfer of, or sale of any participation in, any Prepetition Notes Claim that occurs after close of business on the Confirmation Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Confirmation Date.
     Notwithstanding Bankruptcy Rule 3001(d) and (e) or any other applicable provisions of the Bankruptcy Code, the Bankruptcy Rules or other applicable law, from and after the Record Date, Holders of Class 4A, Class 4B and Class 4C Claims, and those Class 4D Claims who receive New Allied Holdings Common Stock under the Plan (if any), will not be permitted to transfer, sell, assign, hypothecate or pledge their claims except that they may be assigned or transferred by will, intestate succession, or operation of law. Any purported transfer, sale, assignment, hypothecation or pledge that is made in derogation of the previous sentence will not be recognized by the Debtors or the Reorganized Debtors and will be null and void for all purposes. Holders of Allowed Class 4A, Class 4B, Class 4C and Class 4D who receive New Allied Holdings Common Stock will not be permitted to transfer, sale, assign, hypothecate or pledge such shares except (i) transfers and assignments by will, intestate succession or operation of law, (ii) transfers, assignment and sales permitted by the Stockholders’ Agreement, or (iii) to the extent permitted by the Stockholders’ Agreement, transfers effectuated through a national securities exchange if the stock is listed on such an exchange pursuant to section 7.10 of the Plan. Notwithstanding the foregoing, pursuant to the terms of the Plan, Holders of General Unsecured Claims, Insured Claims and Other Insured Claims who receive the Cash Option shall be permitted to assign and deemed to have assigned their General Unsecured Claims, Insured Claims and/or Other Insured Claims (without giving effect to any Voluntary Reductions) to Yucaipa or Yucaipa’s designees.
     Consistent with Bankruptcy Rule 3003(c), the Debtors or Reorganized Debtors shall recognize the Proofs of Claim filed by the Indenture Trustee, in the amounts as Allowed herein, in respect of the Prepetition Notes Claims. Accordingly, any Claim, proof of which is filed by the registered or beneficial holder of a Prepetition Notes Claim, may be disallowed as duplicative of the Claims of the Indenture Trustee without need for any further action or Bankruptcy Court order.
     7. De Minimis Distributions
     Pursuant to Section 8.10 of the Plan, neither the Reorganized Debtors nor the Indenture Trustee shall have an obligation to make a Distribution if the amount to be distributed to the specific Holder of the Allowed Claim has a value less than $50.00. Any Holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than fifty dollars ($50.00) will have its claim for such Distribution discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. Any Cash not distributed pursuant to Section 8.10 of the Plan will be the property of Reorganized Allied Holdings, free of any restrictions thereon, and any such Cash held by a Third Party Disbursing Agent will be returned to Reorganized Allied Holdings.

     8. Fractional Securities; Fractional Dollars
     Any other provision of the Plan notwithstanding, payments of fractions of shares of New Allied Holdings Common Stock will not be made and shall be deemed to be zero. Any other provision of the Plan notwithstanding, the Reorganized Debtors shall not be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.
     9. Procedures for Distributions to Holders of Prepetition Note Claims.
     Unless waived by the Reorganized Debtors, as a condition to receiving payments or other distributions, Distributions to Holders of Prepetition Notes Claims shall only be made to such Holders after the surrender by each such Holder of the Prepetition Notes, and/or similar or related documents representing such Claims, or in the event that such certificate or similar document is lost, stolen, mutilated or destroyed, upon the holder’s compliance with the requirements set forth in the Plan. Any Holder that fails to: (i) surrender such instrument or (ii) execute and deliver an affidavit of loss and/or indemnity, reasonably satisfactory to the Reorganized Debtors and furnish a bond in form, substance and amount reasonably satisfactory to the Reorganized Debtors within one (1) year of the Effective Date, shall be deemed to have forfeited all rights and Claims and may not participate in any Distribution under the Plan in respect of such Claims.
     10. Distributions of Cash to Holders of Allowed Class 4D Claims.
     The Reorganized Debtors, or such Third Party Disbursing Agents as the Reorganized Debtors may employ in their sole discretion, will make all Distributions of Cash from the Cash Out Distribution to Holders of Allowed Class 4D Claims only after all Class 4D Claims have been Allowed or disallowed by agreement or Final Order. Any amount of the Cash Out Distribution remaining after making such Distributions shall be returned to Yucaipa.
     11. Withholding Taxes
          (a) Responsibilities of the Debtors
     The Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions under the Plan shall be subject to any such withholding and reporting requirements. The Debtors or the Reorganized Debtors, as applicable, shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements.
          (b) Responsibilities of Entities Receiving Distributions
     Notwithstanding any other provision of the Plan, each Entity receiving a Distribution of Cash or New Allied Holdings Common Stock pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on it by any governmental unit on account of such Distribution, including income, withholding and other tax obligations.
     12. No Duplicate Distributions
     To the extent more than one Debtor is liable for any Claim, such Claim shall be considered a single Claim and entitled only to the payment provided therefor under the applicable provisions of the Plan.
     13. Distributions in U.S. Dollars
     Except as otherwise specified herein, Cash payments made pursuant to the Plan shall be in U.S. currency by checks drawn on a domestic bank selected by the applicable Debtor or Reorganized Debtor or, at the option of the applicable Debtor or Reorganized Debtor, by wire transfer from a domestic bank. If an Allowed Claim is filed in a currency other than U.S. dollars, Distributions will be made to the Holder of such Allowed Claim utilizing the exchange rate on or about the time of Distribution.
F. Treatment of Executory Contracts and Unexpired Leases
     1. Assumption and Cure of Executory Contracts and Unexpired Leases.
     On the Effective Date, in addition to all executory contracts and unexpired leases that have been previously assumed by the Debtors by order of the Bankruptcy Court, all executory contracts and unexpired leases of the Reorganized Debtors identified on an exhibit to the Plan in form and substance reasonably acceptable to Yucaipa, as may be amended prior to the Confirmation Date (the “Contract/Lease Schedule”), are hereby deemed assumed in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code. On or before the day that is five days before the Voting Deadline, Yucaipa (after consultation with the Debtors and the Creditors’ Committee) will File the Contract/Lease Schedule; provided however that Yucaipa reserves the right to amend the Contract/Lease Schedule at any time up to three (3) days before the Confirmation Hearing. The Debtors and Plan Proponents, as applicable, will provide notice of any amendments to the Contract/Lease Schedule to the parties to the executory contracts and unexpired leases affected thereby and to the Creditors’ Committee. All executory contracts or unexpired leases of the Reorganized Debtors not set forth on the Contract/Lease Schedule (or not previously assumed by the Debtors by order of the Bankruptcy Court or subject of a Filed motion to assume) that were not previously rejected will be deemed rejected as of the Effective Date pursuant to Sections 365 and 1123 of the Bankruptcy Code.
     2. Claims Based on Rejection of Executory Contracts and Unexpired Leases
     Any Holder of any Claim arising from the rejection of an executory contract or unexpired lease must File a Proof of Claim within the earlier of (a) thirty (30) days following entry of an order by the Bankruptcy Court authorizing rejection of the applicable contract or lease and (b) thirty (30) days after the Confirmation Date. Entry of the Confirmation Order by the Bankruptcy Court shall, subject to the occurrence of the Effective Date, constitute approval of such rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed and/or assigned pursuant to Article V of the Plan (or pursuant to other

Bankruptcy Court order) shall remain in full force and effect and be fully enforceable by the applicable Reorganized Debtor(s) in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law. To the extent applicable, all executory contracts or unexpired leases of Reorganized Debtors assumed pursuant to Section 5.1 of the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not be a “change of control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease shall be deemed satisfied by the confirmation of the Plan.
     3. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases
     Any monetary cure amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the later of (i) the Effective Date (or as soon as practicable thereafter), (ii) as due in the ordinary course of business or (iii) on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed or assigned, or (3) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Yucaipa will list cure amounts for executory contracts and unexpired leases on the Contract/Lease Schedule. The failure of any non-Debtor party to an executory contract or unexpired lease to file and serve an objection to the cure amount listed on the Contract/Lease Schedule for such executory contract or unexpired lease by May 7, 2007 at 4:00 pm, Eastern Standard Time, shall be deemed consent to such cure amount.
     4. Collective Bargaining Agreement
     The Collective Bargaining Agreement between the IBT and the Debtors shall be amended and assumed by the Reorganized Debtors on the terms and conditions set forth in Exhibit G to the Disclosure Statement. The Debtors and the Reorganized Debtors shall not be obligated to pay any cure amounts associated with the assumption of such contract.
     5. Employment Agreements and Other Benefits
          (a) Employment Agreements
     Except as otherwise provided in the Plan or modified by the KERP, to the extent the Debtors had employment agreements with certain of their employees as of the Petition Date, Yucaipa will disclose in the Contract/Lease Schedule whether they intend to assume or reject such contracts. Notwithstanding anything to the contrary in the Plan, the Reorganized Debtors shall maintain all of their existing rights, including, but not limited to, any rights that they may have to amend, modify, or terminate, the employment agreements assumed pursuant to the Plan, subject to the existing contractual rights, if any, of the directors, officers or employees affected thereby.
          (b) Benefits Provided to Executives and Certain Key Employees
     The Debtors are directed in the Plan to comply with the KERP and the Debtors or Reorganized Debtors will perform any and all remaining obligations thereunder, including the payment of performance bonuses, emergence bonuses (not voluntarily forgone) and severance amounts contemplated thereby.
          (c) Qualified Pension Plans
     Upon the occurrence of the Effective Date, the Reorganized Debtors intend to continue the Qualified Pension Plans, as frozen, and shall meet the minimum funding standards under ERISA and the Internal Revenue Code, shall pay all Pension Benefit Guaranty Corporation insurance premiums, if applicable, and shall otherwise administer and operate the Qualified Pension Plans in accordance with their terms and ERISA in such manner as is necessary to maintain those benefits that had accrued prior to the date that accrual of benefits under the Qualified Pension Plans was frozen. Nothing in the Plan shall be deemed to release, discharge, or relieve the Debtors, Reorganized Debtors, any member of the Debtors’ controlled groups (as defined in 29 U.S.C. § 1301(a)(14)), or any other party, in any capacity, from any current or future liability with respect to the Qualified Pension Plans, and the Pension Benefit Guaranty Corporation and the Qualified Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of the Plan’s provisions or consummation. Notwithstanding anything to the contrary in the Plan, the Reorganized Debtors shall maintain all of their existing rights, including, but not limited to, any rights that they may have to amend, modify, or terminate the Qualified Pension Plans.
          (d) Compensation and Benefit Programs
     All employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, officers and directors including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans, shall be treated as executory contracts under the Plan, and on the Effective Date will be deemed assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code; and the Debtors’ and Reorganized Debtors’ obligations under such programs to such Persons shall survive confirmation of the Plan, except for: (a) executory contracts or employee benefit plans specifically rejected pursuant to the Plan by being listed as contracts to be rejected on the Contract/Lease Schedule or otherwise (to the extent that any such rejection does not violate the Bankruptcy Code including, but not limited to, Sections 1114 and 1129(a)(13) thereof); (b) all employee equity or equity-based incentive plans; (c) such executory contracts or employee benefit plans as have previously been rejected, are the subject of pending rejection procedures or a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; and (d) except as modified pursuant to the terms of the amended IBT Collective Bargaining Agreement as described in Section 5.3 of the Plan; provided however, that the Reorganized

Debtors’ obligations, if any, to pay all “retiree benefits” as defined in Section 1114(a) of the Bankruptcy Code shall continue to the extent that any such retiree benefits have been modified in accordance with Section 1114 of the Bankruptcy Code. [Notwithstanding the foregoing, the assumption of the indemnification provisions and insurance described in this Section shall only apply to directors, officers and employees who remain in their respective capacity as directors, officers and employees as of the Effective Date.]8
          (e) Workers’ Compensation Programs
     As of the Effective Date, the Reorganized Debtors shall continue to honor all of the obligations of the Debtors to insurers, including those incurred on or prior to the Effective Date, under: (i) all applicable workers’ compensation laws; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. Notwithstanding anything to the contrary in the Plan or Disclosure Statement, nothing in the Plan or the Confirmation Order shall (i) limit, diminish, or otherwise alter or impair the Debtors’, Reorganized Debtors’ and/or insurers’ defenses, claims, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and/or plans; or (ii) preclude or limit, in any way, the rights of the Debtors, Reorganized Debtors and/or insurers to contest and/or litigate with any party the existence, primacy and/or scope of available coverage under any alleged applicable policy; provided further, that nothing herein shall be deemed to impose any obligations on the Debtors, Reorganized Debtors or insurers beyond what is provided for in the applicable laws, policies and/or related insurance agreements.
          (f) Retiree Medical Benefits
     On and after the Effective Date, to the extent required by Section 1129(a)(13) of the Bankruptcy Code, and except as may be provided to the contrary in a separate order of the Bankruptcy Court or under contracts negotiated with the applicable labor groups governing such benefits, each Reorganized Debtor shall continue to pay all retiree benefits (if any) of any worker who retired as of the Effective Date, to the extent such benefits were maintained or established prior to the Effective Date.
          (g) Insurance Policies.
(1) Notwithstanding anything to the contrary in the Plan, nothing in the Plan or any of the Plan documents (including any other provision that purports to be preemptory or supervening), shall in any way operate to or have the effect of impairing the legal, equitable or contractual rights of any of (i) the Debtors’ insurers, or (ii) any of the Holders of any Claims with respect to such Holders’ rights, if any, to recover under applicable insurance policies providing coverage for such Claims (including, without limitation, any amounts recoverable within any policy deductible and provided that any recovery under any insurance policy is not in duplication of any Distribution such Holder may receive

[8]	The assumption of the indemnification provisions and insurance set forth in this bracketed sentence remains subject to further discussions among the Plan Proponents. Accordingly, this sentence maybe modified or deleted prior to the Confirmation Hearing.

under this Plan). The rights, obligations and liabilities of insurers and the Debtors shall be determined under the subject insurance policies and related agreements. All insurance policies and related agreements entered into or issued prior to the Effective Date shall continue after the Effective Date unaltered by the Plan or the Confirmation Order. The terms, conditions, limitations, exclusions and coverages, and the Debtors’ rights, obligations and liabilities under their insurance policies and related agreements shall remain unmodified, including any duty of the Debtors to defend, at their own expense, against claims asserted under their insurance policies; provided, however, that the rights, obligations and liabilities of the Debtors, whether now existing or hereafter arising, shall be the rights, obligations and liabilities of the Reorganized Debtors and shall be fully enforceable by and against the Reorganized Debtors.
(2) Nothing in the Plan, including the injunction and release provisions of Sections 11.4 and 11.6 of the Plan, or in the Confirmation Order shall preclude the Debtors or any insurer from asserting in any proceeding any and all claims, defenses, rights or causes of action that it has or may have under or in connection with any insurance policy or any insurance settlement agreement, including the rights of the insurers to contest and/or litigate with any party, including the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable insurance policy.
(3) All of the Debtors’ rights, obligations and liabilities arising under any insurance policies and any agreements, documents and instruments relating thereto shall be deemed transferred to and fully enforceable by and against the Reorganized Debtors on the Effective Date.
          (h) ACE Insurance Program. Notwithstanding anything to the contrary contained in the Plan or Confirmation Order (including, without limitation any other provision that purports to be preemptory or supervening, or grants an injunction or release (as set forth in Sections 11.4 and 11.6 of the Plan or otherwise)), all insurance policies and related insurance agreements, including but not limited to, those providing coverage for workers’ compensation, general liability and automobile liability, entered into between ACE American Insurance Company (together with its affiliates, the “ACE Companies”) and the Debtors or issued by the ACE Companies to the Debtors prior to the Effective Date (collectively, the “ACE Insurance Program”), and the Debtors’ and the ACE Companies’ rights, obligations and liabilities thereunder, shall continue after the Effective Date unaltered by the Plan or the Confirmation Order, except that the rights, obligations and liabilities of the Debtors, whether now existing or hereafter arising, shall be the rights, obligations and liabilities of the Reorganized Debtors and shall be fully enforceable by and against the Reorganized Debtors under the ACE Insurance Program. Except as provided in the immediately preceding sentence, nothing in the Plan or Confirmation Order shall vary, amend, modify or alter in any way the terms, conditions, coverages, limitations, exclusions, or dates of coverage provided under the ACE Insurance Program. Without limiting the foregoing, the respective rights, claims, defenses, duties, liabilities and obligations of the Debtors, the Reorganized Debtors and the ACE Companies under the ACE Insurance Program shall remain in effect, including, without limitation, the rights of the ACE Companies to contest and/or litigate the existence, primacy and/or scope of available coverage under the alleged applicable policy. The claims of the ACE Companies against the Debtors shall be payable by the Debtors (and after the Effective Date, by the Reorganized

Debtors), in the ordinary course of their businesses, without any requirement for the ACE Companies to file a proof or proofs of claim or administrative expense claim.
G. Procedures for Treating and Resolving Disputed Claims
     1. Objections to Claims
     All objections to Claims must be Filed and served on the Holders of such Claims by the Claims Objection Deadline, and (a) if Filed prior to the Effective Date, such objections shall be served on the parties on the then applicable service list in the Chapter 11 Cases; and (b) if Filed after the Effective Date, such objections shall be served on the Reorganized Debtors, the United States Trustee and Yucaipa. If an objection has not been Filed to a Proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the Proof of Claim or scheduled Claim relates shall be treated as an Allowed Claim if such Claim has not been allowed earlier. An objection is deemed to have been timely Filed as to all Tort Claims, thus making each such Claim a Disputed Claim as of the Claims Objection Deadline. Each such Tort Claim shall remain a Disputed Claim until it becomes an Allowed Claim in accordance with Sections 9.5 of the Plan.
     After the Effective Date, except as provided in Paragraph 2 of Section IX of the Plan, only the Reorganized Debtors shall have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, provided, however, that the Reorganized Debtors shall not be entitled to object to Claims (i) that have been Allowed by a Final Order entered by the Bankruptcy Court prior to the Effective Date or (ii) that are Allowed by the express terms of the Plan. After the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court; provided that (a) the Reorganized Debtors shall promptly File with the Bankruptcy Court a written notice of any settlement or compromise of a Claim that results in an Allowed Claim in excess of $500,000 and (b) the United States Trustee and Yucaipa shall be authorized to contest the proposed settlement or compromise by Filing a written objection with the Bankruptcy Court and serving such objection on the Reorganized Debtors within 20 days of the service of the settlement notice. If no such objection is Filed, the applicable settlement or compromise shall be deemed final without further action of the Bankruptcy Court.
     Except as set forth in the Plan, notwithstanding that the Reorganized Debtors shall have the right to File objections to Claims and Interests, litigate and settle objections to Disputed Claims and Disputed Interests on behalf of the Debtors and their Estates, nothing contained herein shall be deemed to obligate the Reorganized Debtors to take any such actions, all of which shall be determined by the Reorganized Debtors in their sole and absolute discretion.
     THE PLAN PROPONENTS HAVE NOT FULLY REVIEWED THE CLAIMS AND INTERESTS IN THE CHAPTER 11 CASES OR DETERMINED WHETHER OBJECTIONS TO CLAIMS AND INTERESTS EXIST. THIS INVESTIGATION IS ONGOING AND WILL OCCUR, IN LARGE PART, AFTER THE CONFIRMATION DATE. AS A RESULT, CREDITORS AND OTHER PARTIES-IN-INTEREST ARE HEREBY ADVISED THAT, NOTWITHSTANDING THAT THE EXISTENCE OF ANY

PARTICULAR OBJECTION TO A DISPUTED CLAIM OR DISPUTED INTEREST MAY NOT BE LISTED, DISCLOSED OR SET FORTH IN THE PLAN, AN OBJECTION TO A CLAIM OR INTEREST MAY BE BROUGHT AGAINST ANY CREDITOR, INTEREST HOLDER OR PARTY-IN-INTEREST AT ANY TIME, SUBJECT TO THE CLAIMS OBJECTION DEADLINE. IN ADDITION TO THE FOREGOING, THE DEBTORS AND REORGANIZED DEBTORS RETAIN AND HEREBY RESERVE THE RIGHT TO OBJECT TO
     (i) ANY CLAIMS OR INTERESTS FILED AFTER THE BAR DATE; AND
     (ii) ANY CLAIMS FILED TO SET FORTH DAMAGES ARISING FROM THE REJECTION OF AN EXECUTORY CONTRACT OR OTHER AGREEMENT WITH THE DEBTORS.
     IN ADDITION, THE DEBTORS AND REORGANIZED DEBTORS RESERVE THE RIGHT TO BRING ANY CAUSE OF ACTION AGAINST ANY THIRD PARTY ARISING FROM OR RELATING TO ANY EVENT, ACTION OR OMISSION OCCURRING ON OR PRIOR TO THE EFFECTIVE DATE. THE PLAN PROPONENTS HAVE NOT FULLY REVIEWED ALL SUCH CAUSES OF ACTION (INCLUDING WITHOUT LIMITATION ANY AVOIDANCE ACTION OR CAUSE OF ACTION). AS A RESULT, CREDITORS AND OTHER PARTIES- IN-INTEREST ARE HEREBY ADVISED THAT, NOTWITHSTANDING THAT THE EXISTENCE OF ANY PARTICULAR LITIGATION OR AFFIRMATIVE CLAIM MAY NOT BE LISTED, DISCLOSED OR SET FORTH IN THE PLAN, SUCH LITIGATION OR AFFIRMATIVE CLAIM MAY BE BROUGHT AGAINST ANY CREDITOR, INTEREST HOLDER OR PARTY-IN-INTEREST AT ANY TIME.
     2. No Distributions Pending Allowance
     Except as otherwise provided in the Plan, no Distributions will be made with respect to any portion of a Claim unless and until (i) the Claims Objection Deadline has passed and no objection to such Claim has been filed, or (ii) any objection to such Claim has been settled, withdrawn or overruled pursuant to a Final Order of the Bankruptcy Court.
     3. Estimation of Claims
     Yucaipa, the Debtors or the Reorganized Debtors, as the case may be, and the Creditors’ Committee (to the extent still in existence at such time) may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502 of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (and after the

Effective Date, the Reorganized Debtors) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.
     4. Distributions After Allowance
     As soon as practicable after (i) the occurrence of the applicable Claims Objection Deadline, if no objection to such Claim has been timely filed, or (ii) the Disputed Claim becomes an Allowed Claim, the Reorganized Debtors, with respect to all Distributions will distribute to the Holder thereof all Distributions to which such Holder is then entitled under the Plan. In the event that the New Common Stock being held for Distribution with respect to a Claim is greater than the Distribution that is made to a Holder once the Claim becomes entitled to a Distribution, the excess remaining New Common Stock will revert to and be irrevocably retained by the Reorganized Debtors; the voting of such retained shares will be governed by the Reorganized Governing Documents for the applicable Reorganized Debtor. All Distributions made under this Article of the Plan will be made together with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Holders included in the applicable Class.
     5. Claims Covered by Insurance Policy
     To the extent a Claim (other than a Workers’ Compensation Claim which shall be treated in accordance with Section 3.3 of the Plan) is asserted for liability that is covered, in whole or in part, by any insurance policy or related agreement of the Debtors (“Insured Claim”), the Holder of such Claim may continue to pursue the Claim against the Reorganized Debtors solely for the purpose of liquidating such Claim; provided, however, that in accordance with the terms of the applicable insurance policies, related agreements and the Plan, the Reorganized Debtors (on behalf of the Debtors) or the insurer, as applicable, may employ counsel, direct the defense, and determine whether and on what terms to settle any such Claim. Once the Claim is determined to be valid by agreement or court order, then the Claim shall be an Allowed Insured Claim in the amount set forth in such order or agreement. Subject to applicable policy terms, conditions, endorsements and applicable non-bankruptcy law, the Holder of such Allowed Insured Claim will be entitled to: (i) a Distribution under the Plan only to the extent of: (a) any unpaid or unexhausted deductible or self-insured retention under the applicable insurance policies or related agreements; and (b) any amount in excess of the limit of coverage provided by any applicable insurance policy or related agreement; and (ii) a recovery under the applicable insurance policy of the amount of such Allowed Insured Claim that is in excess of the deductible or self-insured retention but subject to the limit of coverage provided by such applicable insurance policy or related agreement.

H. Conditions Precedent to Confirmation and the Effective Date of the Plan
     1. Conditions to Confirmation
     The following are conditions precedent to the occurrence of the Confirmation of the Plan, each of which may be (i) satisfied or (ii) waived in accordance with Section 10.3 of the Plan:
(a) The Bankruptcy Court shall have approved the Disclosure Statement with respect to the Plan in form and substance that is acceptable to Yucaipa, the Debtors and the Creditors’ Committee.
(b) The Confirmation Order shall be in form and substance satisfactory to Yucaipa, the Debtors and the Creditors’ Committee, shall have been signed by the Bankruptcy Court and shall have been entered on the docket of the Chapter 11 Cases.
(c) The Plan shall be in a form and substance satisfactory to Yucaipa, and reasonably acceptable to the Debtors and the Creditors’ Committee.
(d) The Plan Supplement and the Exhibits hereto (as confirmed or approved by the Confirmation Order) shall be in form and substance satisfactory to Yucaipa (after consultation with the Debtors and the Creditors’ Committee).
(e) The Debtors and the TNATINC shall have entered into agreements and/or the Bankruptcy Court shall have entered orders, each in form and substance satisfactory to Yucaipa and TNATINC in their respective sole discretion (which shall not have been vacated or stayed), providing individually or in combination for approval of modified collective bargaining agreements in form and substance satisfactory to each of the Plan Proponents.
(f) The Debtors shall have obtained a written commitment for Exit Financing in form and substance satisfactory to Yucaipa (after consultation with the Debtors and the Creditors’ Committee).
     2. Conditions to the Effective Date
     The following are conditions precedent to the Effective Date that must be (i) satisfied or (ii) waived in accordance with Section 10.3 of the Plan:
(a) All conditions to Confirmation of the Plan set forth in Section 10.1 of the Plan shall remain satisfied.
(b) Each order of the Bankruptcy Court referred to in Section 10.1 of the Plan shall have become a Final Order.
(c) The Confirmation Order and supporting findings of fact and conclusions of law shall be entered by the Bankruptcy Court in form and substance reasonably acceptable to each of the Plan Proponents and the Creditors’ Committee and shall have become a Final Order.

(d) All documents and agreements to be executed on the Effective Date or otherwise necessary to implement the Plan (including documents relating to the Exit Financing) shall be in form and substance that is acceptable to Yucaipa and reasonably acceptable to the Debtors (after consultation with the Creditors’ Committee), except as otherwise specifically provided in the Plan.
(e) The closing and initial funding shall have occurred under the Exit Financing and all conditions precedent to the consummation thereof (other than the occurrence of the Effective Date of the Plan) shall have been waived or satisfied in accordance with the terms thereof.
(f) The Debtors and the Plan Proponents shall have received any authorization, consent, regulatory approval, ruling, letter, opinion, or document that may be necessary to implement the Plan and that is required by law, regulation, or order (the “Authorizations”) and such Authorizations shall not have been revoked.
(g) The New Common Stock shall have been issued in accordance with the Plan.
(h) All other actions, documents and agreements necessary to implement the Plan as of the Effective Date shall have been delivered and all conditions precedent thereto shall have been satisfied or waived.
(i) All corporate and other proceedings to be taken by the Debtors in connection with the Plan and Plan Supplement and the consummation of the transactions contemplated thereby and by the Plan and all documents incident thereto shall have been completed in form and substance reasonably satisfactory to Yucaipa (after consultation with the Debtors and the Creditors’ Committee), and Yucaipa shall have received all such counterpart originals or certified or other copies of the Plan and documents contemplated by the Plan and such other documents as they may reasonably request.
(j) No event, condition or circumstance shall have occurred or arisen from the date the Plan is filed through the Effective Date which has had or could reasonably be expected to have or give rise to a Material Adverse Effect.
(k) Subsequent to the Confirmation Date, there shall be no threatened or pending suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction (excluding the Chapter 11 Cases or any other proceeding disclosed by the Debtors to Yucaipa in writing prior to the hearing on the approval of this Disclosure Statement which is likely to have a Material Adverse Effect.
(l) The Effective Date shall have occurred prior to six months after the Confirmation Date.
(m) The Initial Board shall have been elected or appointed as of the Effective Date, and the directors’ and officers’ liability insurance shall be available to the members of the Initial Board on terms reasonably satisfactory to Yucaipa and the Creditors’ Committee.

(n) The members of the IBT shall have approved or ratified modified collective bargaining agreements in form and substance satisfactory to the Debtors, Yucaipa (after consultation with the Creditors’ Committee) and TNATINC.
(o) All waiting periods imposed by applicable law (including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable) in connection with the consummation of the Plan and transactions contemplated thereby shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions, and the Debtors and Yucaipa shall have received all material regulatory approvals required for the consummation of the Plan and the transactions contemplated thereby and for the Reorganized Debtors to continue to carry on their businesses without material change, each of which approvals shall have become final.
(p) All other actions and documents necessary to implement the treatment of Claims and Interests set forth in the Plan shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.
(q) A Final Order acceptable to Yucaipa approving the Equipment Purchase Agreement and Equipment Financing Facility shall have been entered by the Bankruptcy Court and the transactions contemplated thereby have occurred or will occur in substance acceptable to Yucaipa.
     3. Waiver of Conditions
     The conditions to Confirmation of the Plan set forth in Section 10.1 or the Effective Date set forth in Section 10.2 may be waived, in whole or in part, by Yucaipa without any notice to any other parties in interest or the Bankruptcy Court and without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan; provided, however, that Yucaipa may not waive the conditions set forth in Sections 10.1(6) or 10.2(14) of the Plan without the prior express written consent of TNATINC; provided further that Yucaipa will not waive a condition that expressly is subject to consultation with the Debtors or the Creditors’ Committee without first consulting with the Debtors or the Creditors’ Committee. Neither the Debtors, TNATINC nor the Creditors’ Committee have the authority to waive any condition to Confirmation Date or the Effective Date absent the express prior written consent of Yucaipa. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Plan Proponents in their respective sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Plan Proponents). The failure of the Plan Proponents to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time. Notwithstanding anything in the Plan to the contrary, if any condition, pleading, document or order is required to be acceptable to Yucaipa and reasonably acceptable to the Debtors and/or the Creditors’ Committee, and it is acceptable to Yucaipa, but the Debtors and/or the Creditors’ Committee, in the exercise of their respective fiduciary duties, find it unacceptable, the sole remedy of the Debtors and/or the Creditors’ Committee, as applicable, shall be an entitlement to withdraw their respective support for the Plan. Thereafter, and notwithstanding any such withdrawal, Yucaipa may proceed without delay with Confirmation and consummation of the Plan.
     4. Intentionally Omitted.
     5. Effect of Failure of Conditions
     In the event that all of the conditions to the Effective Date are not satisfied or waived within six months following entry of the Confirmation Order: (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged (except to the extent of any payments made after entry of the Confirmation Order but prior to the Effective Date) and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person or Entity in any further proceedings involving the Debtors.
I. Effect of the Plan
     1. Revesting of the Debtors’ Assets
     Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors that owned such property or interest in property as of the Petition Date, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and equity security Holders, except as specifically provided in the Plan. As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.
     2. Discharge of Claims and Termination of Interests
     Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, each Reorganized Debtor shall be deemed discharged and released from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a Proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to Section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is Allowed pursuant to Section 502 of the Bankruptcy Code, (C) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan or (D) such Claim is listed in the Schedules; and (ii) all Persons shall be precluded from asserting against each Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the

Confirmation Order, upon the occurrence of the Effective Date, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Reorganized Debtors, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Reorganized Debtor at any time obtained to the extent that it relates to a discharged Claim or Terminated Interest.
     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, Liens or other security interests against the property of any Estate shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns.
     Except with respect to Reinstated Claims, and except for purposes of evidencing a right to distributions under the Plan or otherwise provided hereunder, on the Effective Date, all agreements and other documents evidencing the Claims or rights of any Holder of a Claim against the Debtors, including all notes, guarantees, mortgages, and all Interests and any options or warrants to purchase Interests, obligating the Debtors to issue, transfer or sell Interests or any other capital stock of the Debtors, shall be canceled. As of the Effective Date, all Old Common Stock shall be canceled. Notwithstanding the foregoing, on and after the Effective Date, the Prepetition Notes Indenture shall continue in effect solely for the purposes of allowing the Indenture Trustee to enforce the indemnity provisions of the Prepetition Notes Indenture, to make the Distributions to be made on account of Prepetition Notes Claims under the Plan and, to the extent necessary, enforce the Indenture Trustee Charging Lien, after which point the Prepetition Notes Indenture shall be cancelled and discharged.
     3. Release by Debtors of Certain Parties
          (a) General Release
     EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE, AS OF THE EFFECTIVE DATE, ON THE EFFECTIVE DATE, THE DEBTORS AND REORGANIZED DEBTORS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS IN POSSESSION, WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE DEBTORS OR REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, REORGANIZED DEBTORS, THE PARTIES RELEASED PURSUANT

TO THIS SECTION 11.4, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES OR THE REORGANIZED DEBTORS, WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY OR IN ANY REPRESENTATIVE OR ANY OTHER CAPACITY, AGAINST (I) THE CURRENT DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTORS (OTHER THAN FOR MONEY BORROWED FROM OR OWED TO THE DEBTORS BY ANY SUCH DIRECTORS, OFFICERS OR EMPLOYEES AS SET FORTH IN THE DEBTORS’ BOOKS AND RECORDS) AND THE DEBTORS’ FORMER OR CURRENT ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS; (II) THE CREDITORS’ COMMITTEE AND ITS CURRENT AND FORMER MEMBERS (SOLELY IN SUCH CAPACITY) AND ITS RESPECTIVE ADVISORS (INCLUDING ANY FORMER OR CURRENT ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS); AND (III) THE PLAN PROPONENTS AND EACH OF THE THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS) (THOSE ENTITIES IN SUBSECTIONS (I) THROUGH (III) OF THE PRECEDING SENTENCE SHALL BE REFERRED TO AS THE “DEBTOR RELEASEES”). NOTWITHSTANDING THE FOREGOING, NOTHING IN THE PLAN SHALL RELEASE ANY DEBTOR RELEASEE OTHER THAN THE PLAN PROPONENTS FROM ANY CLAIMS ASSERTED BY THE DEBTORS THAT ARE THE SUBJECT OF A PENDING LITIGATION, ADVERSARY PROCEEDING OR OTHER CONTESTED MATTER OR JUDGMENT AS OF THE EFFECTIVE DATE.
     ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASES SET FORTH HEREIN, WHICH INCLUDE BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASES ARE (A) IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES, REPRESENTING GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASES; (B) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS (C) FAIR, EQUITABLE AND REASONABLE; (D) APPROVED AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (E) A BAR TO THE DEBTORS, THE REORGANIZED DEBTORS, OR ANY OTHER PERSON ACTING ON BEHALF OF THEM ASSERTING ANY CLAIM RELEASED BY THE DEBTOR RELEASE AGAINST ANY OF THE DEBTOR RELEASEES OR THEIR RESPECTIVE PROPERTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION, THE RELEASE OF THE DEBTORS’ OFFICERS, DIRECTORS AND EMPLOYEES SET FORTH ABOVE SHALL BE OF NO FORCE AND EFFECT IN FAVOR OF ANY OFFICER, DIRECTOR OR EMPLOYEE WHO ASSERTS ANY PRE-

EFFECTIVE DATE CLAIM AGAINST THE DEBTORS OR REORGANIZED DEBTORS FOR [INDEMNIFICATION] 9, DAMAGES OR ANY OTHER CAUSES OF ACTION OTHER THAN FOR UNPAID COMPENSATION, WAGES OR BENEFITS THAT AROSE IN THE ORDINARY COURSE OF BUSINESS OR PURSUANT TO THE KERP APPROVED BY THE BANKRUPTCY COURT BY FINAL ORDER.
     The Plan Proponents do not believe that any valid potential actions exist against the Released Parties with regard to the foregoing released claims. The Creditors’ Committee and the Debtors have not pursued, or informed the Plan Proponents of, any valid potential actions against the Released Parties arising from such transactions or any other transactions. Additionally, the Plan Proponents believe that litigation over the validity of any theoretically potential claims against the Released Parties based upon the foregoing released claims would require a significant expenditure of the Debtors’ time and resources and could unnecessarily impair the Debtors’ businesses and the administration of the Chapter 11 Cases. The Ad Hoc Equity Committee, however, alleges that there may be potentially valuable claims against non-debtor third parties, including, without limitation, Yucaipa, which could be brought on behalf of the Debtors’ estates. The Debtors have reviewed such allegations and found them to be without merit. In addition, the Ad Hoc Equity Committee has not sought authority of the Bankruptcy Court to assert such allegations. Certain parties have objected to the releases contained in the Plan. The propriety of the releases will be considered by the Court at the Confirmation Hearing. There is no guaranty any such releases will be approved.
          (b) Release by the Debtors of the DIP Lenders and Original DIP Lenders
     PURSUANT TO SECTION 1123(b)(3) OF THE BANKRUPTCY CODE, AS OF THE EFFECTIVE DATE OF THE PLAN, EACH OF THE DEBTORS AND EACH OTHER CREDIT PARTY (AS DEFINED BY THE DIP LOAN FACILITY), IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS IN POSSESSION FOR AND ON BEHALF OF THEIR RESPECTIVE ESTATES, SHALL RELEASE AND DISCHARGE AND BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASED AND DISCHARGED EACH AND EVERY ORIGINAL DIP LENDER, DIP LENDER, AND EACH OF THEIR RESPECTIVE PRESENT OR FORMER MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, REPRESENTATIVES, FINANCIAL ADVISORS, INVESTMENT BANKERS OR AGENTS AND ANY OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED LENDERS”) FOR AND FROM ANY AND ALL CLAIMS, OBLIGATIONS, LIABILITIES, LOSSES, EXPENSES OR CAUSES OF ACTION OF ANY KIND OR NATURE WHATSOEVER EXISTING AS OF THE EFFECTIVE DATE OF THE PLAN AND HOWSOEVER ARISING, INCLUDING BUT NOT LIMITED TO IN ANY MANNER ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE ORIGINAL DIP CREDIT DOCUMENTS, THE DIP CREDIT DOCUMENTS, THE ORIGINAL DIP LOAN FACILITY OR THE DIP LOAN FACILITY, THE PREPETITION LOAN FACILITY, THE SUBJECT MATTER OF, OR

[9]	The text in brackets remains subject to additional discussion among the Plan Proponents and may be modified or deleted prior to Confirmation.

THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED LENDER, OR ANY ACT OR OMISSION RELATED TO THE CHAPTER 11 CASES OR THE PLAN. THE REORGANIZED DEBTORS SHALL BE BOUND, TO THE SAME EXTENT THE DEBTORS ARE BOUND, BY ALL OF THE RELEASES SET FORTH HEREIN.
     4. Release by Holders of Claims and Interests.
     The Plan contains the following language regarding releases of claims by Holders of Claims and Interests:
     EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, ON THE EFFECTIVE DATE, (a) EACH PERSON THAT VOTES TO ACCEPT THE PLAN OR IS PRESUMED TO HAVE VOTED FOR THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE; (b) EACH PERSON WHO OBTAINS A RELEASE UNDER THE PLAN; AND (c) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH ENTITY (OTHER THAN A DEBTOR), THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR INTEREST (EACH, A “RELEASE OBLIGOR”), IN CONSIDERATION FOR THE OBLIGATIONS OF YUCAIPA, THE DEBTORS AND THE REORGANIZED DEBTORS UNDER THE PLAN AND THE CASH, NEW COMMON STOCK, AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THE PLAN, SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH PARTY RELEASED IN SECTIONS 11.4 AND 11.5 HEREOF FROM ANY CLAIM OR RETAINED ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OF SUCH RELEASE OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION; PROVIDED, HOWEVER, THAT NOTHING IN THE PLAN WILL RESTRICT ANY GOVERNMENTAL OR REGULATORY AGENCY FROM PURSUING ANY REGULATORY OR POLICE ENFORCEMENT ACTION AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, THEIR CURRENT OR FORMER OFFICERS, DIRECTORS OR EMPLOYEES, AND THEIR RESPECTIVE AGENTS, ADVISORS, ATTORNEYS AND REPRESENTATIVES ACTING IN ANY CAPACITY, OTHER THAN ANY ACTION OR PROCEEDING OF ANY TYPE TO RECOVER MONETARY CLAIMS, DAMAGES, OR PENALTIES AGAINST THE DEBTORS FOR AN ACT OR OMISSION OCCURRING PRIOR TO CONFIRMATION.
     The Plan Proponents believe the releases set forth in the Plan are reasonable and appropriate given the extraordinary facts and circumstances of these cases. Specifically, Yucaipa played a key role in negotiating and drafting the terms of the Plan and the new labor deal with TNATINC and played a key role in obtaining Replacement Facility and the Exit Financing. The

Creditors’ Committee was actively involved in the Plan process and played a key role in negotiating the Disclosure Statement and the Plan. TNATINC granted substantial labor concessions that are essential to the Debtors’ successful reorganization. The releases and injunctions provided in Sections 11.4, 11.5 and 11.6 of the Plan are supported by the consideration provided hereunder. Any action brought against any party receiving a release hereunder for any matter or thing related to the Chapter 11 Cases or the Plan must be brought in Bankruptcy Court.
     5. Setoffs
     The Debtors may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Holder; but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.
     6. Exculpation and Limitation of Liability
     The Plan Proponents, the Creditors’ Committee, the present and former members of the Creditors’ Committee in their capacities as such, the Indenture Trustee, in its capacity as such, and the Released Lenders, and any of such parties’ respective current and/or post-Petition Date and pre-Effective Date affiliates, members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to one another or to any Holder of any Claim or Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the negotiation and filing of the Plan, the provision of post-petition financing, the filing of the Chapter 11 Cases, the settlement of claims or renegotiation of executory contracts and leases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan (collectively, the “Exculpated Claims”). No Holder of any Claim or Interest, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Plan Proponents, the Creditors’ Committee, the present and former members of the Creditors’ Committee in their capacities as such, the Indenture Trustee, in its capacity as such, and the Released Lenders, and any of such parties’ respective current and/or post-Petition Date and pre-Effective Date affiliates, members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns with respect to the Exculpated Claims.

     7. Injunction
     The Confirmation Order will permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 11.4, 11.5 and 11.6 of the Plan; provided, however, that nothing in the Plan will restrict any governmental or regulatory agency from pursuing any regulatory or police enforcement action against the Debtors, the Reorganized Debtors, their current or former officers, directors or employees, and their respective agents, advisors, attorneys and representatives acting in any capacity, other than any action or proceeding of any type to recover monetary claims, damages or penalties against the Debtors for an act or omission occurring prior to confirmation.
     8. Binding Effect
     On the Confirmation Date, the provisions of the Plan shall be binding on the Debtors, the Estates, all Holders of Claims against or Interests in the Debtors, and all other parties-in-interest whether or not such Holders are Impaired and whether or not such Holders have accepted the Plan.
     9. Effect of Confirmation on Automatic Stay
     Except as provided otherwise in the Plan, from and after the Effective Date of the Plan, the automatic stay of Bankruptcy Code Section 362(a) shall terminate.
     10. Filing of Reports
     To the extent not Filed by the Debtors, the Reorganized Debtors shall file all reports and pay all fees required by the Bankruptcy Code, Bankruptcy Rules, U.S. Trustee guidelines, and the rules and orders of the Bankruptcy Court.
     11. Post-Confirmation Date Retention of Professionals
     Upon the Effective Date, any requirement that professionals comply with Sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors may employ and pay professionals in the ordinary course of business.
J. Retention of Jurisdiction After Confirmation and Effective Date
     1. Retention of Jurisdiction
     The Plan provides that notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will have or retain jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, for the following purposes:

(a) To allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including, the resolution of any request for payment of any Administrative Expense Claim, the resolution of any objections to the allowance, classification or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate or render Unimpaired a Claim or Interest pursuant to the Plan, as well as the approval of the Indenture Trustee Fees and Expenses, to the extent of any dispute between the Indenture Trustee and the Plan Proponents;
(b) To establish a date or dates by which objections to Claims must be Filed to the extent not established in the Plan;
(c) To establish the amount of any reserve required to be withheld from any distribution under the Plan on account of any disputed, contingent or unliquidated claim.
(d) To resolve all matters related to the rejection, and assumption and/or assignment of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom including any Cure Amount Claims;
(e) To hear and rule upon all Retained Actions, Avoidance Actions and other Causes of Action commenced and/or pursued by the Debtors and/or the Reorganized Debtors;
(f) To decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny applications involving the Debtors that may be pending on the Effective Date or brought thereafter;
(g) To hear and rule upon all applications for Professional Compensation;
(h) To modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code, modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate or carry out the intent and purpose the Plan; provided, however, that without the consent of TNATINC and Yucaipa, there shall be no modification of the Collective Bargaining Agreement between the Debtors and the IBT, as assumed and assigned pursuant to the terms of the Plan;
(i) To enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order, as well as to ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(j) To issue injunctions, enforce the injunctions contained in the Plan and the Confirmation order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;
(k) To enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;
(l) To make such determinations and enter such orders as may be necessary to effectuate all the terms and conditions of the Plan, including the Distribution of funds from the Estates and the payment of claims;
(m) To resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;
(n) To determine any suit or proceeding brought by the Debtors and/or the Reorganized Debtors to recover property under any provisions of the Bankruptcy Code;
(o) To determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for taxes; and to determine and declare any tax effects under the Plan;
(p) To determine any matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;
(q) To determine any other matters as may be authorized by or under the provisions of the Bankruptcy Code; and
(r) To enter a Final Decree closing the Chapter 11 Cases; and
(s) To retain jurisdiction to hear and decide Claims, subject to the exception for personal injury tort and wrongful death claims set forth in 28 U.S.C. § 157(b)(5), which expressly retains the jury trial rights, if any, of the holders of personal injury tort and wrongful death claims.
     The foregoing list is illustrative only and not intended to limit in any way the Bankruptcy Court’s exercise of jurisdiction. If the Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including without limitation the matters set forth in this Article, this Article shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

     2. Alternative Jurisdiction
     In the event that the Bankruptcy Court is found to lack jurisdiction to resolve any matter, then the District Court shall hear and determine such matter. If the District Court does not have jurisdiction, then the matter may be brought before any court having jurisdiction with regard thereto.
     3. Final Decree
     The Bankruptcy Court may, upon application of the Reorganized Debtors after any time one hundred twenty (120) days after the Confirmation Date, enter a final decree in the Chapter 11 Cases, notwithstanding the fact that additional funds may eventually be distributed to parties in interest. In such event, the Bankruptcy Court may enter an Order closing the Chapter 11 Cases pursuant to Section 350 of the Bankruptcy Code, provided, however, that: (a) the Reorganized Debtors shall continue to have the rights, powers, and duties set forth in the Plan; (b) any provision of the Plan requiring the absence of an objection shall no longer be required, except as otherwise ordered by the Bankruptcy Court; and (c) the Bankruptcy Court may from time to time reopen the Chapter 11 Cases if appropriate for any of the following purposes: (1) administering Assets; (2) entertaining any adversary proceedings, contested matters or applications the Debtors have brought or bring with regard to the liquidation of Assets and the prosecution of Causes of Action; (3) enforcing or interpreting the Plan or supervising its implementation; or (4) for other cause.
K. Miscellaneous Provisions of the Plan
     1. Modification of Plan
     Yucaipa, after consultation with the Debtors and the Creditors’ Committee (to the extent the Creditors’ Committee has not been dissolved), reserves the right in accordance with Section 1127 of the Bankruptcy Code to modify, alter or amend the Plan at any time before its substantial consummation; provided, however, that any such modification, alteration or amendment does not negatively impact the amended terms of the Collective Bargaining Agreement with the IBT, as described in Exhibit G hereof. Subject to the limitations contained herein, Yucaipa may modify, alter or amend the Plan in accordance with this paragraph, before or after confirmation, without notice or hearing, or after such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the modification, alteration or amendment does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto. In the event of any modification, alteration or amendment on or before confirmation, any votes to accept or reject the Plan shall be deemed to be votes to accept or reject the Plan as modified, unless the Bankruptcy Court finds that the modification, alteration or amendment materially and adversely affects the rights of parties in interest which have cast said votes.
     2. Allocation of Plan Distributions between Principal and Interest
     To the extent that any Allowed Claim entitled to a Distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such Distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.
     3. Dissolution of Creditors’ Committee
     On the Effective Date, the Creditors’ Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released and discharged from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code. The Professionals retained by the Creditor’s Committee and the members thereof will not be entitled to assert any claim for any services rendered or expenses incurred after the Effective Date, except for reasonable services rendered and expenses incurred in connection with the consummation of the Plan and any applications for allowance of compensation and reimbursement of expenses of Creditors’ Committee members or professionals pending on the Effective Date or Filed and served after the Effective Date pursuant to Section 4.2 of the Plan.
     4. Preparation of Estates’ Returns and Resolution of Tax Claims
     The Debtors or Reorganized Debtors shall file all tax returns and other filings with governmental authorities and may file determination requests under Section 505(b) of the Bankruptcy Code to resolve any Disputed Claim relating to taxes with a governmental authority. The Reorganized Debtors are hereby authorized to request an expedited determination under Section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.
     5. Revocation of Plan
     The Plan Proponents reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Plan Proponents revoke or withdraw the Plan, or if Confirmation does not occur or if the Plan does not become effective, then the Plan shall be null and void, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; (b) constitute an admission of any fact or legal conclusion by the Plan Proponents or any other Entity; or (c) prejudice in any manner the rights of the Plan Proponents or any other party, Person or Entity, including the Creditors’ Committee, in any related or further proceedings.
     6. Confirmation of Plans for Separate Debtors
     In the event the Plan Proponents are unable to confirm the Plan with respect to all Plan Proponents, the Debtors reserve the right, unilaterally and unconditionally, to proceed with the Plan with respect to any Debtor for which the confirmation requirements of the Bankruptcy Code are met.
     7. No Admissions; Objection to Claims
     Notwithstanding anything in the Plan or in this Disclosure Statement to the contrary, nothing contained in the Plan or herein shall be deemed to be an admission by any Plan Proponent with respect to any matter set forth herein including, without limitation, liability on any Claim or Interest or the propriety of the classification of any Claim or Interest. The Plan Proponents are not bound by any statements herein or in the Plan as judicial admissions.
     8. No Bar to Suits
     Neither the Plan nor Confirmation thereof shall operate to bar or estop the Debtors or Reorganized Debtors from commencing any Retained Action, or any other legal action against any Holder of a Claim or Interest or any individual, corporation, partnership, trust, venture, governmental unit, or any other form of legal Entity, whether such Retained Action, or any other legal action arose prior to or after the Confirmation Date and whether or not the existence of such Retained Action, or any other legal action was disclosed in any Disclosure Statement filed by the Debtors in connection with the Plan or whether or not any payment was made or is made on account of any Claim.
     9. Section 1145 Exemption
     The issuance of New Common Stock shall be made pursuant to Section 1145 of the Bankruptcy Code and shall be exempt from registration. Except with respect to securities held by any entity that is an “underwriter” as that term is defined in section 1145(b) of the Bankruptcy Code, the securities to be issued in reliance upon the exemption set forth in section 1145 of the Bankruptcy Code shall be freely tradeable subject to any restrictions in the Stockholders’ Agreement.
     10. Exemption from Securities Laws
     The entry of the Confirmation Order shall be (1) a final determination of the Bankruptcy Court that the New Common Stock authorized, issued or distributed pursuant to the Plan, is entitled to all of the benefits and exemptions provided by Section 1145 of the Bankruptcy Code, (2) a final determination of the Bankruptcy Court that the New Common Stock is entitled to the exemptions from federal and state securities registration available under Section 4(2) of the Securities Act of 1933, as amended, Rule 701 and/or Regulation D of the Securities and Exchange Commission, and similar provisions of state securities law, and (3) deemed to incorporate the provisions of Article XIII of the Plan as mixed findings of fact and conclusions of law. Notwithstanding anything in this section to the contrary, the tradeability of New Allied Holdings Common Stock may be restricted under the terms of any Stockholders’ Agreement.
     11. Initial Offer and Sale Exempt from Registration
     Section 5 of the Securities Act and any State or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer or underwriter or broker or dealer in, a security, do not apply to the offer or sale of any New Common Stock in accordance with the Plan.
     12. Applicable Law
     Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code and Bankruptcy Rules), or (ii) an express choice of law provision in any agreement, contract, instrument or document provided for, or executed in connection with, the Plan, the rights and obligations arising under the Plan and any agreements, contracts, documents and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof.
     13. Plan Supplement
     The Plan Supplement will contain forms of the (a) Reorganized By-Laws, (b) Reorganized Governing Documents, (c) Registration Rights Agreement, (d) Stockholders’ Agreement, (e) Management Services Agreement and (f) proposed Confirmation Order. The Plan Supplement shall be in form and substance satisfactory to each of the Plan Proponents and shall be filed with the Bankruptcy Court no less than seven (7) days prior to the Voting Deadline or as otherwise expressly provided herein. Notwithstanding the foregoing, subject to any express limitations set forth herein, the Plan Proponents may amend the Plan Supplement and any attachments thereto, through and including the Confirmation Date, so long as such amendments are satisfactory in form and substance to the Plan Proponents and the Creditors’ Committee (except with respect to those documents where the Plan grants the Creditors’ Committee only the right of consultation).
     14. Waiver of Rule 62(a) of the Federal Rules of Civil Procedure
     The Plan Proponents may request that the Confirmation Order include (a) a finding that Rule 62(a) of the Federal Rules of Civil Procedure shall not apply to the Confirmation Order, and (b) authorization for the Debtors to consummate the Plan immediately after the entry of the Confirmation Order.
     15. Headings
     The headings of the Articles and the Sections of the Plan and this Disclosure Statement have been used for convenience only and shall not limit or otherwise affect the meaning thereof.
     16. Survival of Settlements
     Except as specifically set forth in the Plan, all Bankruptcy Court-approved settlements shall survive consummation of the Plan.
     17. No Waiver
     Neither the failure of a Debtor to list a Claim in the Debtor’s Schedules, the failure of a Debtor to object to any Claim or Interest for purposes of voting, the failure of a Reorganized Debtor to object to a Claim, Administrative Expense Claim or Interest prior to the Confirmation Date or the Effective Date, the failure of a Debtor to assert a Retained Action prior to the Confirmation Date or the Effective Date, the absence of a proof of Claim having been filed with respect to a Claim, Administrative Expense Claim, Interest or Retained Action other than a legally effective express waiver or release shall be deemed a waiver or release of the right of a Debtor or its successors, before or after solicitation of votes on the Plan or before or after the Confirmation Date or the Effective Date to (a) object to or examine such Claim, Administrative

Expense Claim or Interest, in whole or in part or (b) retain and either assign or exclusively assert, pursue, prosecute, utilize, otherwise act or otherwise enforce any Retained Action.
     18. Successors and Assigns
     The rights, benefits and obligations of any Entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor, or assign of such Entity.
     19. Severability of Plan Provisions
     If prior to Confirmation any term or provision of the Plan that does not govern the treatment of Claims or Interests is held by the Bankruptcy Court to be invalid, void or unenforceable, at the request of the Plan Proponents, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, Impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
     20. Post-Effective Date Effect of Evidences of Claims or Interests
     Notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtors, and all instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.
     21. Conflicts
     In the event that provisions of this Disclosure Statement and provisions of the Plan conflict, the terms of the Plan will govern.
     22. Service of Documents
     Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to Yucaipa, the TNATINC, the Debtors, the Creditors’ Committee or the DIP Lenders must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

Yucaipa and the Reorganized Debtors	The TNATINC
Robert Klyman, Esq. Latham & Watkins 633 West Fifth Street, Suite 4000 Los Angeles, CA 90071 Telephone: (213) 485-1234 Facsimile: (213) 891-8763	Frederick Perillo, Esq. Previant, Goldberg, Uelmen, Gratz, Miller & Brueggeman, S.C. 1555 N. RiverCenter Dr., Suite 202 Milwaukee, WI 53212 Telephone: (414) 223-0434 Facsimile: (414) 271-6308

The Debtors	The Creditors’ Committee
Ezra H. Cohen, Esq.	Jonathan B. Alter, Esq.
Jeffrey W. Kelley, Esq.	William F. Govier, Esq.
Harris B. Winsberg, Esq.	Richard H. Agins, Esq.
Troutman Sanders LLP	Bingham McCutchen LLP
600 Peachtree Street, N.E. — Suite 5200	One State Street
Atlanta, GA 30308	Hartford, CT 06105
Telephone: (404) 885-3000	Telephone: (404) 240-2700
Facsimile No.: (404) 885-3900	Facsimile No.: (860) 240-2818

The DIP Lenders
Peter J. Neckles, Esq.
D.J. Baker, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: (212) 735-2466
Facsimile No.: (212) 735-2000
ARTICLE V.
REQUIREMENTS FOR CONFIRMATION OF THE PLAN
A. General Information
     All Holders of Holders of Impaired Claims in Class 1 and Impaired Claims in Classes 4A, 4B, 4C and 4D may cast their votes for or against the Plan. As a condition to Confirmation of the Plan, the Bankruptcy Code requires that one Class of Impaired Claims votes to accept the Plan. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a Class of Impaired Claims as acceptance by Holders of at least two-thirds of the dollar amount of the class and by more than one-half in number of Claims. Holders of Claims who fail to vote are not counted as either accepting or rejecting a plan. Voting is accomplished by completing, dating, signing and returning the ballot form (the “Ballot”) by the Voting Deadline. Ballots will be distributed to all Holders of Claims entitled to vote on the Plan and is part of the solicitation package accompanying this Disclosure Statement. The Ballot indicates (i) where the Ballot is to be filed and (ii) the deadline by which creditors must return their Ballots. See Article I, Section F of this Disclosure Statement for a more detailed explanation of who will receive Ballots and voting procedures.
B. Solicitation of Acceptances
     This Disclosure Statement has been approved by the Bankruptcy Court as containing “adequate information” to permit Holders of Allowed Claims and Interests to make an informed decision whether to accept or reject the Plan. Under the Bankruptcy Code, your acceptance of the Plan may not be solicited and will be deemed not to have been solicited unless you receive a copy of this Disclosure Statement prior to, or concurrently with, such solicitation.
C. Acceptances Necessary to Confirm the Plan
     At the Confirmation Hearing, the Bankruptcy Court will determine, among other things, whether the Plan has been accepted by the requisite creditors of the Debtors. Holders of Impaired Claims in Class 1 (each of which will be classified in a separate subclass) and Classes 4A, 4B, 4C and 4D will be deemed to accept the Plan if at least two-thirds in amount and more than one-half in number of the Claims in each Class vote to accept the Plan. Classes 5, 6, 7A, 7B and 7C are receiving no Distribution under the Plan and are deemed conclusively to reject the Plan. The Bankruptcy Court must determine that the Holders of Claims and Interests in these Classes and any non-accepting members of the Voting Classes will receive property with a value, as of the Effective Date of the Plan, that is not less than the amount that such Class member would receive or retain if the Debtors were liquidated as of the Effective Date of the Plan under Chapter 7 of the Bankruptcy Code.
D. Confirmation of Plan Pursuant to Section 1129(b)
     The Bankruptcy Code provides that the Plan may be confirmed even if it is not accepted by all impaired classes. To confirm the Plan without the requisite number of acceptances of each Impaired Class, the Bankruptcy Court must find that at least one Impaired Class has accepted the Plan without regard to the acceptances of insiders, and the Plan does not discriminate unfairly against, and is otherwise fair and equitable, to any Impaired Class that does not accept the Plan. Accordingly, if any Impaired Class votes to accept the Plan, the Plan Proponents will seek to confirm the Plan under these “cramdown” provisions of Section 1129(b) of the Bankruptcy Code.
E. Considerations Relevant to Acceptance of the Plan
     The Plan Proponents’ recommendation that all Holders of Claims or Interests entitled to vote should vote to accept the Plan is premised upon the Plan Proponents’ view that the Plan is preferable to other alternatives for liquidation or reorganization of the Debtors’ Estates. It appears unlikely to the Plan Proponents that an alternate plan of reorganization or liquidation can be proposed that would provide for Distributions in an amount equal or greater than the amounts proposed under the Plan. If the Plan is not accepted, it is likely that the value to be distributed to creditors will be further diminished.

ARTICLE VI.
FEASIBILITY OF THE PLAN AND BEST INTERESTS TEST
     A. Feasibility of the Plan
     The Bankruptcy Code requires that, for the Plan to be confirmed, the Plan Proponents must demonstrate that consummation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. The Plan Proponents believe that the Debtors and/or Reorganized Debtors, as applicable, will be able to timely perform all obligations described in the Plan and, therefore, that the Plan is feasible.
     To demonstrate the feasibility of the Plan, the Plan Proponents have prepared Pro Forma Financial Projections for Fiscal Years 2007 through 2010 (the “Financial Projections”), as set forth in Exhibit C to this Disclosure Statement. The Financial Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, including the Exit Financing, all payments required to be made pursuant to the Plan, and to fund their restructured operations. Accordingly, the Plan Proponents believe that the Plan satisfies the feasibility requirement of Section 1129(a)(11) of the Bankruptcy Code. The Plan Proponents caution that they are making no representations can be made as to the accuracy of the Financial Projections or as to the Reorganized Debtors’ ability to achieve the projected results. Many of the assumptions upon which the Financial Projections are based are subject to uncertainties outside the Plan Proponents or Reorganized Debtors’ control. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Financial Projections were prepared may be different than those assumed or may be unanticipated and may adversely affect the Plan Proponents Reorganized Debtors’ financial results. Therefore the actual results may vary from the Financial Projections, and the variations may be material and adverse.
HOLDERS OF CLAIMS AND INTERESTS ARE ADVISED TO REVIEW CAREFULLY THE RISK FACTORS INCLUDED IN ARTICLE VII OF THIS DISCLOSURE STATEMENT AS THEY MAY AFFECT THE FINANCIAL FEASIBILITY OF THE PLAN.
B. Best Interest of Creditors Test
     As described above, in certain circumstances, to be confirmed, the Plan must pass the “Best Interest Of Creditors Test” incorporated in Section 1129(a)(7) of the Bankruptcy Code. The test applies to Holders of Claims and Interests that are both (i) in Impaired Classes under the Plan, and (ii) do not vote to accept the Plan. Section 1129(a)(7) of the Bankruptcy Code requires that such Holders receive or retain an amount under the Plan not less than the amount that such Holders would receive or retain if the Debtors were to be liquidated under Chapter 7 of the Bankruptcy Code.
     In a typical Chapter 7 case, a trustee is elected or appointed to liquidate the debtor’s assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Secured creditors generally are paid first from the sales proceeds of properties securing their liens. If any assets are remaining in the bankruptcy estates after the satisfaction of secured creditors’ claims from their collateral, Administrative Expense Claims generally are next to receive payment. Unsecured creditors are paid from any remaining sales proceeds, according to their respective priorities. Unsecured creditors with the same priority share in proportion to the amount of their allowed claims in relationship to the total amount of allowed claims held by all unsecured creditors with the same priority. Finally, Holders of Interests receive the balance that remains, if any, after all creditors are paid.
C.	Application of Best Interests of Creditors Test to the Liquidation Analysis and Valuation of the Reorganized Debtors
     The Plan Proponents believe that the Plan meets the “best interests” test of Section 1129(a)(7) of the Bankruptcy Code because members of each Impaired Class will receive a more valuable distribution under the Plan than they would in a liquidation in a hypothetical chapter 7 case. Creditors will receive a better recovery through the distributions contemplated by the Plan because the continued operation of the Debtors as going concerns rather than a forced liquidation will allow the realization of more value for the Debtors’ assets. Moreover, creditors such as the Debtors’ employees will retain their jobs and most likely make few if any other claims against the Estates. Lastly, in the event of liquidation, the aggregate amount of unsecured claims would increase significantly, and such claims would be subordinated to priority claims that would be created. For example, employees will file claims for wages and other benefits, some of which would be entitled to priority. The resulting increase in both general unsecured and priority claims would decrease percentage recoveries to unsecured creditors of the Debtors. Attached as Exhibit D to the Disclosure Statement is a hypothetical liquidation analysis (the “Liquidation Analysis”) that shows the hypothetical distribution creditors would receive in the event the Plan is not confirmed and the Chapter 11 Cases are converted to Chapter 7 liquidations. Attached as Exhibit E to the Disclosure Statement is Yucaipa’s analysis of the value of the Debtors’ businesses if the Plan is confirmed (“Yucaipa’s Reorganized Value Analysis”). Attached as Exhibit E-1 to the Disclosure Statement is the Debtors’ analysis of the value of the Debtors’ businesses if the Plan is confirmed (“Debtors’ Reorganized Value Analysis”) (together, with Yucaipa’s Reorganized Value Analysis, the “Reorganized Value Analyses”). A comparison of the Liquidation Analysis with the Reorganized Value Analyses shows that the Plan satisfies the “best interests” test. The Debtors and Yucaipa agree that there is insufficient value to support a distribution to Holders of Interests on account of their equity Interests in the Debtors. The Debtors and Yucaipa may present separate valuation evidence and testimony at the Confirmation Hearing in the event the Plan Proponents fail to reach agreement as to which Reorganized Value Analysis to use at the Confirmation Hearing. The Ad Hoc Equity Committee does not agree with either of the Reorganized Value Analyses. The Ad Hoc Equity Committee believes there is value for Holders of Interests.
     1. Yucaipa’s Reorganized Value Analysis
     Yucaipa hired FTI Consulting, Inc. (“FTI”) to prepare Yucaipa’s Reorganized Value Analysis. FTI is a prominent financial advisory services firm. FTI advises major corporations, financial institutions and law firms on their most critical issues, such as financial and operational improvement, major litigation, mergers and acquisitions, and regulatory challenges.

     FTI used the following methodologies and assumptions in arriving at its indicated enterprise value range for Reorganized Allied:
     Discounted Cash Flow Analysis: FTI prepared a discounted cash flow analysis using Reorganized Allied’s future consolidated, debt free, after-tax cash flows based on the company’s projections for the years 2007 through 2011. FTI estimated the present value of the interim cash flows using a risk-adjusted discount rate of 20%. FTI applied a multiple of EBITDA of 3.8 to the year 2011 EBITDA in order to estimate a terminal value and used a 20% risk adjusted discount rate to estimate the present value of the terminal value. Adding the present value of the interim cash flows to the present value of the terminal value resulted in an estimated enterprise value of Reorganized Allied of $160.1 million. The discounted cash flow analysis involves complex considerations and judgments concerning, among other things, relevant terminal value multiples and appropriate risk-adjusted discount rates.
     Guideline Publicly Traded Companies Analysis: FTI selected certain publicly held companies that it believed in its judgment to be comparable in certain respects to the business of the debtors. FTI then calculated the implied enterprise value multiples of the selected companies using the selected companies’ EBITDA and EBIT. The guideline companies had enterprise value to EBITDA multiples ranging from 4.22 to 10.96, with a mean of 7.25 and a median of 5.49. Based on the Debtors’ negative comparison to the selected companies on key financial measures, FTI selected a below average EBITDA multiple of 3.8x to apply to normalized 2006 EBITDA for Reorganized Allied. This resulted in an estimated enterprise value of $107.5 million for the Company based on normalized 2006 EBITDA of $27.6 million.
     Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to the business of Reorganized Allied. Accordingly, FTI’s comparison of the selected companies to the business of Reorganized Allied and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments.
     Comparable Transactions Analysis: FTI reviewed certain recently completed transactions involving companies in lines of business FTI believed to be comparable in certain respects to Reorganized Allied. FTI calculated implied enterprise value to EBITDA multiples based on the terms of the transactions and financial data of the target companies. The terms of the transactions for the target companies were based upon publicly available information. FTI selected four transactions that were completed in 2006 for this purpose. These selected transactions had a range of EBITDA multiples of 2.07 to 10.25, with a mean of 5.60 and median of 5.04. FTI then compared certain financial data of the debtors to that of the target companies, and concluded that Reorganized Allied was below average. As a result of this comparison, FTI selected an EBITDA multiple of 4.0, which resulted in an estimated value for Reorganized Allied in the amount of $112.6 million.
     Although the selected transactions were used in FTI’s analysis, no target company was either identical or directly comparable to Reorganized Allied. Accordingly, FTI’s comparison of the selected transactions and target company multiples to Reorganized Allied and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments.

     Future Wage and Price Adjustments: In order to take into consideration certain potential future improvements to the Debtors’ core business, FTI prepared a sensitivity analysis regarding the value of Reorganized Allied under the assumption that such improvements will be realized to some degree. FTI based this analysis on the assumption that annualized labor cost savings resulting from an interim agreement with the IBT could be in the range of $31 million to $36 million, while price increases on customer contracts could reach $20 million to $25 million on an annual basis. Although FTI understands that customer pricing increases currently agreed to in principle are significantly below this $20 — $25 million range.) Combined, these changes could yield $51 million to $61 million of incremental EBITDA, although they are still subject to certain risks and would not be realized immediately. FTI therefore discounted these improvements to a fiscal year 2006 present value at a rate of 18%, resulting in additional 2006 EBITDA (on a pro forma basis) of $39.8 million to $47.6 million. Adding both the low end and the high end of this range to the debtor’s normalized 2006 EBITDA of $27.6 million, resulted in a 2006 pro forma EBITDA range of $67.4 million to $75.2 million. FTI then multiplied the low end and the high end of this pro forma EBITDA range by the 3.8x multiple used in the guideline publicly traded company approach, yielding an enterprise value range of approximately $259 million to $289 million. Similarly, FTI multiplied the pro forma EBITDA range by the 4.0x multiple derived from the comparable transactions analysis to arrive at a value range of approximately $271 million to $303 million. Finally, FTI reduced the discount rate used in the discounted cash flow approach from 20% to 18% to reflect a higher probability that these improvements will be achieved. This resulted in an increased estimated enterprise value of $175 million for Reorganized Allied. As a result, assuming the company had already achieved the previously discussed labor and price concessions, the enterprise valuation of Reorganized Allied would be in the range of $175 million to $303 million.
     2. The Debtors’ Reorganized Value Analysis
     The Debtors have been advised by Miller Buckfire, their financial advisor, with respect to the total enterprise value of Reorganized Allied Holdings on a going-concern basis. Miller Buckfire undertook this valuation analysis for the purpose of determining value available for Distribution to Holders of Allowed Claims pursuant to the Plan and to analyze the relative recoveries to such Holders thereunder.
     Based in part on information provided by the Debtors, Miller Buckfire has concluded solely for purposes of the Plan that total enterprise value of Reorganized Allied Holdings is between approximately $350 million to $425 million, with a value of $388 million as the midpoint as of an assumed Effective Date of May 31, 2007. Based upon the total enterprise value of Reorganized Allied Holdings’ business and an assumed total debt of approximately $206 million plus unrestricted cash on hand of $2 million, the range of equity values for Reorganized Allied Holdings would be approximately $146 million to $221 million. Equity value available for distribution to Holders of Allowed Claims will depend on additional factors including but not limited to the terms associated with the capital contribution used to acquire used rigs and whether holders of certain tort claims will receive recoveries in equity.
     In performing its analysis, Miller Buckfire used discounted cash flow and comparable public companies trading multiples methodologies. These valuation techniques reflect the contemplated standalone plan of emergence with distributed equity ownership and the intrinsic value of the cash flow financial projections in the Debtors’ business plan. Miller Buckfire’s analysis is summarized on Exhibit E-1 hereto.
     The Debtors’ Reorganized Value Analysis addresses the estimated going concern enterprise value of the Debtors and the value of certain expected tax attributes, including NOLs, as appropriate. It does not address other aspects of the proposed reorganization, the Plan or any other transactions, and it does not address the Debtors’ underlying business decision to effect the reorganization set forth in the Plan. The Debtors’ Valuation Analysis does not constitute a recommendation to any Holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan. Miller Buckfire has not been asked nor did Miller Buckfire express any view as to what the value of the Reorganized Allied Holdings’ securities will be when issued pursuant to the Plan or the prices at which they may trade in the future.
     The summary set forth herein does not purport to be a complete description of the analyses performed by Miller Buckfire. The preparation of a valuation estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily suitable to summary description. In performing the Debtors’ Reorganized Value Analysis, Miller Buckfire and the Debtors made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analysis performed by Miller Buckfire is not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the Debtors’ Reorganized Value Analysis.
     3. Liquidation Analysis
     Central States Funds asserts that the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended by the Multiemployer Pension Plan Amendments Act of 1980 (“MEPPA”), 29 U.S.C. §§ 1001-1461, imposes withdrawal liability on an employer withdrawing from a multiemployer pension plan which is measured as the employer’s proportionate share of the plan’s unfunded vested benefits which is the difference between the present value of the vested benefits and the current value of the plan’s assets. 29 U.S.C. §§ 1381, 1391; see, e.g., Connors v. Ryan’s Coal Co., 923 F.2d 1461, 1462-63 (11th Cir. 1991) (discussing statutory framework and background). A complete withdrawal occurs when an employer permanently ceases to have an obligation to contribute under the plan, or permanently ceases all covered operations under the plan. 29 U.S.C. § 1383(a). Were Allied to liquidate, it would cease all covered operations under the various multiemployer pension plans in which Allied participates, and as a result Central States Funds would claim that a complete withdrawal from each of those plans would be triggered. With respect to the Central States, Southeast and Southwest Areas Pension Fund, a complete withdrawal occurring in 2007 would result in a withdrawal liability claim by those funds in an amount in excess of $330 million.
     As discussed in the Liquidation Analysis, the Debtors estimate that in a liquidation under chapter 7 of the Bankruptcy Code, there would be approximately $1.5 million to satisfy claims of general unsecured creditors, resulting in a distribution to general unsecured creditors of approximately 0%. In contrast, according to Yucaipa’s Reorganized Value Analysis, if the Plan is confirmed, the equity value of the Debtors will be between approximately $175 million and approximately $303 million, resulting in a distribution to general unsecured creditors of up to approximately 50%. Thus, the Plan Proponents believe that the Plan satisfies the “best interests” test. According to the Debtors’ Reorganized Value Analysis, if the Plan is confirmed, the equity value of the Debtors will be between approximately $350 million and approximately $425 million, resulting in a distribution to general unsecured creditors potentially greater than 50%.
     The Plan Proponents have analyzed the potential market for sale the Debtors’ businesses as going concerns. This analysis has not revealed any offers or potential offers to purchase the businesses as going concerns that would provide a better alternative to Holders of Claims and Interests than the reorganization of the Debtors’ businesses as proposed by the Plan.
ARTICLE VII.
CERTAIN RISK FACTORS TO CONSIDER
     PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL IMPAIRED HOLDERS OF CLAIMS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT.
     The following provides a summary of various important considerations and risk factors associated with the Plan. However, it is not exhaustive. In considering whether to vote for or against the Plan, Holders of Claims or Interests should read and carefully consider the factors set forth below, as well as all other information set forth or otherwise referenced in this Disclosure Statement.
A. Certain Bankruptcy Law Considerations
Parties-in-Interest May Object To Debtors’ Classification of Claims and Interests
     Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a class or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Plan Proponents believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Plan Proponents created ten classes of Claims and Interests, each encompassing Claims or Interests that are substantially similar to the other Claims or Interests in each such class.
A Delay in Plan Confirmation May Disrupt the Debtors’ Operations and Have Potential Adverse Effects of Prolonged Confirmation Process
     A prolonged confirmation process could adversely affect the Debtors’ relationships with their customers, suppliers, and employees, which, in turn, could adversely affect the Debtors/’ competitive position, financial condition, and results of operations. Such developments could, in turn, adversely affect the price of the New Common Stock, and hence the value of assets available to satisfy Holders of Allowed Claims.

Risk of Non-Confirmation of the Plan
     Although the Plan Proponents believe that the Plan will satisfy all requirements necessary for Confirmation, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for Confirmation or that such Modifications would not necessitate the resolicitation of votes.
Risk of No Labor Deal
     TNATINC believes that in the absence of a labor deal there will be a substantial withdrawal liability claim and there will likely be a strike, in which it believes Allied has no plan to operate.
The Plan Proponents May Not be Able to Secure Confirmation of the Plan
     There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or interest Holder of Debtors might challenge the adequacy of this Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met, including that the terms of the Plan are fair and equitable to non-accepting Classes. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the Plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting Classes, confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and the value of distributions to non-accepting Holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such Holders would receive if Debtors were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that these requirements will be met, the Plan Proponents believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting Holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation under Chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and costs associated with any such Chapter 7 case. The Plan Proponents believe that Holders of Interests in Debtors would receive no distribution under either a liquidation pursuant to Chapter 7 or Chapter 11.
     Confirmation of the Plan is also subject to certain conditions as described in Article IV, Section H hereof. If the Plan is not confirmed, it is unclear whether a restructuring of the Debtors could be implemented and what Distributions Holders of Claims or Interest ultimately would receive with respect to their Claims or Interests. If an alternative reorganization could not be agreed to, it is possible that Debtors would have to liquidate their assets, in which case it is likely that Holders of Claims and Interests would receive substantially less favorable treatment than they would receive under the Plan.

     The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms of the Plan as necessary for Confirmation. Any such Modification could result in a less favorable treatment of any non accepting Class or Classes, as well as of any Classes junior to such non accepting Classes, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.
Risk of Post-Confirmation Default
     At the Confirmation Hearing, the Court will be required to make a judicial determination that the Plan is feasible, but that determination does not serve as any guarantee that there will not be any post-confirmation defaults. The Debtors believe that the cash flow generated from operations and post-Effective Date borrowing will be sufficient to meet the Reorganized Debtors’ operating requirements, their obligations under the Exit Financing, and other post-confirmation obligations under the Plan.
The Debtors and the Reorganized Debtors May Object to the Amount or Classification of a Claim
     Except as otherwise provided in the Plan, the Plan Proponents reserve the right to object to the amount or classification of any Claim or Interest deemed Allowed under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim or Interest where such Claim or Interest is subject to an objection. Any Holder of a Claim may not receive its specified share of the estimated distributions described in this Disclosure Statement.
Risk of Non-Occurrence of the Effective Date
     Although the Plan Proponents believe that the Effective Date may occur as soon as ten (10) Business Days after the Confirmation Date, there can be no assurance as to such timing.
Contingencies Not to Affect Votes of Impaired Classes to Accept the Plan
     The Distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Claims to be subordinated to other Claims. The occurrence of any and all such contingencies which could affect distributions available to Holders of Allowed Claims under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.
B. Financial Information; Disclaimer
     Although the Plan Proponents have used their reasonable best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, much of the financial information contained in the Disclosure Statement came from parties other than the Plan Proponents, and some of the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and this Disclosure Statement. While the Plan Proponents believe that such financial information fairly reflects the financial condition of the Debtors, the Plan Proponents are unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies.
C. Factors Affecting The Value Of The Securities To Be Issued Under The Plan
     In addition to the risk factors set forth below, the following factors may affect the value of the securities to be issued under the Plan:
The Reorganized Debtors May Not be Able to Achieve Projected Financial Results
     The Reorganized Debtors may not be able to meet their projected financial results or achieve the revenue or cash flow that they have assumed in projecting future business prospects. If the Reorganized Debtors do not achieve these projected revenue or cash flow levels, they may lack sufficient liquidity to continue operating as planned after the Effective Date. The financial projections represent the Plan Proponents’ view based on current known facts and hypothetical assumptions about the Reorganized Debtors’ future operations. However, the Projections set forth herein do not guarantee the Reorganized Debtors’ future financial performance.
The Reorganized Debtors May Not be Able to Meet Post-Reorganization Debt Obligations and Finance All Operating Expenses, Working Capital Needs and Capital Expenditures
     To the extent the Reorganized Debtors are unable to meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may be unable to service their debt obligations as they come due or to meet the Reorganized Debtors’ operational needs. Such a failure may preclude the Reorganized Debtors from developing or enhancing their products and services, taking advantage of future opportunities, growing their business or responding to competitive pressures.
Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors
     Holders of Claims should carefully review Article IX hereof, “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES,” including the discussion under the heading “United States Federal Income Tax Consequences to the Debtors,” and this Article VII Section E “CERTAIN RISK FACTORS TO CONSIDER –Factors Affecting the Reorganized Debtors” to determine how the tax implications of the Plan and these Chapter 11 Cases may adversely affect the Reorganized Debtors.
D. Risk Factors Associated With the Business
The Debtors’ Business is Affected by the U.S. Economy and the Varying Economic and Business Cycles of Their Customers
     The Debtors’ business is vulnerable to the U.S. economy and the varying economic and business cycles of their customers.

The General Economic and/or Business Conditions Affecting the Automotive Industry May Adversely Impact the Debtors
     The automotive industry in the United States as a whole is facing a downturn in economic and business conditions. In particular, General Motors Corporation, DaimlerChrysler and Ford Motor Company, three of the Debtors’ largest customers, are trying to return their North American automotive operations to profitability through a combination of strict cost control, capacity rationalization (plant closings) and the acceleration of new product/technology introductions. Unless they can stem their ongoing market share declines, further production cuts will have a ripple effect throughout the automotive industry and impact the profitability of those businesses most dependent on these domestic manufacturers, including the Debtors and/or Reorganized Debtors. Moreover, certain of the Debtors’ customers have imposed market share caps, which may limit the Debtors’ ability to increase the relative percentage of their business obtained from those customers.
The Debtors Have Incurred Significant Losses In Recent Years
     There can be no assurance that the Reorganized Debtors will be, or of the extent to which they will be, profitable.
The Debtors May Be Adversely Impacted by the Inability to Reduce Costs
     There is substantial, continuing pressure from the major OEMs to reduce costs, including the cost of products and services purchased from outside vendors. In addition, the Debtors’ business is capital intensive. If the Debtors are unable to generate sufficient cost savings in the future to offset price reductions and any reduction in customer demand for vehicle-hauling services, the Debtors’ profitability would be adversely affected.
Competition
     Certain of the Debtors’ principal competitors may be better able to withstand market conditions within the automobile industry. The Debtors generally compete on the basis of, among other things: (a) quality and breadth of service; (b) expertise; (c) reliability; and (d) price. There can be no assurance that the Debtors will not encounter increased competition in the future, which could have a material adverse effect on their business, financial condition and results of operations. In addition, certain of the Debtors’ competitors may attempt to use these Chapter 11 Cases and rumors concerning the Debtors’ financial condition to their advantage. These discussions and rumors may adversely affect relations with the Debtors’ customers, vendors and employees.
Reliance on Key Personnel
     The Debtors’ success and future prospects depend on the continued contributions of their senior management. The Debtors current financial position makes it difficult for it to retain key employees. There can be no assurances that the Debtors would be able to find qualified replacements for these individuals if their services were no longer available. The loss of services of additional members of the senior management team could have a material adverse effect on the Debtors’ business, financial condition and results of operations.
Loss of Key Customers
     If some of the Debtors’ existing customers ceased doing business with the Debtors, or if the Debtors were unable to generate new customers, they could experience an adverse impact on their business, financial condition and results of operations. The Debtors cannot be certain that any given customer in any given year will continue to use the Debtors’ services in subsequent years. There is significant risk in concentrating their sales with these customers, including but not limited to, potential customer insolvency, work stoppage, or other adverse circumstances.
     Further, the Debtors are dependent on certain domestic and foreign OEMs as their largest customers. The loss of any one of these customers, or a significant reduction in demand for vehicles for which the Debtors provide vehicle-hauling services, would have a material adverse effect on the Debtors’ existing and future revenues and net income.
E. Factors Affecting the Reorganized Debtors
     1. General Factors
Capital Requirements
     The business of the Reorganized Debtors is expected to have certain capital expenditure needs. While the Debtors’ projections assume that operations and post-Effective Date borrowings will generate sufficient funds to meet capital expenditure needs for the foreseeable future, the Reorganized Debtors’ ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.
Variances from Projections
     The fundamental premise of the Plan is the de-leveraging of the Debtors and the implementation and realization of the Debtors’ business plan, as reflected in the projections contained in this Disclosure Statement. The Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to maintain market strength, consumer preferences and the ability to increase gross margins and control future operating expenses. The Plan Proponents believe that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results and such variations may be material and adverse.

     2. Litigation Risks
     From time to time, the Debtors are subject to claims or litigation incidental to their business. As of the date of the Disclosure Statement, the Debtors are not currently involved in any legal proceedings that, individually or in the aggregate, are expected to have a material effect on their business, financial condition, results of operations or cash flows.
          (a) Risk that the Information in this Disclosure Statement May be Inaccurate
     The statements contained in this Disclosure Statement are made by the Plan Proponents as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change since that date in the information set forth herein. The Plan Proponents may subsequently update the information in this Disclosure Statement, but they have no duty to update this Disclosure Statement unless ordered to do so by the Court. Further, the pro forma and prospective financial information contained herein, unless otherwise expressly indicated, is unaudited. Finally, neither the SEC nor any other governmental authority has passed upon the accuracy or adequacy of this Disclosure Statement, the Plan, or any Exhibits thereto.
THESE RISK FACTORS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, CURRENCY EXCHANGE RATE FLUCTUATIONS, TERRORIST ACTIONS OR ACTS OF WAR, OPERATING EFFICIENCIES, LABOR RELATIONS, ACTIONS OF GOVERNMENTAL BODIES AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD LOOKING STATEMENTS AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.
     The following disclosures are not intended to be all inclusive and should be read in connection with the other disclosures contained in this Disclosure Statement and the Exhibits hereto. You should consult your legal, financial, and tax advisors regarding the risks associated with the Plan and the distributions you may receive thereunder.
     Risks Relating to Future Business Performance: The Debtors’ future business performance is subject to business, economic, legislative, and competitive risks and uncertainties. Such uncertainties and other factors include approval by the Bankruptcy Court of the Plan and potential objections of third parties. Uncertainties also include, but are not limited to: (i) general economic and political conditions and the cyclicality of the auto hauling industry; (ii) competitive conditions in the auto hauling industry; (iii) the Debtors’ ability to implement cost reductions, efficiencies and other improvements in their businesses; (iv) the Debtors’ ability to fund capital expenditure requirements needed to maintain competitive position; (v) the effect of U.S. governmental policies and regulations related to the Debtors’ businesses; (vi) compliance with environmental, health and safety laws and regulations; (vii) changes in relationships with large customers; (viii) business-related difficulties of the Debtors’ customers; and (ix) the effects of the Chapter 11 process on the Debtors’ ability to attract and retain key management personnel.
     Assumptions Regarding Value of Debtors’ Assets: It has been assumed in the preparation of the Plan that the value of the Debtors’ assets described in the Reorganized Value Analysis generally approximates the fair value thereof, except for specific adjustments discussed in the notes thereto. For financial reporting purposes, the fair value of the assets of the Debtors (including deferred tax assets) must be determined as of the Effective Date. Although such valuation is not presently expected to result in values that are materially different than the values assumed in the preparation of the Plan, there can be no assurance with respect thereto.
     Leverage, Liquidity, and Capital Requirements: In addition to Cash generated by operations, the Reorganized Debtors’ principal source of liquidity following their emergence from bankruptcy will be the Exit Financing. After the Effective Date of the Plan, the Reorganized Debtors will face liquidity requirements, including working capital requirements and repayment of the Reorganized Debtors’ obligations under the Exit Financing. While the Debtors believe that they will have adequate liquidity to meet requirements following the Effective Date of the Plan, no assurances can be made in this regard. Furthermore, the ability of the Reorganized Debtors to gain access to additional capital if needed, whether through equity offerings or debt financing, cannot be assured. Any inability of the Reorganized Debtors to service their indebtedness, obtain additional financing, as needed, or comply with the financial covenants contained in the debt instruments issued pursuant to the Plan could have a material adverse effect on the Reorganized Debtors.
     Market for New Allied Holdings Common Stock: As described in more detail in Article VIII of this Disclosure Statement, the New Allied Holdings Common Stock to be issued under the Plan has not been registered under the Securities Act, any state securities laws or the laws of any other jurisdiction. Absent such registration, and subject to the provisions of any Stockholders’ Agreement restricting the trade of New Allied Holdings Common Stock, the New Allied Holdings Common Stock may be offered or sold only in transactions that are not subject to or that are exempt from the registration requirements of the Securities Act and other applicable securities laws.
     The shares of New Allied Holdings Common Stock are a new issuance of securities with no established trading market. In the event the board of directors of Reorganized Allied Holdings determines in its discretion to register the New Allied Holdings Common Stock with the Securities and Exchange Commission, or if Reorganized Allied Holdings is required under applicable securities laws to register the New Allied Holdings Common Stock, Reorganized Allied Holdings has agreed to use its commercially reasonable efforts to list the New Allied Holdings Common Stock on a national securities exchange or for quotation on a national automated interdealer quotation system unless the Initial Board determines otherwise. However, there can be no assurance that an active market for the New Allied Holdings Common Stock will develop and no assurance can be given as to the prices at which such securities might be traded. The Plan provides that Reorganized Allied Holdings will have no liability if it is unable to list the New Allied Holdings Common Stock as described herein.
     The valuation of the Reorganized Debtors could be adversely impacted over time if the Reorganized Debtors’ business plan does not meet expectations or if factors beyond the Reorganized Debtors’ control materialize.
     If there are fewer than 300 Initial Holders of New Allied Holdings Common Stock on the Effective Date, then Reorganized Allied Holdings does not intend to remain a “public” company and will no longer be subject to the reporting requirements of the Exchange Act. In that event, the New Allied Holdings Common Stock will not be listed for trading on any national securities exchange, automated quotation service or over-the-counter trading markets, and it is unlikely that an active trading market will develop or be sustained for the New Allied Holdings Common Stock. If no active trading market develops, stockholders may not be able to resell their shares of New Allied Holdings Common Stock at their fair market value or at all.
     Claims Estimation: There can be no assurance that the estimated Claim amounts assumed for the purposes of preparing the Plan are correct. The actual amount of Allowed Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed Amount of Claims may vary from those estimated for the purpose of preparing the Plan. Depending on the outcome of claims objections, the estimated recovery percentages provided in this Disclosure Statement may be different than the actual recovery percentages that are realized under the Plan.
     Certain Risks of Nonconfirmation: There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A rejecting Claim or Interest Holder might challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court were to determine that the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to nonaccepting Holders of Claims and Interests within a particular Class under the Plan will not be less than the value of distributions such Holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. The statutory requirements are explained in more detail in Article VI of this Disclosure Statement.

     Yucaipa May Own a Majority of the New Allied Holdings Common Stock
     Yucaipa and certain of its affiliates may receive greater than 50% of the New Allied Holdings Common Stock in return for the Prepetition Notes held by them and that percentage could increase substantially as a result of the conversion of the Equipment Financing Facility for New Allied Holdings Common Stock and if Yucaipa provides funding for the Cash Option. After the Effective Date, Yucaipa could further increase its percentage of ownership in Reorganized Allied Holdings. Although the Stockholders’ Agreement may govern certain rights among the holders of New Allied Holdings Common Stock, Yucaipa will exercise significant influence over the operations and business strategy of Reorganized Allied Holdings and will be able to control the outcome of votes on matters requiring stockholder and/or board approval, including the approval or disapproval of significant corporate transactions, such as mergers, sales or other business combinations, the issuance of securities or the incurrence or guaranty of material amounts of debt. Yucaipa will also nominate a majority of the members of the board of directors of Reorganized Allied Holdings. As a result, the ability of the non-Yucaipa holders of New Allied Holdings Common Stock to influence the affairs of Reorganized Allied Holdings will be limited and it could adversely affect the price, value and liquidity of the New Allied Holdings Common Stock.
          Stockholders’ Agreement
     The shares of New Allied Holdings Common Stock will be subject to the terms and restrictions of the Stockholders’ Agreement which will contain certain terms and restrictions that may adversely affect the rights of holders of New Allied Holdings Common Stock and could adversely affect the price, value and liquidity of the New Allied Holdings Common Stock. All creditors receiving New Allied Holdings Common Stock under the Plan, by acceptance of such newly issued shares, will be bound by the terms of the Stockholders’ Agreement to the maximum extent permitted by applicable law, including the Bankruptcy Code. The Stockholders’ Agreement may provide for, among other things, (i) nomination and observation rights regarding the board of directors of Reorganized Allied Holdings consistent (for two years) with the board composition described in the section of this Disclosure Statement titled “Directors and Officers of Reorganized Debtors”, (ii) approval rights of Yucaipa and possibly others regarding certain significant transactions involving Reorganized Allied Holdings, (iii) pre-emptive rights in favor of Yucaipa and possibly others in connection with certain issuances of securities, (iv) “drag along” and/or “tag along” rights triggered upon certain sales or dispositions of the capital stock of Reorganized Allied Holdings, pursuant to which holders may be required to sell all their shares of New Allied Holdings Common Stock and/or entitled to sell all or a portion of their New Allied Holdings Common Stock, (v) transfer and trading restrictions intended to limit the number of record holders of New Allied Holdings common stock to no more than 290 per class of securities, (vi) certain additional restrictions on transfer of New Allied Holdings Common Stock, including among others, rights of first refusal or other rights to purchase in favor of Reorganized Allied Holdings, Yucaipa or possibly others in connection with any proposed sale or transfer of New Allied Holdings Common Stock, and (vii) other terms, conditions and restrictions of the type included in stockholders’ agreements.

F. Disclaimer Regarding Issuance of New Allied Common Stock
     Creditors are strongly urged to take notice of the fact that, as of the date hereof, Yucaipa and/or the Plan Proponents have not reached agreement with the Creditors’ Committee concerning the terms and conditions of the corporate organizational documents of Reorganized Allied Holdings, Stockholders’ Agreement, Registration Rights Agreement and various other significant points of corporate governance for Reorganized Allied Holdings, which may affect the value of the recovery associated with the distribution of the New Allied Holdings Common Stock under the Plan. The parties have agreed to negotiate in good faith toward the end of reaching agreement on these matters but there is no assurance they will reach agreement which could result in various terms and risks being different from those currently described in the Disclosure Statement and/or various documents, such as the Stockholders’ Agreement not being entered into. Notwithstanding the foregoing, Yucaipa has agreed that in the event agreement cannot be reached with the Creditors’ Committee concerning the form of corporate governance documents directed at minority shareholder rights, minority shareholders will have, at a minimum, the rights and protections afforded to such stockholders in accordance with the law of the State of Delaware. Despite this concession, depending upon the outcome of the ongoing good faith negotiations, the New Allied Common Stock to be distributed under the Plan may be illiquid for an indeterminate period of time, and minority shareholders may have a limited or no voice in corporate matters. Such restrictions and limitations may have the effect of substantially diminishing any value attributable to the equity distribution under the Plan and Holders of Unsecured Claims should be guided accordingly. The Plan Proponents shall provide the Creditors’ Committee with the form of any corporate governance documents within fifteen (15) days before the Voting Deadline to enable the Creditors’ Committee to assess the rights and protections to be afforded to minority shareholders, and to file a position statement within 10 days before the Voting Deadline. Creditors are strongly recommended to consult the docket in these Chapter 11 Cases prior to the Voting Deadline to review and consider the position statement to be filed by the Creditors’ Committee by April 21, 2007 since recoveries provided under the Plan to Unsecured Creditors may be materially and adversely impacted by the result of ongoing negotiations.
ARTICLE VIII.
CERTAIN SECURITIES LAW MATTERS
A. Issuance of New Common Stock
     Section 1145(a)(l) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act of 1933 (the “Securities Act”) and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in exchange for such claims or interests and partly for cash or property. Except as noted below, the Plan

Proponents believe that the offer and sale of the New Allied Holdings Common Stock under the Plan to Holders satisfy the requirements of Section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.
B. Subsequent Transfers of New Allied Holdings Common Stock
     The Stockholders’ Agreement may include a number of provisions that restrict the transfer of New Allied Holdings Common Stock, including (i) “drag along” and/or “tag along” rights triggered upon certain sales or dispositions of the capital stock of Reorganized Allied Holdings, pursuant to which holders may be required to sell all their shares of New Allied Holdings Common Stock and/or entitled to sell all or a portion of their New Allied Holdings Common Stock, (ii) transfer and trading restrictions intended to limit the number of record holders of New Allied Holdings common stock to no more than 290 per class of securities, (iii) certain additional restrictions on transfer of New Allied Holdings Common Stock, including among others, rights of first refusal or other rights to purchase in favor of Reorganized Allied Holdings, Yucaipa or possibly others in connection with any proposed sale or transfer of New Allied Holdings Common Stock, and (iv) other terms, conditions and restrictions of the type included in stockholders’ agreements.
     Apart from any provisions in the Stockholders’ Agreement preventing transferability of the New Allied Holdings Common Stock, such stock may be freely transferred by most recipients following initial issuance under the Plan, and all resales and subsequent transactions in the New Allied Holdings Common Stock or other securities so issued are exempt from registration under federal and state securities laws, unless the Holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:
1.	persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

2.	persons who offer to sell securities offered under a plan for the Holders of such securities;

3.	persons who offer to buy such securities from the Holders of such securities, if the offer to buy is:
a.	with a view to distributing such securities; and

b.	under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or
4.	a person who is an “issuer” with respect to the securities as the term “issuer” is defined in Section 2(11) of the Securities Act.
     Under Section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

     To the extent that Persons who receive New Allied Holdings Common Stock pursuant to the Plan are deemed to be “underwriters,” resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. So long as there are 300 or more Initial Holders of New Allied Holdings Common Stock on the Effective Date and Reorganized Allied remains a “public” company subject to the reporting requirements of the Exchange Act, Persons deemed to be underwriters would, however, apart from any restrictions in the Stockholders’ Agreement be permitted to sell such New Allied Holdings Common Stock or other securities without registration pursuant to the provisions of Rule 144 under the Securities Act. These rules permit the public sale of securities received by “underwriters” if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.
     If there are fewer than 300 Initial Holders of New Allied Holdings Common Stock on the Effective Date, Reorganized Allied Holdings does not intend to remain a “public” company subject to the reporting requirements of the Exchange Act. In that event, the provisions of Rule 144 under the Securities Act will not be available to persons that are deemed to be an “underwriter” with respect to the New Allied Holdings Common Stock. Such persons would not be permitted to resell the New Allied Holdings Common Stock unless the securities were registered under the Securities Act or another exemption from such registration requirements was available.
     Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Allied Holdings Common Stock or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular Person receiving New Allied Holdings Common Stock or other securities under the Plan would be an “underwriter” with respect to such New Allied Holdings Common Stock.
     Given the complex and subjective nature of the question of whether a particular Holder may be an underwriter, the Plan Proponents make no representation concerning the right of any person to trade in the New Allied Holdings Common Stock or other securities. The Plan Proponents recommend that potential recipients of the New Allied Holdings Common Stock consult their own counsel concerning whether they may freely trade New Allied Holdings Common Stock without compliance with the Securities Act or the Exchange Act.
     On the Effective Date, Reorganized Allied Holdings will be authorized to enter into a Registration Rights Agreement with Yucaipa and potentially other holders of the New Allied Holdings Common Stock. The Registration Rights Agreement is expected to provide (i) certain rights to require Reorganized Allied Holdings to register a public offering, (ii) certain rights to demand that Reorganized Allied Holdings file, prepare and cause to become effective registration statements, and (iii) piggyback registration rights.

ARTICLE IX.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     THE PLAN PROPONENTS HAVE NOT SOUGHT OR OBTAINED ANY RULING FROM THE INTERNAL REVENUE SERVICE OR FROM ANY OTHER TAXING AUTHORITY WITH RESPECT TO ANY OF THE TAX CONSEQUENCES OF THE PLAN, NOR HAVE THE PLAN PROPONENTS SOUGHT OR OBTAINED AN OPINION OF COUNSEL WITH RESPECT TO ANY SUCH TAX CONSEQUENCES. NO REPRESENTATIONS OR ASSURANCES ARE MADE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES AS SUMMARIZED HEREIN. CERTAIN TYPES OF CREDITORS MAY BE SUBJECT TO SPECIAL RULES NOT ADDRESSED IN THIS SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES. FURTHER, CREDITORS MAY BE SUBJECT TO STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES THAT ARE NOT ADDRESSED HEREIN. BECAUSE THE TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND MAY VARY BASED ON INDIVIDUAL CIRCUMSTANCES, EACH CREDITOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF ANY ASPECT OF THE PLAN WITH RESPECT TO SUCH CREDITOR.
A. Introduction
     A summary description of material United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the material United States federal income tax consequences of the Plan to the Debtors and to Holders who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the “IRS”) or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtors or any Holder. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position different from any discussed herein.
     The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “IRC”), Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).
     The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, persons that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency, employees, and persons who received their Claims pursuant to the exercise of an employee stock option or otherwise as compensation). Furthermore, the following discussion does not address United States federal taxes other than income taxes.
     Each Holder is strongly urged to consult its own tax advisor regarding the United States federal, state, and local and any foreign tax consequences of the transactions described herein and in the Plan.
B. United States Federal Income Tax Consequences to the Debtors
     1. Cancellation of Indebtedness Income
     Upon implementation of the Plan, the amount of the Debtors’ aggregate outstanding indebtedness will be substantially reduced. In general, the discharge of a debt obligation in exchange for an amount of cash and other property having a fair market value (or, in the case of a new debt instrument, an “issue price”) less than the “adjusted issue price” of the debt obligation being discharged gives rise to cancellation of indebtedness (“COD”) income to the debtor. However, under IRC Section 108, COD income is not taxable to the debtor if the debt discharge occurs in a Title 11 bankruptcy case. Rather, such COD income instead will reduce certain of the Debtors’ tax attributes, generally in the following order: (a) net operating losses (“NOLs”) for the taxable year of discharge and NOL carryforwards; (b) general business credit carryforwards; (c) minimum tax credit available as of the beginning of the taxable year immediately following the taxable year of discharge; (d) net capital loss for the taxable year of discharge and capital loss carryforwards; (e) the tax basis of the Debtors’ depreciable and nondepreciable assets (but not below the amount of its liabilities immediately after the discharge); (f) passive activity loss and credit carryforwards and (g) foreign tax credit carry forwards. A debtor may elect to alter the preceding order of attribute reduction and, instead, first reduce the tax basis of its depreciable assets (and, possibly, the depreciable assets of its subsidiaries), but in such case, the basis may be reduced below the Debtors’ post-Effective Date liabilities. The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such attributes may be available to offset taxable income that accrues between the date of discharge and the end of the Debtors’ tax year). Any excess COD income over the amount of available tax attributes is not subject to United States federal income tax.
     Because some of the Debtors’ outstanding indebtedness will be satisfied in exchange for New Allied Holdings Common Stock, the amount of COD income, and accordingly the amount of tax attributes required to be reduced, will depend in part on the fair market value of the New Allied Holdings Common Stock. This value cannot be known with certainty until after the Effective Date. Depending on such valuation, it is possible that a substantial portion of the NOLs and other tax attributes of the Debtors could be eliminated under these rules.
     2. Utilization of Net Operating Losses and Other Tax Attributes — Section 382
     Under IRC Section 382, whenever there is a more than fifty percent ownership change of a corporation during a three-year testing period, the ability of the corporation to utilize any NOL carryovers (to the extent not eliminated under the IRC Section 108 attribute reduction rules) and certain subsequently recognized built-in losses and deductions to offset future taxable income may be subject to an annual limitation. The issuance of New Allied Holdings Common Stock pursuant to the Plan will constitute an ownership change for purposes of IRC Section 382.
     Under IRC Section 382(l)(6) and the Treasury Regulations promulgated thereunder, the amount of the annual limitation to which the Debtors would be subject should generally be equal to the product of (i) the lesser of the value of the equity of the Reorganized Debtors immediately after the ownership change or the value of the Debtors’ consolidated gross assets immediately before such change (with certain adjustments) and (ii) the “long-term tax-exempt rate” in effect for the month of the Effective Date as published by the United States Treasury Department (by way of illustration, that rate is 4.04% for ownership changes occurring in April 2007) (the “L6 Limitation”).
     In general, if the Debtors have a net unrealized built-in gain (“NUBIG”) at the time of the ownership change (subject to a de minimis threshold), the amount of such built-in gain recognized during the five-year period following the ownership change will increase the amount of the taxable income that may be offset by pre-ownership change losses. If, on the other hand, the Debtors have a net unrealized built-in loss (“NUBIL”) at the time of the ownership change (subject to a de minimis threshold), the amount of such built-in loss recognized during the five-year period following the ownership change will decrease the amount of income that may be offset by pre-ownership change losses. Whether the Debtors are in a NUBIG or NUBIL position will depend in part on the fair market value of the Debtors’ assets immediately before the ownership change date. This value cannot be known with certainty until the Effective Date.
     The IRC provides an exception to the L6 Limitation under IRC Section 382(l)(5), which applies in the case of certain reorganizations under the Bankruptcy Code if the reorganization of the Debtors results in an exchange by qualifying creditors and stockholders of their claims and interests for at least fifty percent of the Debtors’ stock (in vote and value) (the “L5 Exception”). Stock transferred to a creditor will be taken into account for the purpose of the fifty percent test only to the extent that such stock is transferred in satisfaction of indebtedness and only if such indebtedness was held by the creditor for at least eighteen months before the Petition Date or arose in the ordinary course of the Debtors’ trade or business and is held by the person who at all times held the beneficial interest in such indebtedness. The Plan Proponents have concluded that the Debtors likely will not qualify for the L5 Exception.
C. United States Federal Income Tax Consequences to Holders of Claims
     The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to Holders that are “United States Holders,” as defined below. The United States federal income tax consequences of the transactions contemplated by the Plan to Holders of Claims (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) whether the Claim and the consideration received in respect thereof are “securities” for federal income tax purposes; (2) the manner in which a Holder acquired a Claim; (3) the length of time the Claim has been held; (4) whether the Claim was acquired at a discount; (5) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or any prior year; (6) whether the Holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (7) the Holder’s method of tax accounting; and (8) whether the Claim is an installment obligation for federal income tax purposes. Therefore, Holders should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan. This discussion assumes that the Holder has not taken a bad debt deduction with respect to a Claim (or any portion thereof) in the current or any prior year and such Claim did not become completely or partially worthless in a prior taxable year. Moreover, the Debtors intend to claim deductions to the extent they are permitted to deduct any amounts they pay in cash, stock or other property pursuant to the Plan.
     For purposes of the following discussion, a “United States Holder” is a Holder that is (1) a citizen or individual resident of the United States, (2) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if: (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person. If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a Holder of Claims, the tax treatment of a partner as a beneficial owner thereof will generally depend on the status of the partner and the activities of the partnership.
     1. Holders of Secured Claims
     The Holders of Secured Claims may recognize income, gain or loss for United States federal income tax purposes with respect to the discharge of their Claims, depending on whether their Claims are reinstated or, if not reinstated, on the outcome of their negotiations with Yucaipa. A Holder whose Secured Claim is reinstated pursuant to the Plan will not recognize gain or loss unless either (i) such Holder is treated as having received interest, damages or other income in connection with the reinstatement or (ii) such reinstatement is considered a “significant modification” of the Claim. The Plan Proponents do not believe that the treatment of the Holders of Secured Claims will constitute a “significant modification” for federal income tax purposes.
     A Holder who receives cash or other property in exchange for its Claim pursuant to the Plan will generally recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) the amount of cash or fair market value of other property, if any, received in exchange for its Claim and (2) the Holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount, and whether the Holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim (as discussed further, below in Section C.3).

     2. Holders of Priority Non-Tax Claims
     A Holder whose Priority Claim is paid in full or otherwise discharged on the Effective Date will recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the amount of cash received by such Holder in respect of its Claim and (ii) the Holder’s adjusted tax basis in the Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount, and whether the Holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim (as discussed further, below in Section C.3). A Holder recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. In addition, the rules summarized below with respect to accrued interest and market discount may also apply with respect to the receipt of cash in discharge of a Holder’s Priority Claim.
     3. Allocation of Plan Distributions Between Principal and Interest
     The Plan provides that, to the extent that any Allowed Claim entitled to a Distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such Distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest. The Debtors intend to take the position that any Distributions made under the Plan with respect to an Allowed Claim will be allocated first to the principal amount of the Claim, with the excess over the principal amount being allocated to accrued but unpaid interest. However, current United States federal income tax law is unclear on this point and no assurance can be given that the IRS will not challenge the Debtors’ position. Holders are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to interest.
     4. Market Discount
     The market discount provisions of the IRC may apply to Holders of certain Claims. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a Holder in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to that Holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the Holder’s hands immediately after its acquisition. However, a debt obligation will not be a “market discount bond” if such excess is less than a statutory de minimis amount. Gain recognized by a creditor with respect to a “market discount bond” will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the creditor’s period of ownership, unless the creditor elected to include accrued market discount in taxable income currently. A Holder of a market discount bond that is required under the market discount rules of the IRC to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on disposition of such bond.

     5. Holders of Claims Receiving Distributions of New Allied Holdings Common Stock
     Generally – A Holder of a Claim that receives a Distribution of New Allied Holdings Common Stock in exchange for its Claim pursuant to the Plan will generally recognize income, gain or loss for United States federal income tax purposes (unless such claim constitutes a “security,” as described below) in an amount equal to the difference between (1) the fair market value on the Effective Date of the New Allied Holdings Common Stock received and (2) the Holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. A Holder recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. In addition, the rules summarized above with respect to accrued interest and market discount may also apply with respect to the receipt of New Allied Holdings Common Stock in discharge of a Holder’s Claim. A Holder’s aggregate tax basis in the New Allied Holdings Common Stock it receives pursuant to the Plan would generally be equal to the aggregate fair market value on the Effective Date of such stock. The holding period for the New Allied Holdings Common Stock would begin on the day after the Effective Date.
     Tax-Free Treatment for Holders of Unsecured Claims that are “Securities” – Allied Holdings’ cancellation of its common stock and the distribution of the New Allied Holdings Common Stock may qualify for treatment as a tax-free reorganization to the extent Holders of Claims hold Claims that constitute “securities” for U.S. federal income tax purposes. The term “security” is not defined in the IRC or Treasury Regulations promulgated thereunder and has not been clearly defined by judicial decision. The determination of whether an instrument constitutes a “security” is determined based on all the facts and circumstances but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of five years or less is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. In addition to maturity, other factors taken into account are the nature of the debt, the degree of participation and continuing interest in the business represented by the debt, the extent of proprietary interest compared with the similarity of the debt to a cash payment, and the purpose of the advance. The Prepetition Notes Claims have a term of six years, and therefore, although not free from doubt, because the prepetition notes have a term of six (6) years, the Debtors believe that such claims should be “securities” for these purposes. Holders of these claims should consult their own tax advisors to determine whether their exchange will qualify as a tax-free reorganization.
     In the event that a Holder’s receipt of New Allied Holdings Common Stock qualifies as a tax-free reorganization, then such Holders generally (i) will not recognize loss upon the exchange of such Claim, but (ii) will recognize gain, if any, only to the extent of consideration received other than New Allied Holdings Common Stock (other than in respect of any accrued but unpaid interest). Further, the Holder’s aggregate tax basis in any New Allied Holdings Common Stock received in satisfaction of its Claim will equal the Holder’s aggregate tax basis in such Claim, increased by the amount of any gain recognized and decreased by any consideration received (other than New Allied Holdings Common Stock) that is not allocable to accrued but unpaid interest. In general, the Holder’s holding period for New Allied Holdings Common Stock will include the Holder’s holding period for the Claim exchanged therefore, except to the extent that the New Allied Holdings Common Stock was issued in respect of a Claim for accrued but unpaid interest.
     The market discount provisions of the IRC provides that, under regulations to be prescribed by the Treasury Department, any accrued market discount that is not treated as ordinary income upon a tax-free exchange of market discount bonds carries over to the non- recognition property received in the exchange. Any accrued market discount incurred in respect of a Claim that constitutes a “security” for federal income tax purposes would carry over to any New Allied Holdings Common Stock received by the Holder pursuant to the Plan, such that any gain recognized by the Holder upon a subsequent disposition of the New Allied Holdings Common Stock also would be treated as ordinary income to the extent of any such accrued market discount not previously included in income.
     To the extent certain Holders reach an agreement with the Debtors to have their Claims satisfied, settled, released, exchanged or otherwise discharged in a manner other than as discussed above, such Holders should consult their own tax advisors regarding the tax consequences to them of such treatment.
     6. Holders of Interests
     A Holder of an Interest that is cancelled under the Plan will be allowed a “worthless stock deduction” in an amount equal to the Holder’s adjusted basis in such Interest. A “worthless stock deduction” is a deduction allowed to a Holder of a corporation’s stock for the taxable year in which such stock becomes worthless (which year may differ from the year the Plan is confirmed). If the Holder held the Interest as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital asset on the last day of the Holder’s taxable year.
     7. Information Reporting and Backup Withholding
     Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payer to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the IRC’s backup withholding rules, a United States Holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the Holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the Holder is a United States person, that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income.
     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder’s United States federal income tax liability,

and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.
[space intentionally left blank]

ARTICLE X.
RECOMMENDATION
     Based on the foregoing analysis of the Plan Proponents, the Debtors’ remaining assets, and the Plan, the Plan Proponents believe that the best interests of all parties would be served through confirmation of the Plan. The Committee supports the Plan subject to the assessment of certain matters referenced in Article VII.F. FOR THESE REASONS, THE PLAN PROPONENTS URGE ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO “ACCEPT” THE PLAN.
     Respectfully submitted, this 5th day of April, 2007.

/s/ Robert A. Klyman (by JWK with express permission)	/s/ Jeffrey W. Kelley TROUTMAN SANDERS LLP
LATHAM & WATKINS LLP	Jeffrey W. Kelley
Robert A. Klyman	Bank of America Plaza
633 West Fifth Street, Suite 4000	600 Peachtree Street, NE, Suite 5200
Los Angeles, CA 90071	Atlanta, Georgia 30308-2216
Telephone: (213) 485-1234	Telephone: (404) 885-3000
Facsimile: (213) 891-8763	Facsimile: (404) 885-3900

Counsel for the Debtors
PARKER, HUDSON, RAINER & DOBBS LLP
Rufus T. Dorsey
1500 Marquis Two Tower	/s/ Frederick Perillo

285 Peachtree Center Ave., N.E.	(by JWK with express permission)
Atlanta, Georgia 30303	PREVIANT, GOLDBERG, UELMEN, GRATZ,
Telephone (404) 420-5550	MILLER & BRUEGGEMAN, S.C.
Facsimile: (404) 522-8409	Frederick Perillo
1555 N. RiverCenter Dr., Suite 202
Milwaukee, WI 53212
Telephone: (414) 223-0434
Facsimile: (414) 271-6308

Counsel for the Teamsters National Automobile
Transportation Industry Negotiating Committee

EXHIBITS TO DISCLOSURE STATEMENT

Exhibit A	Second Amended Joint Plan of Reorganization

Exhibit B	Terms of Exit Financing (Intentionally Deleted. See Docket Entry Nos. 2649, 2683 and 2704)

Exhibit C	Pro Forma Financial Projections

Exhibit D	Liquidation Analysis

Exhibit E	Yucaipa’s Reorganized Value Analysis

Exhibit E-1	Debtors’ Reorganized Value Analysis

Exhibit F	Pre-Effective Date corporate organizational structure of the Debtors

Exhibit G	Terms of Labor Deal

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al.,	Case Nos.:
05-12515 through 05-12526-CRM
Debtors.	and
05-12528 through 05-12537-CRM

Jointly Administered Under
05-12515-CRM

NOTICE TO UNSECURED CREDITORS OF RIGHT
TO PARTICIPATE IN CASH OUT CONTRIBUTION
     Please take notice that, pursuant to the Order of this Court granting the Debtors’ Motion to Approve Settlement and Compromise Pursuant to Federal Rule of Bankruptcy Procedure 9019(a) (the “Motion”), filed on April 20, 2007 (Docket No, 2917), and as set forth with particularity in (i) Paragraph 10 of the Motion, (ii) Section 3.7(3) of the Second Amended Joint Plan of Reorganization of Allied Holdings, Inc. et al. (as amended, the Plan”), and (iii) any applicable amendments, supplements or modifications to the Plan, relating to the Treatment of Allowed Class 4D Claims, the aggregate amount of Allowed Class 4D Claims subject to the Cash Option has been increased from a maximum amount of $20 million to a maximum amount of $40 million. In addition, the amount of the Cash Out Contribution provided to fund the Cash Option has been increased from $2.5 million to $10 million, and the Participating Equity Holders (as defined in the Motion) and Other Class 4A Claim Holders (as defined below), have been permitted to participate in funding the Cash Out Contribution. Each Other Class 4A Holder that is eligible to participate in the Cash Out Contribution pursuant to the definition set forth below is occasionally referred to hereinafter as an “Eligible Participant.”
     Pursuant to the definition of Cash Out Contribution contained in Section 1.1(27) of the Plan, the term “Other Class 4A Holders” is defined as follows and includes beneficial owners of Allowed Class 4A Claims arising from ownership of the Prepetition Notes, as covered by the proof of Claim filed by the Indenture Trustee, irrespective of whether any such beneficial owner of an Allowed Class 4A Claim has filed an individual proof of Claim in respect of its ownership of the Prepetition Notes. The Allowed Class 4A Claims held by the Other Class 4A Holders that satisfy the requirements set forth below are referred to elsewhere herein as “Qualified Claims”:
     The term “Other Class 4A Holder” means each Holder of Allowed Class 4A Claims (as defined in the “Second Amended Joint Plan of Reorganization of Allied Holdings, Inc. and Affiliated Debtors Proposed by the Debtors, Yucaipa and the Teamsters National Automobile Transportation Industry Negotiating Committee”), including the beneficial owners of Allowed Class 4A Claims arising from ownership of the Prepetition Notes, as covered by the proof of Claim filed by the Indenture Trustee, irrespective of whether any such beneficial owner of an Allowed Class 4A Claim has filed an individual proof of Claim in respect of its ownership of the Prepetition Notes, other than Yucaipa or its affiliated entities, that is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, provided that each such Allowed Class 4A Claim is in a fixed and liquidated amount that satisfies each of the following requirements: (i) such Claim is the subject of a timely filed proof of Claim in these Chapter 11 Cases or is listed on the Schedules of Assets and Liabilities of one or more of the Debtors as filed in these Chapter 11 Cases (collectively, the “Schedules”), (ii) such Claim does not purport to be secured or entitled to any administrative or priority treatment and is not scheduled in the Schedules as a secured or priority Claim and (iii) such Claim has not been objected to, is otherwise not disputed and is not scheduled in the Schedules as contingent, unliquidated or disputed.
     As provided for in the Plan, (a) up to $2 million of the $10 million Cash Out Contribution may be contributed by the Participating Equity Holders; (b) up to $4 million of such $10 million may be contributed ratably by Other Class 4A Holders, as defined and on the terms set forth below; (c) Yucaipa may designate (in Yucaipa’s sole discretion) other entities or Persons (including members of the Creditors’ Committee) to contribute some or all of the Cash Out Contribution not funded by the Participating Equity Holders, Other Class 4A Holders or Participating Other Class 4A Holders(as defined below) as described in (a) and (b) above; and (d) in the event that the total amount of the Cash Out Contribution required to fund the Cash Option is less than $10 million, then amounts contributed by each of the Participating Equity Holders, Other Class 4A Holders and Yucaipa’s designees, shall be in the ratio of up to 20%: up to 40%:at least 40%, respectively, of the total required Cash Out Contribution, provided, however, that in accordance with the Supplemental Election procedures set forth herein, the Other Class 4A Holders shall have the right to subscribe to the full 40% participation allocated to such Other Class 4A Holders.
     The amount of the Cash Out Contribution that may be made by each Eligible Participant is equal to the product of the lesser of (a) the total amount of the Cash Out Contribution all Eligible Participants are willing to make or (b) $4,000,000 (or 40% of the total required Cash Out Contribution if such amount is less than $4 million) multiplied by a fraction, the numerator of which is the amount of such Eligible Participant’s Qualified Claims, and the denominator of which is the aggregate amount of the Qualified Claims that are held by all Other Class 4A Holders.
     In the event that the full amount of the Cash Out Contribution available to Other Class 4A Holders is not fully subscribed by the Other Class 4A Holders, each Other Class 4A Holder who participates in the Cash Out Contribution (a “Participating Other Class 4A Holder”) may contribute additional amounts of the unsubscribed balance (the “Oversubscription”) in an amount equal to the product of such unsubscribed balance multiplied by a fraction, the numerator of which is the amount of such Participating Other Class 4A Holder’s Qualified Claims, and the denominator of which is the aggregate amount of the Qualified Claims that are held by all Participating Other Class 4A Holders participating in the subscription of the unsubscribed balance. The total share of an Eligible Participant’s participation in the Cash Out Contribution shall be

2

referred to as such Eligible Participant’s “Ratable Participation.” TO ELECT TO PARTICIPATE IN THE OVERSUBSCRIPTION, PARTICIPATING OTHER CLASS 4A HOLDERS MUST CHECK THE BOX ON THE PARTICIPATION ELECTION MARKED “SUPPLEMENTAL ELECTION.”
     In exchange for its participation in the Cash Out Contribution, as soon as practicable following the Effective Date of the Plan, each Eligible Participant that has submitted a properly completed and duly executed Election Participation and has tendered full payment due in respect thereof will receive its Ratable Participation in the Class 4D Claims that have been purchased with the Cash Out Contribution (without regard to any Voluntary Reduction) (the “Pro Rata Purchased Class 4D Claims”) and will be entitled to a distribution of New Allied Holdings Common Stock computed on the basis of the total amount of such Eligible Participant’s Allowed Class 4D Claims, including such Eligible Participant’s Pro Rata Purchased Class 4D Claims. No interest shall be accrue or be payable on amounts tendered in respect of the Cash Out Contribution.
     PLEASE TAKE NOTICE THAT THERE ARE SIGNIFICANT RISKS IN PARTICIPATING IN THE CASH OUT CONTRIBUTION. THOSE RISKS INCLUDE, WITHOUT LIMITATION, THE FACT THAT ANY ALLIED HOLDINGS NEW COMMON STOCK ISSUED UPON OR FOLLOWING THE OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN MAY BE SUBJECT TO A STOCKHOLDERS’ AGREEMENT AND/OR OTHER LIMITATIONS ON TRANSFERABILITY AND VOTING RIGHTS. YOU ARE ENCOURAGED TO READ THE DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE RISK FACTORS SET FORTH IN ARTICLE VII THEREOF, AND TO CONSULT YOUR INDIVIDUAL COUNSEL OR ADVISOR BEFORE MAKING A DETERMINATION WHETHER TO ELECT TO PARTICIPATE IN THE CASH OUT CONTRIBUTION.
     Please take further notice that, in order to participate in the Cash Out Contribution, an Eligible Participant must complete, execute and deliver, by first class mail, overnight delivery service or facsimile transmission, a participation election form (a “Participation Election”) in the form attached hereto, so that it is received no later than 5:00 p.m., Eastern Standard Time on May 18, 2007 (the “Participation Deadline”), by the Participation Agent, at the following address or facsimile number:
Wells Fargo Bank, National Association
Customized Fiduciary Services
Northstar East Building – 12th Floor
608 Second Avenue South
Minneapolis, MN 55479
Attention: M&A Processing
Facsimile: (212) 515-1589
(For Inquiries, call: (212) 515-1563 or (612) 316-2335)
     Any Participation Election delivered after the Participation Deadline or by other delivery means shall not be valid. An Eligible Participant must tender its participation payment to the

3

Participation Agent in the manner set forth in the instructions received from the Participation Agent, not later than 5:00 p.m. prevailing Eastern time on the next business day after receipt of confirmation from the Participation Agent of the acceptance of its Participation Election and notification of the amount due in respect of the Pro Rata Purchased Class 4D Claims.
     The Participation Agent shall have the right to (i) request information and/or representations from any Eligible Participant who delivers an executed Participation Election to ensure that such Eligible Participant is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and (ii) refuse to accept the executed Participation Election and permit participation in the Cash Out Contribution b any Eligible Participant who fails to provide such information and representations within three (3) days after the Participation Agent’s request for such information and representations or who provides information and/or representations that the Debtors determine are inadequate for the Debtors to determine definitively whether such Eligible Participant is an “accredited investor.”

Dated: May 4, 2007	Respectfully submitted,
/s/Vivieon E. Kelley
Ezra H. Cohen (GA State Bar No. 173800)
Jeffrey W. Kelley (GA State Bar No. 412296)
Harris B. Winsberg (GA State Bar No. 770892)
Vivieon E. Kelley (GA State Bar No. 143033)
TROUTMAN SANDERS LLP
Bank of America Plaza
600 Peachtree Street, N.E. – Suite 5200
Atlanta, Georgia 30308-2216
Telephone No.: (404) 885-3000
Facsimile No.: (404) 885-3900

ATTORNEYS FOR THE DEBTORS

4

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al.,	Case Nos.:
05-12515 through 05-12526-CRM
and
Debtors.	05-12528 through 05-12537-CRM
Debtors.
Jointly Administered Under
05-12515-CRM

ELECTION OF ELIGIBLE CLASS 4A CLAIM HOLDER
TO PARTICIPATE IN CASH OUT CONTRIBUTION

THIS PARTICIPATION ELECTION MUST BE DELIVERED TO THE PARTICIPATION AGENT NOT LATER THAN 5:00 P.M. PREVAILING EASTERN TIME ON MAY 18, 2007. PAYMENT MUST BE TENDERED IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THE “NOTICE TO UNSECURED CREDITORS OF RIGHT TO PARTICIPATE IN CASH OUT CONTRIBUTION” (THE “NOTICE”) FILED WITH THE BANKRUPTCY COURT ON MAY 4, 2007 AND ATTACHED HERETO. THE RESPONSE TO ANY REQUEST BY THE PARTICIPATION AGENT FOR INFORMATION AND REPRESENTATIONS CONCERNING A PARTICIPANT’S QUALIFICATION AS AN “ACCREDITED INVESTOR” MUST BE RECEIVED BY THE PARTICIPATION AGENT AT THE ADDRESS LISTED ON THE NOTICE NOT LATER THAN 5:00 P.M. PREVAILING EASTERN TIME ON THE SECOND BUSINESS DAY FOLLOWING RECEIPT OF THE PARTICIPATION AGENT’S REQUEST FOR SUCH INFORMATION AND/OR REPRESENTATIONS. THE GOOD-FAITH, REASONABLE DETERMINATION OF THE DEBTORS AS TO THE TIMELINESS OF RECEIPT OF THIS PARTICIPATION ELECTION SHALL BE FINAL AND CONCLUSIVE.

     This Participation Election may not be used for any purpose other than to indicate your affirmative and irrevocable intent to participate in the Cash Out Contribution, as that term is defined in Section 1.1(27) of the Second Amended Joint Plan of Reorganization Proposed By the Debtors, Yucaipa and the Teamsters National Automobile Transportation Industry Negotiating Committee (as amended, modified or supplemented, including by the Notice, the “Plan”), pursuant to the terms of the Notice, filed with the Court on May 4, 2007. All capitalized terms used in this Election but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. Confirmation of the Plan is a condition precedent to the validity of this Participation Election.
     In order to be eligible to participate in the portion of the Cash Out Contribution allocated to Holders of Allowed Class 4A Claims, you must be an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and must hold an Allowed Class 4A Claim in a fixed and liquidated amount that satisfies each of the following requirements: (i) such Claim is the subject of a timely filed proof of Claim in these Chapter 11 Cases or is listed on the Schedules of Assets and Liabilities of one or more of the Debtors as filed in these Chapter 11 Cases (collectively, the “Schedules”), (ii) such Claim does not purport to be secured or entitled to any administrative or priority treatment and is not scheduled in the Schedules as a secured or priority claim and (iii) such Claim has not been objected to, is otherwise not disputed and is not scheduled in the Schedules as contingent, unliquidated or disputed. Holders of an Allowed Class 4A Claim who otherwise meets all the above criteria (including the beneficial owners of Allowed Class 4A Claims arising from ownership of the Prepetition Notes, as covered by the proof of Claim filed by the Indenture Trustee, irrespective of whether any such beneficial owner of an Allowed Class 4A Claim has filed an individual proof of Claim in respect of its ownership of the Prepetition Notes) are referred to herein as “Eligible Participants”.
     The Debtors shall have the right to (i) request, through the Participation Agent, information and/or representations from any Eligible Participant who delivers an executed Participation Election to ensure that such Eligible Participant is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and (ii) refuse to authorize the Participation Agent to accept the executed Participation Election and convey a participation in the Cash Out Contribution to any Eligible Participant who fails to provide such information and/or representations by 5:00 P.M. prevailing Eastern time on the second business day following receipt of the Participation Agent’s request for such information and representations or who provides information and representations that the Debtors determine are inadequate for the Debtors reasonably to determine definitively whether such Eligible Participant is an “accredited investor.”
     As provided for in the Plan, up to $4 million of the total $10 million Cash Out Contribution may be contributed ratably by Other Class 4A Holders, as defined and on the terms set forth in the Plan. In the event that the total amount of the Cash Out Contribution required to fund the Cash Option is less than $10 million, then amounts contributed by each of the Participating Equity Holders, Other Class 4A Holders and Yucaipa’s designees, shall be in the ratio of up to 20%: up to 40%:at least 40%, respectively, of the total required Cash Out Contribution, provided, however, that in accordance with the Supplemental Election procedures set forth herein, the Other Class 4A Holders shall have the right to subscribe to the full 40% participation allocated to such Other Class 4A Holders (the “Oversubscription”) as set forth in the Plan. The total share of an Eligible Participant’s participation in Cash Out Contribution shall be referred to as such Eligible Participant’s “Ratable Participation.”

     In exchange for its participation in the Cash Out Contribution, as soon as practicable following the Effective Date of the Plan, each Eligible Participant that has submitted a properly completed and duly executed Election Participation and has tendered full payment due in respect thereof will receive its Ratable Participation in the Class 4D Claims that have been purchased with the Cash Out Contribution (without regard to any Voluntary Reduction) (the “Pro Rata Purchased Class 4D Claims”) and will be entitled to a distribution of New Allied Holdings Common Stock based upon the amount of its Pro Rata Purchased Class 4D Claims. No interest shall be accrue or be payable on amounts tendered in respect of the Cash Out Contribution.
     PLEASE TAKE NOTICE THAT THERE ARE SIGNIFICANT RISKS IN PARTICIPATING IN THE CASH OUT CONTRIBUTION. THOSE RISKS INCLUDE, WITHOUT LIMITATION, THE FACT THAT ANY ALLIED HOLDINGS NEW COMMON STOCK ISSUED UPON OR FOLLOWING THE OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN MAY BE SUBJECT TO A STOCKHOLDERS’ AGREEMENT AND/OR OTHER LIMITATIONS ON TRANSFERABILITY AND VOTING RIGHTS. YOU ARE ENCOURAGED TO READ THE DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE RISK FACTORS SET FORTH IN ARTICLE VII THEREOF, AND TO CONSULT YOUR INDIVIDUAL COUNSEL OR ADVISOR BEFORE MAKING A DETERMINATION WHETHER TO ELECT TO PARTICIPATE IN THE CASH OUT CONTRIBUTION.
     Please take further notice that, in order to participate in the Cash Out Contribution, you must execute and deliver this Participation Election, so that it is received by no later than May 18, 2007 at 5:00 p.m., prevailing Eastern time (the “Participation Deadline”), by the Participation Agent. Executed Participation Elections must be delivered by first class mail, overnight delivery service or facsimile transmission to:
Wells Fargo Bank, National Association
Customized Fiduciary Services
Northstar East Building — 12th Floor
608 Second Avenue South
Minneapolis, MN 55479
Attention: M&A Processing
Facsimile: (212) 515-1589
(For Inquiries, call: (212) 515-1563 or (612) 316-2335)
     Any Participation Election delivered after the Participation Deadline or by other delivery means shall not be valid.
     In the event that the share of the Cash Out Contribution allocated to Other Class 4A Holders is not initially fully subscribed, Participating Other Class 4A Holders shall be entitled to participate on a pro rata basis in the Oversubscription in an amount equal to the product of such unsubscribed balance multiplied by a fraction, the numerator of which is the amount of such Participating Other Class 4A Holder’s Qualified Claims, and the denominator of which is the aggregate amount of the Qualified Claims that are held by all Participating Other Class 4A Holders participating in the subscription of the unsubscribed balance. The total share of an Eligible Participant’s participation in Cash Out Contribution shall be referred to as its “Ratable Participation.” TO ELECT TO PARTICIPATE IN THE OVERSUBSCRIPTION, PARTICIPATING OTHER CLASS 4A HOLDERS MUST CHECK THE BOX BELOW MARKED “SUPPLEMENTAL ELECTION.” If the total amount of the Cash Out Contribution allocated to the Other Class 4A Holders is not fully subscribed by those Participating Other Class 4A Holders submitting an Election Participation, the unsubscribed amount of the Cash Out Contribution allocated to the Other Class 4A Claim Holders will be allocated ratably among all Participating Other Class 4A Holders who have tendered a Supplemental Election, as set forth above.
     Payment of the total amount due (as reflected by both your Participation Election and, if applicable, your Supplemental Election) in respect of your portion of the Cash Out Contribution allocable to Other Class 4A Holders must be tendered by [certified/cashier’s check, wire transfer] so as to be received by the Participation Agent not later than 5:00 p.m. prevailing Eastern time on the next business day following receipt of notice from the Participation Agent of the amount thereof. If the total amount of the Cash Out Contribution allocated to the Other Class 4A Holders is not fully subscribed by the submission of Participation Elections and Supplemental Elections, one or more additional supplemental elections may be solicited.
     By signing in the space provided below, you are hereby electing to participate in the Cash Out Contribution as defined in, and in accordance with the terms set forth in the Plan, the Notice, and this Participation Election. By checking the box below marked “Supplemental Election,” you are hereby electing participate in the Oversubscription, if any, to the Cash Out Contribution as defined in, and in accordance with the terms set forth in the Plan, the Notice, and this Participation Election.
IF YOU HAVE ANY QUESTIONS REGARDING THE ELECTION OR
THE SUPPLEMENTAL ELECTION PLEASE CALL THE PARTICIPATION AGENT
AT (212) 515-1563 OR (612) 316-2335

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al.,	Case Nos.:
05-12515 through 05-12526-CRM
and
Debtors.	05-12528 through 05-12537-CRM
Debtors.	Jointly Administered Under
05-12515-CRM

ELECTION OF ELIGIBLE CLASS 4A CLAIM HOLDER
TO PARTICIPATE IN CASH OUT CONTRIBUTION
     I hereby elect to participate in the Cash Out Contribution as defined in, and in accordance with the terms set forth in the Plan, the Notice, and the Participation Election. By affixing my signature below, I certify that the undersigned is an Eligible Participant (as defined in the Notice and the Participation Election).
The following information is required:
     The amount of my Allowed Class 4A Claim scheduled by the Debtors as non-contingent, liquidated and undisputed is: $
Telephone number and email address are required information for contact purposes.

Dated:	Name of Eligible
Participant

Signature
An Authorized Signatory

By
(If Other Than Eligible Participant)
Title:
(If Appropriate) An Authorized Signatory

Telephone Number:

Street Address:

City, State and Zip Code

Email address:
     By checking the box below marked “Supplemental Election,” I hereby elect to participate in the Oversubscription, if any, to the Cash Out Contribution as defined in, and in accordance with the terms set forth in the Plan, the Notice, and the Participation Election.

☐ SUPPLEMENTAL ELECTION

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al.	Case Nos. 05-12515 through 05-12526
and 05-12528 through 05-12537
Debtors.	(Jointly Administered)

Judge Mullins
NOTICE OF FILING OF PLAN SUPPLEMENT FOR THE JOINT PLAN OF
REORGANIZATION FOR ALLIED HOLDINGS, INC. AND AFFILIATED DEBTORS
     Notice is hereby given by Allied Holdings, Inc. and its affiliated debtors1 (collectively, the “Debtors”) of the filing of the attached Plan Supplement for the Joint Plan of Reorganization proposed by the Debtors, Yucaipa American Alliance Fund I, LP and Yucaipa Alliance (Parallel) Fund I, LP (collectively, “Yucaipa”) and The Teamsters National Automobile Transportation Industry Negotiating Committee (“TNATINC”) (the “Plan”) as filed on April 5, 2007. Capitalized terms not defined herein shall have the meaning given to them in the Plan.
     Respectfully submitted this 24th day of April, 2007.

TROUTMAN SANDERS LLP
/s/ Jeffrey W. Kelley
Jeffrey W. Kelley
Bank of America Plaza 600 Peachtree Street, N.E. - Suite 5200 Atlanta, Georgia 30308-2216 Telephone: (404) 885-3000 Facsimile: (404) 885-3900 Counsel for the Debtors

[1]	Allied Automotive Group, Inc., Allied Systems, Ltd. (L.P.), Allied Systems (Canada) Company, QAT, Inc., RMX LLC, Transport Support LLC, F.J. Boutell Driveaway LLC, Allied Freight Broker LLC, GACS Incorporated, Commercial Carriers, Inc., Axis Group, Inc., Axis Netherlands, LLC, Axis Areta, LLC, Logistic Technology, LLC, Logistic Systems, LLC, CT Services, Inc., Cordin Transport LLC, Terminal Services LLC, Axis Canada Company, Ace Operations, LLC, and AH Industries Inc.

PLAN SUPPLEMENT

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
[ALLIED HOLDINGS, INC.]1
     FIRST. The name of the corporation is [Allied Holdings, Inc.]
     SECOND. The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Trust Center.
     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH. The Corporation shall have authority to issue one class of Common Stock and one class of Preferred Stock. The Corporation may issue 100,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”). The Corporation may issue 10,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).
     The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby authorized to provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), setting forth such resolution, to establish by resolution from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
          (a) the designation of the series, which may be by distinguishing number, letter or title;
          (b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);
          (c) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
          (d) dates on which dividends, if any, shall be payable;

[1]	The name of Reorganized Allied Holdings may be changed to something different than “Allied Holdings, Inc.” in connection with the reincorporation in Delaware.

          (e) the redemption rights and price or prices, if any, for shares of the series;
          (f) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;
          (g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
          (h) whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other series or any other security of the Corporation or any other corporation, and, if so, the specification of such other series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
          (i) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and
          (j) any other rights, powers and preferences of such shares as are permitted by law.
     The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders and shall not have cumulative voting rights.
     The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
     FIFTH. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
     SIXTH. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. The Board of Directors shall have that number of directors from time to time fixed pursuant to a resolution adopted by a majority of the Board of Directors.
     SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the Bylaws of the Corporation.

2

     Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and in addition to any other vote required by law, the affirmative vote of the holders of not less than a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote (the “Voting Stock”), voting together as a single class, shall be the only vote required in order for stockholders to alter, amend or repeal any provision of the Bylaws of the Corporation.
     EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
     Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.
     NINTH. (a) Certain Acknowledgments. In recognition and anticipation (i) that the Corporation will not be a wholly owned subsidiary of Yucaipa American Alliance Fund I, LP or Yucaipa American Alliance (Parallel) Fund I, LP (collectively, the “Yucaipa Entities”) and that any of the Yucaipa Entities or Affiliated Companies (as defined below) thereof may be controlling or significant stockholders of the Corporation, (ii) that directors, officers and/or employees of any of the Yucaipa Entities or of Affiliated Companies thereof may serve as directors and/or officers of the Corporation, (iii) that any of the Yucaipa Entities and Affiliated Companies thereof may engage (and are expected to continue to engage) in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iv) that any of the Yucaipa Entities and Affiliated Companies thereof may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies thereof, (v) that any of the Yucaipa Entities and Affiliated Companies thereof may engage in material business transactions with the Corporation and Affiliated Companies thereof, and that any of the Yucaipa Entities and/or the Corporation may benefit therefrom, and (vi) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of any of the Yucaipa Entities and Affiliated Companies thereof, and the duties of any directors or officers of the Corporation who are also directors, officers or employees of any of the Yucaipa Entities or of Affiliated Companies thereof, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and any of the Yucaipa Entities and Affiliated Companies thereof, on the other hand, and in recognition of the benefits to be derived by the Corporation through its continual contractual, corporate and business relations with any of the Yucaipa Entities and Affiliated Companies thereof (including possible service of officers and directors of any of the Yucaipa Entities and Affiliated Companies thereof as officers and directors of the

3

Corporation), the provisions of this Article NINTH shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to any of the Yucaipa Entities and Affiliated Companies thereof and the conduct of certain affairs of the Corporation as they may involve any of the Yucaipa Entities, any Affiliated Companies thereof and its officers and directors, and the power, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.
          (b) Certain Agreements and Transactions Permitted; Certain Fiduciary Duties of Certain Stockholders, Directors and Officers. The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with any of the Yucaipa Entities or Affiliated Companies thereof pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and any Yucaipa Entity or an Affiliated Company thereof, on the other hand, agree to engage in transactions of any kind or nature with each other or with Affiliated Companies thereof and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers, stockholders, employees and agents (including any who are directors, officers, stockholders, employees or agents of both) to allocate opportunities between or to refer opportunities to each other. Subject to Section (d) of this Article NINTH, no such agreement, or the performance thereof by the Corporation or any of the Yucaipa Entities, or any Affiliated Company thereof, shall to the fullest extent permitted by law be considered contrary to (i) any fiduciary duty that any of the Yucaipa Entities or any Affiliated Company thereof may owe to the Corporation or any Affiliated Company thereof or to any stockholder or other owner of an equity interest in the Corporation or an Affiliated Company thereof by reason of any of the Yucaipa Entities or any Affiliated Company thereof being a controlling or significant stockholder of the Corporation or of any Affiliated Company or participating in the control of the Corporation or of any Affiliated Company thereof or (ii) any fiduciary duty of any director or officer of the Corporation or of any Affiliated Company thereof who is also a director, officer, employee or agent of any of the Yucaipa Entities or any Affiliated Company thereof to the Corporation or such Affiliated Company, or to any stockholder thereof. Subject to Section (d) of this Article NINTH, to the fullest extent permitted by law, none of the Yucaipa Entities nor any Affiliated Company thereof, as a stockholder of the Corporation or any Affiliated Company thereof, or participant in control of the Corporation or any Affiliated Company thereof, shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above and no director, officer, stockholder, employee or agent of the Corporation who is also a director, officer, stockholder, employee or agent of any of the Yucaipa Entities or any Affiliated Company thereof shall have or be under any fiduciary duty to the Corporation or any Affiliated Company thereof, to refrain from acting on behalf of the Corporation or any Affiliated Company thereof or of any of the Yucaipa Entities or any Affiliated Company thereof in respect of any such agreement or transaction or performing any such agreement in accordance with its terms. The Corporation renounces any interest or expectancy of the Corporation or Affiliated Companies thereof in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Corporation or its directors, officers, stockholders, employees, agents or

4

Affiliated Companies, even if the opportunity is one that the Corporation or Affiliated Companies thereof might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so.
          (c) Similar Activities or Lines of Business. Except as otherwise agreed in writing between the Corporation and any of the Yucaipa Entities, the Yucaipa Entities and any Affiliated Company thereof shall to the fullest extent permitted by law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation and any Affiliated Company thereof and (ii) doing business with any client, customer or vendor of the Corporation or any Affiliated Company thereof, and no Yucaipa Entity nor any officer, director, employee or Affiliated Company thereof (except as provided in subsection (d) below) shall to the fullest extent permitted by law be deemed to have breached its or his or her fiduciary duties, if any, to the Corporation solely by reason of any of the Yucaipa Entities or any Affiliated Company engaging in any such activity. Neither the Corporation, any Affiliated Company nor any of their respective stockholders shall have any rights in or to any of the activities described in the foregoing sentence or the income or profits derived therefrom. In the event that any Yucaipa Entity or an Affiliated Company acquires knowledge of a potential transaction or matter which may be a corporate opportunity for any of the Yucaipa Entities, an Affiliated Company thereof and the Corporation or an Affiliated Company thereof, the Yucaipa Entity and its Affiliated Company shall to the fullest extent permitted by law have no duty to communicate or offer such corporate opportunity to the Corporation or any Affiliated Company thereof and shall not to the fullest extent permitted by law be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that any of the Yucaipa Entities or any Affiliated Company thereof acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or any Affiliated Company thereof.
          (d) Duties of Directors and Officers of the Corporation. In the event that a director or officer of the Corporation who is also a director, officer or employee of any Yucaipa Entity or an Affiliated Company acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or an Affiliated Company thereof or, any Yucaipa Entity or an Affiliated Company thereof, such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director or officer acts in a manner consistent with the following policy: a corporate opportunity offered to any person who is an officer or director of the Corporation, and who is also an officer, director or employee of any of the Yucaipa Entities or an Affiliated Company thereof, shall belong to the Yucaipa Entities or an Affiliated Company thereof, unless such opportunity was expressly offered to such person in writing and solely in his or her capacity as a director or officer of the Corporation.
          (e) Certain Definitions. For purposes of this Article NINTH and TENTH, “Affiliated Company” shall mean in respect of the Yucaipa Entities any entity which is controlled by any of the Yucaipa Entities, controls any of the Yucaipa Entities or is under common control with any of the Yucaipa Entities (other than the Corporation and any entity that

5

is controlled by the Corporation) and in respect of the Corporation shall mean any entity controlled by the Corporation. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such entity through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for so long as the Yucaipa Entities directly or indirectly own more than fifty percent (50%) of the capital stock of Performance Logistics Group, Inc., a Delaware corporation, such corporation shall be considered an Affiliated Company of the Yucaipa Entities for purposes of this Article NINTH and TENTH.
     TENTH. (a) Affiliate Transactions. Until [___], 2009,2 or such earlier date as provided in Section (c) of this Article TENTH, the vote or consent of at least a Supermajority (as defined below) of either the Common Stock or the Voting Stock of the Corporation is required in order to effect the following:
          (1) a merger or consolidation of the Corporation or a Material Subsidiary (as defined below) with or into any of the Yucaipa Entities or any of their Affiliated Companies;
          (2) the sale, lease, license or other transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries (taken as a whole on a consolidated basis as of the most recently completed fiscal year of the Corporation) or of a Material Subsidiary and its subsidiaries (taken as a whole on a consolidated basis as of the most recently completed fiscal year of the Corporation) to one or more of the Yucaipa Entities or one or more of their Affiliated Companies, whether in one transaction or in a series of transactions;
          (3) the sale by the Corporation or any subsidiary of the Corporation of capital stock of the Corporation or such subsidiary or of securities convertible by their terms into such capital stock, to any of the Yucaipa Entities or any of their Affiliated Companies where the aggregate consideration paid by the Yucaipa Entities or their Affiliated Companies for such capital stock or convertible securities in any consecutive one hundred and eighty (180) day period exceeds twenty-five million dollars ($25,000,000) or, prior to [___], 2009,2 exceeds one hundred million dollars ($100,000,000) in the aggregate; and
          (4) any amendment to the provisions set forth in this Article TENTH.
          (b) Certain Definitions. For purposes of this Article TENTH, a “Supermajority” of the Common Stock of the Corporation shall mean a percentage equal to (1) the percentage (as of the record date for any applicable vote or consent) of the Common Stock owned or held by the Yucaipa Entities together with their Affiliated Companies, plus (2) seven percent (7%). For purposes of this Article TENTH, a “Supermajority” of the Voting Stock of the Corporation shall mean a percentage equal to (1) if the voting rights (on an as converted basis or otherwise) of any outstanding Preferred Stock owned or held by the Yucaipa Entities and their Affiliated Companies is not materially disproportionate to the voting rights of the Common Stock, the percentage (as of the record date for any applicable vote or consent) of the Voting Stock (instead of Common Stock) owned or held by the Yucaipa Entities together with their

[2]	The two year anniversary of the Effective Date.

6

Affiliated Companies, plus (2) seven percent (7%). For purposes of this Article TENTH, “Material Subsidiary” shall mean any subsidiary of the Corporation (i) the assets of which exceed twenty percent (20%) of the total assets of the Corporation and its subsidiaries taken as a whole on a consolidated basis as of the end of the most recently completed fiscal year of the Corporation or (ii) that generated revenues which exceeded twenty percent (20%) of the total revenues of the Corporation and its subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year of the Corporation. For the avoidance of doubt, for so long as the Corporation directly or indirectly owns more than fifty percent (50%) of the capital stock of Allied Systems (Canada) Company, such entity shall be considered a Material Subsidiary for purpose of this Article TENTH.
          (c) Termination of Restrictions. On and after the earlier of [___]3, 2009 or such date as the Yucaipa Entities and their Affiliated Companies own or hold in the aggregate either (1) seventy-five percent (75%) or more of the Common Stock of the Corporation or (2) if the voting rights (on an as converted basis or otherwise) of any outstanding Preferred Stock owned or held by the Yucaipa Entities and their Affiliated Companies are not materially disproportionate to the per share voting rights of the Common Stock, then seventy-five percent (75%) or more of the Voting Stock of the Corporation, the requirements of Section (a) of this Article TENTH shall be void and no longer given effect and the vote or consent of a Supermajority of the capital stock of the Corporation (voting together as a single class) shall no longer be required in order to effect any of the actions described in Section (a) of this Article TENTH.
     ELEVENTH. The Corporation shall not issue any nonvoting equity securities to the extent prohibited by section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Article ELEVENTH (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.
     TWELFTH. (a) No Transfers in Violation of This Article TWELFTH. Any attempted Transfer (as defined below) of Common Stock that is not in compliance with this Article TWELFTH shall be void and shall not be recognized or registered by the Corporation, and the proposed Transferee shall not be treated as the owner of such Common Stock. Notwithstanding the foregoing, to the extent any such Transfer is effected or purported to have been effected and is not in compliance with this Article TWELFTH, the Corporation shall have the option to redeem, out of lawfully available funds therefor, any or all of the Common Stock Transferred (or purported to be Transferred) on such terms and subject to such conditions determined by the Board of Directors in its sole discretion. Any holder of Common Stock, however acquired, shall be deemed to have notice of and to have consented to the provisions of this Article TWELFTH.

[3]	The two year anniversary of the Effective Date.

7

          (b) Prohibited Transfers. No holder of Common Stock shall Transfer any Common Stock to any person or entity, nor shall the Corporation issue, sell or otherwise Transfer any Common Stock to any person or entity, if, at the time of such Transfer, the Corporation has more than 290 holders of record (as such concept is understood for purposes of Section 12(g) of the Securities Exchange Act of 1934, as amended, or any relevant rules promulgated thereunder (the “Exchange Act”)), or if the Corporation reasonably determines that such Transfer would, if effected, result in the Corporation having more than 290 holders of record. The limitations set forth in the immediately preceding sentence shall not prohibit: (1) a Transfer by a holder of Common Stock to another person or entity that, immediately prior to the Transfer, is a holder of record of Common Stock, (2) a Transfer by a holder of Common Stock to the Corporation, (3) a Transfer by the Corporation to a person or entity that, immediately prior to the Transfer, is a holder or record of Common Stock, (4) a Transfer of all Common Stock owned by the proposed transferor to a single person or entity who is treated as a single record holder under the Exchange Act, or (5) a Transfer so long as after giving effect to such Transfer the Corporation has no more than 290 holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act).
          (c) Termination of Restrictions. Section (a) and Section (b) of this Article TWELFTH shall be void and no longer given effect and the restrictions on Transfer therein shall no longer be in effect on and after the earlier of: (1) such time as the Corporation determines that it has more than 500 holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of Common Stock, (2) only if the Corporation has not filed a Form 15 deregistering the Common Stock under the Exchange Act,                      ___, 20074, (3) the listing of the Common Stock on the New York Stock Exchange, NASDAQ or AMEX, (4) the consummation of a sale of capital stock of the Corporation in an underwritten public offering registered under the Securities Act of 1933, as amended, with gross proceeds to the Corporation or the Selling Stockholders of not less than forty million dollars ($40,000,000) or (5) on the fifth business day following the Corporation’s receipt of written notice from any of the Yucaipa Entities or Affiliated Companies thereof, that they have determined, in their sole and absolute discretion, that the requirements of Section (a) and Section (b) of this Article TWELFTH shall be void and no longer given effect. Upon the Corporation’s determination that it has greater than 500 holders of record of Common Stock, the Corporation shall notify the record holders of Common Stock of such determination, but the failure of the Corporation to provide such notice shall not be a condition to the termination of the restrictions set forth in Section (a) and (b) of this Article TWELFTH. Notwithstanding the immediately preceding sentence, if Section (a) and Section (b) of this Article TWELFTH are made void and not effective pursuant to Section (c)(1) of this Article TWELFTH, and the Corporation later determines that it has less than 300 holders of record, then Section (a) and Section (b) of Article TWELFTH may be reinstated and again made effective and binding on all holders of Common Stock if and at such time as the Corporation provides written notice to at least a majority of the holders of record of Common Stock (other than the Yucaipa Entities) that such sections have been reinstated and are again effective.

4  The six-month anniversary of the Effective Date.

8

          (d) Certain Definitions. For purposes of this Article TWELFTH, “Transfer” means any transfer, donation, bequest, sale, assignment or other disposal or attempted disposal (including, without limitation, by way of merger, operation of law, pursuant to any domestic relations or other court order, whether with or without consideration and whether voluntarily or involuntarily or by operation of law). “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.
     THIRTEENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
     FOURTEENTH. The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
     FIFTEENTH. Other than the voting requirements set forth in Article TENTH of this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Amended and Restated Certificate of Incorporation.

9

BYLAWS
OF
[ALLIED HOLDINGS, INC.]1

[1]	The name of Reorganized Allied Holdings may be changed to something different than “Allied Holdings, Inc.” in connection with the reincorporation in Delaware.

i

ii

BYLAWS
OF
[ALLIED HOLDINGS, INC.]
                     ___, 2007
Incorporated under the General Corporation Law of the State of Delaware.
ARTICLE I.
OFFICES AND RECORDS
     Section 1.1 Registered Office. The registered office of [Allied Holdings, Inc.] (the “Corporation”) in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19808.
     Section 1.2 Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may from time to time designate or as the business of the Corporation may from time to time require.
     Section 1.3 Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.
ARTICLE II.
STOCKHOLDERS
     Section 2.1 Annual Meeting. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.
     Section 2.2 Special Meeting. Special meetings of stockholders for any purpose or purposes may be called at any time by (i) the Chairman, (ii) a majority of the total authorized members of the Board of Directors, or (iii) by holders of not less than a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class, but, other than as set forth in clauses (i), (ii) and (iii), such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
     Section 2.3 Place of Meeting. The Board of Directors may designate the place of meeting for any meeting of the stockholders. If no designation is made by the Board of Directors, the place of meeting shall be the principal office of the Corporation. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law.

     Section 2.4 Notice of Meeting. Written or printed notice, stating the place, if any, date and hour of a meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and the purpose or purposes for which the meeting is called, shall be prepared and delivered by the Corporation not less than ten days nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at such stockholder’s address as it appears on the books of the Corporation.
     Without limiting the foregoing, any notice to stockholders given by the Corporation pursuant to this Section 2.4 shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation and shall also be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or Assistant Secretary of the Corporation, the transfer agent or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of electronic transmission in accordance with these Bylaws shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice, (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice, and (iv) if by another form of electronic transmission, when directed to the stockholder.
     For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
     Section 2.5 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chair of the meeting or by the holders of a majority of the total voting power of the outstanding shares of the Corporation voting together as a single class, from time to time to reconvene at the same or some other time, date and place. Notice need not be given of any such adjourned meeting if the time, date and place thereof are announced at the meeting at which the adjournment is taken. If the time, date and place of the adjourned meeting are not announced at the meeting at which the adjournment is taken, then the Secretary of the Corporation shall give written notice of the time, date and place of the adjourned meeting not less than ten days prior to the date of the adjourned meeting.
     At an adjourned meeting at which a quorum is present, the stockholders may transact any business which might have been transacted at the original meeting. Once a share is represented for any purpose at a meeting, it shall be present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting. If the adjournment is for longer than 30 days, or, if after the adjournment

2

a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting consistent with the new record date.
     Section 2.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.
     Section 2.7 Voting and Proxies.
          (A) General. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange or quotation system applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation, which are present in person or by proxy and entitled to vote thereon.
          (B) Participation and Voting By Means of Remote Communication. If authorized by the Board of Directors in accordance with these Bylaws and applicable law, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, (1) participate in a meeting of stockholders and (2) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the

3

stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
     Section 2.8 Notice of Stockholder Business and Nominations.
          (A) Annual Meetings of Stockholders.
               (1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of the Corporation who was a stockholder of record of the Corporation on the record date of the meeting and at the time the notice provided for in this Section 2.8 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.8.
               (2) So long as the Corporation’s common stock remains registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Corporation’s obligation to file reports under the Exchange Act has not been suspended, this Section 2.8(A)(2) shall be in effect. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (A)(1) of this Section 2.8, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation). For purposes of the first annual meeting of stockholders of the Corporation held after the date when the Corporation’s Plan of Reorganization under Chapter 11 of the Bankruptcy Code takes effect, the first anniversary of such annual meeting shall be deemed to be [May 25, 2008]. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (b) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought

4

before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (b) the number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.
               (3) So long as the Corporation’s common stock remains registered under the Exchange Act and the Corporation’s obligation to file reports under the Exchange Act is suspended, this Section 2.8(A)(3) shall be in effect. Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 2.8 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.8 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.
               (4) If the Corporation has filed a Form 15 deregistering its common stock under the Exchange Act, and for so long as the Corporation’s obligation to file reports under the Exchange Act is suspended, then Sections 2.8(A)(2) and (3) shall not be given effect or be applicable. If the Corporation later becomes obligated to file reports under the Exchange Act or again registers its common stock under the Exchange Act, then Sections 2.8(A)(2) and (3) shall again be given effect.

5

               (5) Notwithstanding anything to the contrary set forth in this Section 2.8, the provisions of Section 2.8(A), (B) and (C) shall not apply to nominations of individuals to serve as the Creditors Committee Director, the Yucaipa Directors or the Executive Director, each as defined in Section 1(a) of the Stockholders Agreement dated as of [                    , ___ 2007], as amended from time to time, between the Corporation and the stockholders of the Corporation that are parties thereto (the “Stockholders Agreement”). Nomination of individuals to serve as Creditors Committee Director, the Yucaipa Directors and the Executive Director shall be governed by the procedures set forth in Section 1 of the Stockholders Agreement (but with respect to each such director, only for such time period as the Stockholders Agreement shall provide for nomination rights with respect to each such director).
          (B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.8 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.8. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Section 2.8 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
          (C) General.
               (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.8 shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.8. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.8 and (ii) if any proposed nomination or business was not made or proposed in compliance with this Section 2.8, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted, notwithstanding the foregoing provisions of this Section 2.8, if the stockholder (or a

6

qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
               (2) For purposes of this Section 2.8, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
               (3) Notwithstanding the foregoing provisions of this Section 2.8 and so long as the Corporation’s common stock remains registered under the Exchange Act, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.8. Nothing in this Section 2.8 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
     Section 2.9 Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the Chief Executive Officer, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.
     Section 2.10 Inspectors of Elections, Conduct of Meetings.
          (A) Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability.
          (B) Duties. The inspectors shall (i) ascertain the number of shares of stock outstanding and the voting power of each, (ii) determine the number of shares of stock present in person or by proxy at such meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain, for a reasonable period, a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of such shares present in person or by proxy at such meeting and their count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of

7

stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. The inspectors may appoint or retain other persons or entities to assist them in the performance of their duties. No person who is a candidate for an office at an election may serve as an inspector at such election.
          (C) Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine, (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof, and (v) limitations on the time allotted to questions or comments by participants. The presiding officer at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding officer should so determine, such person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
     Section 2.11 Fixing Date of Determination of Stockholders of Record.
          (A) Fixing the Record Date. Except as is otherwise prohibited by law or these Bylaws, in order that the Corporation may determine the stockholders entitled (i) to notice of or to vote at any meeting of stockholders or any adjournment thereof, (ii) to express consent to corporate action in writing without a meeting, (iii) to receive payment of any dividend or other distribution or allotment of any rights, (iv) to exercise any rights in respect of any change, conversion or exchange of stock, or (v) to take, receive or participate in any other action, the Board of Directors may fix a record date, which shall not be earlier than the date upon which the resolution fixing the record date is adopted by the Board of Directors and which (1) in the case of a determination of stockholders entitled to notice of or to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, be not more than 60 nor less than 10 days before the date of such meeting; (2) in the case of a determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than 10 days from the date upon which the resolution fixing the record date is adopted by the Board of Directors and (3) in the case of any other action, shall not be more than 60 days before such action.

8

          (B) If Record Date is Not Fixed. If no record date is fixed, (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action, and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
          (C) Adjourned Meetings. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the Board of Directors may fix a new record date for the adjourned meeting.
     Section 2.12 List of Stockholders Entitled to Vote. The Secretary shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall also be open to the examination of any stockholder during the whole time thereof on a reasonably accessible electronic network and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.
     Section 2.13 Postponement and Cancellation of Meeting. Any previously scheduled annual or special meeting of the stockholders may be postponed, and any previously scheduled annual or special meeting of the stockholders called by the Board of Directors may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.
ARTICLE III.
BOARD OF DIRECTORS
     Section 3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities expressly conferred upon them by these Bylaws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by

9

the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.
     Section 3.2 Number. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors that shall constitute the whole Board of Directors shall be the number from time to time fixed exclusively pursuant to a resolution adopted by a majority of the Board Directors. A director need not be a stockholder of the Corporation. Except as otherwise provided by the Certificate of Incorporation, these Bylaws or applicable law, the directors shall be elected at the annual meeting of stockholders, and each director elected shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office.
     Section 3.3 Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the Chief Executive Officer, or in his absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.
     Section 3.4 Regular Meetings. A regular meeting of the Board of Directors may be held without other notice than this Bylaw immediately after, and at the same place, if any, as, each annual meeting of stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.
     Section 3.5 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman, the Chief Executive Officer, the President or by two or more directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.
     Section 3.6 Notice. Notice of each special meeting of the Board of Directors shall be given by the Secretary. Notice of each such meeting shall state the date, time and place of the meeting, and shall be delivered to each director either personally or by telegram, fax, telephone or other means of electronic transmission, at least 24 hours before the time at which such meeting is to be held or mailed by first-class mail, postage prepaid, addressed to the director at his residence or usual place of business, at least three days before the day on which such meeting is to be held. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws as provided under Article X hereof. A meeting may be held at any time without notice if all of the directors are present or if those not present waive notice of the meeting in writing, either before or after such meeting.
     Section 3.7 Quorum. A number of directors equal to at least a majority of the whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present

10

may adjourn the meeting from time to time without further notice. Except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
     Section 3.8 Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, and unless otherwise provided by law or the Certificate of Incorporation, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and each director so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal from office. No decrease in the number of authorized directors constituting the whole Board shall shorten the term of any incumbent director.
     Section 3.9 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.
     Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III of these Bylaws.
     Section 3.10 Resignation and Removal. Any director of the Corporation may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its delivery. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

11

     Section 3.11 Telephonic Meetings. Members of the Board of Directors, or any committee of directors designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.11 shall constitute presence in person at such meeting.
     Section 3.12 Action by Unanimous Consent of Directors. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing (which may be in counterparts) or by electronic transmission, and the written consent or consents or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be made in paper form if the minutes of the Corporation are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
     Section 3.13 Reliance upon Records. Every director, and every member of any committee of the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the director or member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, including, but not limited to, such records, information, opinions, reports or statements as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation’s capital stock might properly be purchased or redeemed.
     Section 3.14 Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity; provided, that no such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
ARTICLE IV.
OFFICERS
     Section 4.1 Elected Officers. Unless otherwise determined by the Board of Directors, the officers of the Corporation shall consist of the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary and the Treasurer. Any two or more offices may be held by the same person. Such officers shall be elected from time to time by the Board of Directors to hold office until their respective successors shall have been duly elected and qualified, or until death, resignation or removal, as hereafter provided in these Bylaws.

12

     Section 4.2 Other Officers. The Board of Directors may from time to time elect, or the Chief Executive Officer may appoint, such other officers (including one or more Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board of Directors or by the Chief Executive Officer.
     Section 4.3 Resignation and Removal. Any officer or agent of the Corporation may resign at any time by giving a written notice of resignation to the Board of Directors, the Chief Executive Officer, the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any officer or agent of the Corporation may be removed, either with or without cause, at any time, by a vote of the majority of the whole Board of Directors, or, except in the case of an officer or agent elected by the Board of Directors, by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed.
     Section 4.4 Vacancies. A vacancy in any office, whether arising from death, resignation, removal or any other cause, may be filled for the unexpired portion of the term of the office, which shall be vacant in the manner prescribed in these Bylaws for the regular election or appointment of such office.
     Section 4.5 Chief Executive Officer. The Chief Executive Officer shall have the general control and management of the business and affairs of the Corporation, under the direction of the Board of Directors. He or she shall have power: (i) to select and appoint all necessary officers and employees of the Corporation except such officers as under these Bylaws are to be elected by the Board of Directors; (ii) to remove all appointed officers or employees whenever he or she shall deem it necessary, and to make new appointments to fill the vacancies; and (iii) to suspend from office for cause any elected officer, which shall be forthwith declared in writing to the Board of Directors. The Chief Executive Officer shall have such other authority and shall perform such other duties as may be determined by the Board of Directors.
     Section 4.6 President. The President shall have such authority and perform such duties relative to the business and affairs of the Corporation as may be determined by the Board of Directors or the Chief Executive Officer. In the absence of both the Chairman and the Chief Executive Officer, the President shall preside at meetings of the stockholders and of the directors. If the Board of Directors shall not have elected a Chief Executive Officer, the President shall have such authority and shall perform such additional duties as is provided in these Bylaws for the office of Chief Executive Officer.
     Section 4.7 Vice Presidents and Assistant Vice Presidents. Each Vice President and each Assistant Vice President shall have such powers and perform all such duties as from time to time may be determined by the Board of Directors, the Chief Executive Officer, the President or the senior officer to whom such officer reports.

13

     Section 4.8 Secretary. The Secretary shall record the proceedings of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders, shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law, shall be custodian of the records and the seal of the Corporation and, if necessary or appropriate, affix and attest the seal to all documents to be executed on behalf of the Corporation under its seal, shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed, and, in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be determined by the Board of Directors, the Chief Executive Officer or the President.
     Section 4.9 Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall have such further powers and duties as may be determined from time to time by the Board of Directors, the Chief Executive Officer or the President.
     Section 4.10 Assistant Officers. Any Assistant Secretary or Assistant Treasurer elected or appointed as heretofore provided shall perform the duties and exercise the powers of the Secretary and Treasurer, respectively, in their absence or inability to act, and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer, the President, the Secretary or the Treasurer (as the case may be) may from time to time prescribe.
     Section 4.11 Compensation. The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board of Directors; provided, however, that the Board of Directors may by resolution delegate to the Chief Executive Officer the power to fix compensation of non-elected officers and agents appointed by the Chief Executive Officer. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that such officer is also a director of the Corporation, but any such officer who shall also be a director shall not have any vote in the determination of such officer’s compensation.
ARTICLE V.
CONTRACTS AND PROXIES
     Section 5.1 Contracts. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on behalf of the Corporation by such officer or officers (including any assistant officer) of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board of Directors may determine. The Chief Executive Officer, the President or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors, the Chief Executive Officer, the President or any Vice President of the Corporation may delegate contractual power to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

14

     Section 5.2 Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chief Executive Officer, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities or interests in any other corporation or entity, any of whose stock or other securities or interests may be held by the Corporation, at meetings of the holders of the stock or other securities or interests, of such other corporation or entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.
ARTICLE VI.
INDEMNIFICATION AND INSURANCE
     Section 6.1 Indemnification and Insurance.
          (A) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators, provided, however, that except as provided in paragraph (B) of this Article VI with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) initiated by such person was authorized in the specific case by the Board of Directors of the Corporation. The Corporation may, by action of its Board of Directors, provide indemnification and advancement to employees and agents of the Corporation with the same scope and effect as the indemnification and advancement of directors and officers provided for in this Article VI.
          (B) Recovery of Unpaid Indemnification. If a claim under paragraph (A) of this Section 6.1 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting such claim. It shall be a

15

\

defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
          (C) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
          (D) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.
          (E) Advancement. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a person described in the first sentence of paragraph (A) of this Article VI (an “Article VI Person”) in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by an Article VI Person in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Article VI Person while a director or officer including, without limitation, service to an employee benefit plan), in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Article VI Person to repay all amounts so advanced if it shall ultimately be determined that such Article VI Person is not entitled to be indemnified under this Bylaw or otherwise.
          (F) Amendment or Repeal. Any amendment or repeal of this Article VI shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.
          (G) Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director or officer of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

16

ARTICLE VII.
STOCK
     Section 7.1 Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by him in the Corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
     Section 7.2 Lost, Stolen or Destroyed Stock Certificates, Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
ARTICLE VIII.
INFORMATION RIGHTS
     Section 8.1 Access to Information.
          (A) Subject to the provisions of this Article VIII, in the event that the Corporation files a Form 15 deregistering its common stock under the Exchange Act and is not required to file periodic reports, information and documents with the Securities and Exchange Commission pursuant to the Exchange Act, the Corporation will use commercially reasonable efforts to make available to the holders of its common stock, on a secure website, the following information relating to the Corporation and its subsidiaries:
               (1) no later than 120 days after the end of each fiscal year, an audited consolidated balance sheet of the Corporation and its subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with the United States generally accepted accounting principals (“GAAP”) and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors; and

17

               (2) no later than 60 days after the end of each fiscal quarter (other than the last quarter of the Corporation’s fiscal year), an unaudited consolidated balance sheet of the Corporation and its subsidiaries and the related unaudited consolidated statements of income, stockholders’ equity and cash flows as of and for the period then ended, prepared in accordance with GAAP, subject to audit adjustments.
If the subject financial statements, or any portion thereof, cannot be made available within the time periods set forth above without unreasonable effort or expense by the Corporation or for any other reason (including the failure by an accountant to certify or provide a report), then the Corporation will indicate on the secure website the reasons such financial statements cannot be made available and the Corporation will use commercially reasonable efforts to make such financial statements available on the secure website within 15 days following the initially prescribed date. If the subject financial statements still cannot be made available without unreasonable effort or expense by the Corporation or for any other reason, the Corporation shall not be in violation of this Article VIII so long as the Corporation has used its commercially reasonable efforts to make them available as prescribed in this Section 8.1(A).
          (B) No stockholder shall be provided with access to any information that is made available via a secure website unless and until such stockholder has electronically certified to the host of the website that such stockholder will comply with such customary and reasonable confidentiality provisions as are provided by the host of the website, as prepared by the Corporation (the “Confidentiality Provisions”), and the other restrictions reasonably imposed by the host or the Corporation; provided, that any such stockholder may share the financial information specified in subsection (1) and (2) of Section (A) of this Article VIII with a prospective transferee of such stockholder’s shares of the common stock if such prospective transferee has electronically certified to the independent, third-party host of the secure website that such proposed transferee will comply with the Confidentiality Provisions and the other restrictions reasonably imposed by the host or the Corporation and such prospective transferee is not affiliated with any competitor, customer or supplier or is not an employee of the Corporation that is set forth on the written list of competitors, customers, suppliers and employees of the Corporation which may be furnished by the Corporation to the host of the website from time to time.
          (C) Notwithstanding anything to the contrary in this Article VIII, the Corporation may withhold and shall not be obligated to provide to the holders of its common stock any information that the Board of Directors determines to be competitively sensitive.
          (D) The provisions of and all obligations set forth in this Article VIII shall not be in effect at any time when the Corporation is required to file periodic reports, information and documents with the Securities and Exchange Commission. Furthermore, the provisions of and all obligations set forth in this Article VIII shall terminate upon the first to occur of (i) the consummation of a “Sale of the Company” (as defined in the Stockholders Agreement) or (ii) the Yucaipa Stockholders (as defined in the Stockholders Agreement) and the Yucaipa Affiliated Companies (as defined in the Stockholders Agreement) owning, holding or possessing in the aggregate of either (x) ninety-five percent (95%) or more of the outstanding common stock of the Corporation or (y) if the voting rights of any outstanding preferred shares of stock of the Corporation owned or held by the Yucaipa Stockholders and the Yucaipa Affiliated Companies

18

are not materially disproportionate to the voting rights of the common stock of the Corporation, ninety-five percent (95%) or more of the total voting power of the outstanding shares of capital stock of the Corporation.
          (E) Notwithstanding the foregoing, this Article X may not be amended so as to limit, restrict or reduce the information rights of the stockholders of the Corporation except by either (i) the vote or consent of ninety-five percent (95%) or more of the outstanding common stock or (ii) if the voting rights (on an as converted basis or otherwise) of any outstanding preferred shares of stock of the Corporation owned or held by the Yucaipa Stockholders and the Yucaipa Affiliated Companies are not materially disproportionate to the voting rights of the common stock of the Corporation, ninety-five percent (95%) of the total voting power of the outstanding shares of capital stock of the Corporation shall be required.
ARTICLE IX.
MISCELLANEOUS PROVISIONS
     Section 9.1 Fiscal Year. The fiscal year of the Corporation shall be the calendar year, unless otherwise determined by resolution of the Board of Directors.
     Section 9.2 Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.
     Section 9.3 Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.
     Section 9.4 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time.
     Section 9.5 Manner of Notice. Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Notice to directors may be given by telegram, fax, telephone or other means of electronic transmission.
     Section 9.6 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

19

ARTICLE X.
AMENDMENTS
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, except as otherwise provided by law and subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise. The Bylaws may be amended, altered or repealed at any meeting of the Board of Directors or of the stockholders.
     Except as otherwise provided in the Certificate of Incorporation or these Bylaws and in addition to any other vote required by law, the affirmative vote of the holders of not less than (i) a majority of the outstanding shares of common stock of the Corporation or (ii) so long as the voting rights of any outstanding preferred shares of stock of the Corporation owned or held by the Yucaipa Stockholders and the Yucaipa Affiliated Companies are not materially disproportionate to the voting rights of the common stock of the Corporation, a majority of the total voting power of the outstanding shares of stock (instead of the outstanding common stock) entitled to vote, voting together as a single class, shall be required in order for stockholders to alter, amend or repeal, or to adopt any provision inconsistent with, these Bylaws.

20

STOCKHOLDERS AGREEMENT
by and among
[ALLIED HOLDINGS, INC.]1
and
The Stockholders of [Allied Holdings, Inc.]
Dated as of ___, 2007

[1]	The name of Reorganized Allied Holdings may be changed to something different than “Allied Holdings, Inc.” in connection with the reincorporation in Delaware.

TABLE OF CONTENTS

1.	Board of Directors	1

2.	Subscription Right	3

3.	Legends	4

4.	Certain Required Approvals	5

5.	Representations and Warranties of Stockholders	6

6.	Restrictions on Transfer; Transfers in Violation of Certificate	6

7.	Definitions	7

8.	Miscellaneous	11
Exhibit A — Joinder

i

STOCKHOLDERS AGREEMENT
     THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of                     , 2007, by and among [Allied Holdings, Inc.], a Delaware corporation (the “Company”), Yucaipa American Alliance Fund I, LP, a Delaware limited partnership (“YAAF”), Yucaipa American Alliance (Parallel) Fund I, LP, a Delaware limited partnership (“YAAF Parallel” and, together with YAAF, the “Yucaipa Stockholders”), each of the Stockholders2 (as defined in Section 7) named on the signature pages hereto and each other Person who otherwise hereafter becomes a party to this Agreement by executing the Joinder attached as Exhibit A. Otherwise undefined capitalized terms used herein are defined in Section 7 hereof.
     WHEREAS, Allied Holdings, Inc., a Georgia corporation (“Allied Georgia”), filed a plan of reorganization (the “Plan”) under Chapter 11 of the United States Code (the “Bankruptcy Code”) before the United States Bankruptcy Court for the Northern District of Georgia (the “Bankruptcy Court”) to effect a final restructuring of Allied Georgia;
     WHEREAS, on [                    ], 2007 (the “Effective Date”) the Plan became effective;
     WHEREAS, on the Effective Date, Allied Georgia merged with and into the Company, with the Company surviving the merger, and shares of Common Stock were issued to the Stockholders pursuant to the Plan; and
     WHEREAS, pursuant to the Plan, the Stockholders have named on the signature pages hereto have executed this Agreement to govern certain rights of the Stockholders and to provide certain other rights and obligations among them;
     NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
     1. Board of Directors.
     (a) From and after the date hereof and until the provisions of this Section 1 cease to be effective in accordance with their terms, each Stockholder shall vote all of his, her or its Shares entitled to vote thereon, and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

[2]	The Stockholders that will be signatories to this Agreement will be limited to the beneficial owners of more than 5% of the Company’s issued and outstanding Common Stock, determined as of the Effective Date.

1

     (i) the authorized number of directors on the Company’s board of directors (the “Boards”) shall be established at such number (but not less than five during the two-year period ending on the second anniversary of the Effective Date) as the Board shall determine from time to time;
     (ii) such representatives constituting not less than a majority of the directors on the Board as are designated by the Yucaipa Stockholders from time to time shall be elected to the Board (the “Yucaipa Directors”);
     (iii) during the two-year period ending on the second anniversary of the Effective Date, one representative designated by the Creditors Committee and reasonably satisfactory to the Yucaipa Stockholders from time to time shall be elected to the Board (the “Creditors Committee Director”);
     (iv) the individual serving as the chief executive officer of the Company from time to time shall be elected to the Board (the “Executive Director”);
     (v) the composition of the board of directors of each of the Company’s subsidiaries shall be as determined by the Board;
     (vi) the removal from the Board without cause of any Yucaipa Directors shall be only upon the written request of the Yucaipa Stockholders;
     (vii) if the Executive Director ceases to be the chief executive officer of the Company for any reason, such individual shall be removed as a director promptly after such cessation;
     (viii) during the two-year period ending on the second anniversary of the Effective Date, (A) the removal from the Board of the Creditors Committee Director without cause shall be only upon the written request of the Creditors Committee and (B) in the event that any Creditors Committee Director for any reason ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by a representative designated by the Creditors Committee that is reasonably satisfactory to the Yucaipa Stockholders;
     (ix) during the two-year period ending on the second anniversary of the Effective Date, the Board shall not designate any of its authority to an executive committee (or to any committee performing a similar function however designated) unless the membership of such committee includes the Creditors Committee Director; and
     (x) in the event that any representative designated by the Yucaipa Stockholders hereunder for any reason ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by a representative designated by the Yucaipa Stockholders.

2

The Company shall pay all reasonable out-of-pocket expenses incurred by each director in connection with attending regular and special meetings of the Board and any committee thereof. The Company and the Board may grant board observation rights to the Teamsters National Automobile Transportation Industry Negotiating Committee and other Persons.
     (b) If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 1, the election of a person to such directorship shall be accomplished in accordance with the Company’s bylaws and applicable law.
     (c) The provisions of and all rights under this Section 1 will terminate on the first to occur of (i) the consummation of a Qualified Public Offering, (ii) the consummation of a Sale of the Company or (iii) with respect to Section 1(a)(iii), Section 1(a)(viii) and Section 1(a)(ix) only, the second anniversary of the Effective Date.
     2. Subscription Right.
     (a) If the Company authorizes the issuance or sale of any New Securities to any Person (including a Yucaipa Stockholder) solely for cash consideration (or for consideration that includes the extension of credit to the Company or any of its subsidiaries if such issuance relates to a debt financing provided by a Yucaipa Stockholder or Yucaipa Affiliated Company), then the Company shall offer to sell to the Yucaipa Stockholders and each Stockholder that qualifies as a Subscribing Other Stockholder at the time of the particular issuance or sale (each, a “Subscription Holder”) a portion of such New Securities up to an amount of such New Securities equal to the quotient determined by dividing (1) the number of shares of Common Stock held by such Subscription Holder at such time by (2) the total number of shares of Common Stock held by all Subscription Holders at such time. Each Subscription Holder shall be entitled to purchase such New Securities on at least as favorable terms to the Subscription Holders as the terms under which such New Securities are to be offered to such Person (including a Yucaipa Stockholder); provided that if such third parties are required to also purchase other securities of the Company, Subscription Holders exercising their rights pursuant to this Section 2 shall also be required to purchase the same strip of securities (on the same terms and conditions) that such third parties are required to purchase. The purchase price payable for the New Securities offered to the Subscription Holders hereunder shall be payable in cash if the New Securities are offered solely for cash consideration. If the New Securities are offered in connection with a debt financing provided by a Yucaipa Stockholder or a Yucaipa Affiliated Company, then each Subscribing Other Stockholder will be offered the opportunity to participate in such debt financing on terms at least as favorable in the aggregate as those given to such Yucaipa Stockholder or Yucaipa Affiliated Company, including the purchase price for the New Securities.
     (b) In order to exercise its purchase rights hereunder, each Subscription Holder must, within 20 days after receipt of written notice from the Company describing in reasonable detail the New Securities being offered, the purchase price thereof, the payment terms and such holder’s percentage allotment, deliver a written notice to the Company describing its election hereunder. If any Subscription Holder having subscription rights under this Section 2 fails to exercise his, her or its subscription rights in full within such 20-day period, the Company shall offer the New Securities that were the were not so subscribed to all Subscription Holders who exercised their subscription rights in full with respect to such New Securities by delivery of

3

written notice thereto. Each such Subscription Holder will thereafter have an additional 10 days after receipt of such written notice from the Company to accept such offer of New Securities, in whole or in part, by written notice to the Company specifying the maximum number of New Securities which such Subscription Holder has elected to purchase; provided, that, in the event that the aggregate number of New Securities that the Subscription Holders have elected to purchase exceeds that aggregate number of remaining New Securities, such New Securities will be allocated upon the electing Subscription Holders pro rata based on the total number of shares of Common Stock held by such electing Subscription Holders at such time.
     (c) Upon the expiration of the offering period described above, the Company shall be entitled to sell such New Securities which Subscription Holders have not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any New Securities offered or sold by the Company after such 90-day period must be reoffered to the Subscription Holders pursuant to the terms of this Section 2.
     (d) Notwithstanding the foregoing, if the Board determines that it should, in the best interests of the Company, issue New Securities which would otherwise be required to be offered to the Subscription Holders pursuant to this Section 2 prior to their issuance, the Company may issue such New Securities without first complying with the provisions of this Section 2; provided, however, that within 45 days after such issuance the Company shall offer to each Subscription Holder the opportunity to purchase the number of New Securities that such Subscription Holder would have otherwise been entitled to purchase pursuant to the terms of this Section 2.
     (e) The provisions of and all rights in Section 2 above shall terminate upon the first to occur of (i) the listing of the Common Stock on a Nationally Recognized Exchange, (ii) the consummation of a Qualified Public Offering or (iii) the consummation of a Sale of the Company.
     3. Legends. Each certificate evidencing Shares and each certificate issued in exchange for or upon the transfer of any Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT, DATED AS OF                     , 2007, AMONG THE ISSUER AND CERTAIN OF THE ISSUER’S STOCKHOLDERS. A COPY OF SUCH STOCKHOLDERS AGREEMENT (AS AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF) IS AVAILABLE AT THE ISSUER’S PRINCIPAL EXECUTIVE OFFICES AND WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

4

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE ISSUER’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, WHICH PROVIDES FOR, AMONG OTHER THINGS, CERTAIN RESTRICTIONS ON THE TRANSFER OF SUCH SECURITIES AND THE ISSUER’S OPTION TO REDEEM SUCH SECURITIES IN CONNECTION WITH A TRANSFER IN VIOLATION OF SUCH RESTRICTIONS. NO REGISTRATION OR TRANSFER OF THESE SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS HAVE BEEN COMPLIED WITH. A COPY OF SUCH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (AS AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME) IS AVAILABLE AT THE ISSUER’S PRINCIPAL EXECUTIVE OFFICES AND WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.
     4. Certain Required Approvals.
     (a) Until the second anniversary of the Effective Date, the Company shall not, and shall not cause or permit any subsidiary of the Company to, sell or transfer any of its or their properties or assets to, or purchase any property or assets from, or enter into any contract or agreement with, any Yucaipa Stockholder or Yucaipa Affiliated Company (an “Affiliate Transaction”), unless:
     (i) such Affiliate Transaction has been approved by either (1) a majority of the disinterested directors on the Board or (2) all of the directors (including the Creditors Committee Director) then serving on the Board; or
     (ii) such Affiliate Transaction is approved by the vote or consent of holders of either a Supermajority of the Common Stock or a Supermajority of the capital stock of the Company; or
     (iii) the Company has received an opinion as to the fairness to the Company and/or its subsidiary(ies) of such Affiliate Transaction, from a financial point of view, issued by any of FTI Consulting, Inc., Citigroup Global Markets, Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc. or Valuation Research Corporation (or any of their respective Affiliates) or any other accounting, appraisal or investment banking firm of national standing reasonably acceptable to the Creditors Committee Director; or
     (iv) the Affiliate Transaction involves an issuance of debt or equity securities by the Company or any of its subsidiaries, and each Subscribing Other Stockholder is offered the opportunity to purchase such debt or equity securities on terms no less favorable, in the aggregate, than those offered to the Yucaipa

5

Stockholders and the Yucaipa Affiliated Companies participating in such Affiliate Transaction and in accordance with the pro rata interest of each Subscribing Other Stockholder in the total number of shares of Common Stock then issued and outstanding; or
     (v) such Affiliate Transaction constitutes a Permitted Transaction.
     (b) The provisions of and all restrictions set forth in Section 4 above shall terminate upon the first to occur of (i) the second anniversary of the Effective Date, (ii) the listing of the Common Stock or other equity securities of the Company on a Nationally Recognized Exchange, (iii) the consummation of a Qualified Public Offering, (iv) the consummation of a Sale of the Company or (v) the Yucaipa Stockholders and the Yucaipa Affiliated Companies owning, holding or possessing in the aggregate either (A) seventy-five percent (75%) or more of the outstanding Common Stock or (B) if the voting rights (on an as converted basis or otherwise) of any outstanding Preferred Stock owned, held or possessed by the Yucaipa Stockholders and the Yucaipa Affiliated Companies are not materially disproportionate to the per share voting rights of the Common Stock, seventy-five percent (75%) or more of the voting power of the outstanding shares of capital stock of the Company.
     5. Representations and Warranties of Stockholders. Each Stockholder represents and warrants, individually and not jointly and severally, to the other parties hereto that (a) such Stockholder has full power and authority to execute, deliver and perform its obligations under this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Stockholder, and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally; (c) such Stockholder is not a party to any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof; and (d) such Stockholder is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
     6. Restrictions on Transfer; Transfers in Violation of Certificate. Each Stockholder hereby acknowledges and agrees that the Shares shall be subject to the restrictions on transfer set forth in the Certificate. Each Stockholder further acknowledges and agrees that (a) any Transfer or attempted Transfer of any Shares in violation of any provision of Certificate shall be null and void and of no force and effect; (b) the Company shall have no obligation to record such Transfer on its books or treat any purported Transferee of such Shares as the owner of such Shares for any purpose; and (c) the Company shall have the option to redeem, out of legally available funds, any Shares Transferred in violation of any provision of the Certificate, on such terms and subject to such conditions as determined by the Board.

6

     7. Definitions.
     “Affiliate” means, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, the Company and any Person that is controlled by the Company shall not be considered Affiliates of the Yucaipa Stockholders or any Yucaipa Affiliated Company.
     “Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.
     “Common Stock” means the Company’s common stock, par value $0.01 per share and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).
     “Company” means [Allied Holdings, Inc.], a Delaware corporation and any successors thereto.
     “Creditors Committee” means (i) the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Chapter 11 case initiated by Allied Georgia’s filing on July 31, 2005 of a voluntary petition for relief in the Bankruptcy Court under chapter 11 of the Bankruptcy Code pursuant to Section 1102 of the Bankruptcy Code as its composition may be changed from time to time by addition, resignation or removal of its members or (ii) in the event that such committee is dissolved, the majority of the members comprising such committee at the time of its dissolution.
     “Equipment Financing Facility” means that certain Loan and Security Agreement and Guaranty entered into among Allied Systems, Ltd. (L.P.), as borrower, Allied Georgia and certain of its subsidiaries, as guarantors, and Yucaipa Transportation, LLC, a Delaware limited liability company (“Yucaipa Transport”), as lender, to finance the purchase by Allied Systems of certain equipment from Yucaipa Transport, together with any instruments and agreements entered into in connection therewith.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     “Nationally Recognized Exchange” means any of the following nationally recognized stock exchanges: the New York Stock Exchange, NASDAQ (any market thereof) or AMEX.

7

     “New Securities” shall mean equity securities of the Company or any of its subsidiaries, whether now authorized or not, and rights, options or warrants to purchase any such equity securities, and any securities of any type whatsoever which are, or may become, convertible into such equity securities; provided, however, that the term “New Securities” does not include: (i) securities offered to the public pursuant to a registration statement filed by the Company or any Qualified Public Offering (and, in the case of rights, options or warrants, the securities issued or issuable upon exercise thereof and, if applicable, the Common Stock issued or issuable upon conversion of such securities); (ii) securities issued for the acquisition of another business by the Company by merger, purchase of substantially all the assets of such business or another reorganization resulting in the ownership by the Company of not less than a majority of the voting power of such business (and, in the case of rights, options or warrants, the securities issued or issuable upon exercise thereof and, if applicable, the Common Stock issued or issuable upon the conversion of such securities); (iii) securities issued to directors or employees of or consultants to the Company pursuant to an equity incentive plan, stock option plan, employee stock purchase plan, restricted stock plan or other employee stock plan or agreement or otherwise, in all cases approved by the Board (and, in the case of rights, options or warrants, the securities issued or issuable upon exercise thereof and, if applicable, the Common Stock issued or issuable upon the conversion of such securities); (iv) securities issued to a Person other than a Yucaipa Stockholder or a Yucaipa Affiliated Company in connection with an equipment lease, commercial loan, or research, development or licensing agreement or other similar business transaction, in all cases approved by the Board (and, in the case of rights, options or warrants, the securities issued or issuable upon exercise thereof and, if applicable, the Common Stock issued or issuable upon the conversion of such securities); (v) securities issued as a result of any stock split, stock dividend, reverse stock split, capital reorganization, recapitalization, or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; (vi) Common Stock issued to any Yucaipa Stockholder or any other Person pursuant to the Plan; or (vii) securities issued upon the conversion of any outstanding indebtedness under the Equipment Financing Facility.
     “Other Stockholder” means any Stockholder other than a Yucaipa Stockholder or a Stockholder that is a Yucaipa Affiliated Company.
     “Permitted Transaction” means (i) any Affiliate Transaction (including, without limitation, the entrance into, performance under, or any amendment in accordance with the terms of any contract or agreement) specifically disclosed in the Plan or in the related Disclosure Statement or in any supplements to either document and approved by the Creditors Committee (other than the potential sale of Allied Systems (Canada) Company); (ii) the acquisition by the Yucaipa Stockholders or any Yucaipa Affiliated Companies of New Securities pursuant to the exercise of their subscription rights pursuant to Section 2 hereof; (iii) the acquisition of any securities issued as a result of any stock split, stock dividend, reverse stock split, capital reorganization, recapitalization, or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; (iv) any payments, benefit or awards of securities made or provided pursuant to the terms of any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into between the Company or any of its subsidiaries and any director, officer, employee, consultant or Board nominee of any Yucaipa Stockholder or Yucaipa Affiliated Company; (v) any Affiliate Transaction to the extent done in the ordinary course of business consistent with the past

8

practices of Allied Georgia or its subsidiaries; provided that the terms of such transaction are no less favorable in the aggregate to the Company or its relevant subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated Person; (vi) any payments made, actions taken or other Affiliate Transaction in accordance with the terms or contemplated by that certain Monitoring and Management Services Agreement, dated as of the Effective Date, between the Company and Yucaipa American Funds, LLC; (vii) any Affiliate Transaction involving any sharing or common use of real property or facilities with any Yucaipa Affiliated Companies done in the ordinary course of business consistent with the past practices of Allied Georgia or its subsidiaries; provided that the terms of such transaction are no less favorable in the aggregate to the Company or its relevant subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated Person; (viii) any Affiliate Transaction involving the subleasing, assignment or other arrangement with respect to hauling or transporting vehicles or fulfilling other customer requirements with any Yucaipa Affiliated Companies done in the ordinary course of business consistent with the past practices of Allied Georgia or its subsidiaries; provided that the terms of such transaction are no less favorable in the aggregate to the Company or its relevant subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated Person; (ix) any Affiliate Transaction with any Yucaipa Affiliated Company that (1) does not involve a merger, consolidation, sale, lease, license or other transfer of substantially all the properties of, or sale by the Company or any subsidiary of the Company, the sale of issuance of any debt or equity securities of the Company or such subsidiary or any form of debt or equity financing in favor of the Company or such subsidiary and (2) is on terms no less favorable in the aggregate to the Company or its relevant subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated Person; and (x) any Affiliate Transaction with any Yucaipa Stockholder or Yucaipa Affiliated Company that involves consideration to or from the Yucaipa Stockholders or Yucaipa Affiliated Company of less than $10,000,000 and, when taken with all other Affiliate Transactions permitted solely by this clause (x) involves aggregate consideration to or from the Yucaipa Stockholders or Yucaipa Affiliated Companies of less than $25,000,000 in any fiscal year (it being understood that consideration pursuant to any Affiliate Transactions permitted pursuant to any other clause of this definition or approved pursuant to the Certificate or Incorporation or any other provisions of this Agreement, will not be included when calculating the foregoing thresholds in this clause).
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust (including any beneficiary thereof), a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
     “Preferred Stock” means the Company’s preferred stock, par value $0.01 per share, including any series thereof as may be designated by the Board from time to time.
     “Qualified Public Offering” means a sale of equity securities of the Company in an underwritten public offering registered under the Securities Act, with gross proceeds of not less than $40,000,000, and resulting in the listing of such of the Company’s equity securities on a Nationally Recognized Exchange.

9

     “Sale of the Company” means (i) any sale, transfer or issuance or series of sales, transfers or issuances of capital stock of the Company by the Company, the Yucaipa Stockholders or any other Stockholders (including, any merger, consolidation or other transaction or series of related transactions having the same effect) which results in any Person or group of Persons (as the term “group” is used under the Exchange Act), other than the Yucaipa Stockholders or any of their Affiliates, owning capital stock of the Company possessing in the aggregate a majority of the total voting power of the outstanding shares of capital stock of the Company and (ii) any sale or transfer of all or substantially all of the assets of the Company and its subsidiaries in any transaction or series of transactions (other than sales in the ordinary course of business) to any Person or group of Persons (as the term “group” is used under the Exchange Act).
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Shares” means, at any time, any shares of Common Stock, any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).
     “Stockholders” means the Persons named on the signature pages to this Agreement and any other Person who is a Transferee of Shares, whether from another Stockholder or from the Company, that agrees to be bound by the terms of this Agreement. The term “Stockholder” means any one of the Stockholders and, in the case of a Stockholder who is a natural person, the term “Stockholder” also includes such Stockholder’s legal representatives, executors or administrators when the context so requires.
     “Subscribing Other Stockholder” means any Person that (i) is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act, (ii) either (A) is a Stockholder that, on or after the Effective Date, was, pursuant to the Plan, issued shares of Common Stock representing five percent (5%) or more of the shares of Common Stock issued on the Effective Date or (B) is a Person that was assigned the subscription rights of an Other Stockholder pursuant to Section 8(c) hereof and (iii) as of the date immediately prior to the date of issue or sale of New Securities owns shares of Common Stock representing five percent (5%) or more of the issued and outstanding shares of Common Stock; provided, that any Other Stockholder shall immediately cease to be a “Subscribing Other Stockholder” upon any assignment pursuant to Section 8(c) to the extent that such assignment results in the assigning Other Stockholder beneficially owning shares of Common Stock representing less than five percent (5%) of the issued and outstanding shares of Common Stock.
     “Supermajority” of the Common Stock shall mean a percentage equal to the percentage (as of the record date or other applicable date for any vote, consent or approval) of the outstanding Common Stock of the Company that is held or owned by the Yucaipa Stockholders and any Yucaipa Affiliated Company plus seven percent (7%). “Supermajority” of the capital stock shall mean, if the voting rights (on an as converted basis or otherwise) of any outstanding Preferred Stock owned or held by the Yucaipa Entities and their Affiliated Companies are not materially disproportionate to the voting rights of the Common Stock, a

10

percentage equal to the percentage (as of the record date or other applicable date for any vote, consent or approval) of the voting power of the outstanding capital stock of the Company (voting together as a single class) that is held or owned by the Yucaipa Stockholders and any Yucaipa Affiliated Company plus seven percent (7%).
     “Transfer” means any transfer, donation, bequest, sale, assignment, or other disposal or attempted disposal (including by way of merger, operation of law, pursuant to any domestic relations or other court order, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.
     “Yucaipa Affiliated Company” means any entity which is controlled by the Yucaipa Stockholders, controls the Yucaipa Stockholders or is under common control with the Yucaipa Stockholders (other than the Company and any Person that is controlled by the Company). For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for so long as the Yucaipa Stockholders own, directly or indirectly, more than fifty percent (50%) of the capital stock of Performance Logistics Group, Inc., a Delaware corporation, such corporation shall be considered a “Yucaipa Affiliated Company.”
     8. Miscellaneous.
     (a) Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective against the Company or the holders of Shares unless such modification, amendment or waiver is agreed to, consented to or approved by (i) the Company, (ii) the Yucaipa Stockholders and (iii) the holders of either a Supermajority of the Common Stock or a Supermajority of the capital stock of the Company; provided, however, that no modification, amendment or waiver of the terms of Section 2 of this Agreement will be effective against any Other Stockholder unless such amendment, modification or waiver is approved in writing by such Other Stockholder. Notwithstanding the foregoing, if an amendment or modification of this Agreement is not adverse to the material rights of Other Stockholders under this Agreement, then such amendment or modification will be effective against the Company and the holders of Shares if such amendment or modification is approved in writing by the Company and the Yucaipa Stockholders. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
     (b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11

     (c) Successors and Assigns. This Agreement and all rights and obligations of the Yucaipa Stockholders hereunder may be Transferred by any Yucaipa Stockholder without the consent of any party hereto upon written notice to the Company thereof. Neither this Agreement nor any of the rights or obligations under this Agreement may be Transferred by any Other Stockholder without the prior written consent of the Company and the Yucaipa Stockholders; provided, however, that in the event that (i) any Other Stockholder proposes to assign its subscription rights under Section 2 in connection with the Transfer of (A) all Shares held by such Other Stockholder or (B) a number of Shares equal to not less than five percent (5%) of the number of issued and outstanding shares of Common Stock at such time and (ii) the Transferee of such Shares will acquire beneficial ownership of Shares representing not less than five percent (5%) of the issued and outstanding shares of Common Stock at such time, then such Other Stockholder may assign his, her or its subscription rights under Section 2 (and not any other rights hereunder) with the prior written consent of only the Yucaipa Stockholders, which consent the Yucaipa Stockholders shall not unreasonably withhold, delay or condition (but which may be conditioned upon such Transferee executing a joinder to this Agreement (substantially similar the Joinder attached as Exhibit A but solely with respect to the provisions applicable to subscription rights under Section 2) or a separate subscription rights agreement (having substantially the same terms as those set forth in Section 2), in each case, satisfactory to the Yucaipa Stockholders). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and any Person that may become a party to this Agreement by executing the Joinder attached as Exhibit A.
     (d) Counterparts. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together shall constitute one and the same agreement.
     (e) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Stockholder may in its sole discretion apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

12

     (f) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) or by facsimile to the Company at the address set forth below and to the Stockholders at their respective addresses indicated in the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail, and one day after deposit with a reputable overnight courier service. Notices given by facsimile will be deemed given when sent and confirmed electronically. The address of the Company is:
[Allied Holdings, Inc.]
160 Clairemont Avenue, Suite 200
Decatur, Georgia 30030
Fax: [                    ]
Attn: General Counsel
     (g) Governing Law; Consent to Jurisdiction and Service of Process; Jury Waiver.
     (i) The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     (ii) Each party hereby (1) irrevocably submits to the exclusive jurisdiction of the federal and state courts located in Wilmington, Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (2) waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (3) agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or

13

investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8(f) hereof is reasonably calculated to give actual notice.
     (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE.
     (h) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     (i) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.
     (j) Descriptive Headings; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Exhibit hereto) and not to any particular term or provision of this Agreement, unless otherwise specified.
     (k) Entire Agreement. This Agreement, including the Exhibit hereto, constitutes the entire agreement and understanding among the parties with respect to the matters set forth herein and supersedes all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any Affiliate or representative of any party hereto with respect to the matters set forth herein. There are no covenants, agreements, undertakings or obligations with respect to the matters set forth in this Agreement other than those expressly set forth or referred to herein.

14

     (l) No Agency Relationship. Nothing contained in this Agreement shall be construed as creating a partnership, agency or joint venture relationship between the Company and any Stockholder, and no party hereto shall become bound by any representation, act or omission by the other party.
* * * * *

15

     IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

[THE COMPANY]

By:
Name:
Its:

[THE YUCAIPA STOCKHOLDERS]

By:
Name:
Its:

[OTHER STOCKHOLDERS]

[ ]

[ ]

[ ]

[ ]

[ ]

EXHIBIT A
STOCKHOLDERS AGREEMENT
Joinder
     The undersigned is executing and delivering this Joinder pursuant to the Stockholders Agreement dated                     , 2007 (as the same may hereafter be amended, the “Stockholders Agreement”), among Allied Holdings, Inc., a Delaware corporation (the “Company”) and the other persons named as parties therein.
     By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Stockholders Agreement as a holder of Shares in the same manner as if the undersigned were an original signatory to the Stockholders Agreement, and the undersigned’s [___] shares of Common Stock shall be included as Shares under the Stockholders Agreement.
     Accordingly, the undersigned has executed and delivered this Joinder as of the ___day of                     , ___.

Signature of Stockholder

Print Name of Stockholder

REGISTRATION RIGHTS AGREEMENT
by and among
[ALLIED HOLDINGS, INC.]1
and
The Stockholders of [Allied Holdings, Inc.]
set forth on the Signature Pages Hereto
Dated as of ___, 2007

[1]	The name of Reorganized Allied Holdings may be changed to something different than “Allied Holdings, Inc.” in connection with the reincorporation in Delaware.

TABLE OF CONTENTS

1.	Demand Registrations	1

2.	Piggyback Registrations	3

3.	Other Registrations; Registration Rights	5

4.	Holdback Agreements	5

5.	Registration Procedures	6

6.	Registration Expenses	9

7.	Indemnification	9

8.	Participation in Underwritten Registrations	12

9.	Definitions	13

10.	Company Representations	14

11.	Miscellaneous	14

REGISTRATION RIGHTS AGREEMENT
         THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of ___, 2007, by and among [Allied Holdings, Inc.], a Delaware corporation (the “Company”), Yucaipa American Alliance Fund I, LP, a Delaware limited partnership (“YAAF”), Yucaipa American Alliance (Parallel) Fund I, LP, a Delaware limited partnership (“YAAF Parallel”) and, together with YAAF, the (“Yucaipa Stockholders”) and each of the other stockholders of the Company named on the signature pages hereto2 or who otherwise hereafter becomes a party to this Agreement by executing the Joinder attached as Exhibit A (the “Other Stockholders” and, together with the Yucaipa Stockholders, the “Stockholders”). Otherwise undefined capitalized terms used herein are defined in Section 9 hereof.
         WHEREAS, Allied Holdings, Inc., a Georgia corporation (“Allied Georgia”), filed a plan of reorganization (the “Plan”) under Chapter 11 of the United States Code before the United States Bankruptcy Court for the Northern District of Georgia to effect a final restructuring of Allied Georgia;
         WHEREAS, on [___], 2007 (the “Effective Date”) the Plan became effective;
         WHEREAS, on the Effective Date, Allied Georgia merged with and into the Company, with the Company surviving the merger, and shares of Common Stock were issued to the Stockholders pursuant to the Plan; and
         WHEREAS, pursuant to the Plan, the Stockholders have executed this Agreement to govern certain rights of the Stockholders and to provide certain other rights and obligations among them;
         NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:
     1. Demand Registrations.
         (a) Generally. The Stockholders shall be entitled to request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”) or, if available, on Form S-3 or any similar short-form registration (“Short-Form Registrations”), in each case, in accordance with the provisions set forth in subparagraphs (b) and (c) below. All registrations requested pursuant to this Section 1 are referred to herein as “Demand Registrations.” All Long-Form Registrations and, unless otherwise agreed to by the Company, all Short-Form Registrations shall be underwritten registrations. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form. So long as the Company is subject

[2]	Other Stockholders will be limited to the beneficial owners of more than 5% of the Company’s issued and outstanding Common Stock, determined as of the Effective Date.

to the reporting requirements of the Exchange Act, the Company shall use its reasonable best efforts to make Short-Form Registrations on Form S-3 available for the sale of Registrable Securities. Notwithstanding the foregoing, the Stockholders hereby acknowledge and agree that, as of the Effective Date, the Company is not eligible to register its securities on Form S-3.
         (b) Demand Registrations by the Yucaipa Stockholders. The Yucaipa Stockholders shall be entitled to request unlimited Demand Registrations at any time.
         (c) Demand Registrations by the Other Stockholders. At any time during the period (i) commencing upon the earlier to occur of (1) the date that is 180 days following the date of the Company’s initial Qualified Public Offering following the Effective Date and (2) the date of the listing of the Common Stock on a Nationally Recognized Exchange and (ii) ending upon the fifth anniversary of the Effective Date (except as otherwise provided in Section 1(f) hereof), the Other Stockholders holding Registrable Securities shall be entitled to request an aggregate of two Demand Registrations; provided, however, that such holders of Other Stockholder Registrable Securities (x) shall be entitled to request Long-Form Registrations only in connection with a registration in which the aggregate offering value of the Other Stockholder Registrable Securities requested to be registered equals at least $40,000,000 and (y) shall be entitled to request Short-Form Registrations only in connection with a registration in which the aggregate offering value of the Other Stockholder Registrable Securities requested to be registered equals at least $20,000,000. For purposes of this Agreement, a “Qualified Public Offering” is an underwritten public offering registered with the Securities Act of the Common Stock made by the Company or a Yucaipa Stockholder, with aggregate gross proceeds of not less than $40,000,000. The demand registration rights of all Other Stockholders shall terminate on the fifth anniversary of the Effective Date.
         (d) Requests for Registration. Each request for a Demand Registration shall specify the approximate number of Yucaipa Registrable Securities or Other Stockholder Registrable Securities, as applicable, requested to be registered and the anticipated per share price range for such offering. Within 10 days after receipt of any such request, the Company shall give written notice of such requested registration to all holders of Registrable Securities and, subject to Section 1(e) below, will include in such registration, in addition to the Yucaipa Registrable Securities or Other Stockholder Registrable Securities, as applicable, that are requested to be registered pursuant hereto, all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company’s notice.
         (e) Priority on Demand Registrations. The Company will not include in any Demand Registration any securities other than Registrable Securities without the prior written consent of the Yucaipa Stockholders. In connection with any Demand Registration that is an underwritten offering, if (i) the Company has requested to include in such registration any equity securities of the Company (the “Company Equity Securities”) to be sold for the account of the Company, (ii) the managing underwriter(s) advise the Company and the Yucaipa Stockholders that in their opinion the inclusion of such Registrable Securities and Company Equity Securities proposed to be included in such offering will not adversely affect the ability of the underwriter(s) to sell such Registrable Securities and such Company Equity Securities in an orderly manner in such offering within a price range acceptable to the Yucaipa Stockholders and the holders of a

2

majority of the Registrable Securities initially requesting registration, and (iii) the Yucaipa Stockholders consent in writing to the inclusion of such Company Equity Securities in such offering, then the Company may include such Company Equity Securities in such offering. Notwithstanding the foregoing, if a Demand Registration is an underwritten offering and the managing underwriter(s) advise the Company in writing that, in their opinion, the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering, exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, the Company will include in such registration (x) first, the number of Registrable Securities requested to be included in such registration which in the opinion of such underwriter(s) can be sold without adverse effect, pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder, (y) second, the Company Equity Securities and (z) third, other securities requested to be included in such Demand Registration, pro rata among the holders of such securities on the basis of the number of such securities owned by each such holder.
         (f) Restrictions on Demand Registrations. The Company will not be obligated to effect any Demand Registration within six months after the effective date of a previous Long-Form Registration with respect to the Company. The Company may postpone, for up to six months (from the date of the request), the filing or the effectiveness of a registration statement for a Demand Registration if the Company’s board of directors believes that such Demand Registration would reasonably be expected to have an adverse effect on any proposal or plan by the Company or any subsidiary thereof to engage in any acquisition of assets (other than in the ordinary course of business) or any stock purchase, merger, consolidation, tender offer, reorganization, or similar transaction; provided, however, that in such event, the holders of Registrable Securities initially requesting such Demand Registration will be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall be treated as if it had never been made in the first instance, and the Company will pay all Registration Expenses in connection with such registration; provided, further, that the duration of the rights of the Other Stockholders to require Demand Registrations pursuant to this Section 1 and to participate in Piggyback Registrations pursuant to Section 2 hereof shall be extended by the period of any such postponement. The Company may delay a Demand Registration hereunder only once in any 12-month period.
         (g) Selection of Underwriters. The holders of a majority of the Registrable Securities initially requesting each Demand Registration hereunder will have the right to select the investment banker(s) and manager(s) to administer the offering under such Demand Registration, subject to the approval of the Yucaipa Stockholders and the Company, which, in each case, will not be unreasonably withheld.
     2. Piggyback Registrations.
         (a) Right to Piggyback. Whenever the Company proposes to register any of its equity securities under the Securities Act (other than pursuant to (i) a Demand Registration which is addressed in Section 1 above rather than in this Section 2, (ii) a registration on Form S-4 or S-8 or any successor or similar forms or (iii) in connection with the Company’s initial Qualified Public Offering) and the registration form to be used may be used for the registration

3

of Registrable Securities (a “Piggyback Registration”), whether for sale for its own account or the account of a Person not a party to this Agreement, the Company will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and, subject to Sections 2(c) and 2(d) below, will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company’s notice. All Piggyback Registration rights of any Other Stockholder shall terminate on the fifth anniversary of the Effective Date (except as otherwise provided in Section 1(f) hereof).
         (b) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriter(s) advise the Company in writing (with a copy to each party hereto requesting registration of Registrable Securities) that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, the Company will include in such registration (i) first, the securities that the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders thereof on the basis of the number of Registrable Securities owned by each such holder, and (iii) third, other securities requested to be included in such registration pro rata among the holders of such securities on the basis of the number of such other securities owned by each such holder.
         (c) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities (it being understood that secondary registrations on behalf of holders of Registrable Securities are addressed in Section 1 above rather than in this Section 2(c)), and the managing underwriter(s) advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such requesting holder, and (iii) third, other securities requested to be included in such registration pro rata among the holders of such other securities on the basis of the number of such securities owned by each such holder.
         (d) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the selection of the investment banker(s) and manager(s) for the offering must be approved by the Yucaipa Stockholders and the holders of a majority of the Registrable Securities included in such Piggyback Registration, in each case, which approval shall not be unreasonably withheld.
         (e) Withdrawal by Company. If, at any time after giving notice of its intention to register any of its securities as set forth in Section 2(a) and before the effective date of such registration statement filed in connection with such registration, the Company shall determine, for any reason, not to register such securities, the Company may, at its sole discretion, give written notice of such determination to each holder of Registrable Securities and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such

4

registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein).
     3. Other Registrations; Registration Rights.
         (a) If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Sections 1 or 2, and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible into or exchangeable or exercisable for its equity securities under the Securities Act (except on Form S-4 or S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least six months has elapsed from the effective date of such previous registration.
         (b) The Company will not grant to any Persons the right to request that the Company register any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for any such securities, without the prior written consent of the Yucaipa Stockholders.
     4. Holdback Agreements.
         (a) Unless the managing underwriter in an underwritten public offering of the Company’s equity securities otherwise agrees, each holder of Registrable Securities agrees not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the 10 days before and the 180-day period beginning on the effective date of any underwritten public offering of the Company’s equity securities (including Demand and Piggyback Registrations) (the “Market Standoff Period”), except as part of such underwritten registration if otherwise permitted. In addition, each holder of Registrable Securities agrees to execute any further letters, agreements and/or other documents requested by the Company or its underwriters which are consistent with the terms of this Section 4(a). The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.
         (b) The Company agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 10 days before and during the 180-day period beginning on the effective date of any underwritten public offering of the Company’s equity securities (including Demand and Piggyback Registrations) (except as part of such underwritten registration, pursuant to registrations on Form S-4 or S-8 or any successor form, pursuant to the terms of any employee benefit plan or similar arrangement applicable to the Company’s or its subsidiaries’ directors, officers or employees, unless the underwriter(s) managing the registered public offering

5

otherwise agree, and (ii) to use its reasonable best efforts to cause each holder of its Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, purchased or otherwise acquired from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during any such period (except as part of such underwritten registration, if otherwise permitted or pursuant to any pre-existing selling plan pursuant to Rule 10b5-1 established or maintained for the benefit of any officer or director of the Company or any of its subsidiaries and over which such individual exercises no discretion), unless the underwriter(s) managing the registered public offering otherwise agree.
     5. Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company will as expeditiously as possible:
         (a) prepare and (within 60 days after the end of the period within which requests for registration may be given to the Company) file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities and thereafter use its reasonable best efforts to cause such registration statement to become effective as soon as practicable but no later than 120 days after the applicable request date (provided that, before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to review of such counsel);
         (b) prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of either (i) not less than six months (subject to extension pursuant to Section 8(b)) or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, or (ii) such shorter period as will terminate when all of the securities covered by such registration statement during such period have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement (but, in any event, not before the expiration of any longer period required under the Securities Act), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;
         (c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

6

         (d) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);
         (e) promptly notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;
         (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be quoted on the quotation system on which similar securities issued by the Company are then listed or quoted (or if the securities of the Company are not yet listed or quoted, then on such exchange or quotation system as the Yucaipa Stockholders and the Company determine);
         (g) provide a transfer agent and registrar and a CUSIP number for all such Registrable Securities not later than the effective date of such registration statement;
         (h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;
         (i) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant, or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company, and cause the Company’s officers, directors, employees, agents, representatives, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent in connection with such registration statement;

7

         (j) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
         (k) permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;
         (l) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, the Company will use its reasonable best efforts promptly to obtain the withdrawal of such order;
         (m) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;
         (n) obtain a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters, which letter shall be addressed to the underwriters, and the Company shall use its reasonable best efforts to cause such cold comfort letter to also be addressed to the holders of such Registrable Securities;
         (o) use its reasonable best efforts to cause certificates for the Registrable Securities covered by such registration statement to be delivered by the holders thereof to the underwriters in such denominations and registered in such names as the underwriters may request;
         (p) obtain an opinion from the Company’s outside counsel in customary form and covering such matters of the type customarily covered by such opinions, which opinion shall be addressed to the underwriters and the holders of such Registrable Securities; and
         (q) cause the Company’s management to participate fully in the sale process, including, without limitation, the preparation of the registration statement and the preparation and presentation of any “road shows,” whether domestic or international.
         If any such registration or comparable statement refers to any holder by name or otherwise as the holder of any securities of the Company and if such holder, in its sole and exclusive judgment, is or might be deemed to be an underwriter or a controlling person of the Company, such holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such holder and presented to the Company in writing, to the effect

8

that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company’s securities covered thereby, and that such holding does not imply that such holder shall assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal or state statute then in force, the deletion of the reference to such holder; provided that, with respect to this clause (ii), such holder shall furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.
     6. Registration Expenses.
         (a) All expenses incident to the Company’s performance of or compliance with this Agreement or incurred by the holders of Registrable Securities in effecting any registration pursuant to Sections 1 or 2, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, the expense of any annual audit or quarterly review, the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed (or, if none are so listed, on a securities exchange or quotation system), fees and disbursements of custodians, fees and disbursements of counsel for the Company and of a single counsel for the holders of Registrable Securities participating in such registration as a group (selected, in the case of registration pursuant to Section 1, by the holders of a majority of the Registrable Securities who initiate such Demand Registration, and, in the case of a registration pursuant to Section 2, by the holders of a majority of the Registrable Securities participating in such registration), fees and disbursements of all independent certified public accountants, underwriters (excluding discounts and commissions), and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), will be paid by the Company, whether or not the registration statement to which such Registration Expenses relate becomes effective.
         (b) Except as otherwise set forth in Section 6(a), the fees and disbursements of counsel and other advisors of any holder of Registrable Securities shall be borne by such holder, and each holder of any registration hereunder will pay any underwriting discounts and commissions allocable to the registration of such holder’s Registrable Securities so included.
     7. Indemnification.
         (a) The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, such holder’s officers, directors, agents, partners, members, stockholders, employees, Affiliates and each Person who controls such Holder (within the meaning of the Security Act) (each an “Indemnitee” and, collectively, the “Indemnities”) against any and all losses, claims, damages, liabilities, joint or several, together with reasonable costs and expenses (including reasonable attorney’s fees), to which such indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or

9

threatened, in respect thereof) arise out of, are based upon, are caused by, or result from (i) any untrue or alleged untrue statement of material fact contained (A) in any registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto, or (B) in any application or other document or communication (in this Section 7 collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration statement under the “blue sky” or securities laws thereof, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such holder and each Indemnitee for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action, or proceeding; provided, however, that the Company shall not be liable in any such case to any such Person to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof), or expense arises out of, is based upon, is caused by, or results from an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Person expressly for use therein or by such Person’s failure to deliver, if such Person is required by law to deliver, a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Person with a sufficient number of copies of the same. In connection with any underwritten offering, the Company will indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.
         (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, will indemnify and hold harmless the other holders of Registrable Securities and the Company, and their respective directors, officers, agents, and employees and each other Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, together with reasonable costs and expenses (including reasonable attorney’s fees), to which such indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, are based upon, are caused by, or result from (i) any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such holder expressly for use therein; provided, however, that the obligation to indemnify will be individual, not joint and several, to each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

10

         (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party), and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.
         (d) The indemnifying party shall not, except with the prior written consent of each indemnified party, consent to entry of any judgment or enter into any settlement unless (i) such judgment or settlement requires only the payment of money damages; (ii) such judgment or settlement includes, as an unconditional term thereof, the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation; and (iii) all amounts paid or payable with respect to such judgment or settlement are paid or to be paid by the indemnifying party.
         (e) If the indemnification provided for in this Section 7 is unavailable to, or is insufficient to hold harmless, an indemnified party under the provisions above in respect to any losses, claims, damages, or liabilities referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the sellers of Registrable Securities and any other sellers participating in the registration statement on the other hand from the sale of Registrable Securities pursuant to the registered offering of securities as to which indemnity is sought, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other hand in connection with the registration statement on the other in connection with the statement or omissions which resulted in such losses, claims, damages, or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the sellers of Registrable Securities and any other sellers participating in the registration statement on the other hand shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) to the Company bear to the total net proceeds from the offering (before deducting expenses) to the sellers of Registrable Securities and any other sellers participating in the registration statement. The relative fault of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other hand shall be determined by reference to, among other things, whether the untrue or alleged omission to state a material fact relates to

11

information supplied by the Company or by the sellers of Registrable Securities or other sellers participating in the registration statement and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
         (f) The Company and the sellers of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the sellers of Registrable Securities were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, no seller of Registrable Securities shall be required to contribute any amount in excess of the net proceeds received by such seller from the sale of Registrable Securities covered by the registration statement filed pursuant hereto. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
         (g) The indemnification and contribution by any such party provided for under this Agreement shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and will remain in full force and effect regardless of any investigation made or omitted by or on behalf of the indemnified party or any officer, director, Affiliate or controlling Person of such indemnified party and will survive the transfer of securities.
     8. Participation in Underwritten Registrations.
         (a) No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s); provided that no holder of Registrable Securities will be required to sell more than the number of Registrable Securities that such holder has requested the Company to include in any registration), and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of such underwriting arrangements.
         (b) Each Person that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(e) above, such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the registration statement until such Person’s receipt of the copies of a supplemented or amended prospectus as contemplated by such Section 5(e). In the event that the Company shall give any such notice, the applicable time period mentioned in Section 5(b) during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice

12

pursuant to this Section 8 to and including the date when each seller of a Registrable Security covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 5(e).
     9. Definitions.
         “Affiliate” means, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities, by contract or otherwise.
         “Common Stock” means the Company’s common stock, par value $0.01 per share.
         “Exchange Act” means the Exchange Act of 1934, as amended, or any similar federal law then in force.
         “Nationally Recognized Exchange” means any of the following nationally recognized stock exchanges: the New York Stock Exchange, NASDAQ or AMEX.
         “Other Stockholder Registrable Securities” means (i) all shares of Common Stock beneficially owned by the Other Stockholders and (ii) all shares of Common Stock issued or issuable, directly or indirectly, with respect to the securities referred to in clause (i) above upon exercise, conversion, or exchange or by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization.
         “Person” means an individual, a partnership, a joint venture, an association, a joint stock company, a corporation, a limited liability company, a trust (including any beneficiary thereof), an unincorporated organization, and a governmental entity or any department, agency, or political subdivision thereof.
         “Registrable Securities” means, collectively, the Yucaipa Registrable Securities and the Other Stockholder Registrable Securities.
         “Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.
         “Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.
         “Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof, among the Company, the Stockholders and the other stockholders of the Company who are parties thereto.

13

         “Transfer” means any transfer, donation, bequest, sale, assignment, or other disposal or attempted disposal (including by way of merger, operation of law, pursuant to any domestic relations or other court order, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.
         “Yucaipa Affiliated Company” means any entity which is controlled by the Yucaipa Stockholders, controls the Yucaipa Stockholders or is under common control with the Yucaipa Stockholders (other than the Company and any entity that is controlled by the Company). For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities, by contract or otherwise.
         “Yucaipa Registrable Securities” means (i) all shares of Common Stock held by the Yucaipa Stockholders or any Yucaipa Affiliated Company and (ii) all shares of Common Stock issued or issuable, directly or indirectly, with respect to the securities referred to in clause (i) above upon exercise, conversion, or exchange or by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization.
     10. Company Representations. The Company represents and warrants to each holder of Registrable Securities that this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject.
     11. Miscellaneous.
         (a) Acknowledgment of the Other Stockholders; Termination of Other Stockholder Rights. Each Other Stockholder acknowledges and agrees that, notwithstanding the registration of the Common Stock under the Exchange Act as of the Effective Date, nothing set forth in this Agreement shall prevent the Company or the Yucaipa Stockholders from (i) filing, or causing to be filed, a Form 15 deregistering the Common Stock under the Exchange Act at any time or (ii) enforcing the restrictions on transfer set forth in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time. Each Other Stockholder acknowledges and agrees that all of their rights and privileges under this Agreement shall terminate, and the Company shall no longer have any obligation of any kind to any Other Stockholder pursuant to this Agreement, on the first to occur of (i) the consummation of a Sale of the Company (as defined in the Stockholders Agreement) or (ii) the fifth anniversary of the Effective Date (except as otherwise provided in Section 1(f) hereof). The Company and the Yucaipa Stockholders acknowledge and agree that all obligations of the Other Stockholders (including their obligations under Section 4(a) hereof) shall terminate and be of no further force and effect upon the termination of the Other Stockholders’ rights and privileges under this Agreement pursuant to the terms of the preceding sentence or otherwise.

14

         (b) Amendment and Waiver. Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement will be effective against the Company or the holders of Registrable Securities unless such modification, amendment or waiver is agreed to in writing by (i) the Company, the Yucaipa Stockholders and (iii) the holders of a majority of the outstanding Other Stockholder Registrable Securities. Notwithstanding the foregoing, if an amendment or modification of this Agreement is not adverse to the material rights of Other Stockholders under this Agreement then such amendment or modification will be effective against the Company and the holders of Other Stockholder Registrable Securities if such amendment or modification is approved in writing by the Company and the Yucaipa Stockholders. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
         (c) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
         (d) Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the matters set forth herein and supersedes all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any Affiliate or representative of any party hereto with respect to the matters set forth herein. There are no covenants, agreements, undertakings or obligations with respect to the matters set forth in this Agreement other than those expressly set forth or referred to herein.
         (e) Successors and Assigns. This Agreement and all rights and obligations of the Yucaipa Stockholders hereunder may be Transferred by any Yucaipa Stockholder without the consent of any party hereto upon written notice to the Company thereof. Neither this Agreement nor any of the rights or obligations under this Agreement may be Transferred by any Other Stockholder without the prior written consent of the Company and the Yucaipa Stockholders; provided, however, that in the event that (i) any Other Stockholder proposes to assign its rights and obligations hereunder in connection with the Transfer of (A) all Other Stockholder Registrable Securities held by such Other Stockholder or (B) a number of Registrable Securities equal to not less than five percent (5%) of the number of issued and outstanding shares of Common Stock at such time and (ii) the Transferee of such Other Stockholder Registrable Securities will acquire beneficial ownership of Registrable Securities representing not less than five percent (5%) of the issued and outstanding shares of Common Stock at such time, then such Other Stockholder may assign his, her or its rights and obligations hereunder with the prior written consent of only the Yucaipa Stockholders, which consent the Yucaipa Stockholders shall not unreasonably withhold, delay or condition (but which may be conditioned upon such Transferee executing a joinder to this Agreement satisfactory to the Yucaipa Stockholders). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

15

         (f) Counterparts. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together shall constitute one and the same agreement.
         (g) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Stockholder may in its sole discretion apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
         (h) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) or by facsimile to the Company at the address set forth below and to the Stockholders at their respective addresses indicated in the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail, and one day after deposit with a reputable overnight courier service. Notices given by facsimile will be deemed given when sent and confirmed electronically. The address of the Company is:
[Allied Holdings, Inc.]
160 Clairemont Avenue, Suite 200
Decatur, Georgia 30030
Fax: [                    ]
Attn: General Counsel
         (i) Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
         (j) Consent to Jurisdiction and Service of Process. Each party hereby (i) irrevocably submits to the exclusive jurisdiction of the federal and state courts located in Wilmington, Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts,

16

that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above named courts whether on the grounds of inconvenient forum or otherwise. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11(h) hereof is reasonably calculated to give actual notice.
         (k) Jury Waiver. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE.
         (l) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
         (m) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.
         (n) Descriptive Headings; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular term or provision of this Agreement, unless otherwise specified.
* * * * *

17

         IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the day and year first above written.

[THE COMPANY]

By:

Name:

Its:

[THE YUCAIPA STOCKHOLDERS]

By:

Name:

Its:

[THE OTHER STOCKHOLDERS]

By:

Name:

Its:

18

MONITORING AND MANAGEMENT SERVICES AGREEMENT
               THIS MONITORING AND MANAGEMENT SERVICES AGREEMENT (this “Agreement”) by and between Yucaipa American Funds, LLC, a Delaware limited liability company (“Yucaipa”), and [Allied Holdings, Inc.]1, a Delaware corporation (the “Company”), is made and entered into as of [___], 2007.
               WHEREAS, on July 31, 2005 the Company and certain of its subsidiaries filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and on [___], 2007 (the “Effective Date”) the Company completed its restructuring pursuant to a Plan of Reorganization under which affiliates of Yucaipa were issued common stock representing approximately [___]% of the Company; and
               WHEREAS, the Company desires to retain Yucaipa to provide certain monitoring and management services to the Company and Yucaipa is willing to provide such services on the terms set forth below.
               NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:
     Section 1. Services. Subject to the provisions of this Agreement, Yucaipa will perform the following services for the Company to the extent requested by the Board of Directors of the Company:
               (a) general monitoring and management services;
               (b) monitoring of certain financing functions, including assistance with the preparation of financial projections and assistance with compliance with financing agreements;
               (c) identifying and developing growth strategies;
               (d) monitoring labor relations and certain human resource functions, including interfacing and negotiating with various labor unions and assisting with the identification and hiring of executives and directors;
               (e) subject to Section 5, assisting with identification, support, negotiation and analysis of acquisitions or dispositions by the Company or its subsidiaries; and
               (f) subject to Section 5, assisting with support, negotiation and analysis of financing alternatives, including in connection with acquisitions, capital expenditures, refinancing of existing indebtedness and public or private debt or equity issuances.

[1]	The name of Reorganized Allied Holdings may be changed to something different than “Allied Holdings, Inc.” in connection with the reincorporation in Delaware.

The services listed above and in Section 3 may, at Yucaipa’s election, be performed by Yucaipa, its affiliates and/or such employees, agents and other representatives of Yucaipa and/or its affiliates as Yucaipa deems appropriate in its discretion to the furnishing of the services required.
     Section 2. Annual Fee; Expense Reimbursement.
               (a) Annual Fees. Commencing on the date of this Agreement, the Company will pay to Yucaipa an aggregate annual fee, in consideration of the services rendered pursuant to Sections 1(a) to (d) above, equal to $1,500,000 (the “Annual Fee”), which fee will be comprised of a management fee equal to $750,000 and an unallocated expense reimbursement of $750,000, which unallocated expense reimbursement will be in addition to the expense reimbursement payable to Yucaipa pursuant to Section 2(b) below. One-twelfth (1/12th) of the Annual Fee will be payable in advance on the first day of each calendar month; provided that a prorated portion of such fee will be payable in advance on the date of this Agreement for the partial month beginning on the date of this Agreement. The Annual Fee will be payable by the Company whether or not the Company requests or utilizes Yucaipa to provide the services described in Section 1 above. The Annual Fee will be fully earned when due and payable.
               (b) Reimbursement of Expenses. In addition to the Annual Fee, the Company will reimburse Yucaipa for all documented out-of-pocket costs, expenses and fees incurred in connection with the performance of its obligations under this Agreement, including, without limitation, travel expenses and costs, fees and expenses paid to legal counsel, accountants, advisers, consultants, subcontractors and other third parties. The Company will fully reimburse and pay Yucaipa for any such costs, fees and expenses within 10 days after each request for reimbursement by Yucaipa.
     Section 3. Transaction Fees.
               (a) Future Transactions. The Company hereby grants Yucaipa a right of first refusal to serve as a non-exclusive consultant and advisor in connection with any and each (i) sale, merger, business combination, joint venture or otherwise, whether effected in a single transaction or series of related transactions, in which 25% or more of the equity securities or voting power of the Company or all or a substantial portion of the Company’s business or assets (on a consolidated basis) are combined with or transferred to another person or entity (a “Sale Transaction”) and (ii) financing transaction (including refinancings and securities offerings) involving greater than $20,000,000 (a “Financing Transaction”). As a consultant or advisor, Yucaipa and/or its affiliates and representatives will provide assistance with identification, support, negotiation and analysis of the relevant transaction, but Yucaipa will not perform any service for which it does not possess the requisite federal or state registrations, licenses or qualifications. If Yucaipa agrees to serve as consultant or advisor with respect to any such transaction no separate agreement will be required and the Company will (i) pay Yucaipa a cash fee in connection with each such transaction equal to 1.0% of the Gross Transaction Value of such transaction and (ii) reimburse Yucaipa for all documented out-of-pocket costs, expenses and fees incurred in connection with each such transaction. The fees and expenses referenced in clause (i) above must be paid by the Company concurrently with the closing of each such transaction and the costs, fees and expenses referenced in clause (ii) above shall be paid by the Company to Yucaipa within 10 days after any request for reimbursement by Yucaipa.

2

               (b) Gross Transaction Value.With respect to any Sale Transaction, “Gross Transaction Value” means the total amount of cash and the fair market value on the date which is five days prior to the consummation of the transaction (the “Valuation Date”) of all other property paid or payable directly or indirectly to the Company, its subsidiaries or any of their respective security holders in connection with a transaction (including (i) amounts paid to holders of any warrants or convertible securities of the Company or its subsidiaries and to holders of any options or stock appreciation rights issued by the Company or its subsidiaries, whether or not vested; (ii) the total amount of indebtedness for borrowed money or similar non-trade liabilities or obligations (including unfunded pension liabilities, guarantees, capitalized leases and the like) of the Company or its subsidiaries repaid, retired, extinguished or assumed in connection with, or which otherwise remains outstanding as of the closing of, a transaction; and (iii) the fair market value of any assets of the Company or its subsidiaries (including working capital items) which are retained by or otherwise distributed to their respective stockholders or affiliates in anticipation of or in connection with a transaction). With respect to any Sale Transaction, when calculating Gross Transaction Value, (1) all shares will be deemed transferred where a transaction is effected by the transfer of shares (A) constituting 25% or more of the then outstanding equity securities of or equity interest in the Company or its subsidiaries or affiliates, or (B) possessing 25% or more of the then outstanding voting power of the outstanding equity securities of or equity interest in the Company or its subsidiaries or affiliates, (2) the value of any securities issuable in connection with a transaction (whether debt or equity) that have an established public market (including any such securities subject to resale restrictions) will be determined on the basis of the last closing price in such market on the Valuation Date; and the value of securities that have no established public market or other property will be the fair market value of such securities or other property on such Valuation Date as determined in good faith and upon mutual agreement of the Company and Yucaipa, and (3) all present value calculations will utilize a discount rate equal to the prime rate published in The Wall Street Journal on the Valuation Date (the “Prime Rate”). In the event an agreement for a transaction provides for escrowed or contingent payments or other payments over time, the present value of such payments (discounted at the Prime Rate) shall be based upon projections developed in connection with the proposed transaction, and Yucaipa’s fees in respect of such payments shall be calculated based upon such present value and paid at the closing of such transaction. With respect to any transaction that is solely a Financing Transaction, “Gross Transaction Value” means the total amount of indebtedness of the Company or its subsidiaries issued, financed or refinanced or the fair market value (determined consistent with sub-clause (2) above) on the date of issuance of any equity securities issued.
     Section 4. Term of Agreement. The term of this Agreement will be for five years beginning on ___,2 2007 and it will automatically be extended by 12 additional calendar months on ___,2 2008, and every ___,2 thereafter, unless 180 days prior to ___,2 2008, or 180 days prior to any subsequent ___ ___,2 thereafter, the Company delivers to Yucaipa written notice of its intention not to extend the term of this Agreement.

[2]	The month and day of the Effective Date.

3

     Section 5. Termination.
               (a) Termination by the Company. The Company may elect to terminate this Agreement:
     (i) at any time following a determination of the Board of Directors of the Company to effect such a termination by giving Yucaipa at least 180 days’ advance written notice of such termination; or
     (ii) if Yucaipa fails to reasonably perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it and such failure continues for a period of 60 days after written notice thereof from the Company, which notice must describe the alleged failure with particularity.
               (b) Termination by Yucaipa. Yucaipa may elect to terminate this Agreement:
     (i) if the Company fails to reasonably perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it and such failure continues for a period of 60 days after written notice thereof from Yucaipa, which notice must describe the alleged failure with particularity;
     (ii) immediately if the Company fails to pay or reimburse Yucaipa for any amounts due under this Agreement within the time required by this Agreement;
     (iii) at any time upon giving the Company at least 180 days’ advance written notice of such termination; or
     (iv) immediately upon the occurrence of any of the following events: (1) any merger, consolidation, business combination, or similar transaction involving the Company, (2) any sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any of its subsidiaries representing 25% or more of the consolidated assets of the Company and its subsidiaries, (3) any issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 25% or more of the voting power of the Company or (4) any transaction in which any person acquires “beneficial ownership” (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or the right to acquire beneficial ownership or any group (within the meaning of Section 13(d)(3) of the Exchange Act) is formed which “beneficially owns” or has the right to acquire “beneficial ownership” of 25% or more of the outstanding voting capital stock of the Company or (5) any combination of the foregoing.

4

               (c) Payments upon Termination. In the event of any termination pursuant to Section 5(a)(i), Section 5(b)(i), Section 5(b)(ii) or Section 5(b)(iv), the Company will pay, or cause to be paid, to Yucaipa a cash termination payment equal to the total fees that would have been earned by Yucaipa under Section 2 hereof during the remaining term of this Agreement as if the Agreement had not been terminated. Any such cash termination payment will be due and payable to Yucaipa, in full, as of the date of such termination. If the foregoing payments are determined to constitute liquidated damages, such payments shall in all events be deemed reasonable.
               (d) Effect of Termination. Upon any termination of this Agreement the obligations of the parties hereunder shall also terminate, except (i) the Company will continue to be obligated to make all payments required pursuant to Section 2(b), Section 3, and Section 5(c), (ii) if Yucaipa agrees to serve as a consultant or advisor pursuant to Section 3, and within 12 months of the date of termination of this Agreement the Company enters into or consummates a Sale Transaction or Financing Transaction, then on the date the Company enters into or consummates each such transaction (whichever is earlier) the Company will pay Yucaipa a fee in the amount contemplated by Section 3, and (iii) the provisions of Section 2(b), the payment obligations under Section 3, Section 5, Section 6, Section 7 and Section 8 shall survive any such termination.
     Section 6. Indemnification.
               (a) The Company (the “Indemnifying Party”) will indemnify and hold harmless Yucaipa and its affiliates, counsel and other advisors, and the respective partners, equityholders, shareholders, members, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (each an Indemnified Party” and collectively, the “Indemnified Parties”), from and against all losses, claims or proceedings including stockholder actions, damages, judgments, assessments, investigation costs, settlement costs, fines, penalties, arbitration awards, other liabilities, costs, fees and expenses (collectively, “Losses”) (i) related to or arising out of (A) oral or written information provided by the Company, the Company’s employees or other agents, which either the Company or any Indemnified Party provides to any persons, or (B) other action or failure to act by the Company, the Company’s employees or other agents or any Indemnified Party at the Company’s request or with the Company’s consent, or (ii) otherwise related to or arising out of any services provided by any Indemnified Party under this Agreement or any transaction or conduct in connection therewith, provided that this clause (ii) shall not apply if it is finally judicially determined by a court of competent jurisdiction that such Losses arose solely out of the gross negligence or bad faith of such Indemnified Party.
               (b) The Company shall further reimburse any Indemnified Party promptly for, or at the Indemnified Party’s option advance amounts sufficient to cover, any legal or other fees or expenses as they are incurred (i) in investigating, preparing or pursuing any action or other proceeding (whether formal or informal) or threat thereof, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Party is a party (an “Action”) and (ii) in connection with enforcing such Indemnified Party’s rights under this Agreement (including its rights under this Section 6); provided, however, that in the event it is finally judicially determined by a court of competent jurisdiction that the Losses of such

5

Indemnified Party arose solely out of the gross negligence or bad faith of such Indemnified Party, such Indemnified Party will promptly remit to the Company any amounts reimbursed or advanced under this paragraph.
               (c) The Company shall, if requested by Yucaipa, assume the defense of any such Action including the employment of counsel reasonably satisfactory to Yucaipa and will not settle, compromise, consent or otherwise resolve or seek to terminate any pending or threatened Action (whether or not any Indemnified Party is a party thereto) unless it obtains prior written consent of Yucaipa or an express, unconditional release of each Indemnified Party from all liability relating to such Action and any services provided under this Agreement. Any Indemnified Party shall be entitled to retain separate counsel of its choice and participate in the defense of any Action in connection with any of the matters to which this Section 6 relates, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible under this Section 6 for the fees and expenses of more than one firm of separate counsel (in addition to local counsel) in connection with any such Action in the same jurisdiction.
               (d) The Company agrees that if any right of any Indemnified Party set forth in the Sections 6(a), (b) or (c) is finally judicially determined to be unavailable (except by reason of the gross negligence or bad faith of such Indemnified Party), or is insufficient to hold such Indemnified Party harmless against such Losses as contemplated herein, then the Company shall contribute to such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and its stockholders, on the one hand, and such Indemnified Party, on the other hand, in connection with the transactions contemplated hereby, and (ii) if (and only if) the allocation provided in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and such Indemnified Party; provided, however, that in no event shall the amount, if any, to be contributed by all Indemnified Parties exceed the amount of the fees actually received by Yucaipa hereunder.
               (e) The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with services rendered or to be rendered by any Indemnified Party pursuant to this Agreement, the transactions contemplated hereby or taken hereunder or any Indemnified Party’s actions or inactions in connection with any such services or transactions except for Losses of the Company that are finally judicially determined by a court of competent jurisdiction to have arisen solely out of the gross negligence or bad faith of such Indemnified Party in connection with any such actions, inactions or services. In no event will any Indemnified Party have any liability for any Losses based on a multiple, any lost profits, any diminution in value or property or equity or any punitive, special, consequential, incidental, exemplary or otherwise not actual damages.

6

               (f) The rights of the Indemnified Parties hereunder shall be in addition to any other rights that any Indemnified Party may have at common law, by statute or otherwise. Except as otherwise expressly provided for in this Section 6, if any term, provision, covenant or restriction contained in this Section 6 or anywhere in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall all remain in full force and effect and shall in no way be affected, impaired or invalidated. The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Party’s services under or in connection with, this Agreement.
     Section 7. Disclaimer; Opportunities.
               (a) Disclaimer. Yucaipa makes no representations or warranties, express or implied, in respect of the services to be provided pursuant to this Agreement or any registrations, licenses or qualifications. Yucaipa is providing certain monitoring, management or consulting services and is not undertaking to provide any legal, regulatory, accounting, insurance, tax, investment banking, investment advisory or other similar professional advice and neither Yucaipa, nor its affiliates, will be rendering any opinions. The Company confirms that it will rely on its own counsel, accountants and other similar experts for legal, regulatory, accounting, insurance, tax, investment banking, investment advisory or other similar professional advice. Yucaipa will not perform any service for which it does not possess the requisite federal or state registrations, licenses or qualifications. The Company recognizes that Yucaipa is providing services only to the Company and this Agreement is not deemed to be and is not intended to confer rights upon any stockholder or any other person or entity not party to this Agreement against Yucaipa or any Indemnified Party. Any document, analysis or service provided by Yucaipa under this Agreement will not be quoted, reproduced, summarized or otherwise disclosed, nor will any reference to Yucaipa be made, without Yucaipa’s prior written consent.
               (b) Ability to Pursue Opportunities. Except as Yucaipa may otherwise agree in writing after the date hereof:
     (i) Yucaipa and each of the Indemnified Parties have the right to, and have no duty (contractual, fiduciary or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company or its subsidiaries and affiliates, or any business that might be in direct or indirect competition with the Company and/or its subsidiaries and affiliates, (B) do business with any client or customer of the Company or its subsidiaries and affiliates, (C) consult, advise, manage, supervise or monitor any company, business or other entity, including any portfolio companies, affiliated investment limited partnerships or limited liability companies affiliated with Yucaipa or any of the Indemnified Parties, or (D) own or purchase any securities or any other interest of or in any company, business or other entity that engages in any of the activities listed in sub-clauses (A), (B) or (C);

7

     (ii) Yucaipa and each of the Indemnified Parties have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its subsidiaries or affiliates or to refrain from any of the actions listed in Section 7(b)(i); and
     (iii) Neither Yucaipa nor any of the Indemnified Parties will be liable to the Company or any of its subsidiaries or affiliates for breach of any duty (contractual, fiduciary or otherwise) if it (A) participates in any activities described in Section 7(b)(i) or (B) pursues any corporate opportunity for itself, directs any corporate opportunity to another person or entity or does not present such corporate opportunity to the Company, its subsidiaries or affiliates or (C) does any of the foregoing in connection with Performance Logistics Group, Inc. or any of its affiliates.
               (c) Renouncement of Certain Rights. Without limiting any provision of this Section 7, the Company renounces any interest or expectancy of the Company or its affiliates in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to Yucaipa or any of the Indemnified Parties, even if the opportunity is one that the Company or its subsidiaries or affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so.
     Section 8. Miscellaneous.
               (a) Information. The Company will furnish, or arrange to have furnished, to Yucaipa and any person or entity assisting Yucaipa with providing services, such information as Yucaipa believes appropriate to assist Yucaipa and others with providing services pursuant to this Agreement (all such information so furnished being the “Information”), and will update such Information as appropriate. The Company recognizes and consents to the fact that Yucaipa and others assisting Yucaipa with providing services (i) will use and rely on the accuracy and completeness of the Information supplied or otherwise made available without having any obligation to independently verify the same, (ii) do not assume responsibility for the accuracy or completeness of the Information or such other information, (iii) have no obligation to undertake an independent evaluation, appraisal or physical inspection of any assets or liabilities of the Company or any other person or entity, and (iv) with respect to any financial forecasts (including cost savings and synergies) that may be furnished to or discussed by the Company or any other person or entity, will assume that they have been reasonably prepared and reflect the best then currently available estimates and judgment of the Company’s or such other person or entity’s management. Any written information furnished to Yucaipa pursuant to this Section 8(a) that is not publicly available and is specifically marked as “Confidential Information Not For Public Disclosure” by the Company when furnished to Yucaipa, will not be publicly disclosed by Yucaipa during the term of this Agreement without the consent of the Company.
               (b) No Loss of Rights as Stockholder. The Company acknowledges that affiliates of Yucaipa are owners of equity interests of the Company and that nothing in this Agreement limits, affects or alters the rights or abilities of Yucaipa or its affiliates to take any action in the capacity as an equityholder of the Company.

8

               (c) Notice. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile or by email transmission. Any such notice shall be deemed delivered (i) on the date delivered if by personal delivery, (ii) on the date upon which receipt is signed or delivery is made, if mailed by registered or certified mail, (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed by registered or certified mail, (iv) on the next succeeding business day if sent by national courier service, (v) on the date sent by facsimile if the appropriate facsimile confirmation is received by the sender, or (vi) on the date sent if by email.

If to Yucaipa:	Yucaipa American Funds, LLC
9130 W. Sunset Boulevard
Los Angeles, California 90069
Email: [ ]
Attention: [ ]

If to the Company:	[Allied Holdings, Inc]
160 Clairemont Avenue, Suite 200
Decatur, Georgia 30030
Email: [ ]
Attn: General Counsel
               with a copy to the General Counsel of the Company at the same address.
               (d) Entire Agreement; Amendments. This Agreement contains all of the terms and conditions agreed upon by the parties hereto in connection with the subject matter hereof. This Agreement may not be amended, modified or changed except by written instrument signed by all of the parties hereto.
               (e) Assignment; Successors. This Agreement shall not be assigned and is not assignable by the Company or Yucaipa without the prior written consent of the other party hereto; provided, however, that Yucaipa may assign, without the prior consent of the Company, its rights and obligations under this Agreement to any partnership or limited liability company controlled by, or under common control with, Yucaipa, and provided further, that Yucaipa may assign the right to receive any payment hereunder to any other person or entity. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.
               (f) Governing Law; Jurisdiction; Jury Waiver. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the choice of law principles thereof. The Company hereby submits to the exclusive jurisdiction of the Federal and State courts located in the City of New York, New York in connection with any dispute related to this Agreement or any of the matters contemplated hereby. Notwithstanding the foregoing, to the extent a matter involves the internal affairs of the

9

Company such matter shall be governed by the laws of the jurisdiction of the Company’s organization. EACH OF YUCAIPA AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY.
               (g) Relationship. Nothing in this Agreement shall constitute or be construed to create a partnership or joint venture between the Company and Yucaipa. Yucaipa is acting as an independent contractor to provide the services described herein solely to the Company and Yucaipa is not acting as a fiduciary of the Company, any security holders of the Company or any other persons. No employee of Yucaipa or its affiliates will be deemed employees of the Company or any of its affiliates by reason of this Agreement or the performance of services contemplated hereby. This Agreement is for the benefit of the Company and Yucaipa and shall not create third-party beneficiary rights, except for Section 6 and Section 7. The Indemnified Parties and the members of the Yucaipa Group are third-party beneficiaries of this Section 6 and Section 7 of this Agreement with the right to fully enforce those sections as if parties hereto.
               (h) Construction and Interpretation. This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. The captions on sections are provided for purposes of convenience and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof. References to a party or parties shall refer to the Company or Yucaipa, or both, as the context may require. All pronouns and singular or plural references as used herein shall be deemed to have interchangeably (where the sense of the sentence requires) a masculine, feminine or neutral, and/or singular or plural meaning, as the case may be. The word “including” whenever used in this Agreement shall be deemed to be immediately followed by the words “without limitation.”
               (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
(signature page follows)

10

               IN WITNESS WHEREOF, the parties hereto have caused this Monitoring and Management Services Agreement to be duly executed as of the date first above written.

YUCAIPA AMERICAN FUNDS LLC, a Delaware limited
Liability Company

By:

Name:
Title:

[ALLIED HOLDINGS, INC.], a Delaware
corporation

By:

Name:
Title:
S-1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al. Debtors.	Case Nos. 05-12515 through 05-12526 and 05-12528 through 05-12537 (Jointly Administered) Judge Mullins
NOTICE OF FILING OF LIST OF CLASS 1 CLAIMS AND TREATMENT
     Notice is hereby given by Allied Holdings, Inc. and its affiliated debtors1 (collectively, the “Debtors”) as to the filing of the List of Class 1 Claims and Treatment (the “Class 1 List”) attached hereto as Exhibit A. The filing of the Class 1 List is required by Section 3.1 of the Second Amended Joint Plan of Reorganization of Allied Holdings, Inc. and Affiliated Debtors Proposed by the Debtors, Yucaipa and The Teamsters National Automobile Transportation Industry Negotiating Committee.
     This 20th day of April, 2007.

/s/ Thomas R. Walker

Ezra H. Cohen (GA State Bar No. 173800)
Jeffrey W. Kelley (GA State Bar No. 412296)
Harris B. Winsberg (GA State Bar No. 770892)
Thomas R. Walker (GA State Bar No. 732755)

TROUTMAN SANDERS LLP
Bank of America Plaza
600 Peachtree Street, N.E. — Suite 5200
Atlanta, Georgia 30308-2216
Telephone No.: (404) 885-3000
Facsimile No.: (404) 885-3900

Attorneys for the Debtors

[1]	Allied Automotive Group, Inc., Allied Systems, Ltd. (L.P.), Allied Systems (Canada) Company, QAT, Inc., RMX LLC, Transport Support LLC, F.J. Boutell Driveaway LLC, Allied Freight Broker LLC, GACS Incorporated, Commercial Carriers, Inc., Axis Group, Inc., Axis Netherlands, LLC, Axis Areta, LLC, Logistic Technology, LLC, Logistic Systems, LLC, CT Services, Inc., Cordin Transport LLC, Terminal Services LLC, Axis Canada Company, Ace Operations, LLC, and AH Industries Inc.

EXHIBIT A
(List of Class 1 Claims and Treatment)

Secured and Alleged Secured Claims
This schedule represents the filed secured claims asserted against the Debtors. The Debtors reserve all rights to amend, supplement or change this schedule and object to any of the claims set forth herein, including the status of such claims. Nothing contained herein shall be deemed acknowledgement or acceptance of any claim or priority thereof. Nothing contained herein shall be deemed a waiver of any of the Debtors rights, claims or defenses with respect to the claims listed on this schedule.

Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
0	05-12515	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12516	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12517	$140,354,463.00	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12518	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12519	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12520	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12521	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12522	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12523	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12524	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12525	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12525	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12526	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12527	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12528	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12529	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12530	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12531	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12532	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12533	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12534	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12535	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12536	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12537	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
2371	05-12515	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2380	05-12516	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2379	05-12517	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2378	05-12518	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2377	05-12519	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2376	05-12520	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2375	05-12521	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2374	05-12522	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No

1

Secured and Alleged Secured Claims

				Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
2373	05-12523	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2372	05-12524	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2395	05-12525	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2394	05-12526	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2393	05-12527	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
1122	05-12517	$524.52	ADAMS COUNTY TREASURER	Property Tax	Expected To Be Paid On Effective Date	No
487	05-12517	$20,198.00	AL^S ASPHALT PAVING CO.	Construction Lien on Property	Reclass as Unsecured	Yes
2964	05-12517	$46,171.99	ALLEN COUNTY TREASURER	Property Tax	Expected To Be Paid On Effective Date	No
1170	05-12517	$50,108.58	ALLEN COUNTY TREASURER	Tax Claim	Superseded or Duplicative, Objection Pending	No
2317	05-12516	$1,000.00	ALLEN, DOUGLAS B	Equity Claim	Invalid — Objection Pending	No
2431	05-12515	NULL	AMERICAN INTERNATIONAL GROUP, INC., AND CERTAIN OTHER ENTITIES RELATED	Insurance Premium	Invalid — Objection Pending	No
2429	05-12517	NULL	AMERICAN INTERNATIONAL GROUP, INC., AND CERTAIN OTHER ENTITIES RELATED	Insurance Premium	Invalid — Objection Pending	No
2427	05-12518	NULL	AMERICAN INTERNATIONAL GROUP, INC., AND CERTAIN OTHER ENTITIES RELATED	Insurance Premium	Invalid — Objection Pending	No
2430	05-12535	NULL	AMERICAN INTERNATIONAL GROUP, INC., AND CERTAIN OTHER ENTITIES RELATED	Insurance Premium	Invalid — Objection Pending	No
1038	05-12515	$705.56	AMERICAN LOCK & KEY	Vendor Claim	Reclass As Unsecured	Yes
265	05-12532	$1,164.92	ASCOM HASLER/GE CAP PROG	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
2334	05-12515	$150,883.00	BANC OF AMERICA LEASING & CAPITAL LLC	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
2335	05-12517	$150,883.00	BANC OF AMERICA LEASING & CAPITAL LLC	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
0	05-12517	$157,624.00	BANC ONE LEASING CORPORATION	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
1734	05-12515	NULL	BARWICK, EDGAR	Workers Compensation	Reclass As Unsecured, Pd In Ordinary	No
					Course
1298	05-12515	$7,050.00	BERT JOSE & AVELINE L. CHAVEZ JT TEN	Stock	Invalid — Objection Pending	No
0	05-12517	NULL	BTM FINANCIAL & LEASING CORP	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
342	05-12518	$15,158.45	CAMBRIDGE TRUCK TRAILER LTD.	Vendor Claim	Invalid — Objection To Be Filed	No
0	05-12518	$292.46	CANADIAN TRUCK & TRAILER REP	Vendor Claim	Scheduled Amt To Be Revised to 0	No
0	05-12518	$193.80	CANADIAN TRUCK & TRAILER REP	Vendor Claim	Scheduled Amt To Be Revised to 0	No
1242	05-12515	$5,894.41	CANNON FINANCIAL SERVICES	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
1733	05-12515	NULL	CARTER, JOHN	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
374	05-12515	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1699	05-12516	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1698	05-12517	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1704	05-12518	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1702	05-12519	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1701	05-12520	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No

2

Secured and Alleged Secured Claims

				Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
1703	05-12521	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1685	05-12522	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1688	05-12523	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1686	05-12524	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1687	05-12525	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1691	05-12526	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1689	05-12527	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1690	05-12528	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1700	05-12529	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1692	05-12530	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1693	05-12531	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1683	05-12532	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1694	05-12533	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1695	05-12534	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1696	05-12535	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1697	05-12536	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1684	05-12537	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
740	05-12515	$441.62	CHARTER TOWNSHIP OF	Personal Property Tax	Reclass As Unsecured	Yes
2091	05-12517	NULL	CHASE EQUIPMENT LEASING INC. , NEAL H WOOD, II, SVP	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
2190	05-12515	$2,715.64	CLAY COUNTY CLERK	Property Tax	Paid — Objection To Be Filed	No
64	05-12517	$5,380.00	CLUNE EQUIPMENT LEASING LC	Equipment Lease	Superseded or Duplicative, Objection Pending	No
1872	05-12517	$5,380.00	CLUNE EQUIPMENT LEASING LC	Equipment Lease	Superseded or Duplicative, Objection Pending	No
1871	05-12517	$280.00	CLUNE EQUIPMENT LEASING LC	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
1004	05-12515	$2,242.74	CONNEXION TRUCK CENTER	Vendor Claim	Paid — Objection To Be Filed	No
1005	05-12515	$829.45	CONNEXION TRUCK CENTER	Vendor Claim	Paid — Objection To Be Filed	No
1006	05-12515	$653.21	CONNEXION TRUCK CENTER	Vendor Claim	Paid — Objection To Be Filed	No
0	05-12518	$1,833.56	CONNEXION TRUCK CENTER	Vendor Claim	Paid — Scheduled Amt To Be Revised to 0	No
0	05-12518	$678.16	CONNEXION TRUCK CENTER	Vendor Claim	Paid — Scheduled Amt To Be Revised to 0	No
0	05-12518	$534.06	CONNEXION TRUCK CENTER	Vendor Claim	Paid — Scheduled Amt To Be Revised to 0	No
1713	05-12515	$4,600.00	DANIELE JT TEN, ROBERT W. & MAEDEAN B.	Pension	Invalid — Objection To Be Filed	No
2782	05-12518	$18,516.32	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
2789	05-12518	$11,473.06	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
2783	05-12518	$9,084.46	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
2784	05-12518	$6,201.23	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
2786	05-12518	$5,292.04	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
2787	05-12518	$2,755.81	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
2788	05-12518	$1,852.70	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No

3

Secured and Alleged Secured Claims

				Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
2785	05-12518	$1,512.91	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
0	05-12518	$3,650.00	DE LAGE LANDEN FINANCIAL SVCS	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
2941	05-12515	$3,562.53	DEKALB COUNTY GA, TREASURY & ACCOUNTING DIVISION	Property Lein for Water & Sewage	Untimely Filed Claim, Objection Pending	No
484	05-12516	$3,392.47	DEKALB COUNTY TAX COMMISSIONER	Property Tax	Expected To Be Paid On Effective Date	No
990	05-12534	$16,149.24	DEPARTMENT OF LABOR AND INDUSTRIES	Industrial Insurance Taxes	Reclass As Unsecured	Yes
2705	05-12534	$16,149.25	DEPARTMENT OF LABOR AND INDUSTRIES	Industrial Insurance Taxes	Invalid — Objection Pending	No
195	05-12515	$22,552.77	DEPARTMENT OF THE TREASURY — INTERNAL REVENUE SERVICE	Tax Claim	Superseded or Duplicative, Objection Pending	No
321	05-12515	$22,552.77	DEPARTMENT OF THE TREASURY — INTERNAL REVENUE SERVICE	Tax Claim	Superseded or Duplicative, Objection Pending	No
2001	05-12518	$1,172,482.99	DZERYK, KENNETH FREDERICK	Litigation Claim	Invalid — Objection To Be Filed	No
354	05-12517	$30,002.14	EXXONMOBIL OIL CORPORATION	Vendor Claim	Reclass As Unsecured	Yes
562	05-12515	$1,138.61	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
563	05-12518	$3,667.39	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$3,667.39	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
561	05-12518	$2,721.22	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$2,721.22	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
556	05-12518	$2,485.70	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$2,485.70	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
557	05-12518	$1,360.40	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$1,360.40	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
560	05-12518	$905.43	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$905.43	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
558	05-12518	$454.46	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$454.46	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
555	05-12518	$440.40	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$440.40	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
559	05-12518	$421.70	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$421.70	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Leases To Be Assumed, Cure Amt To Be Paid	No
0	05-12517	$155,261.00	FLEET CAPITAL CORPORATION	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
1579	05-12515	$7,139.73	FLYING M TRUCK SERVICE	Vendor Claim	Reclass As Unsecured	Yes
1578	05-12518	$7,139.73	FLYING M TRUCK SERVICE INC.	Vendor Claim	Superseded or Duplicative, Objection Pending	No
826	05-12517	$30,569.51	FORSYTH COUNTY TAX COLLECTOR	Tax Claim	Superseded or Duplicative, Objection Pending	No
135	05-12517	$2,899.68	FORSYTH COUNTY TAX COLLECTOR	Tax Claim	Superseded or Duplicative, Objection Pending	No
0	05-12518	NULL	FREDICK-CHARLES SMITH	Litigation Claim	Invalid — Scheduled Amt To Be Revised To 0	No

4

Secured and Alleged Secured Claims

				Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
0	05-12518	$2,056.13	FREIGHTLINER OF VANCOUVER LTD	Vendor Claim	Reclass As Unsecured	Yes
0	05-12515	NULL	GE CAPITAL	Equipment Lease	Scheduled Amt To Be Revised to 0	No
509	05-12517	$9,845.47	GE CAPITAL	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
264	05-12532	$15,481.66	GE CAPITAL	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
1244	05-12515	$502,906.73	GE CAPITAL CORPORATION	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
1243	05-12515	$12,343.00	GE CAPITAL CORPORATION	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
0	05-12518	NULL	GE VFS CANADA LP	Equipment Lease	Scheduled Amt To Be Revised to 0	No
262	05-12515	$515,249.73	GECC VENDOR FINANCIAL SERVICES (GE CAPITAL)	Equipment Lease	Superseded or Duplicative, Objection Pending	No
0	05-12517	$225,033.00	GENERAL ELECTRIC CAPITAL CORP	Equipment Lease	Scheduled Amt To Be Revised to 0	No
2065	05-12515	NULL	GEORGIA SELF-INSURERS GUARANTY	Workers Compensation	Paid In Ordinary Course	No
76	05-12515	$32,906.83	GMAC	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
2136	05-12515	NULL	HARRIS, JOHN	Pension	Invalid — Objection To Be Filed	No
1787	05-12515	NULL	HARRISON, ROBERT	Pension	Invalid — Objection To Be Filed	No
1221	05-12517	$750.00	HEIDRICK & MCGINNIS, INC.	Vendor Claim	Reclass As Unsecured	Yes
0	05-12516	NULL	HEWLETT-PACKARD COMPANY	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
2173	05-12517	$549.08	HOWARD CO. DIRECTOR OF FINANCE	Tax Claim	Reclass As Unsecured	Yes
2722	05-12517	$549.08	HOWARD CO. DIRECTOR OF FINANCE	Tax Claim	Superseded or Duplicative, Objection Pending	No
123	05-12517	$1,423.46	INDIANA DEPARTMENT OF REVENUE	Tax Claim	Reclass As Unsecured	Yes
0	05-12518	$1,510.11	INTEGRATED POWER SYSTEMS CORP	Lien	Scheduled Amt To Be Revised to 0	No
168	05-12516	$1,095.23	IRON MOUNTAIN, INC.	Storage Warehouse holding boxes as collateral	To Be Paid on the Effective Date	No
1583	05-12515	$920,847.78	JESSUP, JULIA	Pension	Invalid — Objection To Be Filed	No
1584	05-12515	NULL	JESSUP, JULIA	Equity Claim	Invalid — Objection Pending	No
0	05-12515	NULL	KENNETH FREDERICK DZERYK	Litigation Claim	Invalid — Scheduled Amt To Be Revised To 0	No
0	05-12518	NULL	KENNETH FREDERICK DZERYK	Litigation Claim	Invalid — Scheduled Amt To Be Revised To 0	No
0	05-12515	NULL	LAWRENCE-WESLEY PILIPCHUK	Litigation Claim	Invalid — Scheduled Amt To Be Revised To 0	No
0	05-12515	NULL	LAWRENCE-WESLEY PILIPCHUK	Litigation Claim	Invalid — Scheduled Amt To Be Revised To 0	No
0	05-12518	NULL	LAWRENCE-WESLEY PILIPCHUK	Litigation Claim	Invalid — Scheduled Amt To Be Revised To 0	No
2485	05-12515	NULL	LEPERCQ CORPORATE INCOME FUND LP — CARLO TRIGIANI, VP	Leasehold Interest	Invalid — Objection Pending	No
2486	05-12515	NULL	LEPERCQ CORPORATE INCOME FUND LP — CARLO TRIGIANI, VP	Leasehold Interest	Invalid — Objection Pending	No
2487	05-12515	NULL	LEPERCQ CORPORATE INCOME FUND LP — CARLO TRIGIANI, VP	Leasehold Interest	Invalid — Objection Pending	No
0	05-12518	$13,700.20	LICKMAN TRUCK AND	Vendor Claim	Scheduled Amt To Be Revised to 0	No
0	05-12518	$1,151.43	LICKMAN TRUCK AND	Vendor Claim	Scheduled Amt To Be Revised to 0	No
496	05-12515	$218.96	MASTHEAD HOSE & SUPPLY	Vendor Claim	Reclass As Unsecured	Yes
1087	05-12518	$3,230.39	MAYER HEAVY EQUIPMENT REPAIR, INC.	Vendor Claim	Reclass As Reclass	Yes
0	05-12517	$105,591.00	MERCEDES BENZ CREDIT CORP	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
0	05-12517	NULL	MERRILL LYNCH CAPITAL	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
946	05-12517	$1,640.57	MIAMI-DADE COUNTY TAX COLLECTOR	Tax Claim	Superseded or Duplicative, Objection Pending	No

5

Secured and Alleged Secured Claims

Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
2975	05-12517	$1,999.11	MIAMI-DADE COUNTY TAX COLLECTOR	Personal Property Tax	Reclass As Unsecured	Yes
1116	05-12517	$150,000.00	MINEAU, THOMAS M	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
2992	05-12517	$667.71	MULTNOMAH COUNTY	Tax Claim	Untimely Filed Claim, Objection Pending	No
200	05-12537	$1,660.52	NEW YORK STATE DEPARTMENT OF TAXATION AND FINANCE	Corporate Taxes	Reclass As Unsecured	Yes
287	05-12515	$18,358.10	NEWSTART FACTORS, INC	Vendor Claim	Reclass As Unsecured	Yes
2433	05-12515	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2439	05-12516	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2444	05-12517	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2445	05-12517	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Superseded or Duplicative, Objection Pending	No
2442	05-12518	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2443	05-12518	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Superseded or Duplicative, Objection Pending	No
2471	05-12519	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2473	05-12520	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2477	05-12521	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2461	05-12522	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2440	05-12523	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2463	05-12524	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2455	05-12525	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2451	05-12526	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2465	05-12527	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2452	05-12528	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2469	05-12530	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2467	05-12531	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2459	05-12532	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2457	05-12533	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2475	05-12534	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2448	05-12535	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2449	05-12535	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Superseded or Duplicative, Objection Pending	No
2435	05-12536	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2470	05-12519	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY,	Vendor Claim	Invalid — Objection To Be Filed	No
2472	05-12520	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY,	Vendor Claim	Invalid — Objection To Be Filed	No
2476	05-12521	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY,	Vendor Claim	Invalid — Objection To Be Filed	No
2462	05-12524	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY,	Vendor Claim	Invalid — Objection To Be Filed	No
2450	05-12526	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY,	Vendor Claim	Invalid — Objection To Be Filed	No

6

Secured and Alleged Secured Claims

				Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
2464	05-12527	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY,	Vendor Claim	Invalid - Objection To Be Filed	No
2446	05-12529	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY,	Vendor Claim	Invalid - Objection To Be Filed	No
2447	05-12529	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY,	Vendor Claim	Superseded or Duplicative, Objection Pending	No
2468	05-12530	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY,	Vendor Claim	Invalid - Objection To Be Filed	No
2466	05-12531	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY,	Vendor Claim	Invalid - Objection To Be Filed	No
2474	05-12534	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY,	Vendor Claim	Invalid - Objection To Be Filed	No
2437	05-12537	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY,	Vendor Claim	Invalid - Objection To Be Filed	No
2432	05-12515	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY.	Vendor Claim	Invalid - Objection To Be Filed	No
2438	05-12516	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY.	Vendor Claim	Invalid - Objection To Be Filed	No
2460	05-12522	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY.	Vendor Claim	Invalid - Objection To Be Filed	No
2441	05-12523	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY.	Vendor Claim	Invalid - Objection To Be Filed	No
2454	05-12525	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY.	Vendor Claim	Invalid - Objection To Be Filed	No
2453	05-12528	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY.	Vendor Claim	Invalid - Objection To Be Filed	No
2458	05-12532	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY.	Vendor Claim	Invalid - Objection To Be Filed	No
2456	05-12533	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY.	Vendor Claim	Invalid - Objection To Be Filed	No
2434	05-12536	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY.	Vendor Claim	Invalid - Objection To Be Filed	No
2436	05-12537	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY.	Vendor Claim	Invalid - Objection To Be Filed	No
962	05-12515	$1,550.56	OAKLAND COUNTY TREASURER	Personal Property Tax	Reclass As Unsecured	Yes
232	05-12515	$1,026.47	OAKLAND COUNTY TREASURER	Personal Property Tax	Superseded or Duplicative, Objection to be Filed	No
276	05-12515	$566.29	OHIO AUTO DELIVERY INC.	Vendor Claim	Previously Paid, Objection To Be Filed	Yes
344	05-12517	$649.06	PALM BEACH COUNTY TAX COLLECTOR	Personal Property Tax	Reclass As Unsecured	Yes
1015	05-12518	$576.49	PEACE COUNTRY FREIGHTLINER, LTD	Vendor Claim	Reclass As Unsecured	Yes
1731	05-12517	NULL	PENDLEY, RALPH DOUGLAS	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
1088	05-12515	$393.92	PERCHSON, THERESA	Vendor Claim	Reclass As Unsecured	Yes
2003	05-12515	$1,047,057.25	PILIPCHUK, LAWRENCE WESLEY	Litigation Claim	Invalid - Objection To Be Filed	No
1978	05-12515	$1,000,000.00	PILIPCHUK, LAWRENCE WESLEY	Litigation Claim	Invalid - Objection To Be Filed	No
1979	05-12515	$1,000,000.00	PILIPCHUK, LAWRENCE WESLEY	Litigation Claim	Invalid - Objection To Be Filed	No
1980	05-12515	$1,000,000.00	PILIPCHUK, LAWRENCE WESLEY	Litigation Claim	Invalid - Objection To Be Filed	No
2002	05-12518	$1,000,000.00	PILIPCHUK, LAWRENCE WESLEY	Litigation Claim	Invalid - Objection To Be Filed	No
2013	05-12518	$1,000,000.00	PILIPCHUK, LAWRENCE WESLEY	Litigation Claim	Invalid - Objection To Be Filed	No
2221	05-12515	$7,115.75	QUEST SOFTWARE, INC.	Vendor Claim	Reclass As Unsecured	Yes
2094	05-12517	$118,517.00	RELIANCE INSURANCE COMPANY (IN LIDQUIDATION)	Insurance Premium	Invalid - Objection Pending	No
0	05-12518	$4,534.16	RICOH CANADA INC.	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
744	05-12517	$56,813.88	ROCK COUNTY TREASURER	Tax Claim	Invalid - Objection To Be Filed	No
0	05-12515	NULL	RYDER SYSTEMS, INC.	Asset Purchase Agreement	Claim To Be Paid In Ordinary Course	No
0	05-12516	NULL	RYDER SYSTEMS, INC.	Asset Purchase Agreement	Claim To Be Paid In Ordinary Course	No

7

Secured and Alleged Secured Claims

				Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
2191	05-12515	$19,092.98	SANDRA REEVES, COUNTY COLLECTOR	Tax Claim	Previously Paid, Objection To Be Filed	No
2192	05-12515	$36,600.09	SANDRA REEVES, COUNTY COLLECTOR	Tax Claim	Previously Paid, Objection To Be Filed	No
2985	05-12517	$32,167.55	SHELBY COUNTY TRUSTEE	Tax Claim	Untimely Filed Claim, Objection Filed	No
2135	05-12515	NULL	SIMS, LEWIS E	Pension	Invalid - Objection To Be Filed	No
1961	05-12515	$27,784.42	STERLING TRUCK & TRAILER SALES LTD	Vendor Claim	Reclass As Unsecured	Yes
1732	05-12517	NULL	STINCHCOMB, EMORY	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
941	05-12517	NULL	SYPOLT, ROBERT	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
724	05-12517	$2,844.96	TAX COLLECTOR, HILLSBOROUGH COUNTY	Personal Property Tax	Reclass As Unsecured	Yes
722	05-12525	$41,444.72	TAX COLLECTOR, HILLSBOROUGH COUNTY	Personal Property Tax	Reclass As Unsecured	Yes
725	05-12525	$23,250.23	TAX COLLECTOR, HILLSBOROUGH COUNTY	Personal Property Tax	Reclass As Unsecured	Yes
723	05-12525	$2,149.41	TAX COLLECTOR, HILLSBOROUGH COUNTY	Personal Property Tax	Reclass As Unsecured	Yes
721	05-12532	$52.86	TAX COLLECTOR, HILLSBOROUGH COUNTY	Personal Property Tax	Reclass As Unsecured	Yes
917	05-12515	$19,792.10	TEAM TRUCK CENTRES	Mechanics Lien	Reclass As Unsecured	Yes
375	05-12515	$10,938,206.25	TEAMSTERS PENSION TRUST FUND OF PHILADELPHIA AND VICINITY	Pension	Reclass As Unsecured	No
1893	05-12517	$240,000.00	TURNER, BOBBY R.	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
0	05-12532	NULL	US BANCORP	Equipment Lease	Scheduled Amt To Be Revised to 0	No
851	05-12532	$34,558.31	US BANCORP MANIFEST FUNDING SERVICES	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
1035	05-12532	$34,558.31	US BANCORP MANIFEST FUNDING SERVICES	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
348	05-12532	NULL	UTAH STATE TAX	Tax Claim	Reclass As Unsecured	Yes
267	05-12515	$54,560.00	VEHICLE HAUL & TRANSPORTING	Vendor Claim	Reclass As Unsecured	Yes
534	05-12515	$117,500.00	VINES, SADIE MAY	Employee Claim	Superseded or Duplicative, Objection Pending	No
328	05-12515	$117,500.00	VINES, SADIE MAY	Employee Claim	Superseded or Duplicative, Objection Pending	No
0	05-12518	$817.60	WATEROUS POWER SYSTEMS & WAJAX	Lien	Scheduled Amt To Be Revised to 0	No
2363	05-12534	NULL	WESTCHESTER FIRE INSURANCE COMPANY	Insurance Premium	Invalid - Objection Pending	No
0	05-12518	$95.90	XEROX CANADA LTD	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No

8

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al.	Case Nos. 05-12515 through 05-12526 and 05-12528 through 05-12537
Debtors.	(Jointly Administered)

Judge Mullins
NOTICE OF FILING OF AMENDED LIST OF CLASS 1 CLAIMS AND TREATMENT
     Notice is hereby given by Allied Holdings, Inc. and its affiliated debtors1 (collectively, the “Debtors”) as to the filing of the Amended List of Class 1 Claims and Treatment (the “Class 1 List”) attached hereto as Exhibit A. The filing of the Class 1 List is required by Section 3.1 of the Second Amended Joint Plan of Reorganization of Allied Holdings, Inc. and Affiliated Debtors Proposed by the Debtors, Yucaipa and The Teamsters National Automobile Transportation Industry Negotiating Committee.
     This 27th day of April, 2007.

/s/ Thomas R. Walker

Ezra H. Cohen (GA State Bar No. 173800)
Jeffrey W. Kelley (GA State Bar No. 412296)
Harris B. Winsberg (GA State Bar No. 770892)
Thomas R. Walker (GA State Bar No. 732755)

TROUTMAN SANDERS LLP
Bank of America Plaza
600 Peachtree Street, N.E. — Suite 5200
Atlanta, Georgia 30308-2216
Telephone No.: (404) 885-3000
Facsimile No.: (404) 885-3900

Attorneys for the Debtors

[1]	Allied Automotive Group, Inc., Allied Systems, Ltd. (L.P.), Allied Systems (Canada) Company, QAT, Inc., RMX LLC, Transport Support LLC, F.J. Boutell Driveaway LLC, Allied Freight Broker LLC, GACS Incorporated, Commercial Carriers, Inc., Axis Group, Inc., Axis Netherlands, LLC, Axis Areta, LLC, Logistic Technology, LLC, Logistic Systems, LLC, CT Services, Inc., Cordin Transport LLC, Terminal Services LLC, Axis Canada Company, Ace Operations, LLC, and AH Industries Inc.

EXHIBIT A
(Amended List of Class 1 Claims and Treatment)

Secured and Alleged Secured Claims
This schedule represents the scheduled and filed secured claims and liabilities asserted against the Debtors. The Debtors reserve the right to amend, supplement, modify or otherwise change this schedule and object to any of the claims or liabilities set forth herein, including the status of such claim or liability. Nothing contained herein shall be deemed acknowledgement or acceptance of any claim or liability or the priority or status thereof. Nothing contained herein shall be deemed a waiver of any of the Debtors rights, claims, remedies or defenses with respect to the claims and liabilities listed on this schedule.

Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
0	05-12515	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12516	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12517	$140,354,463.00	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12518	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12519	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12520	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12521	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12522	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12523	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12524	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12525	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12525	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12526	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12527	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12528	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12529	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12530	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12531	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12532	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12533	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12534	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12535	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12536	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
0	05-12537	NULL	ABLECO FINANCE, LLC	Prepetition Financing	Paid -Scheduled Amt To Be Revised to 0	No
2371	05-12515	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2380	05-12516	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2379	05-12517	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2378	05-12518	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2377	05-12519	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2376	05-12520	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2375	05-12521	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2374	05-12522	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2373	05-12523	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2372	05-12524	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2395	05-12525	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2394	05-12526	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
2393	05-12527	NULL	ACE AMERICAN INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
1122	05-12517	$524.52	ADAMS COUNTY TREASURER	Property Tax	Expected To Be Paid On or Within 15 Days of the Effective Date	No
487	05-12517	$20,198.00	AL^S ASPHALT PAVING CO.	Construction Lien on Property	Reclass as Unsecured	Yes
2964	05-12517	$46,171.99	ALLEN COUNTY TREASURER	Property Tax	Paid	No
1170	05-12517	$50,108.58	ALLEN COUNTY TREASURER	Tax Claim	Superseded or Duplicative, Objection Pending	No
2317	05-12516	$1,000.00	ALLEN, DOUGLAS B	Equity Claim	Invalid — Objection Pending	No
2431	05-12515	NULL	AMERICAN INTERNATIONAL GROUP, INC., AND CERTAIN OTHER ENTITIES RELATED	Insurance Premium	Invalid — Objection Pending	No

1

Secured and Alleged Secured Claims

Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
2429	05-12517	NULL	AMERICAN INTERNATIONAL GROUP, INC., AND CERTAIN OTHER ENTITIES RELATED	Insurance Premium	Invalid — Objection Pending	No
2427	05-12518	NULL	AMERICAN INTERNATIONAL GROUP, INC., AND CERTAIN OTHER ENTITIES RELATED	Insurance Premium	Invalid — Objection Pending	No
2430	05-12535	NULL	AMERICAN INTERNATIONAL GROUP, INC., AND CERTAIN OTHER ENTITIES RELATED	Insurance Premium	Invalid — Objection Pending	No
1038	05-12515	$705.56	AMERICAN LOCK & KEY	Vendor Claim	Reclass As Unsecured	Yes
265	05-12532	$1,164.92	ASCOM HASLER/GE CAP PROG	Equipment Lease	Lease Will Be Rejected	No
2334	05-12515	$150,883.00	BANC OF AMERICA LEASING & CAPITAL LLC	Equipment Lease	Lease Previously Assumed	No
2335	05-12517	$150,883.00	BANC OF AMERICA LEASING & CAPITAL LLC	Equipment Lease	Lease Previously Assumed	No
0	05-12517	$157,624.00	BANC ONE LEASING CORPORATION	Equipment Lease	Lease Previously Assumed	No
1734	05-12515	NULL	BARWICK, EDGAR	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
1298	05-12515	$7,050.00	BERT JOSE & AVELINE L. CHAVEZ JT TEN	Stock	Invalid — Objection Pending	No
0	05-12517	NULL	BTM FINANCIAL & LEASING CORP	Equipment Lease	Lease Will Be Rejected	No
342	05-12518	$15,158.45	CAMBRIDGE TRUCK TRAILER LTD.	Vendor Claim	Invalid — Objection To Be Filed	No
0	05-12518	$292.46	CANADIAN TRUCK & TRAILER REP	Vendor Claim	Scheduled Amt To Be Revised to 0	No
0	05-12518	$193.80	CANADIAN TRUCK & TRAILER REP	Vendor Claim	Scheduled Amt To Be Revised to 0	No
1242	05-12515	$5,894.41	CANNON FINANCIAL SERVICES	Equipment Lease	Lease Will Be Rejected	No
1733	05-12515	NULL	CARTER, JOHN	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
374	05-12515	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1699	05-12516	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1698	05-12517	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1704	05-12518	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1702	05-12519	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1701	05-12520	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1703	05-12521	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1685	05-12522	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1688	05-12523	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1686	05-12524	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1687	05-12525	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1691	05-12526	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1689	05-12527	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1690	05-12528	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1700	05-12529	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1692	05-12530	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1693	05-12531	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No

2

Secured and Alleged Secured Claims

				Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
1683	05-12532	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1694	05-12533	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1695	05-12534	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1696	05-12535	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1697	05-12536	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
1684	05-12537	NULL	CENTRAL PENNSYLVANIA TEAMSTERS PENSION FUND	Pension	Invalid — Objection To Be Filed	No
740	05-12515	$441.62	CHARTER TOWNSHIP OF FLINT	Personal Property Tax	Reclass As Unsecured	Yes
2091	05-12517	NULL	CHASE EQUIPMENT LEASING INC., NEAL H WOOD, II, SVP	Equipment Lease	Lease Previously Assumed	No
2190	05-12515	$2,715.64	CLAY COUNTY CLERK	Property Tax	Paid — Objection To Be Filed	No
64	05-12517	$5,380.00	CLUNE EQUIPMENT LEASING LC	Equipment Lease	Superseded or Duplicative, Objection Pending	No
1872	05-12517	$5,380.00	CLUNE EQUIPMENT LEASING LC	Equipment Lease	Superseded or Duplicative, Objection Pending	No
1871	05-12517	$280.00	CLUNE EQUIPMENT LEASING LC	Equipment Lease	Lease Will Be Rejected	No
1004	05-12515	$2,242.74	CONNEXION TRUCK CENTER	Vendor Claim	Paid — Objection To Be Filed	No
1005	05-12515	$829.45	CONNEXION TRUCK CENTER	Vendor Claim	Paid — Objection To Be Filed	No
1006	05-12515	$653.21	CONNEXION TRUCK CENTER	Vendor Claim	Paid — Objection To Be Filed	No
0	05-12518	$1,833.56	CONNEXION TRUCK CENTER	Vendor Claim	Paid — Scheduled Amt To Be Revised to 0	No
0	05-12518	$678.16	CONNEXION TRUCK CENTER	Vendor Claim	Paid — Scheduled Amt To Be Revised to 0	No
0	05-12518	$534.06	CONNEXION TRUCK CENTER	Vendor Claim	Paid — Scheduled Amt To Be Revised to 0	No
1713	05-12515	$4,600.00	DANIELE JT TEN, ROBERT W. & MAEDEAN B.	Pension	Invalid — Objection To Be Filed	No
2782	05-12518	$18,516.32	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Lease Will Be Rejected	No
2789	05-12518	$11,473.06	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Lease Will Be Rejected	No
2783	05-12518	$9,084.46	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Lease Will Be Rejected	No
2784	05-12518	$6,201.23	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Lease Will Be Rejected	No
2786	05-12518	$5,292.04	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Lease Will Be Rejected	No
2787	05-12518	$2,755.81	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Lease Will Be Rejected	No
2788	05-12518	$1,852.70	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Lease Will Be Rejected	No
2785	05-12518	$1,512.91	DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.	Equipment Lease	Lease Will Be Rejected	No
0	05-12518	$3,650.00	DE LAGE LANDEN FINANCIAL SVCS	Equipment Lease	Lease Will Be Rejected	No
2941	05-12515	$3,562.53	DEKALB COUNTY GA, TREASURY & ACCOUNTING DIVISION	Property Lein for Water & Sewage	Untimely Filed Claim, Objection Pending	No
484	05-12516	$3,392.47	DEKALB COUNTY TAX COMMISSIONER	Property Tax	Expected To Be Paid On or Within 15 Days of the Effective Date	No
990	05-12534	$16,149.24	DEPARTMENT OF LABOR AND INDUSTRIES	Industrial Insurance Taxes	Reclass As Unsecured	Yes

3

Secured and Alleged Secured Claims

				Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
2705	05-12534	$16,149.25	DEPARTMENT OF LABOR AND INDUSTRIES	Industrial Insurance Taxes	Invalid — Objection Pending	No
195	05-12515	$22,552.77	DEPARTMENT OF THE TREASURY – INTERNAL REVENUE SERVICE	Tax Claim	Superseded or Duplicative, Objection Pending	No
321	05-12515	$22,552.77	DEPARTMENT OF THE TREASURY – INTERNAL REVENUE SERVICE	Tax Claim	Superseded or Duplicative, Objection Pending	No
2001	05-12518	$1,172,482.99	DZERYK, KENNETH FREDERICK	Litigation Claim	Invalid — Objection To Be Filed	No
354	05-12517	$30,002.14	EXXONMOBIL OIL CORPORATION	Vendor Claim	Reclass As Unsecured	Yes
562	05-12515	$1,138.61	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
563	05-12518	$3,667.39	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$3,667.39	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
561	05-12518	$2,721.22	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$2,721.22	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
556	05-12518	$2,485.70	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$2,485.70	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
557	05-12518	$1,360.40	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$1,360.40	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
560	05-12518	$905.43	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$905.43	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To	No
558	05-12518	$454.46	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$454.46	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
555	05-12518	$440.40	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$440.40	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
559	05-12518	$421.70	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Reclass As Unsecured	No
0	05-12518	$421.70	FIRST TRUCK CTR EDMONTON INC	Vendor Claim	Invalid — Scheduled Amt To Be Revised To 0	No
0	05-12517	$155,261.00	FLEET CAPITAL CORPORATION	Equipment Lease	Paid — Scheduled Amt To Be Revised to 0	No
1579	05-12515	$7,139.73	FLYING M TRUCK SERVICE INC.	Vendor Claim	Reclass As Unsecured	Yes
1578	05-12518	$7,139.73	FLYING M TRUCK SERVICE INC.	Vendor Claim	Superseded or Duplicative, Objection Pending	No
826	05-12517	$30,569.51	FORSYTH COUNTY TAX COLLECTOR	Tax Claim	Superseded or Duplicative, Objection Pending	No
135	05-12517	$2,899.68	FORSYTH COUNTY TAX COLLECTOR	Tax Claim	Superseded or Duplicative, Objection Pending	No
0	05-12518	NULL	FREDICK-CHARLES SMITH	Litigation Claim	Invalid — Scheduled Amt To Be Revised To 0	No
0	05-12518	$2,056.13	FREIGHTLINER OF VANCOUVER LTD	Vendor Claim	Reclass As Unsecured	Yes
0	05-12515	NULL	GE CAPITAL	Equipment Lease	Scheduled Amt To Be Revised to 0	No
509	05-12517	$9,845.47	GE CAPITAL	Equipment Lease	Lease Will Be Rejected	No
264	05-12532	$15,481.66	GE CAPITAL	Equipment Lease	Lease Will Be Rejected	No
1244	05-12515	$502,906.73	GE CAPITAL CORPORATION	Equipment Lease	Lease Will Be Rejected	No
1243	05-12515	$12,343.00	GE CAPITAL CORPORATION	Equipment Lease	Lease Will Be Rejected	No
0	05-12518	NULL	GE VFS CANADA LP	Equipment Lease	Scheduled Amt To Be Revised to 0	No
262	05-12515	$515,249.73	GECC VENDOR FINANCIAL SERVICES (GE CAPITAL)	Equipment Lease	Superseded or Duplicative, Objection Pending	No

4

Secured and Alleged Secured Claims

				Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
0	05-12517	$225,033.00	GENERAL ELECTRIC CAPITALCORP	Equipment Lease	Scheduled Amt To Be Revised to 0	No
2065	05-12515	NULL	GEORGIA SELF-INSURERS GUARANTY	Workers Compensation	Paid In Ordinary Course	No
76	05-12515	$32,906.83	GMAC	Equipment Lease	Lease Will Be Rejected	No
2136	05-12515	NULL	HARRIS, JOHN	Pension	Invalid — Objection To Be Filed	No
1787	05-12515	NULL	HARRISON, ROBERT	Pension	Invalid — Objection To Be Filed	No
1221	05-12517	$750.00	HEIDRICK & MCGINNIS, INC.	Vendor Claim	Reclass As Unsecured	Yes
0	05-12516	NULL	HEWLETT-PACKARD COMPANY	Equipment Lease	Lease Will Be Rejected	No
2173	05-12517	$549.08	HOWARD CO. DIRECTOR OF FINANCE	Tax Claim	Reclass As Unsecured	Yes
2722	05-12517	$549.08	HOWARD CO. DIR ECTOR OF FINANCE	Tax Claim	Superseded or Duplicative, Objection Pending	No
123	05-12517	$1,423.46	INDIANA DEPARTMENT OF REVENUE	Tax Claim	Reclass As Unsecured	Yes
0	05-12518	$1,510.11	INTEGRATED POWER SYSTEMS CORP	Lien	Scheduled Amt To Be Revised to 0	No
168	05-12516	$1,095.23	IRON MOUNTAIN, INC.	Storage Warehouse holding boxes as collateral	Expected To Be Paid On or Within 15 Days of the Effective Date	No
1583	05-12515	$920,847.78	JESSUP, JULIA	Pension	Invalid — Objection To Be Filed	No
1584	05-12515	NULL	JESSUP, JULIA	Equity Claim	Invalid — Objection Pending	No
0	05-12515	NULL	KENNETH FREDERICK DZERYK	Litigation Claim	Invalid — Scheduled Amt To Be Revised To 0	No
0	05-12518	NULL	KENNETH FREDERICK DZERYK	Litigation Claim	Invalid — Scheduled Amt To Be Revised To 0	No
0	05-12515	NULL	LAWRENCE-WESLEY PILIPCHUK	Litigation Claim	Invalid — Scheduled Amt To Be Revised To 0	No
0	05-12515	NULL	LAWRENCE-WESLEY PILIPCHUK	Litigation Claim	Invalid — Scheduled Amt To Be Revised To 0	No
0	05-12518	NULL	LAWRENCE-WESLEY PILIPCHUK	Litigation Claim	Invalid — Scheduled Amt To Be Revised To 0	No
2485	05-12515	NULL	LEPERCQ CORPORATE INCOME FUND LP – CARLO TRIGIANI, VP	Leasehold Interest	Invalid — Objection Pending	No
2486	05-12515	NULL	LEPERCQ CORPORATE INCOME FUND LP – CARLO TRIGIANI, VP	Leasehold Interest	Invalid — Objection Pending	No
2487	05-12515	NULL	LEPERCQ CORPORATE INCOME FUND LP – CARLO TRIGIANI, VP	Leasehold Interest	Invalid — Objection Pending	No
0	05-12518	$13,700.20	LICKMAN TRUCK AND TRAILER	Vendor Claim	Scheduled Amt To Be Revised to 0	No
0	05-12518	$1,151.43	LICKMAN TRUCK AND TRAILER	Vendor Claim	Scheduled Amt To Be Revised to 0	No
496	05-12515	$218.96	MASTHEAD HOSE & SUPPLY	Vendor Claim	Reclass As Unsecured	Yes
1087	05-12518	$3,230.39	MAYER HEAVY EQUIPMENT REPAIR, INC.	Vendor Claim	Reclass As Unsecured	Yes
0	05-12517	$105,591.00	MERCEDES BENZ CREDIT CORP	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
0	05-12517	NULL	MERRILL LYNCH CAPITAL	Equipment Lease	Leases To Be Assumed, Cure Amt To Be Paid	No
946	05-12517	$1,640.57	MIAMI-DADE COUNTY TAX COLLECTOR	Tax Claim	Superseded or Duplicative, Objection Pending	No
2975	05-12517	$1,999.11	MIAMI-DADE COUNTY TAX COLLECTOR	Personal Property Tax	Reclass As Unsecured	Yes
1116	05-12517	$150,000.00	MINEAU, THOMAS M	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
2992	05-12517	$667.71	MULTNOMAH COUNTY	Tax Claim	Untimely Filed Claim, Objection Pending	No
200	05-12537	$1,660.52	NEW YORK STATE DEPARTMENT OF TAXATION AND FINANCE	Corporate Taxes	Reclass As Unsecured	Yes
287	05-12515	$18,358.10	NEWSTART FACTORS, INC	Vendor Claim	Reclass As Unsecured	Yes
2433	05-12515	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2439	05-12516	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No

5

Secured and Alleged Secured Claims

Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
2444	05-12517	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2445	05-12517	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Superseded or Duplicative, Objection Pending	No
2442	05-12518	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2443	05-12518	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Superseded or Duplicative, Objection Pending	No
2471	05-12519	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2473	05-12520	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2477	05-12521	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2461	05-12522	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2440	05-12523	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2463	05-12524	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2455	05-12525	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2451	05-12526	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2465	05-12527	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2452	05-12528	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2469	05-12530	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2467	05-12531	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2459	05-12532	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2457	05-12533	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2475	05-12534	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2448	05-12535	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2449	05-12535	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Superseded or Duplicative, Objection Pending	No
2435	05-12536	NULL	NISSAN CANADA, INC C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2470	05-12519	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2472	05-12520	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2476	05-12521	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2462	05-12524	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2450	05-12526	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2464	05-12527	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2446	05-12529	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2447	05-12529	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Superseded or Duplicative, Objection Pending	No

6

Secured and Alleged Secured Claims

				Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
2468	05-12530	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2466	05-12531	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2474	05-12534	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2437	05-12537	NULL	NISSAN NORTH AMERICA. INC. C/O MICHAEL R. PASLAY, ESQ.	Vendor Claim	Invalid — Objection To Be Filed	No
2432	05-12515	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY. ESG	Vendor Claim	Invalid — Objection To Be Filed	No
2438	05-12516	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY. ESG	Vendor Claim	Invalid — Objection To Be Filed	No
2460	05-12522	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY. ESG	Vendor Claim	Invalid — Objection To Be Filed	No
2441	05-12523	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY. ESG	Vendor Claim	Invalid — Objection To Be Filed	No
2454	05-12525	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY. ESG	Vendor Claim	Invalid — Objection To Be Filed	No
2453	05-12528	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY. ESG	Vendor Claim	Invalid — Objection To Be Filed	No
2458	05-12532	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY. ESG	Vendor Claim	Invalid — Objection To Be Filed	No
2456	05-12533	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY. ESG	Vendor Claim	Invalid — Objection To Be Filed	No
2434	05-12536	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY. ESG	Vendor Claim	Invalid — Objection To Be Filed	No
2436	05-12537	NULL	NISSAN NORTH AMERICA, INC. C/O MICHAEL R. PASLAY. ESG	Vendor Claim	Invalid — Objection To Be Filed	No
962	05-12515	$1,550.56	OAKLAND COUNTY TREASURER	Personal Property Tax	Reclass As Unsecured	Yes
232	05-12515	$1,026.47	OAKLAND COUNTY TREASURER	Personal Property Tax	Superseded or Duplicative, Objection to be Filed	No
276	05-12515	$566.29	OHIO AUTO DELIVERY INC.	Vendor Claim	Previously Paid, Objection To Be Filed	Yes
344	05-12517	$649.06	PALM BEACH COUNTY TAX COLLECTOR	Personal Property Tax	Reclass As Unsecured	Yes
1015	05-12518	$576.49	PEACE COUNTRY FREIGHTLINER, LTD	Vendor Claim	Reclass As Unsecured	Yes
1731	05-12517	NULL	PENDLEY, RALPH DOUGLAS	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
1088	05-12515	$393.92	PERCHSON, THERESA	Vendor Claim	Reclass As Unsecured	Yes
2003	05-12515	$1,047,057.25	PILIPCHUK, LAWRENCE WESLEY	Litigation Claim	Invalid — Objection To Be Filed	No
1978	05-12515	$1,000,000.00	PILIPCHUK, LAWRENCE WESLEY	Litigation Claim	Invalid — Objection To Be Filed	No
1979	05-12515	$1,000,000.00	PILIPCHUK, LAWRENCE WESLEY	Litigation Claim	Invalid — Objection To Be Filed	No
1980	05-12515	$1,000,000.00	PILIPCHUK, LAWRENCE WESLEY	Litigation Claim	Invalid — Objection To Be Filed	No
2002	05-12518	$1,000,000.00	PILIPCHUK, LAWRENCE WESLEY	Litigation Claim	Invalid — Objection To Be Filed	No
2013	05-12518	$1,000,000.00	PILIPCHUK, LAWRENCE WESLEY	Litigation Claim	Invalid — Objection To Be Filed	No
2221	05-12515	$7,115.75	QUEST SOFTWARE, INC.	Vendor Claim	Reclass As Unsecured	Yes

7

Secured and Alleged Secured Claims

				Description of Claim
Claim #	Debtor #	Initial Claim Amt	Claimant Name	and or Collateral	Proposed Treatment	Impaired
2094	05-12517	$118,517.00	RELIANCE INSURANCE COMPANY (IN LIDQUIDATION)	Insurance Premium	Invalid — Objection Pending	No
0	05-12518	$4,534.16	RICOH CANADA INC.	Equipment Lease	Lease Will Be Rejected	No
744	05-12517	$56,813.88	ROCK COUNTY TREASURER	Tax Claim	Invalid — Objection To Be Filed	No
0	05-12515	NULL	RYDER SYSTEMS, INC.	Asset Purchase Agreement	Claim To Be Paid In Ordinary Course	No
0	05-12516	NULL	RYDER SYSTEMS, INC.	Asset Purchase Agreement	Claim To Be Paid In Ordinary Course	No
2191	05-12515	$19,092.98	SANDRA REEVES, COUNTY COLLECTOR	Tax Claim	Previously Paid, Objection To Be Filed	No
2192	05-12515	$36,600.09	SANDRA REEVES, COUNTY COLLECTOR	Tax Claim	Previously Paid, Objection To Be Filed	No
2985	05-12517	$32,167.55	SHELBY COUNTY TRUSTEE	Tax Claim	Untimely Filed Claim, Objection Filed	No
2135	05-12515	NULL	SIMS, LEWIS E	Pension	Invalid — Objection To Be Filed	No
1961	05-12515	$27,784.42	STERLING TRUCK & TRAILER SALES LTD	Vendor Claim	Reclass As Unsecured	Yes
1732	05-12517	NULL	STINCHCOMB, EMORY	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
941	05-12517	NULL	SYPOLT, ROBERT	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
724	05-12517	$2,844.96	TAX COLLECTOR, HILLSBOROUGH COUNTY	Personal Property Tax	Reclass As Unsecured	Yes
722	05-12525	$41,444.72	TAX COLLECTOR, HILLSBOROUGH COUNTY	Personal Property Tax	Reclass As Unsecured	Yes
725	05-12525	$23,250.23	TAX COLLECTOR, HILLSBOROUGH COUNTY	Personal Property Tax	Reclass As Unsecured	Yes
723	05-12525	$2,149.41	TAX COLLECTOR, HILLSBOROUGH COUNTY	Personal Property Tax	Reclass As Unsecured	Yes
721	05-12532	$52.86	TAX COLLECTOR, HILLSBOROUGH COUNTY	Personal Property Tax	Reclass As Unsecured	Yes
917	05-12515	$19,792.10	TEAM TRUCK CENTRES	Mechanics Lien	Reclass As Unsecured	Yes
375	05-12515	$10,938,206.25	TEAMSTERS PENSION TRUST FUND OF PHILADELPHIA AND VICINITY	Pension	Reclass As Unsecured	No
1893	05-12517	$240,000.00	TURNER, BOBBY R.	Workers Compensation	Reclass As Unsecured, Pd In Ordinary Course	No
0	05-12532	NULL	US BANCORP (AFM)	Equipment Lease	Scheduled Amt To Be Revised to 0	No
851	05-12532	$34,558.31	US BANCORP MANIFEST FUNDING SERVICES (AFM)	Equipment Lease	Lease Will Be Rejected	No
1035	05-12532	$34,558.31	US BANCORP MANIFEST FUNDING SERVICES (AFM)	Equipment Lease	Superseded or Duplicate, Objection To Be Filed	No
348	05-12532	NULL	UTAH STATE TAX COMMISSION	Tax Claim	Reclass As Unsecured	Yes
267	05-12515	$54,560.00	VEHICLE HAUL & TRANSPORTING	Vendor Claim	Reclass As Unsecured	Yes
534	05-12515	$117,500.00	VINES, SADIE MAY	Employee Claim	Superseded or Duplicative, Objection Pending	No
328	05-12515	$117,500.00	VINES, SADIE MAY	Employee Claim	Superseded or Duplicative, Objection Pending	No
0	05-12518	$817.60	WATEROUS POWER SYSTEMS & WAJAX	Lien	Scheduled Amt To Be Revised to 0	No
2363	05-12534	NULL	WESTCHESTER FIRE INSURANCE COMPANY	Insurance Premium	Invalid — Objection Pending	No
0	05-12518	$95.90	XEROX CANADA LTD	Equipment Lease	Lease Will Be Rejected	No

8

UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al.,	Case Nos.:
05-12515 through 05-12526-CRM
Debtors.	and
05-12528 through 05-12537-CRM

Jointly Administered Under 05-12515-CRM
NOTICE OF FILING OF
STATEMENT OF THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS
RECOMMENDING THAT UNSECURED CREDITORS VOTE IN FAVOR OF JOINT
PLAN OF REORGANIZATION OF ALLIED HOLDINGS, INC., ET AL.
     COMES NOW the Official Committee of Unsecured Creditors of Allied Holdings, Inc., et al., and files the attached Statement of the Official Committee of Unsecured Creditors Recommending That Unsecured Creditors Vote in Favor of Joint Plan of Reorganization of Allied Holdings, Inc., et al.
     Respectfully submitted this 24th day of April, 2007.

/s/ Byron C. Starcher
Byron Crane Starcher
Georgia Bar No. 676111 Co-Counsel to the Official Committee of Unsecured Creditors of Allied Holdings, Inc., et al.

NELSON MULLINS RILEY & SCARBOROUGH, LLP
999 Peachtree Street, N.E.
Suite 1400
Atlanta, GA 30309
(404) 817-6000
byron.starcher@nelsonmullins.com

UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al.,	Case Nos.:
05-12515 through 05-12526-CRM
Debtors.	and
05-12528 through 05-12537-CRM

Jointly Administered Under 05-12515-CRM
STATEMENT OF THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS
RECOMMENDING THAT UNSECURED CREDITORS VOTE IN FAVOR OF
JOINT PLAN OF REORGANIZATION OF ALLIED HOLDINGS, INC., ET AL.
     This Statement of the Official Committee of Unsecured Creditors of Allied Holdings, Inc., et al. (the “Committee”),1 has been prepared pursuant to Article VII.F of the Disclosure Statement for Second Amended Joint Plan of Reorganization of Allied Holdings, Inc. and Affiliated Debtors Proposed by the Debtors, Yucaipa and the Teamsters National Automobile Transportation Industry Negotiation Committee, filed with this Court on April 6, 2007 (as amended, the “Disclosure Statement”) (Docket No. 2802), and its related plan of reorganization (as amended, the “Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. AS DESCRIBED BELOW, THE COMMITTEE RECOMMENDS THAT UNSECURED CREDITORS VOTE IN FAVOR OF THE PLAN.
     On August 5, 2005, the Office of the United States Trustee for the Northern District of Georgia appointed the Committee pursuant to Section 1102(a)(1) of the Bankruptcy Code. The

[1]	The members of the Committee are Cummins South, Inc., D. E. Shaw Laminar Portfolios, LLC, Exotic Auto
(Footnote Continued on Next Page.)

purpose of the Committee is to represent the interests of creditors holding unsecured claims in these Chapter 11 cases and to perform such other duties provided for in Section § 1103(c) of the Bankruptcy Code as the Committee deems appropriate.
      As set forth in Article I of the Disclosure Statement, the Committee expressed its preliminary and conditional support of the Plan, reserving its rights to issue a final statement for or against approval of the Plan, subject to its assessment of the protections to be afforded minority shareholders under the applicable corporate governance documents that will form part of the Plan Supplement. Since the Plan provides for Holders of certain Allowed Unsecured Claims to receive New Common Stock in Reorganized Allied, such rights are of significant importance to Creditors in their evaluation of the Plan.
     After engaging in negotiations regarding minority stockholder protections with Yucaipa American Alliance Fund I, LP and Yucaipa American Alliance (Parallel) Fund I, LP (collectively, “Yucaipa”), which the Committee understands shall be the largest stockholder of Reorganized Allied, the Committee believes that, subject expressly to the qualifications set forth herein, the documents pertaining to corporate governance afford sufficient minority stockholder protections to support a favorable assessment of the Plan. Accordingly, the Committee recommends that Holders of Allowed Unsecured Claims timely vote to “Accept” the Plan. This conclusion is based not only upon the nature of the rights and protections to be afforded to minority shareholders, but also (among other things) upon the risks associated with any alternatives to confirmation of the Plan.

(Footnote Continued from Previous Page.)

Transport, LLC, International Brotherhood of Teamsters and Wells Fargo National Association.

     Please note that pursuant to the terms of the Plan and Disclosure Statement, all Ballots must be completed and received by the Debtors’ Voting Agent by no later than 4:00 p.m. Eastern Standard Time on May 1, 2007. Please note further that in order for certain eligible Creditors to receive New Common Stock, such Creditors must affirmatively opt out of the alternative “Cash Option” treatment provided under the Plan.
      In reaching an individual determination as to whether the plan warrants a “yes” or a “no” vote, the Committee urges all Creditors to review carefully the entire Plan and Disclosure Statement and their annexed exhibits, including the risk factors described in the Disclosure Statement, in order to understand the risks associated with the Plan and the issuance of the New Common Stock in particular.
     Holders of Unsecured Claims should understand that the market for the New Common Stock to be issued under the Plan may be limited, and minority shareholders will still have a limited voice in corporate matters, all of which may have the effect of diminishing the value attributable to the equity distribution under the Plan. Finally, the treatment of Allowed Unsecured Claims under the Plan will be affected by whether a Creditor elects to accept a distribution of New Common Stock or cash pursuant to the Cash Option. The Committee urges you to discuss this election with your individual legal or other advisor, taking into consideration the value attributable to the New Common Stock (which may be higher than the value of the Cash Option).
     Kindly note that no representation or warranty of any kind, express or implied, is intended by this Statement. The Committee recommends that all Holders of Allowed Unsecured Claims review the Disclosure Statement, Plan and Plan Supplement and their respective exhibits carefully and consult with a legal or other advisor, as appropriate.
Hartford, Connecticut
April 24, 2007

BINGHAM McCUTCHEN LLP

/s/ Jonathan B. Alter Jonathan B. Alter, Esq.
(Admitted pro hac vice)

One State Street
Hartford, Connecticut 06103
(860) 240-2700
jonathan.alter@bingham.com

Counsel for the Committee

- and -

NELSON MULLINS RILEY & SCARBOROUGH, LLP

/s/ Richard B. Herzog, Jr. Richard B. Herzog, Jr., Esq.
Georgia Bar No. 349508

999 Peachtree Street, N.E.
Suite 1400
Atlanta, Georgia 30309
(404) 817-6000
Richard.herzog@nelsonmullins.com

Co-Counsel for the Committee

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al.	Case Nos. 05-12515 through 05-12526 and
05-12528 through 05-12537

Debtors.	Confirmation Hearing: May 9, 2007
at 9:30 a.m. prevailing Eastern Time

Judge Mullins
NOTICE OF MODIFICATIONS TO PLAN PROPONENTS’ SECOND AMENDED
JOINT PLAN OF REORGANIZATION DATED AS OF APRIL 5, 2007
PLEASE TAKE NOTICE that by order entered April 6, 2007, the United States Bankruptcy Court for the Northern District of Georgia (the “Bankruptcy Court”) approved the Disclosure Statement for the Second Amended Joint Plan of Reorganization (as amended from time to time and including all exhibits and supplements, the “Disclosure Statement”) for the Plan Proponents’ Second Amended Joint Plan of Reorganization (as amended from time to time and including all exhibits and supplements, the “Plan”) for use by the Plan Proponents in soliciting acceptances or rejections of the Plan from holders of impaired claims who are (or may be) entitled to receive distributions under the Plan (the “Disclosure Statement Order”). The Plan Proponents are the above-captioned Debtors, Yucaipa and the TNATINC.1
PLEASE TAKE FURTHER NOTICE that, pursuant to that certain Settlement Agreement entered into on about April 19, 2007, by and among, inter alia, the Debtors, Yucaipa and the Participating Equity Holders (defined below), the Plan Proponents have modified the Plan to provide a greater potential cash recovery for Holders of Allowed Class 4D Claims as follows:
•	The definition of “Cash Out Contribution” will be deleted in its entirety and replaced with the following:
“Cash Out Contribution” means a contribution of up to $10 million of cash that Yucaipa is committed to make to effectuate the Cash Option; provided, however, pursuant to Section 3.7(3) of the Plan, (a) up to $2 million of such $10 million may be contributed by the Participating Equity Holders and (b) Yucaipa may designate (in Yucaipa’s sole discretion) other entities or Persons (including members of the Creditors’ Committee) to contribute some or all of the Cash Out Contribution not funded by the Participating Equity Holders.
•	The following definition will be added in the appropriate alphabetical order:
     “Participating Equity Holders” shall mean, collectively, Sopris Capital Advisors, LLC, Aspen Advisors LLC and Armory Advisors LLC.

[1]	All capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Plan, the Disclosure Statement or the Disclosure Statement Order, as applicable.

•	Section 3.7(3) of the Plan will be deleted in its entirety and replaced with the following:
Treatment: Each Holder of an Allowed Class 4D Claim will receive a Cash distribution equal to the lesser of the following: (a) if the aggregate amount of Allowed Class 4D Claims is equal to or less than $40 million, 25% of such Holder’s Allowed Class 4D Claim; and (b) if the aggregate amount of Allowed Class 4D Claims is greater than $40 million, a Pro Rata share of $10 million. In exchange for making the Cash Out Contribution, Yucaipa (and its designees, if any) shall receive the New Allied Holdings Common Stock that each Holder of an Allowed Class 4D Claim would have received if its Allowed Claim were classified in Class 4A, 4B, or 4C (without giving effect to any Voluntary Reduction). On the Effective Date of the Plan, the Participating Equity Holders have the right, but not the obligation, to pay an amount equal to up to twenty (20) percent of the Cash Out Contribution. Reorganized Allied will in turn distribute such cash (and rest of the cash for the Cash Out Contribution provided by Yucaipa and its designees, if any) to holders of Allowed Class 4D Claims as soon as practicable after the Effective Date. In exchange, as soon as practicable following the Effective Date, the Participating Equity Holders will receive a Pro Rata share of the New Allied Holdings Common Stock to which Yucaipa would otherwise be entitled under this Section of the Plan based upon the percentage (up to a maximum of twenty (20) percent) of the aggregate Cash Out Contribution paid by the Participating Equity Holders.
THE DISCLOSURE STATEMENT, PLAN, DISCLOSURE STATEMENT ORDER AND OTHER SOLICITATION PACKAGE MATERIALS ARE AVAILABLE FOR VIEWING BY ACCESSING THE DEBTORS’ WEBSITE AT WWW.ADMINISTAR.NET OR BY CONTACTING THE DEBTORS’ VOTING AGENT IN WRITING OR BY CALLING:
JPMorgan Trust Company, National Association
c/o Administar Services Group
P.O. Box 56636
Jacksonville, FL 32241-6636
904-807-3066
IF YOU HAVE ANY QUESTIONS ABOUT THE STATUS OF YOUR CLAIM(S) OR INTEREST(S), YOU SHOULD CONTACT THE DEBTORS’ VOTING AGENT AT THE ADDRESS OR TELEPHONE NUMBER ABOVE.

2

Dated: April ___, 2007	Respectfully submitted,

/s/ Jeffrey W. Kelley

TROUTMAN SANDERS LLP
Ezra H. Cohen
Jeffrey W. Kelley
600 Peachtree St., N.E., Suite 5200
Atlanta, Georgia 30308-2216
Telephone: (404) 885-3009
Facsimile: (404) 692-6799
Counsel for Debtors and Debtors in Possession

/s/ Robert A. Klyman

LATHAM & WATKINS LLP
Robert A. Klyman
633 West 5th Street, Suite 4000
Los Angeles, CA 90071
Telephone: (213) 485-1234
Facsimile: (213) 891-8763
Counsel for Yucaipa

/s/ Frederick Perillo Previant, Goldberg, Uelmen, Gratz, Miller and
Brueggerman, S.C.
Frederick Perillo
Jill Hartley
1555 North River Center Drive, Suite 202
Milwaukee, Wisconsin 53212
Telephone: (414) 271-4500
Facsimile (414) 271-6308
Counsel for TNATINC

3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

In re:	Chapter 11

ALLIED HOLDINGS, INC., et al.	Case Nos. 05-12515 through 05-12526
and 05-12528 through 05-12537
Debtors.	(Jointly Administered)

Judge Mullins
NOTICE OF PROPOSED TREATMENT OF
CLASS 2 PRIORITY NON-TAX CLAIMS
     As required by Section 3.2 of the Second Amended Joint Plan of Reorganization of Allied Holdings, Inc. and Affiliated Debtors Proposed by the Debtors, Yucaipa and The Teamsters National Automobile Transportation Industry Negotiating Committee attached to the version of the Disclosure Statement filed on April 6, 2007 (the “Plan”), NOTICE IS HEREBY GIVEN THAT the Plan Proponents1 propose to treat all Class 2 Priority Non-Tax Claims as follows:
All Allowed Class 2 Claims not subject to a pending objection on the Effective Date will be paid in full on the Effective Date or as soon thereafter as practicable, provided, however, that the Plan Proponents reserve their rights to object to any Class 2 Claims.
This 20th day of April, 2007.

/s/ Thomas R. Walker
Ezra H. Cohen (GA State Bar No. 173800)
Jeffrey W. Kelley (GA State Bar No. 412296)
Harris B. Winsberg (GA State Bar No. 770892)
Thomas R. Walker (GA State Bar No. 732755)

TROUTMAN SANDERS LLP
Bank of America Plaza
600 Peachtree Street, N.E. - Suite 5200
Atlanta, Georgia 30308-2216
Telephone No.: (404) 885-3000
Facsimile No.: (404) 885-3900
Attorneys for the Debtors

[2]	All capitalized terms not otherwise defined herein shall have their meaning set forth in the Plan.

BENEFITS and PENSIONS
The Debtors are assuming any and all valid, prepetition, unexpired agreements to contribute to multiemployer pension and/or health and welfare funds, including but not limited to the agreements listed in the “Labor” subsection below. Such listing may not be an exhaustive list.

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
Babush, Neiman, Kornman & Johnson, LLP 5909 Peachtree Dunwoody Rd. Ste. 800, Atlanta, GA 30328	Auditor of Defined Benefit Plan	Allied Holdings, Inc.	05-12515	$0.00

BT Alex Brown, Inc. c/o BT Alex Brown	Consulting for Retirement Benefits	Allied Holdings, Inc.	05-12515	$0.00
One South Street, Baltimore, MD 21202	(2 Agreements)

Compushare (f/k/a Equiserve, Inc.) Attn: Account Manager, Fern Burdette	Administrator of ESPP plan	Allied Holdings, Inc.	05-12515	$0.00
250 Royall Street, Canton, MA 02021

CS Stars f/k/a Corporate Systems, Inc. 1200 Corporate Systems Ctr., Amarillo, TX 79102	Systems License Agreement	Allied Holdings, Inc.	05-12515	$7,490.08

Employee Advance Repayment Agreement Confidential	Employee Loan	Allied Holdings, Inc.	05-12515	$0.00

HRXcel Attn: Barbara Sheridan, President	Benefit Administrator (enrollment,	Allied Holdings, Inc.	05-12515	$0.00
Six LakePointe Plaza, 2725 Water Ridge Parkway, Suite 350, Charlotte, NC 28217	COBRA, etc.)

Invesco One Midtown Plaza, 1360 Peachtree St. NE, Suite 100, Atlanta, GA 30309	Investor of Death Benefits	Allied Holdings, Inc.	05-12515	$0.00

Manulife Financial 380 Weber St. N., Waterloo, ON N2J 4V7	Canadian Health and Welfare	Allied Systems (Canada) Company	05-12518	$0.00
	Agreement

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	1 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
Midwest Security Administrators, Inc. 2700 Midwest Drive, Onalaska, WI 54640-0574	Administrator for Medical Benefits	Allied Holdings, Inc.	05-12515	$0.00
	for Janesville, WI

Principal Life Insurance Company 710 9th Street, Des Moines, IA 50309	401K Retirement Plan Service	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Provider

Sun Life 227 King St. South, PO Box 1601, Waterloo, ON N2J 4C5	Canadian Defined Contribution Plan	Allied Systems (Canada) Company	05-12518	$0.00
	Service Provider

Talx Employer Services Attn: Dan Russo 191 West Schrock Road, Westerville, OH 43081	Third Party SUI Tax Services	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

UNUM/Provident 2211 Congress Street, Portland, OR 04122-2150	LTD Supplement Agreement	Allied Holdings, Inc.	05-12515	$0.00

United HealthCare Insurance Company of Ohio P.O. Box 41738, Philadelphia, MD 19101-1738	Third Party Administrator for Group	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Health Plan

United HealthCare Insurance Company 22703 Network Place, Chicago, IL 60673	Third Party Administrator for	Allied Holdings, Inc., et al.	05-12515	$0.00
	Retiree Medical Plan
Labor

Automobile Transporter Welfare Fund c/o William Leach Assoc. Plan P.O. Box 248, Hamburg, NY 14075-0248	Automobile Transporter Welfare Fund	Terminal Services LLC	05-12534	$0.00
	c/o William Leach Assoc.

Automobile Transporter Welfare Fund of NY 606 Plan #(s) 15 P.O. Box 8000 Dept 074, Buffalo, NY 14267	Automobile Transporter Welfare Fund	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	of NY 606

Automotive Machinists Pension Trust Plan #(s) Manual — TASCO 2815 Second Ave. Suite 300, Seattle, WA 98124	Automotive Machinists Pension Trust	Terminal Services LLC	05-12534	$0.00

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	2 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
Central Pennsylvania Teamsters Defined Benefit Plan — Plan #(s) 222 P.O. Box 15223, Reading, PA 19612	Central Pennsylvania Teamsters Pension	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Central States, SE and SW Areas Health, Welfare & Pension Funds Plan #(s) 001, 003 9377 West Higgings Road, Rosemont, IL 60018-4938	Central States, SE and SW Areas Health, Welfare & Pension Funds	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
		Transport Support LLC	05-12521

Central States, SE and SW Areas Health, Welfare & Pension Funds Plan #(s) 050, 051, 052, 053, 054, 055, 056, 058 9377 West Higgings Road, Rosemont, IL 60018-4938	Central States, SE and SW Areas Health, Welfare & Pension Funds	Transport Support LLC	05-12521	$0.00

EHC 21 West Milwaukee Street, Ste. 103, Janesville, WI 53545	Janesville, WI Provider Network	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Freight Drivers and Helpers Local Union No. 557 Pension Plan and Health and Welfare Fund — Plan #(s) 220/221 6650 Belair Road, 2nd Floor, Baltimore, MD 21206	Freight Driver Local Union No. 557	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
		Transport Support LLC	05-12521	$0.00

Health Fund 917 Health and Welfare 087 Plan #(s) 281/283 22 North Tyson Avenue, 1st Floor, Floral Park, NY 11001	Health Fund 917 Health and Welfare 087	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

IAM National Pension Fund Plan #(s) 271 1300 Connecticut Ave. NW Suite 300, Washington, DC 20036	IAM National Pension Fund	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

IBT Local 710 Pension Plan and Health and Welfare Fund — Plan #(s) 240 4236 Paysphere Circle, Chicago, IL 60674	Local 710 Health, Welfare, and Pension Funds	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Machinists Health & Welfare Trust Fund Plan #(s) 275 2815 Second Ave., Ste. 300, Seattle, WA 98124	Machinists Health & Welfare Trust Fund	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	3 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
Machinists Health and Welfare Trust (Health, Vision Life) Plan #(s) Manual — TASCO 2815 Second Ave., Ste. 300, Seattle, WA 98124	Machinists Health and Welfare Trust	Terminal Services LLC	05-12534	$0.00
	(Health, Vision Life)

Michigan Conference of Teamsters Welfare Fund Plan #(s) 060 2700 Trumbull Ave., Detroit, MI 48216	Michigan Conference of Teamsters	Transport Support LLC	05-12521	$0.00
	Welfare Fund

New England Teamsters and Trucking Industry Pension Fund Plan #(s) 285/286 1 Wall Street, Burlington, MA 01803-4768	New England Teamsters and Trucking	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Industry Pension Fund

New York State Teamsters Council Health and Hospital Fund — Plan #(s) 223/224 3 Northern Concourse, Syracuse, NY 13212	New York Health & Welfare Fund	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Northern California Area Plan #(s) 263 355 Gellert Blvd., Ste. 100, Daly City, CA 94015	Western Teamsters Pension Fund	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Northwest Administrators Plan #(s) Manual acct — Anchorage 2323 Eastlake Ave., Seattle, WA 98102	Western Conference of Teamsters Pension Trust Fund	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Northwest Administrators Plan #(s) Manual — TASCO 2323 Eastlake Ave., Seattle, WA 98102	Western Teamsters Pension Fund	Terminal Services LLC	05-12534	$0.00

Northwest Administrators Plan #(s) Manual — TASCO 2323 Eastlake Ave., Seattle, WA 98102	Northwest Administrators Transfer	Terminal Services LLC	05-12534	$0.00
	Account (Washington Teamsters Plan
	C Health, Dental, Vision

Northwest Administrators Plan #(s) 241, 245, 262 2323 Eastlake Ave., Seattle, WA 98102	Western Teamsters Welfare Trust	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Northwest IAM Benefit Trust — Dental Plan #(s) 266 2815 Second Ave., Ste, 300, Seattle, WA 98124	Northwest IAM Benefit Trust - Dental	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	4 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
Northwest IAM Benefit Trust (Dental) Plan #(s) Manual — TASCO 2815 Second Ave., Ste, 300, Seattle, WA 98124	Northwest IAM Benefit Trust (Dental)	Terminal Services LLC	05-12534	$0.00

Robert F. May Company Plan #(s) 244 1010 Acoma St., Denver, CO 80204	Western Teamsters Welfare Trust	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Southern States Savings & Retirement Plan #(s) 80 576 Sigman Road, Ste. 800, Conyers, GA 30013	Southern States Savings & Retirement	Commercial Carriers, Inc.	05-12525	$0.00

Southern States Savings & Retirement Plan #(s) 80 576 Sigman Road, Ste. 800, Conyers, GA 30013	Southern States Savings & Retirement	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Southwest Administrators Plan #(s) 066 1000 S Fremont Ave. A-9 West, Alhambra, CA 98103-4737	Teamsters Misc. (Med & Vision)	Transport Support LLC	05-12521	$0.00

Southwest Administrators Plan #(s) 067 1000 S Fremont Ave. A-9 West, Alhambra, CA 98103-4737	Joint Council of Teamsters Welfare	Transport Support LLC	05-12521	$0.00
	(PRESC)

Southwest Administrators Plan #(s) 069 1000 S Fremont Ave. A-9 West, Alhambra, CA 98103-4737	Western Conference of Teamsters	Transport Support LLC	05-12521	$0.00
	Pension Fund

Southwest Administrators Plan #(s) 70 1000 S Fremont Ave. A-9 West, Alhambra, CA 98103-4737	Western Teamsters Supplemental	Transport Support LLC	05-12521	$0.00
	Benefit

Southwest Administrators Plan #(s) 250,253, 256, 259 1000 S Fremont Ave. A-9 West, Alhambra, CA 98103-4737	Western Teamsters Welfare Trust	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Southwest Administrators Plan #(s) 251, 254, 257, 260 1000 S Fremont Ave. A-9 West, Alhambra, CA 98103-4737	Western Teamsters Pension Fund	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Southwest Administrators Plan #(s) 252 1000 S Fremont Ave. A-9 West, Alhambra, CA 98103-4737	Western Teamsters Supplemental	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Benefit

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	5 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
Teamsters Death Benefit Trust Fund Plan #(s) 068 P. O. Box 92305, Los Angeles, CA 90009	Teamsters Death Benefit Trust Fund	Transport Support LLC	05-12521	$0.00

Teamsters Health and Welfare & Pension Fund of Philadelphia Plan #(s) 202/203/204/65/ 205 6981 North Park Driver, Ste. 400, Pennsauken, NJ 08109	Teamsters Health and Welfare &	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Pension Fund of Philadelphia

Teamsters Local 25 Health & Insurance Plan — Plan #(s) 06/21 16 Sever Street, Charlestown, MA 02129	Teamsters Local 25 Health &	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Insurance Plan

Teamsters Local 251 Health Services Insurance Plan — Plan #(s) 284 1201 Elmwood Ave., Providence, RI 02907	Teamsters Local 251 Health Services	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Insurance Plan

Teamsters Local 170 & 437 H&W Fund Plan #(s) 291 P.O. Box 1046, Worcester, MA 01603	Teamsters Local 170 & 437 H&W Fund	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Teamsters Local 959 Plan #(s) Manual Acct. — Anchorage 520 East 34th Ave., Anchorage, AK 99503	Alaska Teamster - Employer Trust	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Funds

Teamsters Joint Council No. 83 of Virginia Health & Welfare Fund Plan #(s) 273 8814 Fargo Rd. Ste. 200, Richmond, VA 23229-4673	Teamsters Joint Council No. 83 of	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Virginia Health & Welfare Fund

Teamsters Joint Council No. 83 of Virginia Health & Welfare Fund Plan #(s) 272 8814 Fargo Rd. Ste. 200, Richmond, VA 23229-4673	Teamsters Joint Council No. 83 of	Transport Support LLC	05-12521	$0.00
	Virginia Health & Welfare Fund

Teamsters Union Local No. 115 Plan #(s) 010,011,012, 013 2833 Cottman Ave., Philadelphia, PA 19149	Local 115 (United Retail &	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Wholesale Employees Teamsters Union
	Local No. 115)

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	6 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
TSI Automobile Transporter Welfare Fund of NY 606 (Co. 85) Plan #(s) 65 P.O. Box 8000 Dept. 074, Buffalo, NY 14267	TSI Automobile Transporter Welfare	Transport Support LLC	05-12521	$0.00
	Fund of NY 606 (Co. 85)

Trucking Employees of North Jersey Welfare Fund, Inc. — Plan #(s) 211/212 Summit Ave. Station, Union City, NJ 07087-1737	Teamsters Local 560 H&W Benefit Fund	Commercial Carriers, Inc.	05-12525	$0.00

Trucking Employees of North Jersey Welfare Fund, Inc. — Pension Plan — Plan #(s) 211/212 Summit Ave. Station, Union City, NJ 07087-1737	Teamsters Local 560 Pension Benefit	Commercial Carriers, Inc.	05-12525	$0.00
	Fund

United States Life Insurance Company in the City of New York (AIG General) Plan #(s) Manual Account, The, Marysville P. O. Box 62104, Baltimore, MD 21264-2104	The United States Life Insurance	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Company in the City of New York
	(AIG General)
BROKERS
The Debtors are assuming all U.S. broker leases. There are no Cure Amounts for any of these leases.
COLLECTIVE BARGAINING AGREEMENTS
Pursuant to Section 5.3 of the Plan, the Debtors are assuming all valid, unexpired, prepetition collective bargaining agreements.
COMPLIANCE

Truescreen, Inc. 1105 Industrial Highway, Ste. 500, Southampton, PA 18966	Background Checks	Allied Automotive Group, Inc.	05-12516	$78,908.96

USIS, formerly DAC Services 4500 S. 129th East Avenue, Ste. 200, Tulsa, OK 74134-5885	Background Checks	Allied Automotive Group, Inc.	05-12516	$618.58

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	7 of 48	05-12515

CUSTOMER CONTRACTS

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
American Honda Finance Corporation 700 Van Ness Ave., Torrance, CA 90501	Transportation Agreement	Axis Group, Inc.	05-12526	$0.00

Burlington Northern & Santa Fe Railway Company, The	Rail Transportation Agreement	CT Services, Inc.	05-12532	$0.00
P.O. Box 961056, Fort Worth, TX 76171-0056	(Co-Party)

Complete Auto Service, Inc. 21799 Northwest Pkwy, Marysville St., OH 43040-9147	Customer Contract	Allied Automotive Group, Inc.	05-12516	$0.00

CSX Transportation, Inc. c/o Director, Contract Administration, J865	Master railroad transportation	CT Services, Inc.	05-12532	$0.00
500 Water St., Jacksonville, FL 32202	contract (CSXT-D-65006)

CSX Transportation, Inc. c/o Director, Contract Administration, J865 500 Water St., Jacksonville, FL 32202	Master railroad transportation contract (ICC-CSXT-C-62724)	CT Services, Inc.	05-12532	$0.00

CSX Transportation, Inc. c/o Director, Contract Administration, J865	Master railroad transportation	CT Services, Inc.	05-12532	$0.00
500 Water St., Jacksonville, FL 32202	contract (CSXT-D-65007)

Ford Motor Company Regent Court Building, 16800 Executive Drive, Dearborn, MI 48126	Transportation Agreement	CT Services, Inc.	05-12532	$0.00

Freight Masters Global Alliance 3760 Guion Road, Indianapolis, IN 46222	Transportation Agreement	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

General Motors Acceptance Corporation of Canada, Ltd. Customer Communication Centre #163-005	Vehicle Inspection Services Agreement	Axis Canada Company, Ltd.	05-12518	$0.00
1908 Colonel Sam Drive, Oshawa, ON, Canada L1H 8P7

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	8 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
GMAC Financial Services Attn: Robert McElwain	Vehicle Inspection Services	CT Services, Inc.	05-12532	$0.00
200 Renaissance Ctr., Detroit, MI 48265 Mail Code 482-B10-D84	Agreement

Hertz Corporation, The Attn: Judy Voll	Title Services Agreement	CT Services, Inc.	05-12532	$0.00
225 Brae Blvd., Park Ridge, NJ 07656-0713

Hyundai Auto Canada 75 Frontenac Drive, Markham, ON, L3R 6H2	Transportation Agreement	Allied Systems (Canada) Company	05-12518	$0.00

Hyundai Truck of America 1100 Cranbury S. River Road, Jamesburg, NJ 08831	Transportation Agreement	Allied Automotive Group, Inc.	05-12516	$0.00

Importers Transport Council Transrate Inc. 150 Eglinton Avenue East, Ste. 602 Toronto, ON M4P 1E8	Transportation Agreement (Includes	Allied Automotive Group, Inc.	05-12516	$0.00
	BMW, Jaguar, Landrover, Subaru,
	Suzuki, and Volvo)

Kia Motors America, Inc. Attn: Manager, Logistics	Transportation Agreement	Allied Automotive Group, Inc.	05-12516	$0.00
9801 Muirlands Blvd., Irvine, CA 92675

Kia Canada, Inc. 5875 Chedworth Way, Mississauga, ON L5R 3L9	Transportation Agreement	Allied Systems (Canada) Company	05-12518	$0.00

Mazda Canada, Inc. 55 Vogell Road, Richmond Hill, ON M4G 4C9	Transportation Agreement	Allied Systems (Canada) Company	05-12518	$0.00

Mazda Motor of America, Inc. 7755 Irvine Ctr. Dr., Irvine, CA 92713	Transportation Agreement	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Mercedes 98 Vanderoof Ave., Toronto ON M4G 4C9	Transportation Agreement	Allied Systems (Canada) Company	05-12518	$0.00

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	9 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
Mitsubishi Fuso Truck of America, Inc. 1450 West Long Lake Road, Troy, MI 4098-6330	Transportation Agreement	F.J. Boutell Driveaway Co., Inc.	05-12522	$0.00

Mitsubishi Motors North America, Inc. Attn: Pattie Krueger	Transportation Agreement (Canada)	Allied Automotive Group, Inc.	05-12516	$0.00
5400 Katella Avenue, Cypress, CA 90530

Mitsubishi Motors North America, Inc. Attn: Pattie Krueger	Transportation Agreement (U.S.)	Allied Automotive Group, Inc.	05-12516	$0.00
5400 Katella Avenue, Cypress, CA 90530

National Railroad Passenger Corporation (Amtrak) Attn: Eileen Broome	Services Contract (Loading)	Axis Group, Inc.	05-12526	$0.00
30th & Market Streets, 5th Floor South, Philadelphia, PA 19104

Nissan North America, Inc. 225 Nissan Way, Building 95, Canton, MS 39046	Transportation Agreement	Allied Freight Broker, Inc.	05-12523	$0.00

Norfolk Southern 110 Franklin Rd SE, Roanoke, VA 24042	Rail Transportation Agreement (Co-Party)	CT Services, Inc.	05-12532	$0.00

Southeast Toyota Distributors, LLC 9985 Pritchard Road, Jacksonville, FL 32219	Transportation Agreement	Allied Automotive Group, Inc.	05-12516	$0.00

Southern Carolina Central Railroad Co., Inc. P. O. Box 490, Hartsville, SC 29551-0490	Rail Transportation Agreement	CT Services, Inc.	05-12532	$0.00
	(co-party)

Sterling West Coast Distribution 2700 Broening Hwy, Baltimore, MD 21222	Transportation Agreement	Allied Automotive Group, Inc.	05-12516	$0.00

Toyota Motor Credit Corporation 19001 South Western Ave., Torrance, CA 90509	Transportation Agreement	Axis Group, Inc.	05-12526	$0.00

TransLogic Auto Carriers of America, LLC 210 Pigeon Road, Bad Axe, MI 48413-9106	Brokerage Agreement	Allied Automotive Group, Inc.	05-12516	$0.00

Union Pacific Railroad 1416 Dodge Street, Omaha, NE 68179	Rail Transportation Agreement (co-party)	CT Services, Inc.	05-12532	$0.00

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	10 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
Union Pacific Railroad Company Attn: AVP — Automotive & Machinery	Linehaul transportation services	CT Services, Inc.	05-12532	$0.00
1416 Dodge St., Omaha, NE 68179

UPS Autogistics, Inc. Attn: Susan Sullivan, Contracts Manager	Transportation Agreement	Axis Group, Inc.	05-12526	$0.00
990 Hammond Drive, Ste. 400, Atlanta, GA 30328

Volkswagen — VWC 3800 Hamlin Road, Auburn Hills, MI 48326	Transportation Agreement	Allied Automotive Group, Inc.	05-12516	$0.00

Workhorse Custom Chassis, LLC 600 Central Ave., Ste. 220, Highland Park, IL 60035	Transportation Agreement	Allied Freight Broker, Inc.	05-12523	$0.00
EMPLOYMENT AGREEMENTS
Pursuant to Section 5.4(1) of the Plan, any and all of the Debtors’ employment agreements will be rejected as of the Plan’s Effective Date.
EQUIPMENT LEASES

American Financial Network, Inc. (a/k/a U.S. Bancorp) 4635 Richmond Rd, Ste. 106, Cleveland, OH 44128	Scanning equipment and software lease	CT Services, Inc.	05-12532	$0.00

Daimler-Chrysler Services Truck Finance (Successor to Mercedes-Benz Credit) c/o Erich N. Durlacher Burr & Forman LLP Ste. 1100, 171 Seventeenth St., NW, Atlanta, GA 30363	Equipment Lease (Rolling Stock) - Supplement 3	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

General Electric Capital Corporation Attn: Sr. Risk Manager 1000 Windward Concourse, Ste. 403, Alpharetta, GA 30005	Equipment Lease (Rolling Stock) - Supplements 1-3	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

GE CapitalModular 2300 Meadowvale Blvd., Mississauga, ON L5N 5P9	Modular Lease — Scarborough, ON	Allied Systems (Canada) Company	05-12518	$0.00

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	11 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
GE CapitalModular 51300 1-94 North Service Drive, Belleville, MI 48111-2268	Modular Lease - Wayne, MI	Allied Systems (Canada) Company	05-12518	$0.00

Merrill Lynch Capital, A Division of Merrill Lynch Business Financial Services, Inc. 222 North LaSalle St., Chicago, IL 60601	Equipment Lease (Rolling Stock) -	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Supplements 1-5

Williams Scotsman 8211 Town Ctr. Drive, Baltimore, MD 21236	Modular Lease - Kansas City, MO	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Williams Scotsman 8211 Town Ctr. Drive, Baltimore, MD 21236	Modular Lease - Dacula, GA	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Williams Scotsman 8211 Town Ctr. Drive, Baltimore, MD 21236	Modular Lease - Moraine, OH	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Williams Scotsman 8211 Town Ctr. Drive, Baltimore, MD 21236	Modular Lease - Doraville, GA	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Williams Scotsman 8211 Town Ctr. Drive, Baltimore, MD 21236	Modular Lease - Henderson, CO	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
FINANCIAL

Amex Bank of Canada Attn: Establishment Services Department	American Express Card Service	Allied Systems (Canada) Company	05-12518	$0.00
American Express Place, 101 McNabb St., Markham, ON L3R 4H8	Agreement

American Express Merchant Division Attn: Establishment Services	American Express Card Service	Allied Automotive Group, Inc.	05-12516	$0.00
P.O. Box 53773, Phoenix, AZ 85072-3773	Agreement

Bank of Nova Scotia, The Commercial Banking Centre, 1001 Champlain Ave., Ste. 100, Burlington, ON L7L 5Z4	Credit Facility	Allied Systems (Canada) Company	05-12518	$0.00

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	12 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
Bank of Nova Scotia, The Commercial Banking Centre, 1001 Champlain Ave., Ste. 100, Burlington, ON L7L 5Z4	ScotiaConnect Services	Allied Systems (Canada) Company	05-12518	$0.00

Citibank Merchant Services Services Aux Commercants Citibank	Visa/MC Card Agreement	Allied Systems (Canada) Company	05-12518	$0.00
P.O. Box 4087, Postal Station “A”, Toronto, ON M5W 2R6

LaSalle Bank, NA Attn: Officer	Cash Management Service Agreement	Allied Holdings, Inc., et al.	05-12515	$0.00
135 S. LaSalle St., Chicago, IL 60603

LaSalle Bank, NA Attn: Ellamae Brown, Fund Management	Master Repurchase Agreement	Allied Holdings, Inc.	05-12515	$0.00
135 S. LaSalle St., Chicago, IL 60603

Scotiabank Financial Services 44 King St West, Toronto ON, M5H 1H1	Financial Services Agreement	Allied Systems (Canada) Company	05-12518	$0.00

Wells Fargo Merchant Services PO Box 6600, Hagerstown, MD 21741-6600	Visa/MC Card Agreement	Allied Automotive Group, Inc.	05-12516	$0.00
FUEL & PROCUREMENT

Esso Imperial Oil Products and Chemicals Division Attn: David Munholland, Sr. Accounts Executive	Lubricants Products (Canada)	Allied Systems, Ltd. (L.P.)	05-12517	$72,958.13
125-720 King St. West, Ste. 316, Toronto, ON M5C 3S5

Exxon Mobil Oil Corp. 3225 Gallows Rd., Fairfax, VA 22037-0001	Lubricant Products	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Petro-Canada 5140 Yonge St., North York, ON M2N 6L6	O-T-R Fuel Contract (Canada)	Allied Automotive Group, Inc.	05-12516	$0.00
INFORMATION TECHNOLOGY

Applix, Inc. 289 Turnpike Road, Westboro, MA 01581	Software License Agreement	Allied Automotive Group, Inc.	05-12516	$0.00

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	13 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
AT&T Corporation 55 Corporate Drive, Bridgewater, NJ 08807	Voice, Data, Long Distance and	Allied Holdings, Inc.	05-12515	Cure amount
	Conference Calling			governed by
				stipulation between
				the parties filed
				on or before
				Confirmation Date;
				if no stipulation
				is filed by such
				date, this contract
				is deemed rejected.

Computer Systems Company, Inc. d/b/a The CSC Group Robert M. Zimmerman	Scanning Equipment Contract and	CT Services, Inc.	05-12532	$2,488.96
6802 West Snowville Rd, Brecksville, OH 44141	Software License

Control Software, Inc. (CSI Maximus) 998 Old Eagle School Road, Wayne, PA 19087	Maintenance Software License	Allied Holdings, Inc.	05-12515	$0.00
	Agreement

International Business Machine Corporation IBM Project Executive, Bobby Neil	Informational Technology Global	Allied Holdings, Inc.	05-12515	$976,894.68
272 River Laurel Way, Woodstock, GA 30188	Services

Maverick Momentum, LLC 41 Twosome Drive, Ste. 9, Morrestown, NJ 08057	Software License Support	Allied Automotive Group, Inc.	05-12516	$0.00

Microsoft MSLI, LLC	Software License Agreement	Allied Holdings, Inc.	05-12515	$0.00
6100 Neil Road, Ste. 210, Reno, NV 89511-1137

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	14 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
Oracle Corporation c/o Ryan Pike	Software License Agreement and	Allied Automotive Group, Inc.	05-12516	$34,446.51
12320 Oracle Blvd. Office 4198, Colorado Springs, CO 80921	Support Contract

Sterling Commerce (Mid America) LLC 4600 Lakehurst Court, Dublin, OH 43016-2000	Software License Agreement	Allied Holdings, Inc.	05-12515	$0.00
INSURANCE
Per Section 5.5 of the Plan, all insurance policies and related agreements entered into or issued prior to the Effective Date shall continue after the Effective Date unaltered by the Plan or the Confirmation Order. The terms, conditions, limitations, exclusions and coverages, and the Debtors’ rights, obligations and liabilities under their insurance policies and related agreements shall remain unmodified, including any duty of the Debtors to defend, at their own expense, against claims asserted under their insurance policies; provided, however, that the rights, obligations and liabilities of the Debtors, whether now existing or hereafter arising, shall be the rights, obligations and liabilities of the Reorganized Debtors and shall be fully enforceable by and against the Reorganized Debtors.
REAL PROPERTY

Acton Mobile Industries 1642 Paysphere Cir., Chicago, IL 60674	Lease of Mobile Trailer	Allied Systems, Ltd. (L.P.)	05-12517	$321.00

Alabama Great Southern Railroad Company, The c/o Director, Real Estate and Contract Services, Norfolk Southern Corporation	Lease - New Orleans, LA	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
Suite 1650, One Georgia Center, 600 W. Peachtree St., Atlanta, GA 30308-3603

Atchison, Topeka and Santa Fe Railway Company, The (BNSF) One Santa Fe Plaza 920, Southeast Quincy St, Topeka, KS 66612	Lease - Albuquerque, NM	Commercial Carriers, Inc.	05-12525	$0.00

Atchison, Topeka and Santa Fe Railway Company, The (BNSF) c/o Manager of Contracts	Lease - Haslet, TX	Commercial Carriers, Inc.	05-12525	$0.00
P.O. Box 1738, 920 Southeast Quincy St., Topeka, KS 66601

Autoport Limited P.O. Box 9, Eastern Passage, Nova Scotia B3G 1M4	Lease - Nova Scotia	Allied Systems (Canada) Company	05-12518	$287.50

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	15 of 48	05-12515

Name and Address	Description of Contract	Debtor	Case No.	Cure Amt
Benicia Industrial Park P.O. Box 315, Benicia, CA 94510	Lease - Office Space in Benicia, CA	Commercial Carriers, Inc.	05-12525	$0.00

Blackard, Joe and Mary 1749 Ship Ave., Anchorage, Alaska 99501	Commercial Lease	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Boston and Maine Corporation c/o Guilford Transportation Industries, Inc.	Lease - Ayer, MA	Allied Systems, Ltd. (L.P.)	05-12517	$1,500.92
7 Executive Park Dr., Merrimack, NH 03054

Bovi Holdings Ltd. 33 Post Road, Don Mills, ON M3B 1J1	Lease - Toronto, ON	Allied Systems (Canada) Company	05-12518	$0.00

Buell Road Partnership 200 Buell Road, Rochester, NY 14624	Lease - Office Space in NY	CT Services, Inc.	05-12532	$0.00

Canadian National Railway Company c/o Manager of Real Estate, Atlantic Region	Lease - Moncton, New Brunswick	Allied Systems (Canada) Company	05-12518	$0.00
2430 Royal Windsor Drive, Oasville, ON L5J 1K7

Canadian National Railway Company Attn: W.T. Van Deventer, Regional Mgr — Operations	Lease - Winnipeg, Manitoba	Allied Systems (Canada) Company	05-12518	$0.00
123 Main Street, Winnipeg, Manitoba R3C 2P8	(Co-LL with Canadian Pacific)

Canadian National Railway Company Attn: Canadian National Real Estate Mgmt	Lease - Chary, Quebec	Allied Systems (Canada) Company	05-12518	$0.00
1060 University St. (Room 10.167), Montreal, Quebec, H3B 3A2		Inc.

Canadian National Railway Company 170 Central Parkway West, Ste. 500, Mississauga, ON L5C 4P4	Lease - Concord, Ontario	Allied Systems (Canada)	05-12518	$0.00
		Company, Inc.

Canadian National Railway Company 22nd Floor 10004-104 Avenue, Edmonton, Alberta T5J 0K2	Lease - Saskatoon, Saskatchewan	Allied Systems (Canada)	05-12518	$0.00
		Company, Inc.

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	16 of 48	05-12515

Name and Address	Description of contract	Debtor	Case No.	Cure Amt

Canadian National Railway Company Attn: W.T. Van Deventer, Regional Mgr. — Operations	Winnipeg Property Agreement	Allied Systems (Canada) Company	05-12518	$0.00
123 Main Street, Winnipeg, Manitoba R3C 2P8	(Co-LL with Canadian Pacific)

Canadian National Railway Company 1060 University St., Room 10.167, Montreal, Quebec, H3B 3A2	Lease - Edmonton, Alberta	Allied Systems (Canada) Company	05-12518	$0.00

Canadian Pacific, Limited Manager, Property Accounts, Room E 210, Windsor Station	Commercial Sublease	Allied Systems (Canada) Company	05-12518	$0.00
Montreal, Quebec H3C 3E4

Canadian Pacific, Limited Suite 110 Granville Square 200 Granville Street, Vancouver, BC V6C 2R3	Winnipeg Property Agreement	Allied Systems (Canada) Company	05-12518	$0.00
	(Co-LL with Canadian National
	Railway Company)

Canadian Pacific, Limited Ste. 110, Granville Sq., 200 Granville Street, Vancouver, BC V6C 2R3	Lease - Winnipeg, Manitoba	Allied Systems (Canada) Company	05-12518	$0.00
	(Co-LL with Canadian National
	Railway Company)

Canadian Pacific, Limited 400, 125-9 Avenue Southeast, Calgary, Alberta T2G 0P6	Lease - Calgary, Alberta	Allied Systems (Canada) Company	05-12518	$0.00

Canadian Pacific Railway Company 1100 de La Gauchetiere, Ste. 400, P.O. Box 2, Montreal, Quebec H3C		Allied Systems (Canada)
3E4	Lease - Montreal, Quebec	Company, Inc.	05-12518	$0.00

Chrysler Canada, Ltd. 2450 Chrysler Center, Windsor, ON N8W 3X7	Lease - Windsor, ON	Allied Systems (Canada) Company	05-12518	$0.00

Chrysler Corporation 12000 Lynn Townsend Drive, Highland Park, MI 48288	Lease - Warren, MI	Allied Systems, Ltd. (L.P.)	05-12517

Consolidated Rail Corporation c/o Patrick Rogers	Lease - Bergen County, NJ	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
1000 Howard Blvd., Mount Laurel, NJ 08054

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	17 of 48	05-12515

Name and Address	Description of contract	Debtor	Case No.	Cure Amt
CSX Transportation, Inc. Attn: Regional Manager, Real Property	Lease - Office Space in Birmingham, AL	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
500 Water St., Jacksonville, FL 32202

CSX Transportation, Inc. (f/k/a TDSI) 500 Water St., Jacksonville, FL 32202	Lease - Jacksonville, FL	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

CSX Transportation, Inc. Attn: Regional Manager, Real Property	Sublease - Jessup, MD	Allied Systems, Ltd. (L.P.)	05-12517	$30,706.57
500 Water St., Jacksonville, FL 32202	Lease with State of Maryland

CSX Transportation, Inc. Attn: Mark A. Gennette	Lease - Nashville, TN	Allied Systems, Ltd. (L.P.)	05-12517	$2,967.30
500 Water St., Jacksonville, FL 32202

CSX Transportation, Inc. (successor to Seaboard Coast Railroad Co.) Attn: Regional Manager, Real Property	Lease - Drew, FL	Allied Systems, Ltd. (L.P.)	05-12517
500 Water St., Jacksonville, FL 32202				$0.00

CSX Transportation, Inc. 500 Water St., Jacksonville, FL 32202	Lease - Drew, FL	Commercial Carriers, Inc. d/b/a	05-12525	$0.00
		National Trucking Company

CSX Transportation, Inc. (f/k/a Seaboard Coastline Railroad Company) 500 Water St., Jacksonville, FL 32202	Lease - Jacksonville, FL	Commercial Carriers, Inc.	05-12525	$0.00

CSX Transportation, Inc. 500 Water St., Jacksonville, FL 32202	Lease - Jacksonville, FL	Commercial Carriers, Inc.	05-12525	$16,431.15

Di Domenico Family Limited Partnership 69-71 New Hook Road, Bayonne, NJ 07002	Lease - Bayonne, NJ	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

D & R Properties, Inc. 41247 Huron River Drive, Belleville, MI 48111	Lease - Flint, MI	Allied Systems, Ltd. (L.P.)	05-12517	$27,026.07

Erie County Industrial Development Agency Attn: Executive Director	Lease - West Seneca, NY	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
Suite 300 Liberty Building, 400 Main Street, Buffalo, NY 14202

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	18 of 48	05-12515

Name and Address	Description of contract	Debtor	Case No.	Cure Amt
Florida East Coast Railway One Malaga St., P.O. Box 1048, St. Augustine, FL 32085-1048	Lease - Hialeah, FL	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Ford Motor Company The American Road, Dearborn, MI 48121	License - Kansas City, MO	Allied Automotive Group, Inc.	05-12516	$0.00

Ford Motor Company 36555 Michigan Ave., Wayne, MI 48184	Verbal Lease - Wayne, MI	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

General Drive Holdings, LLC 365 Taft-Vienland Rd., Ste. 105, Orlando, FL 32824	Lease - Orlando, FL	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

General Motors Corporation 3044 West Grand Blvd., Detroit, MI 48202	Lease - Bowling Green, MI	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

General Motors Corporation c/o Worldwide Real Estate	Lease - Moraine, OH	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
200 Renaissance Center, P.O. Box 200, MC 482-B38LCN, Detroit, MI 48265-2000

General Motors Corporation Attn: Director, GM Facilities	Lease - Pontiac, MI	Transport Support LLC	05-12521	$0.00
485 W. Milwaukee Ave, Detroit, MI 48202

General Motors Corporation 3044 West Grand Blvd., Detroit, MI 48202	Lease - Doraville	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

General Motors Corporation 300 Renaissance Center, P.O. Box 300, Detroit, MI 483265-3000	Lease and Intercom Subleases -	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Janesville, WI

Grand Trunk Western Railroad Incorporation 1333 Brewery Park Blvd., Detroit, MI 48207-2699	Lease - Dearborn, MI	Cordin Transport, Inc.	05-12533	$0.00

Robert Herr P.O. Box 8, Quarryville, PA 17566	Lease - Parking and Office Trailer	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	- Aston, PA

Hunt Enterprises, Inc. 4416 West 154th Street, Lawndale, CA 90260	Lease - Wilmington, CA	Axis Group, Inc.	05-12526	$0.00

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	19 of 48	05-12515

Name and Address	Description of contract	Debtor	Case No.	Cure Amt
Harry Kletter Family Limited Partnership, The (a/k/a K & R Resources) 7100 Grade LN, Louisville, KY 40213	Lease - Louisville, KY	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Marzolf, Joseph B. P.O. Box 135, Holland, NY, 14080	Lease - Holland, NY	Allied Automotive Group, Inc.	05-12516	$0.00

Mazda Motor of America, Inc. 7755 Irvine Center Dr., Irvine, CA 92718	Lease - Woodhaven, MI	F.J. Boutell Driveaway Company, Inc.	05-12522	$0.00

Mazda Motor of America, Inc. 7755 Irvine Center Dr., Irvine, CA 92718	Lease - Midlothian, TX	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Marcoux Bros. Trucking Ltd. 2815 Lorne Ave., Saskatoon, Saskatchewan S7J 0S5	Lease - Brampton, ON	Allied Systems (Canada) Company	05-12518	$0.00

New York Susquehanna and Western Railway Corporation 1 Railroad Ave., Cooperstown, NY 13326	Lease - North Bergen, NJ	CT Services, Inc.	05-12532	$0.00

Norfolk Southern Railway Company 600 West Peachtree St., Ste. 1650, Atlanta, GA 30308	Lease - Shelbyville, KY	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Northeast Auto Maine 403 Port Jersey Blvd., Jersey City, NJ 07305	Lease - Jersey City, NJ	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Northeast Vehicle Services, LLC 22 Phillip A. Quinn Memorial Highway, Route 49, P.O. Box 307, Spencer, MA 01562	Sublicense - Worcester, MA	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Oak Hollow Limited Partnership Columbia Center, 201 W. Big Beaver Road, Ste. 1200, Troy, MI 48084	Lease - Southfield, MI	CT Services, Inc.	05-12532	$0.00

Orban, Les 3100 Mill Street Ste. 204, Reno, NV 89502	Office Lease	Commercial Carriers, Inc.	05-12525	$0.00

Pasha Services 1301 Canal Blvd., Richmond, CA 94804	Office Lease - CA	Allied Automotive Group, Inc.	05-12516	$0.00

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	20 of 48	05-12515

Name and Address	Description of contract	Debtor	Case No.	Cure Amt
Payne, Larry 160 Clairemont, Decatur, GA 30030	Headquarters Sublease	Allied Holdings, Inc.	05-12515	$0.00

Prime Property Management, Inc. Attn: H.A. McCullar	Property Management Agreement	Allied Automotive Group, Inc.	05-12516	$5,721.90
760 Clairemont Ave., Ste. 150, Decatur, GA 30030

Shamrock Enterprises, LLC (assigned by Cochran Realty) 502 Lambson LN, New Castle, DE 19720	Verbal Lease - New Castle, DE	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Southeast Toyota 100 NW 12th Ave., Deerfield Beach, FL 33442	Verbal Lease - Commerce, GA	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Southeast Toyota 100 NW 12th Ave., Deerfield Beach, FL 33442	Verbal Lease - Fremont, CA	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Southeast Toyota 100 NW 12th Ave., Deerfield Beach, FL 33442	Verbal Lease - Long Beach, CA	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Southern Region Industrial Realty, Inc. 1200 Peachtree St., 12th Floor, Atlanta, GA 30309-3504	Lease - Meridian, MS	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Southern Railway 2102 River Drive, New Westminster, British Columbia, V3M 6S3	Lease - Annacis Island	Allied Systems (Canada) Company	05-12518	$14,110.50

Total Distribution Services, Inc. 550 Water Street, Jacksonville, FL 32202	Lease - Palm Center, FL	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Total Distribution Services, Inc. Attn: Jack Cumming, President	Lease - Wayne, MI	QAT, Inc.	05-12519	$0.00
301 W. Bay Street, J980, Jacksonville, FL 32202

Toyota Motor Sales 225 Kress Road, West Chicago, IL 60126	Lease - West Chicago, IL	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

Union Pacific Railroad Company 1416 Dodge St., Omaha, NE 68179	Lease - Salt Lake City, UT	Commercial Carriers, Inc.	05-12525	$0.00

Union Pacific Railroad Company c/o Assistant V.P. Real Estate, Real Estate Dept.	Lease - West Chicago, IL	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
1800 Farnam St., Omaha, NE 68102

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	21 of 48	05-12515

Name and Address	Description of contract	Debtor	Case No.	Cure Amt
Union Pacific Railroad Company c/o Office of General Director, Contracts and Real Estate	Lease - Henderson, CO	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
Room 1100, 1416 Dodge St., Omaha, NE, 68170

Union Pacific Railroad Company 1400 Douglas St STOP1270, Omaha, NE 68179-1270	Rental for Egress - GM Plant	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

UPS Autogistic 21800 Haggerty Rd. Ste. 300, Northville, MI 48167	Sublease - Office in Allied's	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Memphis Terminal

UPS Autogistic 21800 Haggerty Rd. Ste. 300, Northville, MI 48167	Sublease - Office in Allied's	Allied Systems, Ltd. (L.P.)	05-12517	$0.00
	Jacksonville Terminal

UPS Autogistic 21800 Haggerty Rd. Ste. 300, Northville, MI 48167	Sublease - Office in Allied's Tampa Terminal	Allied Systems, Ltd. (L.P.)	05-12517	$0.00

MISC.

Chicago and North Western Transportation Company One North Western Ctr., Chicago IL 60606	Rail Transportation Contract	CT Services, Inc.	05-12532	$0.00

Complete Personnel Logistics, Inc. Paul Sutherland	Lease of Drivers	QAT, Inc.	05-12519	$0.00
3740 Carnegie Ave., Cleveland, OH 44115

Cornerstone Relocation Group, LLC c/o Janelle Piatkowski	Employee Relocation	Allied Holdings, Inc.	05-12515	$0.00
258 King George Road, Warren, NJ 07059

Diversified Automotive, Inc. 100 Terminal St., Charlestown, MA 02129	Use of Facility and Security	CT Services, Inc.	05-12532	$1,120.42

New York Susquehanna and Western Railway Corporation, The 1 Railroad Ave., Cooperstown, NY 13326	Operating License	CT Services, Inc.	05-12532	$2,680.46

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	22 of 48	05-12515

Name and Address	Description of contract	Debtor	Case No.	Cure Amt
Ryder, et al. Attn: Marty Steinberg and/or Wally Martinez	2003 Settlement Agreement (as Amended in 2004)	Allied Holdings, Inc., et al.	05-12515	$0.00
Hunton & Williams LLP 1111 Brickell Ave., Ste. 2500, Miami, FL 33131

Sprint PCS Attn: Director Business Sales Management	Phones	Axis Group, Inc.	05-12526	$3,229.61
6130 Sprint Parkway, 2nd Floor, Overland Park, KS 66251

Allied Holdings, Inc. et al.
U.S. Bankruptcy Court for the Northern District of Georgia
Contract/Lease Schedule	23 of 48	05-12515